As filed with the Securities and Exchange Commission on October 29, 2021
Registration No. 333-260386

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GERMAN AMERICAN BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)
Indiana (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	35-1547518 (IRS Employer Identification Number)
711 Main Street, Box 810
Jasper, Indiana 47547-0810
(812) 482-1314
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark A. Schroeder
Chairman and Chief Executive Officer
German American Bancorp, Inc.
711 Main Street, Box 810
Jasper, Indiana 47547-0810
(812) 482-1314
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Jeremy E. Hill Bradley C. Arnett Dentons Bingham Greenebaum LLP 2700 Market Tower 10 W. Market Street Indianapolis, Indiana 46204 (317) 635-8900	Nathan L. Berger Alan K. MacDonald Frost Brown Todd LLC 400 West Market Street 32nd Floor Louisville, Kentucky 40202 (502) 589-5400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and upon the effective time of the merger described in the accompanying proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐ Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this registration statement is to become effective in accordance with Section 8(a) of the Securities Act or until the registration statement becomes effective on the date the Commission, acting under Section 8(a), determines.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED OCTOBER 29, 2021 SUBJECT TO COMPLETION

PROSPECTUS OF GERMAN AMERICAN BANCORP, INC. FOR UP TO
2,908,033 SHARES OF COMMON STOCK AND
PROXY STATEMENT OF CITIZENS UNION BANCORP OF SHELBYVILLE, INC.

Citizens Union Bancorp of Shelbyville, Inc. (which we refer to as “CUB”) proposes to merge with and into German American Bancorp, Inc. (which we refer to as “German American”). At the effective time of the proposed merger, each outstanding share of CUB’s common stock would be converted into the right to receive:
•
a 0.7739 share of German American common stock (or cash in lieu of fractional share interests), and

•
a cash payment of $13.44 (subject to reduction to the extent that CUB’s consolidated common shareholders’ equity is not at least equal to a certain level at the time of closing. See “THE MERGER AGREEMENT — Calculation of Possible Reduction in Cash Payments” on page 48).

Because the exchange ratio is fixed (except for customary anti-dilution adjustments), if you receive German American common stock as consideration for all or a portion of your shares of CUB common stock, the implied value of the stock consideration that you will receive will depend on the market price of German American common stock when you receive your shares of German American common stock. On September 17, 2021, the last business day prior to the public announcement of the merger, the closing price of a share of German American common stock was $36.36, which based on the 0.7739 exchange ratio and $13.44 per share cash consideration, represented an implied value of $41.58 per share of CUB common stock. On [•], 2021, the most recent practicable trading day before this proxy statement/ prospectus was finalized, the closing price of a share of German American common stock was $[•], which based on the of 0.7739 exchange ratio and $13.44 per share cash consideration, represented an implied value of $[•] per share of CUB common stock. You should obtain current market prices for shares of German American common stock which is listed on the Nasdaq Global Select Market under the symbol “GABC.”
CUB will hold a special meeting of its shareholders to vote on the merger agreement proposal at the Citizens Union Bancorp Corporate Office, 1854 Midland Trail, Shelbyville, Kentucky, on December 17, 2021, at 10:00 a.m., local time. Your vote is important, because your failure to vote will have the same effect as your voting against the merger agreement proposal. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in the attached proxy statement/prospectus.
CUB’s board of directors recommends that you vote “FOR” the merger.
This proxy statement/prospectus describes the special meeting, the merger agreement proposal, the German American shares to be issued in the merger, the manner of calculation of the number of German American shares to be issued and the amount of cash to be paid for each CUB common share in the merger, and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 17, for a discussion of the risks relating to the merger agreement proposal and the German American common shares. Information about German American is included in this document and in documents that German American has filed with the Securities and Exchange Commission. See “WHERE YOU CAN FIND MORE INFORMATION,” on page 102.
Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The common shares of German American are traded on the Nasdaq Global Select Market under the symbol “GABC.”
All information in this proxy statement/prospectus concerning German American and its subsidiaries has been provided by German American, and all information in this proxy statement/prospectus concerning CUB has been provided by CUB.
You should rely only on the information contained in this proxy statement/prospectus to vote on the proposals to CUB’s shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.
You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date below, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of German American shares as contemplated by the merger agreement shall create any implication to the contrary.

This proxy statement/prospectus is dated [•], 2021, and it is first being mailed to Citizens Union Bancorp of Shelbyville, Inc. shareholders on or about [•], 2021.

AVAILABLE INFORMATION
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this proxy statement/prospectus incorporates important information about German American from other documents that are not included or delivered with this document. You may request, either orally or in writing, a copy of the documents incorporated by reference by German American in this proxy statement/prospectus without charge by requesting them in writing or by telephone from German American at the following addresses and telephone number:
German American Bancorp, Inc.
711 Main Street, Box 810
Jasper, Indiana 47547-0810
Attention: Terri Eckerle
Telephone: (812) 482-1314
If you would like to request documents, please do so by Tuesday, December 7, 2021, in order to receive them before CUB’s special meeting.
You also can obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “WHERE YOU CAN FIND MORE INFORMATION,” on page 102.

Notice of Special Meeting of Shareholders to be held December 17, 2021
A special meeting of shareholders of Citizens Union Bancorp of Shelbyville, Inc., a Kentucky corporation (“CUB”), will be held at 10:00 a.m., local time, on December 17, 2021 at the Citizens Union Bancorp Corporate Office, 1854 Midland Trail, Shelbyville, Kentucky. Any adjournments or postponements of the special meeting will be held at the same location unless otherwise announced at the conclusion of the adjourned or postponed meeting session.
At the special meeting, you will be asked:
1.   to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of September 20, 2021 (which we refer to as “the merger agreement”), which has been entered into by and among CUB, German American Bancorp, Inc., Citizens Union Bank of Shelbyville, Inc., and German American Bank (including the related plan of merger in the form that is attached to the merger agreement), and thereby to approve the transactions contemplated by the merger agreement, including the merger of CUB into German American Bancorp, Inc.;
2.   to approve one or more adjournments of the special meeting (upon the motion of any shareholder of record entitled to vote on the merger proposal duly made and seconded) if necessary to permit further solicitation of proxies in favor of the merger agreement and the related plan of merger; and
3.   to transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.
The accompanying proxy statement/prospectus describes the merger agreement and the proposed merger in detail, and includes a copy of the merger agreement (which includes the plan of merger) attached as Annex A. We urge you to read these materials carefully. The proxy statement/prospectus (and Annex A) forms a part of this notice.
Shareholders of CUB have dissenters’ rights with respect to the merger under the Kentucky Business Corporation Act. Shareholders who assert their dissenters’ rights and comply with the procedural requirements of Subtitle 13 of the Kentucky Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Kentucky law. A copy of Subtitle 13 of the Kentucky Business Corporation Act is attached as Annex C to the accompanying proxy statement/prospectus.
The board of directors of CUB recommends that CUB shareholders vote “FOR” (1) the proposal to approve the merger agreement, and (2) the proposal to approve adjournments.
The board of directors of CUB has fixed the close of business on November 2, 2021 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Approval of the merger agreement proposal requires the affirmative vote of at least a majority of the issued and outstanding shares of CUB common stock. Approval of the adjournment proposal requires that more shares of CUB common stock be voted in favor of the proposal than are voted against it.
To ensure your representation at the special meeting, please follow the voting procedures described in the accompanying proxy statement/prospectus. Submitting your proxy will not prevent you from voting in person. Your proxy may be revoked at any time before it is voted.
If you have any questions or need assistance voting your shares, please contact the undersigned at (866) 633-4450.
By Order of the Board of Directors
David M. Bowling,
Chief Executive Officer
Shelbyville, Kentucky
[•], 2021

QUESTIONS AND ANSWERS
The following questions and answers are intended to address some commonly-asked questions regarding the proposed merger and the special meeting. These questions and answers may not address all the questions that may be important to you as one of CUB’s shareholders. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus and the annexes to this proxy statement/prospectus.
Q:
What am I being asked to vote on? What is the proposed transaction?

A:
You are being asked to vote on a proposal to approve a merger agreement (including the related plan of merger) between Citizens Union Bancorp of Shelbyville, Inc. (which we refer to as “CUB”) and German American Bancorp, Inc. (which we refer to as “German American”), and the transactions contemplated by the merger agreement, including the merger of CUB with and into German American. We refer to this proposal as the “merger agreement proposal.” As a result of the merger contemplated by the merger agreement proposal, CUB will cease to exist and CUB’s bank subsidiary, Citizens Union Bank of Shelbyville, Inc. (which we refer to as “Citizens Union Bank”), will merge into German American’s bank subsidiary (which is named “German American Bank”).

You are also being asked to vote:
•
to approve one or more adjournments of the special meeting that will be convened to consider approving the merger agreement proposal (upon the motion of any shareholder of record entitled to vote thereon duly made and seconded) if necessary to permit further solicitation of proxies in favor of the merger agreement proposal, which we refer to as the “adjournment proposal;” and

•
on such other matters that may be properly presented at the special meeting or any adjournment or postponement of the special meeting. CUB’s Board is not aware of any such other matters.

Q:
What will I be entitled to receive in the merger?

A:
If the merger is completed, and you continue through the effective time of the merger to hold your shares of CUB common stock (other than Dissenting Shares as described below), you will be entitled to receive for (or in respect of) each of those shares of CUB common stock both:

•
a 0.7739 share of German American common stock (and cash in lieu of any fractional share interests), and

•
a cash payment of $13.44 (subject to reduction to the extent that CUB’s consolidated common shareholder’s equity is not at least equal to a certain level at the time of closing. See “THE MERGER AGREEMENT — Calculation of Possible Reduction in Cash Payments” on page 48).

It is currently expected that the former shareholders of CUB as a group will receive approximately 9.8% of the outstanding shares of German American immediately after the merger.
Q:
Am I entitled to “dissenters’ rights” (sometimes also called “appraisal rights”)?

A:
Yes. The shareholders of CUB have dissenters’ rights with respect to the merger as described in the section entitled “THE MERGER AGREEMENT — Dissenters’ Rights of Appraisal” beginning on page 57 of this proxy statement/prospectus. Shares of CUB common stock that are issued and outstanding immediately prior to the effective time of the merger and which are held by persons who have properly exercised, and not withdrawn or waived, their dissenters’ rights (“Dissenting Shares”) in accordance with the Kentucky Business Corporation Act (“KBCA”) will not be converted into the right to receive the merger consideration described in the preceding answer. Instead, those holders will be entitled to receive, in lieu of the merger consideration, payment of the fair value of their Dissenting Shares in accordance with the provisions of the KBCA unless and until those holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA.

Q:
Why do CUB and German American want to merge?

A:
CUB’s board of directors believes that the offer of a 0.7739 share of German American common stock plus $13.44 in cash for each share of CUB common stock is attractive from a financial perspective, and that the proposed merger will provide CUB shareholders with substantial benefits in light of

German American’s financial strength, the stock price performance and greater liquidity of its shares, and the prospects for the combined company. CUB’s board of directors also believes that the merger presents a more certain opportunity to enhance shareholder value for CUB’s shareholders than remaining independent.
German American believes that strengthening its operations in the Louisville, Kentucky market area and expanding in the other market areas where CUB operates offers financial and strategic benefits to German American and CUB as a combined company.
To review the reasons for the merger in more detail, see “THE MERGER — German American’s Reasons for the Merger” on page 29 and “THE MERGER — CUB’s Reasons for the Merger and Recommendation of its Board of Directors” on page 28.
Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of CUB common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What vote is required to adopt the proposals at the special meeting?

A:
Approval of the merger agreement proposal requires the affirmative vote of at least a majority of the issued and outstanding shares of CUB common stock. Abstentions (and broker non-votes, if any) will have the same effect as shares voted “AGAINST” the merger agreement proposal.

Approval of the adjournment proposal requires that more shares of CUB common stock be voted in favor of the proposal than are voted against the proposal. Abstentions and broker non votes will not be treated as “no” votes and, therefore, will have no effect on that proposal.
As discussed under “THE SPECIAL MEETING — Voting Agreement with Certain CUB Shareholders,” the directors of CUB and Citizens Union Bank and certain other CUB shareholders are parties to a voting agreement with German American in which they have agreed to vote all shares of CUB common stock that they beneficially own in favor of the merger agreement proposal. As of the record date, the CUB shareholders who are parties to the voting agreement, along with their affiliates, had the power to vote an aggregate of 2,395,448 shares of CUB common stock, representing approximately 64.6% of the outstanding shares on that date.
Q:
Who is entitled to vote at the CUB special meeting?

A:
Holders of shares of CUB common stock at the close of business on November 2, 2021, which is the record date, are entitled to vote on the proposal to approve the merger agreement and the adjournment proposal at the CUB special meeting. As of the record date, 3,706,299 shares of CUB common stock were outstanding and entitled to vote.

Q:
How many shares do CUB’s directors and executive officers control?

A:
As of the record date for the special meeting, CUB’s directors and executive officers (in the aggregate) have the sole or shared right to vote approximately 1,312,448 of the outstanding shares of CUB common stock, or approximately 35.4% of those shares then outstanding. See “THE SPECIAL MEETING —Beneficial Ownership of CUB Common Stock by Certain Shareholders” on page 23.

Q:
When and where is the CUB special meeting?

A:
The special meeting of CUB shareholders is scheduled to take place at the Citizens Union Bancorp Corporate Office, 1854 Midland Trail, Shelbyville, Kentucky, at 10:00 a.m., local time, on December 17, 2021.

Q:
If I plan to attend the CUB special meeting in person, should I still grant my proxy?

A:
Yes. Whether or not you plan to attend the CUB special meeting, you should grant your proxy as described in this proxy statement/prospectus. The failure of a CUB shareholder to vote in person or by proxy will have the same effect as a vote “AGAINST” approval of the merger agreement and related plan of merger.

Q:
What is the recommendation of the CUB board of directors?

A:
The CUB board of directors has determined that the merger agreement (including the plan of merger attached as Appendix A to that agreement) and the merger contemplated by the merger agreement are advisable, fair to, and in the best interests of, CUB and its shareholders. The CUB board of directors recommends that you vote “FOR” (1) approval of the merger agreement proposal; and (2) approval of the adjournment proposal.

Q:
What do I need to do now to vote my shares of CUB?

A:
After you have carefully read and considered the information contained in this proxy statement/prospectus, please vote your shares by promptly completing, signing, and dating the enclosed proxy card and returning it as soon as possible using the enclosed postage-prepaid envelope so that your shares can be voted at the special shareholder meeting. If a returned proxy card is signed but does not specify how you wish to vote your shares, your proxy will be voted “FOR” the: (1) approval of the merger agreement proposal; and (2) approval of the adjournment proposal.

Q:
If my shares are held in “street name” by my broker, will they automatically vote my shares for me?

A:
No. Your broker will not be able to vote your shares of CUB common stock on the proposal to adopt the merger agreement or the proposal for adjournment of the special meeting unless you provide instructions on how to vote. Please instruct your broker how to vote your shares, following the directions that your broker provides. If you do not provide instructions to your broker on the proposal to adopt the merger agreement or the proposal to adjourn the special meeting, your shares will not be voted. This will have the effect of voting your shares “AGAINST” the adoption of the merger agreement, and they will not be counted for purposes of the adjournment proposal. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:
How do I vote shares held in the CUB 401(k) and ESOP (i.e., the Citizens Union Bancorp of Shelbyville, Inc. Employee Stock Ownership Trust (with 401(k) Provisions))?

A:
Under the terms of the Citizens Union Bancorp of Shelbyville, Inc. Employee Stock Ownership Trust (with 401(k) Provisions) (the “CUB 401(k) and ESOP”), which is maintained by CUB for its employees and the employees of its subsidiary, each CUB 401(k) and ESOP participant instructs the independent trustee, as the record holder of the shares held by the CUB 401(k) and ESOP and allocated to the participant’s account. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant’s shares in accordance with his or her instructions. If an instruction card is returned with no specific instructions as to how to vote at the special meeting, the trustee will vote the shares in his discretion. With respect to the shares held in the CUB 401(k) and ESOP but not allocated to any participant’s account, and any shares allocated to an account for which the trustee receives no instruction card, the trustee will also vote those shares in his discretion.

Q:
May I change or revoke my vote after submitting a proxy?

A:
Yes. If you have not voted through your broker, you can change your vote by:

•
providing written notice of revocation to the Secretary of CUB, which must be filed with the Secretary by the time the special meeting begins;

•
submitting a new proxy card (any earlier proxies will be revoked automatically); or

•
attending the special meeting and voting in person. Any earlier proxy will be revoked.

However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow your broker’s directions to change your vote.
Q:
What are the material U.S. federal income tax consequences of the merger to me?

A:
German American and CUB expect the merger to qualify as a “reorganization” (within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

•
CUB shareholders generally will recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of German American common stock; and

•
CUB shareholders will not recognize gain (or loss) as a result of receiving shares of German American common stock in the merger.

To review the tax consequences of the merger to CUB shareholders in greater detail, please see the section “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 98. Your individual tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.
Q:
When is the merger expected to be completed?

A:
We will try to complete the merger as soon as possible. Before that happens, the merger agreement (including the plan of merger) must be approved by CUB’s shareholders and we must obtain the necessary regulatory approvals. Assuming shareholders vote at least a majority of the issued and outstanding shares of CUB common stock in favor of the merger agreement proposal at the scheduled shareholders meeting (without the need for any adjournment) and we obtain the other necessary approvals in a timely fashion, we hope to close the merger effective January 1, 2022. Prior to that date, German American would file the necessary documents with the appropriate offices of the State of Indiana and the Commonwealth of Kentucky to cause the mergers to become effective. Those documents would specify an “effective time” of the merger of 12:01 a.m. (Eastern time) on January 1, 2022.

Q:
Is completion of the merger subject to any conditions besides shareholder approval?

A:
Yes. The transaction must receive the required regulatory approvals, dissenting shareholders must not represent ten percent (10%) or more of the outstanding shares of CUB common stock, and other customary closing conditions must be satisfied (or waived, if applicable). To review the conditions of the merger in more detail, see “THE MERGER AGREEMENT — Conditions to Completion of the Merger” on page 53.

Q:
Should I send in my stock certificates now?

A:
No. You SHOULD NOT send in any stock certificates now. If the merger is approved and completed, transmittal materials, with instructions for their completion, will be provided to all shareholders of CUB under separate cover. Only then should you send the stock certificates in accordance with those instructions.

Q:
Who can answer my other questions?

A:
If you have more questions about the merger, or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact David M. Bowling, CEO, Citizens Union Bancorp of Shelbyville, Inc., 1854 Midland Trail, Shelbyville, Kentucky 40065, telephone (866) 633-4450.

SUMMARY
The following summary, together with the section of the proxy statement/prospectus entitled “Questions and Answers,” highlights selected information contained in this proxy statement/prospectus. It may not contain all of the information that might be important in your consideration of the merger agreement and the proposed merger. We encourage you to carefully read this proxy statement/prospectus (including the documents that are annexed to this document and listed in the Table of Contents) in their entirety before voting. See “WHERE YOU CAN FIND MORE INFORMATION” on page 102.
In this proxy statement/prospectus:
•
“CUB” refers to Citizens Union Bancorp of Shelbyville, Inc.;

•
“German American” refers to German American Bancorp, Inc.;

•
the terms “we” or “us” or “our” refer to CUB and German American;

•
“merger agreement” refers to that certain Agreement and Plan of Reorganization, dated as of September 20, 2021, as it may be amended from time to time, among German American, CUB, and their banking subsidiaries, a copy of which is attached as Annex A to this proxy statement/prospectus;

•
“merger” refers to the merger of CUB with and into German American pursuant to the merger agreement; and

•
“shares” refers to the shares of common stock of German American or CUB (as applicable in context).

Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.
Information about the Companies
German American Bancorp, Inc. (page 61)
711 Main Street, Box 810
Jasper, Indiana 47547-0810
(812) 482-1314
German American, an Indiana corporation, is a Nasdaq-traded (symbol: GABC) financial holding company based in Jasper, Indiana. German American through its banking subsidiary German American Bank, operates 64 banking offices in 19 contiguous southern Indiana counties and seven counties in Kentucky. German American also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.). As of June 30, 2021, German American had total assets of approximately $5.39 billion, total loans (net of allowance) of approximately $3.0 billion, total deposits of approximately $4.4 billion, and total shareholders’ equity of $649.0 million.
Recent Developments.    On October 25, 2021, German American announced its unaudited preliminary financial results for the quarter ended September 30, 2021. For more information, see “INFORMATION ABOUT GERMAN AMERICAN — Recent Developments” beginning on page 61.
Citizens Union Bancorp of Shelbyville, Inc. (page 64)
1854 Midland Trail
Shelbyville, Kentucky 40065
(866) 633-4450
CUB, a Kentucky corporation, is a financial services holding company based in Shelbyville, Kentucky. CUB operates, through its wholly owned subsidiary, Citizens Union Bank of Shelbyville, Inc., 15 bank branch locations in the Kentucky counties of Shelby, Jefferson, Bullitt, Gallatin, Hardin, Oldham, Owen and Spencer. As of June 30, 2021, CUB had total assets of approximately $1.1 billion, total loans (net of allowance) of approximately $707.5 million, total deposits of approximately $889.2 million, and stockholders’ equity of $105.8 million.

The Merger and the Merger Agreement (pages 27 and 47)
CUB’s merger into German American is governed by the merger agreement, and the related plan of merger that is an exhibit to the merger agreement. The merger agreement provides that, if all of the conditions are satisfied or waived, CUB will be merged with and into German American with German American surviving the merger and CUB ceasing to exist. We encourage you to read the merger agreement, which is included as Annex A to this proxy statement/prospectus.
What CUB Shareholders Will Receive as a Result of the Merger (page 48)
If the merger is completed, each share of CUB common stock that you own of record immediately before the effective time of the merger (other than Dissenting Shares) will be converted at the effective time into the right to receive a 0.7739 share of German American common stock and a cash payment of $13.44. Cash will be paid in lieu of any fractional German American share interests, and the cash payment per share is subject to reduction to the extent that CUB’s consolidated common shareholders’ equity is not at least equal to a certain level at the time of closing. See “THE MERGER AGREEMENT — Calculation of Possible Reduction in Cash Payments” on page 48).
Because the exchange ratio is fixed (except for customary anti-dilution adjustments), if you receive German American common stock as consideration for all or a portion of your shares of CUB common stock, the implied value of the stock consideration that you will receive will depend on the market price of German American common stock when you receive your shares. On [•], 2021, the most recent practicable trading day before this proxy statement/prospectus was finalized, the closing price of a share of German American common stock was $[•], which based on the of 0.7739 exchange ratio and $13.44 per share cash consideration, represented an implied value of $[•] per share of CUB common stock. It is currently expected that the former shareholders of CUB as a group will receive approximately 9.8% of the outstanding shares of German American immediately after the merger.
Recommendation of CUB Board of Directors (page 28)
The CUB board of directors has approved and adopted the merger agreement and the proposed merger. The CUB board believes that the merger agreement, including the merger and the other transactions contemplated by the merger agreement, is advisable and fair to, and in the best interests of, CUB and its shareholders, and therefore recommends that CUB shareholders vote “FOR” the: (1) approval of the merger agreement proposal; and (2) approval of the adjournment proposal. In reaching this decision, CUB’s board of directors considered many factors, which are described in the section captioned “THE MERGER — CUB’s Reasons for the Merger and Recommendation of its Board of Directors” beginning on page 28. Because of the wide variety of factors considered, CUB’s board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.
Opinion of CUB’s Financial Advisor (page 30)
In connection with the merger, ProBank Austin (“ProBank”) delivered a written opinion to the CUB board of directors dated September 20, 2021, as to the fairness of the merger consideration, from a financial point of view as of the date of the opinion, to the holders of CUB common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by ProBank in preparing the opinion, is attached as Annex B to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the CUB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of CUB to engage in the merger or enter into the merger agreement or constitute a recommendation to the CUB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of CUB common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.
Regulatory Approvals (page 45)
Under the terms of the merger agreement, the merger cannot be completed until German American and CUB and their bank subsidiaries have received the necessary regulatory approvals for the merger of

CUB and German American and the merger of their bank subsidiaries. Filings have been made with all regulatory authorities that are believed by German American and CUB to have authority to grant such approvals, and such filings are under consideration by such authorities but have not yet been approved as of the date of this proxy statement/prospectus.
Conditions to Completion of the Merger (page 53)
The completion of the merger is subject to the fulfillment of a number of conditions, including:
•
approval of the merger agreement by the holders of at least a majority of CUB’s issued and outstanding common shares;

•
dissenting shares must not represent ten percent (10%) or more of the outstanding shares of CUB common stock;

•
approval of the transaction by the appropriate regulatory authorities; and

•
the representations and warranties made by the parties in the merger agreement must be true in all material respects as of the closing date of the merger, except for such changes as have not had, and cannot reasonably be expected to have, a “material adverse effect” as defined in the merger agreement.

Termination (page 55)
The merger agreement may be terminated by mutual consent of German American and CUB at any time before articles of merger are filed with the Indiana Secretary of State and the Kentucky Secretary of State. Additionally, subject to conditions and circumstances described in the merger agreement, either German American or CUB may terminate the merger agreement prior to the filing of the articles of merger if, among other things, any of the following occur:
•
the closing of the merger has not occurred by April 1, 2022;

•
CUB’s shareholders do not adopt the merger agreement at the special meeting by the requisite vote;

•
there is a material breach by the other party of any representation or warranty contained in the merger agreement (other than those breaches that together with other breaches arising after the date of the merger agreement, do not have a “material adverse effect” on such other party as defined by the merger agreement, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach);

•
there is a breach by the other party in any material respect of any of its covenants or agreements contained in the merger agreement, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach; or

•
certain adverse regulatory determinations.

In addition, German American may terminate the merger agreement if CUB breaches its notice obligations related to an acquisition transaction, or does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within forty-five (45) days after the first communication between CUB or Citizens Union Bank and the third party and does not provide German American with written notice of such termination.
Termination Fee (page 56)
If (i) CUB breaches its notice obligations related to an acquisition transaction, or does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within forty-five (45) days after the first communication between CUB or Citizens Union Bank and the third party and does not provide German American with written notice of such termination or (ii) CUB’s board of directors should fail to include its recommendation to shareholders of CUB that they vote in favor of the merger at the special meeting, or should withdraw its recommendation following CUB’s receipt of a proposal from another party to engage in a business combination, and, in either case, the merger agreement is terminated as a result, then CUB would owe German American a termination fee of $6,500,000.

Interests of CUB’s Directors and Executive Officers in the Merger (page 43)
In considering the recommendation of the board of directors of CUB to adopt the merger agreement, you should be aware that executive officers and directors of CUB and Citizens Union Bank have (or had) employment and other compensation agreements or plans that give them (or gave them) interests in connection with the merger that may be different from, or in addition to, their interests as CUB shareholders. These current or former interests and agreements include:
•
David M. Bowling, CEO of CUB, and Darryl T. Traylor, President of Citizens Union Bank, who are also directors of CUB, are parties to various employment, deferred compensation and bonus agreements with CUB that provide for change-in control payments being made to each such executive as a result of the merger, including the following:

•
Deferred Compensation Agreements (2014).   Mr. Bowling and Mr. Traylor have individual deferred compensation agreements that were entered into with CUB on July 1, 2014, under which they are each entitled to payment of $75,000 a year for ten years upon their retirement. Upon consummation of the merger, each of Mr. Bowling and Mr. Traylor will become 100% vested under their respective agreement, resulting in each receiving an accelerated deferred compensation lump sum payment of $750,000;

•
Other Deferred Compensation Agreements.   Mr. Bowling and Mr. Traylor are each party to other deferred compensation agreements with CUB, which have been funded by the executive and CUB (or its predecessor) in the amounts of $34,731 and $34,411, respectively. Under each agreement, accelerated payment of the amount in the applicable deferred compensation account will be made to such executive in connection with the consummation of the merger;

•
Deferred Bonus Agreements.   As of December 31, 2020, Mr. Bowling and Mr. Traylor were 50% vested under certain deferred bonus agreements, providing them with payments based upon a percentage of the cash surrender value of life insurance policies held by CUB. Upon a change in control, Mr. Bowling and Mr. Traylor will become 100% vested and entitled to payment within 30 days after the change in control, subject to a maximum payment equal to the cash surrender value of the applicable policy. Under the deferred bonus agreements, Mr. Bowling and Mr. Traylor will receive deferred bonus payments in the amount of $234,530 and $214,362, respectively; and

•
Success Bonus.   In consideration for the efforts necessary to effectuate the closing of the merger, on March 31, 2021, CUB entered into a success bonus agreement with each of Mr. Bowling and Mr. Traylor. Under the bonus agreements, each of Mr. Bowling and Mr. Traylor will receive a success bonus in the amount of $300,000.

•
In addition, Mr. Bowling and Mr. Traylor would each be entitled to receive a severance benefit of one-times their base pay if they were to be terminated by German American without cause within 12 months of the merger closing.

•
Each of Christopher R. Dew, Executive Vice President/Chief Financial Officer, Nicole R. Durbin, Executive Vice President/Chief Operations Officer, and Brian M. McMullan, Executive Vice President/Chief Information Officer of Citizens Union Bank, is a party to a deferred compensation agreement with CUB, under which they are each entitled to receive monthly payments over a ten-year period upon their retirement. Upon consummation of the merger, each of Mr. Dew, Ms. Durbin and Mr. McMullan will become 100% vested under their respective agreement, resulting in each receiving an accelerated deferred compensation lump sum payment of $500,000, $450,000 and $656,000, respectively.

•
The accelerated vesting of all outstanding unvested stock options held by officers of CUB and Citizens Union Bank, and the agreement by German American to pay cash in cancellation of each unexercised option upon completion of the merger in an amount equal to (i) the $13.44 cash payment, plus (ii) the 0.7739 exchange ratio multiplied by the volume-weighted average price of German American’s common shares over the ten (10) consecutive trading days ending on the trading day that is the fourth business day preceding the merger closing date, less (iii) the option exercise price per share, and less (iv) any applicable withholding taxes. If none of the outstanding options were to be exercised before closing, option cancellation payments to officers of CUB and Citizens Union Bank would total approximately $918,401 (based upon a German American share price of $35.99, the volume-weighted average price of German American’s common shares over the ten (10) consecutive trading days ending on September 17, 2021, which was the business day before the merger was publicly announced). The cancellation amounts payable to Mr. Dew and Brian K.Webb, Senior Vice President, Commercial Lending of Citizens Union Bank, the only option holders among CUB’s directors and executive officers, are estimated to be $86,774 and $256,975, respectively.
•
CUB officers and directors are entitled to indemnification and directors’ and officers’ liability insurance.

As discussed above, each member of the board of directors of CUB has entered into a voting agreement with German American by which they have agreed to cause all CUB common stock owned of record or beneficially by each of them to be voted in favor of the merger agreement proposal. See “THE SPECIAL MEETING — Voting Agreement with Certain CUB Shareholders” on page 59.
Certain Differences in Shareholder Rights (page 91)
When the merger is completed, CUB shareholders, whose rights are governed by Kentucky law and CUB’s articles of incorporation and bylaws, will become German American shareholders and their rights will be governed by Indiana law, and by German American’s articles of incorporation and bylaws. Certain differences in the rights of CUB shareholders in respect of their shares will result.
Dissenters’ Rights of Appraisal (page 57)
If the merger agreement is approved and the merger is consummated, each shareholder of CUB who dissents from the merger will have the right to be paid the “fair value” of his or her shares of CUB common stock in cash, provided that the shareholder complies with Subtitle 13, Chapter 271B, Title XXIII of the Kentucky Revised Statutes. See “THE MERGER AGREEMENT — Dissenters’ Rights of Appraisal” and Annex C.
Prohibition on CUB’s Solicitation of Other Offers and Having Discussions with Potential Acquirors (page 52)
The merger agreement prohibits CUB from soliciting offers from any other party that might also be interested in acquiring CUB, and from discussing a potential proposal with (including providing information to) any interested third party that might reach out to it with regard to such an alternative proposal to the merger with German American (despite the lack of any solicitation by CUB), except to the extent such discussions may be required under fiduciary duties applicable to the CUB directors under Kentucky law.
Dividends and Distributions (page 50)
Under the terms of the merger agreement, prior to the closing of the merger, CUB is prohibited from declaring or paying any cash dividend or other distribution to CUB shareholders.
Material U.S. Federal Income Tax Consequences of the Merger (page 98)
German American and CUB expect the merger to qualify as a “reorganization” (within the meaning of Section 368(a) of the Code) for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes, as a result of the merger:
•
CUB shareholders will recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of German American common stock; and

•
CUB shareholders will not recognize gain (or loss) as a result of their receiving shares of German American common stock in the merger.

See “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” on page 98 for a summary of the material U.S. federal income tax consequences of the merger to U.S. holders of CUB common stock.

Because individual circumstances may differ, each shareholder should, at their own expense, consult with their personal tax advisor regarding the applicability of the rules discussed in this proxy statement/prospectus to the shareholder and the particular tax effects to the shareholder of the merger and the holding or disposing of German American shares in light of the shareholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the transactions described in this proxy statement/prospectus relating to equity compensation and benefit plans.
Special Meeting
Date, Time and Place (page 22)
The special meeting of CUB shareholders is scheduled to be held at the Citizens Union Bancorp Corporate Office, 1854 Midland Trail, Shelbyville, Kentucky 40065, at 10:00 a.m., local time, on December 17, 2021. At the CUB special meeting, you will be asked:
1.   to consider and vote upon a proposal to approve the merger agreement and related plan of merger and thereby approve the transactions contemplated by the merger agreement, including the merger of CUB into German American;
2.   to approve one or more adjournments of the special meeting if necessary to permit further solicitation of proxies in favor of the merger agreement and the related plan of merger; and
3.   to vote upon such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.
Record Date (page 22)
Only CUB shareholders of record as of the close of business on November 2, 2021, are entitled to notice of, and to vote at, the CUB special meeting and any adjournments or postponements of that meeting. As of the close of business on the record date, there were 3,706,299 shares of CUB common stock outstanding and entitled to vote at the meeting, held by approximately 151 holders of record.
Attending in Person (page 25)
All CUB shareholders of record as of the record date for the special meeting may attend the special meeting. WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please vote your shares by promptly signing, dating and returning the enclosed proxy card. If you do attend the special meeting and desire to vote in person, you may do so by submitting a new proxy card at the meeting and any earlier proxies will be revoked automatically.
How to Vote (page 25)
CUB shareholders may vote their shares at the special meeting:
In Person: by attending the special meeting and voting their shares in person; or
By Mail: by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope.
CUB’s board of directors is asking for your proxy. Giving the CUB board of directors your proxy means you authorize it to vote your shares at the special meeting in the manner you direct. You may vote for or against the merger agreement proposal and the other proposals to be voted upon at the special meeting, or abstain from voting. All shares represented by a valid proxy received prior to the special meeting will be voted in accordance with the instructions provided by the shareholder. If you properly submit your proxy but provide no voting instructions, the shares represented by the proxy will be voted “FOR” the merger proposal, “FOR” the adjournment proposal, and as the named proxy holders may determine in their discretion with respect to any other matters that may properly come before the special meeting.

The form of proxy accompanying this proxy statement/prospectus confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Special Meeting and with respect to any other matters that may properly come before the special meeting. As of the date of this proxy statement/prospectus, the CUB board of directors knows of no such amendment or variation or of any matters expected to come before the special meeting that are not referred to in the accompanying Notice of Special Meeting.
Shareholders who hold their shares in “street name,” meaning in the name of a broker, bank or trust company, or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy or voting instruction from the record holder to vote their shares at the special meeting.
Changing or Revoking a Proxy (page 25)
Any proxy may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by (i) filing with CUB’s Secretary (1854 Midland Trail, Shelbyville, Kentucky 40065) a written notice of revocation bearing a date later than the date of such proxy, (ii) submitting a subsequently dated proxy relating to the same shares, or (iii) attending the special meeting and voting in person. Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker, bank or trust company, or other nominee who is the record holder, you must follow the instruction of your broker, bank or trust company, or other nominee to revoke a previously given proxy.
Quorum (page 22)
The presence, in person or by proxy, of shareholders holding at least a majority of the issued and outstanding shares of CUB common stock entitled to vote on the record date will constitute a quorum for the special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.
Required Votes to Approve the Proposals (page 22)
To approve the merger agreement, holders of a majority of the issued and outstanding shares of CUB’s common stock must vote in favor of the proposal.
As of November 2, 2021, the record date for the meeting, there were 3,706,299 shares of CUB common stock outstanding and entitled to vote. Approval of the merger agreement requires the affirmative vote of holders of at least 1,853,150 of the shares of common stock.
German American’s shareholders are not required to approve the merger or merger agreement.
The adjournment proposal will be approved if more shares of CUB common stock are voted in favor of the proposal than are voted against it.
Treatment and Effect of Abstentions (page 24)
Shares of CUB as to which a shareholder abstains will be treated as being present at the special meeting for purposes of determining whether a quorum of shares is present at the special meeting. Because approval of the merger and the adoption of the merger agreement and plan of merger requires the affirmative vote of a majority of the shares of CUB issued and outstanding as of the record date, abstentions and broker non-votes (if any) will have the same effect as a vote “AGAINST” the adoption of the merger agreement and plan of merger and the approval of the merger.
If you are a beneficial owner of shares of CUB held by a broker or its nominee, you must instruct your nominee how to vote. Your nominee cannot vote your shares on your behalf without your instructions. If you do not provide instructions to your broker for the adjournment proposal, your shares will not be voted, and will not be counted for that proposal.
Voting Agreement with Certain CUB Shareholders (page 59)
Each member of the board of directors of CUB and Citizens Union Bank, and certain other CUB shareholders, have entered into a voting agreement with German American by which they have agreed to cause all CUB common stock owned of record or beneficially by each of them to be voted in favor of the merger agreement proposal. See “THE SPECIAL MEETING — Voting Agreement with Certain CUB Shareholders” on page 59. As of the record date, the CUB shareholders who are parties to the voting agreement, along with their affiliates, had the power to vote an aggregate of 2,395,448 shares of CUB common stock, representing approximately 64.6% of the outstanding shares on that date. As stated above, to approve the merger agreement, holders of a majority of the issued and outstanding shares of CUB’s common stock must vote in favor of the merger proposal.
Cost of Solicitation of Proxies (page 25)
The cost of soliciting proxies related to the special meeting will be borne by CUB. In addition to solicitation by mail, directors, officers, and employees of CUB may solicit proxies for the special meeting from CUB’s shareholders personally or by telephone, the Internet, or other electronic means. However, CUB’s directors, officers, and employees will not be paid any special or extra compensation for soliciting such proxies, although they may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.
Upon request, CUB will reimburse brokers, dealers, banks, trustees, and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of CUB’s common stock.
Risk Factors (page 17)
In evaluating the merger, the merger agreement and the shares of German American to be received in connection with the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “RISK FACTORS.”
Comparative Per Share Stock Market Data
Shares of German American are listed on Nasdaq’s Global Select Market under the symbol “GABC.” The following table presents quotation information for German American common stock on September 17, 2021, the business day before the merger was publicly announced, which is the last day on which German American shares traded preceding the public announcement of the proposed merger, and on [•], 2021, the most recent practicable date prior to the mailing of this proxy statement/prospectus.
German American Common Stock
(Per Share)
	High	Low	Close
September 17, 2021	$36.69	$34.89	$36.36
[•], 2021	[•]	[•]	[•]
The following table sets forth the closing price of German American common stock on September 17, 2021, and on [•], 2021, and the equivalent per share price of CUB common stock, which we determined by (a) multiplying the price of German American shares as of the indicated date by the exchange ratio (0.7739) and (b) adding to that result the $13.44 cash amount (assuming no reduction in accordance with the merger agreement) that is payable by German American in connection with the merger agreement proposal as merger consideration. The equivalent per share price of CUB common stock shows the implied value to be received in the merger by CUB shareholders who receive German American common stock in exchange for a share of CUB common stock on these dates.
	German American Common Stock Closing Price	CUB Equivalent Per Share Price
September 17, 2021	$36.36	$41.58
[•], 2021	[•]	[•]
We suggest you obtain a current market quotation for German American common stock. We expect that the market price of German American common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the exchange ratio is fixed (except for customary anti-dilution adjustments) and the market price of German American common stock is subject to fluctuation, the value of the shares of German American common stock that CUB shareholders will receive in the merger may increase or decrease prior to and after the merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
FOR GERMAN AMERICAN
The following table sets forth certain summary historical consolidated financial data for German American for the periods presented. The selected historical financial data as of and for the six months ended June 30, 2021 and 2020 have been derived from German American’s unaudited interim consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which German American’s management considers necessary for a fair presentation of its financial position and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2021 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ended December 31, 2021. The unaudited consolidated financial statements as of June 30, 2021 and for the six month periods ended June 30, 2021 and 2020, together with the notes thereto are included in German American’s quarterly report on Form 10-Q for the quarter ended June 30, 2021, which is incorporated by reference into this proxy statement/prospectus. The selected historical financial data as of and for the years ended December 31, 2020, 2019, 2018, 2017 and 2016 have been derived from German American’s audited consolidated financial statements, and German American’s audited consolidated financial statements as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 have been incorporated by reference in this proxy statement/ prospectus.
(Dollars in Thousands, Except Per Share Amounts)
	For the Six Months Ended June 30,		For the Years Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
	(unaudited)
Summary of Operations
Interest Income	$83,819	$87,112	$174,369	$176,474	$133,749	$111,030	$103,365
Interest Expense	5,007	12,397	19,126	31,249	19,139	11,121	8,461
Net Interest Income	78,812	74,715	155,243	145,225	114,610	99,909	94,904
Provision for Credit Losses	(6,500)	11,050	17,550	5,325	2,070	1,750	1,200
Net Interest Income after Provision for Credit Losses	85,312	63,665	137,693	139,900	112,540	98,159	93,704
Non-interest Income	28,939	26,504	54,474	45,501	37,070	31,854	32,013
Non-interest Expense	60,296	58,416	117,123	114,162	93,553	77,803	76,587
Net Income before Income Tax	53,955	31,753	75,044	71,239	56,057	52,210	49,130
Income Tax Expense	10,576	5,026	12,834	12,017	9,528	11,534	13,946
Net Income	$43,379	$26,727	$62,210	$59,222	$46,529	$40,676	$35,184
Per Share Data
Net Income
Basic	$1.64	$1.01	$2.34	$2.29	$1.99	$1.77	$1.57
Diluted	$1.64	$1.01	$2.34	$2.29	$1.99	$1.77	$1.57
Cash Dividends	$0.42	$0.38	$0.76	$0.68	$0.60	$0.52	$0.48
Book Value at End of Period	$24.45	$22.44	$23.57	$21.51	$18.37	$15.90	$14.42
Selected Balance Sheet (End of Period Balances)
Total Assets	$5,348,569	$4,851,051	$4,977,577	$4,397,672	$3,929,090	$3,144,360	$2,955,994
Total Loans, Net of Unearned Income	3,070,690	3,266,347	3,088,072	3,077,091	2,728,059	2,141,638	1,989,955
Total Deposits	4,449,745	3,979,433	4,106,530	3,430,021	3,072,632	2,484,052	2,349,551
Total Long-term Debt	133,742	146,503	141,624	181,950	126,635	141,717	120,560
Total Shareholders’ Equity	648,997	594,674	624,709	573,820	458,640	364,571	330,267
Selected Performance Ratios
Return on Assets	1.66%	1.18%	1.32%	1.43%	1.38%	1.35%	1.24%
Return on Equity	13.78%	9.19%	10.46%	11.41%	12.07%	11.59%	10.94%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
FOR CUB
The following table sets forth certain summary historical consolidated financial data for CUB for the periods presented. The selected historical financial data as of and for the six months ended June 30, 2021 and 2020 have been derived from CUB’s unaudited interim consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring items, which CUB’s management considers necessary for a fair presentation of its financial position and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2021 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ended December 31, 2021. The selected historical financial data as of and for the years ended December 31, 2020 and 2019 have been derived from CUB’s audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. CUB’s financial information for the years ended December 31, 2018, 2017 and 2016 have been derived from its audited financial statements, which are not included in this proxy statement/ prospectus.
(Dollars in Thousands, Except Per Share Amounts)
	For the Six Months Ended June 30,		For the Years Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
	(unaudited)
Summary of Operations
Interest Income	$18,299	$19,361	$39,015	$39,595	$35,091	$31,610	$29,099
Interest Expense	2,187	4,015	7,164	8,931	6,137	4,668	4,117
Net Interest Income	16,112	15,346	31,851	30,664	28,594	26,942	24,982
Provision for Loan Losses	210	420	1,520	600	—	(563)	(344)
Net Interest Income after Provision for Loan Losses	15,902	14,926	30,331	30,064	28,954	27,505	25,326
Non-interest Income	5,178	3,900	9,628	7,204	6,902	8,234	8,030
Non-interest Expense	13,785	13,278	27,973	26,459	25,985	25,699	25,120
Net Income before Income Tax	7,295	5,548	11,986	10,809	9,871	10,040	8,236
Income Tax Expense	1,442	1,179	2,481	1,385	2,013	3,976	(2,453)
Net Income	$5,853	$4,369	$9,505	$9,424	$7,858	$6,064	$10,689
Per Share Data
Net Income
Basic	$1.58	$1.18	$2.57	$2.57	$2.21	$1.70	$3.01
Diluted	$1.57	$1.18	$2.57	$2.57	$2.21	$1.70	$3.01
Cash Dividends	$0.70	$0.60	$0.60	$1.50	$0.40	$0.30	$0.20
Book Value at End of Period	$28.54	$26.46	$27.81	$25.69	$24.81	$23.37	$21.92
Selected Balance Sheet (End of Period Balances)
Total Assets	$1,073,514	$995,365	$1,023,272	$857,979	$793,034	$746,649	$694,680
Total Loans, Net of Unearned Income	716,361	724,667	707,919	660,853	621,279	583,257	542,611
Total Deposits	889,236	798,158	842,920	675,088	626,510	575,454	534,298
Total Long-term Debt	62,926	87,011	64,357	76,400	67,015	76,587	71,209
Total Stockholders’ Equity	105,750	97,491	102,671	94,356	88,332	83,170	77,970
Selected Performance Ratios
Return on Assets	1.12%	0.96%	0.98%	1.15%	1.04%	0.94%	1.57%
Return on Equity	11.40%	9.16%	9.75%	10.22%	9.25%	8.38%	14.72%

GERMAN AMERICAN
SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
The following tables show selected unaudited pro forma combined financial information about the financial condition and results of operations of German American, after giving effect to the merger and other pro forma adjustments, for the year ended December 31, 2020 and as of and for the six months ended June 30, 2021.
The selected unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, adjusted from German American’s unaudited interim financial statements as of and for the period ended June 30, 2021 and German American’s audited financial statements for the year ended December 31, 2020 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The unaudited pro forma condensed combined balance sheet information as of June 30, 2021 in the tables below are presented as if the merger occurred on June 30, 2021, and the unaudited pro forma condensed combined statements of income information for the six months ended June 30, 2021 and the year ended December 31, 2020 is presented as if the merger occurred on January 1, 2020.
The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had German American and CUB actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities, which could differ materially from those shown in this information. The selected unaudited pro forma condensed combined financial information does not reflect the benefits of expected synergies or other factors that may result as a consequence of the merger.
The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 82.
(dollars in thousands)	For the Six Months Ended June 30, 2021	For the Year Ended December 31, 2020
Summary of Operations
Interest Income	$103,278	$215,704
Interest Expense	6,716	25,334
Net Interest Income	96,562	190,370
Provision for Credit Losses	(6,290)	24,870
Net Interest Income after Provision for Credit Losses	102,852	165,500
Non-interest Income	34,117	64,102
Non-interest Expense	74,381	158,523
Net Income before Income Tax	62,588	71,079
Income Tax Expense	12,352	11,327
Net Income	$50,236	$59,752
Selected Performance Ratios
Return on Assets	1.60%	1.05%
Return on Equity	13.96%	8.74%
(in thousands)	As of June 30, 2021
Selected Balance Sheet
Total Assets	$6,418,222
Total Loans, Net of Unearned Income	3,781,251
Total Deposits	5,339,953
Total Long-term Debt	274,518
Total Shareholders’ equity	741,431

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER COMMON SHARE DATA
The historical per share data for German American common stock and CUB common stock below has been derived from the unaudited interim consolidated financial statements of each of German American and CUB as of and for the six months ended June 30, 2021 and the audited consolidated financial statements of each of German American and CUB as of and for the year ended December 31, 2020, which, with respect to German American, is incorporated by reference herein, or with respect to CUB, is included with this proxy statement/prospectus.
The unaudited pro forma combined per share data set forth below gives effect to the merger as if it had occurred on January 1, 2020, the beginning of the earliest period presented, in the case of continuing net income per share data, and as of June 30, 2021, in the case of book value per share data, assuming that each outstanding share of CUB common stock had been converted into shares of German American common stock based on the exchange ratio of a 0.7739 share of German American common stock for each share of CUB common stock. The unaudited pro forma combined per share data has been derived from the unaudited interim consolidated financial statements for each of German American and CUB as of and for six months ended June 30, 2021 and the audited consolidated financial statements of each of German American and CUB as of and for the year ended December 31, 2020.
The unaudited pro forma combined per share data has been derived using the acquisition method of accounting. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 82 for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of CUB at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.
The unaudited pro forma combined per share data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during these periods or to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of an owner of CUB common stock.
	German American Historical	CUB Historical	Proforma Combined	Equivalent Pro forma of CUB(1)
Net Income Per Share
Six months ended June 30, 2021
Basic	$1.64	$1.58	$1.71	$1.32
Diluted	$1.64	$1.57	$1.71	$1.32
Year ended December 31, 2020
Basic	$2.34	$2.57	$2.03	$1.57
Diluted	$2.34	$2.57	$2.03	$1.57
Cash Dividends Per Share(2)
Six months ended June 30, 2021	$0.42	$0.70	$0.42	$0.33
Year ended December 31, 2020	$0.76	$0.60	$0.76	$0.59
Book Value per Share
At June 30, 2021	$24.45	$28.54	$25.21	$19.51
At December 31, 2020	$23.57	$27.81	$24.58	$19.02

(1)
The equivalent pro forma per share amounts of CUB were calculated based on pro forma combined amounts multiplied by the 0.7739 exchange ratio.

(2)
Pro forma combined cash dividends declared are based upon German American’s historical amounts.

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus or in the documents incorporated herein by reference, including the matters addressed under the caption “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS” on page 21, you should carefully consider the following risk factors in deciding whether to vote in favor of the merger agreement proposal. We have grouped these Risk Factors into two sections — Risks Related to the Merger (which are set forth only in this proxy statement/ are set forth in full text below), and Risks Related to German American (which are other risks related to German American and its shares that are not specifically related to the merger agreement proposal with CUB and which are separately described by the Risk Factors item, Item 1A, of German American’s Annual Report on Form 10-K for its fiscal year ended December 31, 2020, as may be updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into, and form a part of, this proxy statement/prospectus). We encourage you to review all these Risk Factors before determining how to vote on the merger agreement proposal.
Risks Related to the Merger
The value of the consideration to be received by CUB shareholders in the merger will fluctuate.
If the merger is completed, CUB shareholders will receive a number of shares of German American common stock based on a fixed exchange ratio of a 0.7739 share of German American common stock for each share of CUB common stock. Because the market value of German American common stock may (and likely will) fluctuate, the value of the stock consideration you receive for your shares may also fluctuate. The market value of German American common stock could fluctuate for any number of reasons, including those specific to German American and those that influence trading prices of equity securities generally. As a result, you will not know the exact value of the shares of German American common stock you will receive at the time you must vote your shares. The value of German American common stock on the closing date of the merger may be greater or less than the market price of German American common stock on the date the merger was announced, on the record date, on the date of this proxy statement/prospectus or on the date of the special meeting.
We encourage you to obtain a current market quotation for German American common stock because the value of any German American shares you receive may be more or less than the value of such shares as of the date of this document.
Because CUB common stock is traded infrequently, it is difficult to determine how the fair value of CUB common stock compares with the merger consideration.
There is no established public trading market for shares of CUB common stock, and no market for CUB common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in CUB common stock, and no shares of such stock are listed for trading or quoted on any stock exchange or automated quotation system. As a result, trading in CUB common stock has historically been irregular and infrequent. This lack of trading makes it difficult to determine the fair value of CUB common stock. Because the merger consideration was determined based on negotiations between the parties, it may not be indicative of the fair value of shares of CUB common stock.
CUB shareholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.
CUB shareholders currently have the right to vote in the election of the board of directors of CUB and on other matters affecting CUB. Upon the completion of the merger, each CUB shareholder will become a shareholder of German American and own a percentage of German American that is much smaller than the shareholder’s percentage ownership of CUB. It is currently expected that the former shareholders of CUB as a group will not receive shares in the merger that constitute significantly more than 9.8% of the outstanding shares of German American immediately after the merger. Because of this, CUB shareholders may have less influence on the management and policies of German American than they now have on the management and policies of CUB.

German American may fail to realize the anticipated benefits of the merger.
The success of the merger will depend on, among other things, German American’s ability to realize anticipated cost savings and to combine the businesses of its bank subsidiary with that of Citizens Union Bank in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of Citizens Union Bank nor result in decreased revenues due to any loss of customers. If German American is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.
German American and CUB have operated and, until the completion of the merger, will continue to operate, independently. Upon closing of the merger, German American will commence the process of integrating the operations of the two banks. It is possible that the integration process could result in the disruption of German American’s or CUB’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of German American to maintain relationships with CUB’s customers and employees or to achieve the anticipated benefits of the merger.
The combined company may be unable to retain CUB personnel successfully after the merger is completed, and the combined company’s ability to implement its growth strategy may be harmed if it is unable to attract additional key personnel.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by CUB. It is possible that these employees may decide not to remain with CUB while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating CUB to hiring suitable replacements, all of which may cause the combined company’s business to suffer.
In addition, the combined company’s continued growth and future success will depend, in part, on its ability to attract, motivate and retain highly qualified senior and middle management and other skilled employees. Competition for employees is intense, and the process of identifying and retaining key personnel with the combination of skills and attributes required to execute the combined company’s business strategy may be lengthy.
For various reasons, including the impact of the COVID-19 pandemic, German American may not be able to locate suitable replacements for any key employees who leave the combined company, or to offer employment to potential replacements on reasonable terms, which could cause the combined company’s business to suffer.
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with consummation of the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although German American and CUB have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the merger. As a result of these expenses, both German American and CUB expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Before the transactions contemplated in the merger agreement, including the merger, may be completed, various approvals must be obtained from the bank regulatory authorities. In determining whether to grant these approvals, the regulators consider a variety of factors. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, Congressional leadership and regulatory agency leadership; or impacts and disruptions resulting from the COVID-19 pandemic.
These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or will otherwise reduce the anticipated benefits of the merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
The COVID-19 pandemic may delay and adversely affect the completion of the merger.
The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of German American and CUB. If the effects of the COVID-19 pandemic cause continued or extended decline in the economic environment and the financial results of German American or CUB, or the business operations of German American or CUB are further disrupted as a result of the COVID-19 pandemic, efforts to complete the merger and integrate the businesses of German American and CUB may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals and/or the regulators may impose additional requirements on German American or CUB that must be satisfied prior to completion of the merger, which could delay and adversely affect the completion of the merger.
The opinion of CUB’s financial advisor delivered to the CUB board of directors prior to the signing of the merger agreement will not reflect changes in circumstances since the date of such opinion.
The CUB board of directors received a written opinion from CUB’s financial advisor on September 20, 2021. Subsequent changes in the operations and prospects of CUB or German American, general market and economic conditions and other factors that may be beyond the control of CUB or German American may significantly alter the value of CUB or the prices of the shares of German American common stock or CUB common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. See “THE MERGER AGREEMENT — Opinion of CUB’s Financial Advisor” beginning on page 30.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions that must be fulfilled (unless waived in certain cases by the party entitled to the benefit of an unfulfilled condition) in order to complete the merger. Those conditions include: approval of the merger agreement by CUB shareholders, regulatory approvals, absence of orders prohibiting the completion of the merger, the continued accuracy of the representations and warranties by both parties, except for changes not having a “material adverse effect” as defined in the merger agreement, and the performance by both parties of their covenants and agreements, and the receipt by both parties of a tax opinion. There can be no assurance that the conditions to closing of the merger will be fulfilled or that the merger will be completed.
Termination of the merger agreement could negatively impact CUB.
If the merger agreement is terminated, there may be various consequences, including:

•
CUB’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to its management’s focus on the merger, without realizing any of the anticipated benefits of completing the merger; and

•
the market price of CUB shares might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and CUB’s board of directors seeks another merger or business combination, CUB shareholders cannot be certain that CUB will be able to find a party willing to offer equivalent or more attractive consideration than the consideration German American has agreed to provide in the merger.
If the merger agreement is terminated under certain circumstances, CUB may be required to pay a termination fee of $6,500,000 to German American. See “THE MERGER AGREEMENT — Termination; Termination Fee” beginning on page 56.
CUB shareholders will have dissenters’ rights in the merger.
Dissenters’ rights are statutory rights that, when applicable, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair cash value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. The shareholders of CUB will have the rights accorded to dissenting shareholders under Subtitle 13, Chapter 271B, Title XXIII of the Kentucky Revised Statutes. The fair cash value determined through a judicial proceeding may be more or less than the consideration offered under the merger agreement. As a result, German American bears the risk that payments owed to dissenting shareholders may exceed the consideration outlined in this proxy statement/prospectus.
Risks Relating to German American
You should also consider the other risk factors that may affect German American and its common shares that are not specifically related to the proposed merger with CUB. These other risk factors are set forth by German American from time to time under the caption “Risk Factors” in German American’s filings with the SEC, including German American’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2020. For information about how you may obtain this report and subsequent filings, or view them for free, and for additional information about German American, please see the sources described in “WHERE YOU CAN FIND MORE INFORMATION” on page 102.
The Risk Factors set forth relating to German American and its common shares that are disclosed under Item 1A of German American’s Annual Report on Form 10-K for its fiscal year ended December 31, 2020 are specifically incorporated by reference in this proxy statement/prospectus.
These risks are not the only risks that German American faces. Additional risks not presently known to German American, or that German American currently views as immaterial, may also impair German American’s business. If any of the risks described in German American’s SEC filings or any additional risks actually occur, German American’s business, financial condition, results of operations and cash flows could be materially and adversely affected. In that case, the value of its securities could decline substantially and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This document, including the documents attached to this document, may contain forward-looking statements, including forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “plan,” “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger between German American and CUB, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the merger, as well as other statements of expectations regarding the merger, and other statements of German American’s goals, intentions and expectations; statements regarding German American’s business plan and growth strategies; statements regarding the asset quality of German American’s loan and investment portfolios; and estimates of German American’s risks and future costs and benefits, whether with respect to the merger or otherwise.
These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including among other things:
•
changes in general economic conditions in the areas in which German American and CUB operate and the impact on our businesses, operations, financial condition, liquidity and results of operations arising out of the COVID-19 pandemic;

•
German American’s business may not be combined with CUB’s business as successfully as planned, or such combination may take longer to accomplish than expected;

•
the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•
operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•
governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•
adverse governmental or regulatory policies may be enacted;

•
the interest rate environment may change, causing margins to compress and adversely affecting net interest income; and

•
competition from other financial services companies in our markets.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in German American’s reports filed with the SEC, including German American’s Annual Report on Form 10-K for its fiscal year ended December 31, 2020, which is incorporated by reference into, and forms part of, this proxy statement/prospectus.
All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either German American or CUB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither German American nor CUB undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

THE SPECIAL MEETING
This proxy statement/prospectus is being provided to the shareholders of CUB in connection with the solicitation of proxies by the CUB board of directors for use at the special meeting and at any adjournment or postponement of the meeting. This proxy statement/prospectus provides the shareholders of CUB with information they need to know to be able to vote or instruct their vote to be cast at the CUB special meeting.
Date, Time and Place
The special meeting of the holders of shares of CUB common stock will be held at 10:00 a.m., local time, on December 17, 2021, at the Citizens Union Bancorp Corporate Office, 1854 Midland Trail, Shelbyville, Kentucky.
Purpose of the Special Meeting
At the special meeting, CUB shareholders will be asked to consider and vote on the following proposals:
•
to approve the merger agreement and related plan of merger and the transactions contemplated by the merger agreement;

•
to adjourn the special meeting of shareholders if necessary to permit further solicitation of proxies for approval of the merger agreement proposal; and

•
to conduct other business that properly comes before the CUB special meeting or any adjournment of the meeting.

The CUB board of directors recommends that CUB shareholders vote “FOR” (1) the proposal to approve the merger agreement, and (2) the proposal to approve adjournments.
Record Date
Only holders of record of CUB shares at the close of business on November 2, 2021, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any postponement or adjournments thereof. As of the record date, 3,706,299 shares of CUB common stock were outstanding and entitled to vote at the meeting, held by approximately 151 holders of record.
Each share of CUB is entitled to one vote on each matter presented to the CUB shareholders. A complete list of CUB shareholders of record entitled to vote at the special meeting will be available for examination by any CUB shareholder for any purpose germane to the special meeting, at CUB’s principal executive offices during normal business hours for a period of five (5) days before the special meeting. The list will also be available at the place of meeting for the duration thereof.
Quorum
In order to carry on the business of the meeting, CUB must have a quorum. A quorum of CUB shareholders for purposes of the special meeting requires the presence, in person or represented by proxy, of at least a majority of the issued and outstanding shares of CUB common stock entitled to vote. Proxies properly executed and marked with a positive vote, a negative vote or an abstention will be considered to be present at the special meeting for purposes of determining whether a quorum is present for the transaction of all business at the special meeting.
Required Vote to Approve the Proposals
To approve the merger agreement, holders of a majority of the issued and outstanding shares of CUB’s common stock must vote in favor of the proposal.
As of November 2, 2021, the record date for the meeting, there were 3,706,299 shares of CUB common stock outstanding and entitled to vote. Approval of the merger agreement requires the affirmative vote of holders of at least 1,853,150 of the shares of common stock.

The adjournment proposal will be approved if more shares of CUB common stock are voted in favor of the proposal than are voted against it.
Beneficial Ownership of CUB Common Stock by Certain Shareholders
The following table sets forth information, as of the record date, regarding the beneficial ownership of CUB common stock by all persons known by CUB to own beneficially more than 5% of its outstanding common stock, each director and executive officer of CUB and by all of the directors and executive officers of CUB as a group. The calculation of the percentage of beneficial ownership has been based on 3,706,299 shares outstanding of CUB common stock. Except as indicated by the footnotes below, CUB believes, based on the information furnished to it, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of CUB common stock that they beneficially own, subject to applicable community property laws. Except as otherwise indicated, the address for each stockholder listed below is c/o Citizens Union Bancorp of Shelbyville, Inc., 1854 Midland Trail, Shelbyville, Kentucky 40065.
Additionally, although the anticipated beneficial ownership of German American after the merger will not be known until the completion of the merger, the following table sets forth pro forma information giving effect to the merger assuming the issuance of 2,868,305 shares of German American common stock to current CUB stockholders.
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage Beneficially Owned	Post-Merger Pro Forma Percentage
Greater than 5% Stockholders
Amy C. McMullan	506,285(2)	13.7%	1.3%
Susan A. McMullan Eden	413,118(3)	11.1%	1.1%
Citizens Union Bancorp of Shelbyville, Inc. Employee Stock Ownership Trust	371,693	10.0%	1.0%
Katherine Hayes Trentham	201,588(4)	5.4%	*
Sarah H. Wilson	195,035(5)	5.3%	*
Ann Hayes Ronald Delaware Trust	186,426(6)	5.0%	*
Directors and Executive Officers:
Lea M. Anderson	216,102(7)	5.8%	*
Steven E. Barker	346,438(8)	9.3%	*
David M. Bowling	54,718	1.5%	*
Edward B. Hayes	185,798(9)	5.0%	*
Stephen H. Solomon	45,520	1.2%	*
Darryl T. Traylor	48,966(10)	1.3%	*
Christopher R. Dew	7,300(11)	*	*
Nicole R. Durbin	8,550	*	*
Brian M. McMullan	394,856(12)	10.7%	1.0%
Brian K. Webb	4,200(13)	*	*
Directors and Executive Officers as a Group (10 persons)	1,312,448	35.4%	3.5%

*
Under 1% of outstanding shares.

(1)
For purposes of this table, “beneficial ownership” is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (a) the exercise of any option or warrant, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares. The amounts shown above do not include shares held in the CUB 401(k) and ESOP and allocated to accounts of executive officers.
(2)
Includes 506,285 shares held by four trusts, of which Amy C. McMullan is trustee. The address for the beneficial owner is 1601 Doral Ct., Shelbyville, KY 40065.

(3)
Includes 413,118 shares held by four trusts, of which Susan A. McMullan Eden is trustee. The address for the beneficial owner is 3235 Todds Point Rd., Simpsonville, KY 40067.

(4)
Includes 15,162 shares held by irrevocable trusts for which Katherine Hayes Trentham is trustee. The address for the beneficial owner is 1802 Stone Gate Rd., Anchorage, KY 40223.

(5)
Includes 7,581 shares held by Elizabeth Wilson, as custodian for her minor child. Also includes 300 shares held by Sarah Wilson’s husband, Judge B. Wilson. However, Sarah Wilson disclaims any beneficial ownership over the 300 shares held by her husband. The address for the beneficial owner is 109 Old Hickory Ln., Versailles, KY 40383.

(6)
The address for the beneficial owner is 222 Delaware Ave, 18th Floor, Wilmington, DE 19801, Attention: PNC Delaware Trust Company, as trustee.

(7)
Includes 179,006 held by the Lea M. Anderson Revocable Trust, of which Mrs. Anderson is trustee and 30,300 shares held by the Lea M. McMullan Irrevocable Trust, of which Mrs. Anderson is the beneficiary. Also includes 6,796 shares held by Mrs. Anderson’s husband, Kenneth D. Anderson. However, Mrs. Anderson disclaims any beneficial ownership over the shares held by her husband.

(8)
Includes 324,503 shares held by three trusts, of which Steven Barker is a trustee. Also includes 6,878 shares held by Christopher Thomas Baker, 7,189 shares held by Alexander Joseph Barker and 7,959 shares held by Maria Elizabeth Barker, as custodian for his minor children.

(9)
Includes 15,162 shares held by two irrevocable trusts, of which Edward Hayes is the beneficiary.

(10)
Includes 12,225 shares held by the Darryl Todd Traylor & Dana Lynn Gill Wealth Trust, of which Darryl Traylor is a beneficiary.

(11)
Includes 2,800 shares issuable under outstanding options.

(12)
Includes 394,856 shares held by three trusts, of which Brian McMullan is trustee.

(13)
Includes 1,200 shares issuable under outstanding options.

Voting Agreement with Certain CUB Shareholders
Each member of the board of directors of CUB and Citizens Union Bank, and certain other CUB shareholders, have entered into a voting agreement with German American by which they have agreed to cause all CUB common stock owned of record or beneficially by each of them to be voted in favor of the merger agreement proposal. As of the record date, the CUB shareholders who are parties to the voting agreement, along with their affiliates, had the power to vote an aggregate of 2,395,448 shares of CUB common stock, representing approximately 64.6% of the outstanding shares on that date. As stated above, to approve the merger agreement, holders of a majority of the issued and outstanding shares of CUB’s common stock must vote in favor of the merger proposal.
Treatment of Abstentions
Abstentions with respect to shares will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular proposal, but will not be counted as votes in favor of such proposal. Because approval of the merger and the adoption of the merger agreement requires the affirmative vote of a majority of the shares of CUB issued and outstanding, if a shareholder responds to the merger agreement proposal with an abstention, the abstention will have the same effect as a vote “AGAINST” the adoption of the merger agreement and the approval of the merger. Since approval of the adjournment proposal only requires more shares to vote in favor of the proposal than against it at the special meeting, abstentions will not affect the approvals of that proposal.

If you are a beneficial owner of CUB common stock held in the name of a broker or other nominee, you must instruct your nominee how to vote. Your nominee cannot vote your shares on your behalf without your instructions. If you do not provide instructions to your broker on the merger agreement proposal, then your shares will not be voted and will have the effect of a vote AGAINST the merger.
How to Vote; Voting of Proxies
A shareholder may vote by proxy or in person at the meeting. CUB shareholders may vote their shares at the special meeting:
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In Person: by attending the special meeting and voting their shares in person; or

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By Mail: by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope.

Every CUB shareholder’s vote is important. Accordingly, each CUB shareholder who holds shares of record directly in that shareholder’s name should vote by signing, dating and returning the accompanying proxy card, whether or not the shareholder plans to attend the special meeting in person.
Giving a proxy means that a shareholder authorizes the persons named in the enclosed proxy card to vote the shareholder’s shares at the special meeting in the manner the shareholder directs. CUB requests that shareholders intending to submit a proxy by mail complete and sign the accompanying proxy and return it to CUB as soon as possible in the enclosed postage-paid envelope.
If you properly vote and submit your proxy, the shares of common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. If a shareholder’s shares are held in “street name” by a bank or trust company, broker or other nominee that has provided a voting form, the shareholder should follow the instructions provided on such voting form.
It is not expected that any matter not referred to in this proxy statement/prospectus will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies submitted to CUB will have discretion to vote on such matters in accordance with their best judgment.
A CUB shareholder may receive more than one proxy statement/prospectus or proxy card. This duplication will occur if such shareholder’s shares of common stock are registered in different names or are in more than one type of account maintained by American Stock Transfer, CUB’s transfer agent. In order to have all its common stock voted, a CUB shareholder should sign and return all the proxy cards the shareholder receives.
Do not send any stock certificates with your proxy cards. If the merger is approved and adopted by CUB shareholders at the special meeting, and the merger is closed, the exchange agent will mail transmittal forms with instructions for the surrender of share certificates for CUB common stock as soon as practicable after completion of the merger.
Revocability of Proxies
A CUB shareholder has the power to change his or her vote at any time before the shareholder’s shares are voted at the special meeting by (i) filing with CUB’s Secretary (1854 Midland Trail, Shelbyville, Kentucky 40065) a written notice of revocation bearing a date later than the date of such proxy, (ii) submitting a subsequently dated proxy relating to the same shares, or (iii) attending the special meeting and voting in person. Attending the special meeting in person will not itself revoke a proxy.
However, if a shareholder holds the shareholder’s shares through a bank, broker or other nominee, the shareholder may revoke the shareholder’s instructions only by informing the nominee in accordance with any procedures established by the nominee.
Solicitation of Proxies
CUB’s board of directors is soliciting proxies to be voted at the special meeting of CUB’s shareholders. CUB will pay the costs and expenses of soliciting and obtaining proxies. Following the original mailing of this proxy statement/prospectus and other soliciting materials, CUB will request brokers, custodians, nominees and other record holders of CUB common stock to forward copies of this proxy statement/prospectus and other soliciting materials to persons for whom they hold shares of CUB common stock and to request authority for the exercise of proxies. In these cases, CUB will reimburse these holders for their reasonable expenses upon the request of the record holders.
CUB may use its directors, officers, and employees, who will not be specially compensated, to solicit proxies from CUB shareholders, either personally or by telephone or electronic mail

PROPOSAL 1 — THE MERGER
Background to the Merger
In 2018, the board of directors of CUB concluded that it was an appropriate time to evaluate whether remaining independent continued to be in the best interest of CUB’s shareholders and customers. The CUB board recognized that the holders of significant positions in CUB shares were aging, and that over time the next generations of their families were gradually becoming less connected to Citizens Union Bank and the Shelby County, Kentucky community. Another factor was the absence of a trading market, making CUB shares highly illiquid assets. In addition, for a financial institution of CUB’s scale, making the continual capital investments in operations and technology needed for regulatory compliance and to offer competitive products and services was becoming increasingly challenging. At its August 2018 meeting the board of directors authorized CUB to explore the option of a sale to a larger financial institution.
Representatives of ProBank Austin met with the CUB board in September 2018 to review the financial institutions with a banking presence within 100 miles of Shelbyville, Kentucky and to identify those that might have an interest in an acquisition. CUB engaged ProBank Austin in October 2018, and during the following month ProBank Austin contacted eight prospective bidders, five of whom signed nondisclosure agreements, including German American. By February 2019, all but one of these prospects had formally withdrawn from the process, and ProBank Austin continued to have occasional discussions with the remaining prospect through the end of 2019.
In January 2020, German American reengaged with CUB, signing a new nondisclosure agreement with CUB, as did the other prospect. On February 21, 2020, members of the executive management teams of German American and CUB met in Louisville. In early March, CUB executives also met with executives of the other prospect. However, this exploratory process was suspended later in March upon the onset of the Covid-19 pandemic.
During a routine call with a representative of ProBank Austin in December 2020, Mark Schroeder, Chairman and Chief Executive Officer of German American expressed German American’s interest in resuming discussions with CUB. During the first quarter of 2021, ProBank Austin refreshed a virtual data room containing CUB’s financial and operational information, and members of the German American and CUB management teams spoke periodically on telephone calls and video conferences.
On April 6, 2021, members of the executive management teams of German American and CUB met in Jasper, Indiana. Shortly thereafter, German American signed a new nondisclosure agreement with CUB. German American received access to the CUB data room on April 19, 2021 and initiated a preliminary due diligence review of CUB’s financial and operational information.
On June 10, 2021, CUB and German American entered into a non-binding indication of interest that outlined the basic financial and other terms of a merger transaction based on the parties’ preliminary negotiations and discussions. The proposed transaction was contingent upon the satisfactory completion of the due diligence process and subject to the negotiation of a mutually agreeable definitive merger agreement and related agreements. German American’s non-binding indication of interest also provided that CUB would negotiate a potential merger transaction exclusively with German American for a period of 60 days. The exclusivity period was subsequently extended to October 8, 2021.
On June 25, 2021, CUB and ProBank Austin were given access to a virtual data room with German American financial and operational information for their reverse due diligence review. On July 6, 2021, members of the CUB management team and ProBank Austin representatives met with German American officers in Jasper to discuss the reverse due diligence review of German American. On July 15, 2021, German American executives held a similar meeting with members of CUB’s management team at ProBank Austin’s Louisville, Kentucky office to discuss German American’s due diligence review of CUB.
On July 2, 2021, German American’s outside legal counsel distributed a proposed draft of the definitive merger agreement to CUB’s outside legal counsel. For the next several weeks, members of the German American and CUB management teams and their respective financial advisors continued their discussions and due diligence reviews. Concurrently, the parties and their respective financial advisors and outside legal counsels negotiated the terms of the definitive merger agreement and ancillary documents, including the voting agreement to be executed by the directors and executive officers of CUB who are also shareholders.
At a September 17, 2021 meeting of the board of directors of CUB and Citizens Union Bank, representatives of CUB’s outside legal counsel, Frost Brown Todd LLC, reviewed the terms of the proposed definitive merger agreement and representatives of ProBank Austin presented their analysis of the financial fairness of the proposed merger to CUB’s shareholders. The CUB board met again on September 20, 2021, at which representatives of ProBank Austin delivered the opinion of ProBank Austin that the financial terms of the proposed merger were fair from a financial point of view to CUB and its shareholders. After reviewing ProBank Austin’s analysis and further discussion of the terms of the merger agreement, the CUB board of directors unanimously (a) determined that the merger agreement and the transactions it calls for were in the best interests of CUB and its shareholders, (b) voted to approve the merger agreement, and (c) recommended that CUB’s shareholders approve the merger agreement.
German American and CUB executed the merger agreement later on September 20, 2021. In addition, directors and other significant shareholders of CUB executed voting agreements. The proposed merger was announced on the evening of September 20, 2021, in a press release issued jointly by German American and CUB.
CUB’s Reasons for the Merger and Recommendation of its Board of Directors
The CUB board considered several factors in concluding that the merger with German American is fair to, and in the best interests of, CUB and its shareholders. The CUB board did not assign any specific or relative weight to the factors in its consideration. The material factors considered by the CUB board included the following:
The financial terms of the merger, including the merger consideration.    The merger consideration of 0.7739 German American shares plus $13.44 in cash per CUB share equated to $41.58 per CUB share based on the $36.36 closing price of German American stock on Friday, September 17, 2021. The indicated value also represented 156% of CUB’s tangible book value per share as of June 30, 2021, and 14.1 times CUB’s earnings per share for the twelve months ended June 30, 2021. The Board believed these multiples compared favorably to recent transactions involving comparable financial institutions. In addition, the percentage of cash in the total consideration would reduce the downside risk of volatility in the trading price of German American shares. CUB shareholders would own approximately 9.8% of the combined company, which would have approximately $6.4 billion in total assets and $5.3 billion in deposits.
German American’s financial and stock price performance.    German American is a high performing financial institution. In several operating metrics for the trailing twelve months, including efficiency and asset quality ratios, German American ranked above the median of 29 comparable Midwestern banks identified by ProBank Austin. German American stock was trading at a multiple of 10.6 times twelve months trailing earnings per share and 185.7% of tangible book value per share, compared to 9.1 times twelve months trailing earnings per share and 136.8% of tangible book value per share for the peer group.
Prospects for the combined company.    As previously noted, the merger would create a combined company with approximately $6.4 billion in total assets and $5.3 billion in deposits. CUB shareholders would own a 9.8% stake in a combined company with increased operating scale and earnings power. The combined bank would have a substantial presence in Southern Indiana and adjacent Kentucky markets with substantially more financial resources than CUB. For example, the combined company would have the capacity to offer larger commercial loans, enabling it to compete more effectively for business customers in those markets. In addition, the combined company would be able to provide wealth management services, which CUB does not currently offer.
Greater liquidity.    German American common shares trade on the Nasdaq Global Select Market, with an annual average daily trading volume of more than 47,000 shares during the prior three months, compared to the absence of a trading market for CUB shares. Owning shares in an institution with a substantially larger market capitalization will provide greater liquidity to shareholders who need or desire to sell their shares.

An assessment of CUB’s strategic alternatives to the merger.    As described under “Background” above, the CUB board believes the merger presents a more certain opportunity to enhance shareholder value for CUB shareholders than remaining independent. Among other factors, remaining independent would require CUB to continue to invest substantial capital in the operations and technology needed to offer financial products and services in an increasingly competitive environment. The CUB board also considered whether another financial institution would be likely to place the same value on the CUB franchise as does German American, noting that the Greater Louisville market where CUB operates fits well with German American’s business strategy.
Impact on community, customers, and employees.    The merger would result in a market expansion for German American, which the CUB board believed would present meaningful opportunities for CUB officers and employees within the German American organization. The CUB board viewed German American’s philosophy and culture to be similar in most respects to CUB’s own philosophy and focus and believed CUB customers would find the community-oriented banking services provided by German American to be comparable to, or more extensive than, the services they currently enjoy.
Opinion of ProBank Austin.    CUB’s financial advisor ProBank Austin delivered to the CUB board of directors a written opinion dated September 20, 2021, as to the fairness, from a financial point of view, of the merger consideration to the shareholders of CUB as of the date of the opinion, as more fully described below under “Opinion of CUB’s Financial Advisor.”
Based on its consideration of the preceding factors, and in light of any other factors that individual directors considered as appropriate, the CUB board of directors unanimously approved the merger, determined that the merger consideration is fair to CUB shareholders, and recommended that CUB shareholders approve the merger. In view of the variety of factors considered in connection with its evaluation of the merger, the CUB board of directors did not find it practicable to, and therefore did not, quantify or otherwise assign relative weight to specific factors or methodologies in reaching its conclusions. In addition, individual directors may have given different weight to different factors.
German American’s Reasons for the Merger
In deciding to approve the merger with CUB, German American’s board of directors considered a number of factors, including:
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the expected benefit to German American’s existing and future banking customers resulting from the expansion of its banking operations in CUB’s banking footprint, as well as the opportunity for future operating efficiencies as a result of the combination of CUB and German American;

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the strength of Citizens Union Bank’s community banking orientation and the quality of its management, employees and board leadership;

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the results of management’s review of the business, operations, earnings, and financial condition, including capital levels and asset quality of CUB;

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the fairness of the terms of the proposed merger to German American from a financial point of view; and

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management’s belief, based on historical information with respect to Citizens Union Bank’s business, earnings, operations, financial condition, prospects, capital levels and asset quality, that the combined banking company will have a strengthened presence in the Louisville banking market area and will have the ability to further expand into other vibrant Kentucky markets.

The foregoing discussion of the information and factors considered by the German American board of directors is not intended to be exhaustive, but includes the material factors considered by the German American board of directors. In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, the German American board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The German American board of directors considered all these factors as a whole, including discussions with, and questioning of, German American’s management and German American’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
For the reasons set forth above, the German American board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of German American and its shareholders, and unanimously approved and adopted the merger agreement.
Opinion of CUB’s Financial Advisor
On October 24, 2018, CUB retained ProBank Austin and Investment Bank Services, Inc., the registered broker/dealer subsidiary of ProBank Austin, (collectively, “ProBank Austin”) to serve as exclusive financial advisor in connection with evaluating a potential merger. ProBank Austin is an investment banking and consulting firm specializing in community bank mergers and acquisitions. CUB selected ProBank Austin as its financial advisor on the basis of its experience and expertise in representing financial institutions in similar transactions and its familiarity with CUB.
In its capacity as financial advisor, ProBank Austin provided a fairness opinion (the “ProBank Austin Opinion”) to the board of directors of CUB (the “CUB Board”) in connection with the merger. At the meeting of the CUB Board on September 20, 2021, ProBank Austin rendered its oral opinion (which was subsequently confirmed in writing by delivery of ProBank Austin’s written opinion dated September 20, 2021) that, based upon and subject to its analysis and subject to the qualifications set forth in such opinion, as of such date, the Merger Consideration set forth in the merger agreement was fair, from a financial point of view, to the common shareholders of CUB. The financial terms of the Agreement provide for 100% of the issued and outstanding common stock of CUB to be converted into and exchanged for the right to receive per share consideration of (i) a cash payment in the amount of $13.44 per CUB common share (the “Cash Payment”) and (ii) 0.7739 German American common shares per CUB common share (the “Exchange Ratio”) (together, such cash and German American common shares is collectively the “Merger Consideration”). The Merger Consideration is subject to adjustment as further defined in the Agreement.
The full text of the ProBank Austin Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the ProBank Austin Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.
The ProBank Austin Opinion was for the information of, and was directed to, the CUB Board (in its capacity as such) in connection with its consideration of the financial terms of the merger as of the date of the opinion. The opinion addressed only the fairness, from a financial point of view, of the Merger Consideration paid by German American. It did not address the underlying business decision of CUB to engage in the merger or enter into the merger agreement or constitute a recommendation to the CUB Board in connection with the merger, and it does not constitute a recommendation to any holder of CUB common stock or any shareholder of any other entity as to how to vote in connection with the merger proposal or any other matter.
The ProBank Austin Opinion was reviewed and approved by the fairness opinion committee of ProBank Austin. ProBank Austin expressed no view or opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated by the merger agreement or any terms or other aspects of the merger agreement or the merger. ProBank Austin expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of CUB or as to the underlying decision by CUB to engage in the merger or enter into the merger agreement. ProBank Austin did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by CUB officers, directors or employees, or any class of persons, relative to the compensation to be received in the merger by the holders of CUB common stock or relative to the Merger Consideration.
The description of the opinion set forth below is qualified in its entirety by reference to the ProBank Austin Opinion. You should consider the following when reading the discussion of ProBank Austin’s Opinion in this document:

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The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by ProBank Austin in connection with its opinion, and should be read in its entirety;

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ProBank Austin expressed no opinion as to the price at which CUB’s or German American’s common stock would actually trade at any given time;

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The ProBank Austin Opinion does not address the relative merits of the merger and the other business strategies considered by CUB’s Board, nor does it address the CUB Board’s decision to proceed with the merger; and

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The ProBank Austin Opinion rendered in connection with the merger does not constitute a recommendation to any CUB shareholder as to how he or she should vote their shares.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, ProBank Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of CUB and German American and may not be realized. Any estimates contained in ProBank Austin’s analyses are not necessarily predictive of future results or values and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by ProBank Austin was assigned a greater significance by ProBank Austin than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.
With respect to expected transaction costs, accounting adjustments and cost savings, CUB’s and German American’s management confirmed to ProBank Austin that they reflected the best currently available estimates and judgments of management of the future financial performance of CUB and German American, respectively, and ProBank Austin assumed that such performance would be achieved. CUB’s and German American’s management represented to ProBank Austin that there has been no material change in CUB’s or German American’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to ProBank Austin. ProBank Austin assumed in all respects material to its analysis that CUB and German American will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by such party under the merger agreement, and that the closing conditions in the merger agreement are not waived. Finally, ProBank Austin expresses no view or opinion as to the legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.
ProBank Austin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. ProBank Austin did not undertake any independent evaluation or appraisal of the assets and liabilities of CUB or German American, nor was it furnished with any appraisals. ProBank Austin has not reviewed any individual credit files of CUB or German American, and has assumed that CUB’s and German American’s allowances are, in the aggregate, adequate to cover inherent credit losses. The ProBank Austin Opinion is based on economic, market and other conditions existing on the date of the opinion. No limitations were imposed by CUB’s Board or its management on ProBank Austin with respect to the investigations made or the procedures followed by ProBank Austin in rendering its opinion.
In rendering its opinion, ProBank Austin made the following assumptions:
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all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on CUB, German American or the anticipated benefits of the merger; and

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CUB and German American have provided all of the information that might be material to ProBank Austin in its review.

In connection with its opinion, ProBank Austin reviewed:
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the merger agreement dated as of September 20, 2021;

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certain publicly available financial statements and other historical financial information of German American and CUB that ProBank Austin deemed relevant;

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the historical financial performance, current financial position, budgets and projections and general prospects of CUB, and the historical financial performance and current financial position of German American;

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the pro forma financial impact of the merger to CUB and German American, based on assumptions and projections, including without limitation, the cost savings and related expenses expected to result or be derived from the merger, which were reviewed with management of CUB and German American, as well as representatives of German American;

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publicly reported historical stock price and trading activity for German American’s common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to German American;

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the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the merger;

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the current market environment generally and the banking environment in particular; and

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such other information, financial studies, analyses and investigations and financial, economic and market criteria as ProBank Austin considered relevant.

ProBank Austin also discussed with certain members of senior management of CUB the business, financial condition, results of operations and prospects of CUB, including certain operating, regulatory and other financial matters. ProBank Austin held similar discussions with certain members of senior management of German American and their financial advisor regarding the business, financial condition, results of operations and prospects of German American.
The following is a summary of the material factors considered and analyses performed by ProBank Austin in connection with its opinion dated September 20, 2021. The summary does not purport to be a complete description of the analyses performed by ProBank Austin. Capitalized terms used herein without definition shall have the meanings given to such terms in the merger agreement.
Summary of Financial Terms of Merger Agreement.    The financial terms of the Agreement provide for 100% of the issued and outstanding common stock of CUB to be converted into and exchanged for the right to receive per share consideration of (i) a cash payment in the amount of $13.44 per CUB common share (the “Cash Payment”) and (ii) 0.7739 German American common shares per CUB common share (the “Exchange Ratio”) (together, such cash and German American common shares is collectively the “Merger Consideration”). The Merger Consideration is subject to adjustment as further defined in the Agreement. The terms and conditions of the Merger are fully described in more detail in the Agreement.
The implied value of the Merger Consideration was $155.0 million in the aggregate or $41.58 per share, based on 3,706,299 shares of CUB common stock outstanding, the exchange ratio of 0.7739 and German American’s closing price of $36.36 on September 17, 2021. The Merger Consideration represents:
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156 percent of CUB’s June 30, 2021 tangible equity; and

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14.1 times CUB’s last-twelve-month June 30, 2021 net income

German American Peer Analysis.    ProBank Austin compared selected results of German American’s operating performance and market trading characteristics to that of two separate peer groups. The first peer group consisted of 23 publicly traded commercial banks headquartered throughout the United States with total assets between $3.0 billion and $8.0 billion, which, like German American, had a tangible common equity to tangible asset ratio between 9.0% — 11.0%, return on average assets (“ROAA”) between 1.25%

and 2.00%, non-performing assets plus loans 90+ days past due and still accruing to total asset ratio of less than 1.00% and were not being acquired (the “Comparable Bank Group”). ProBank Austin considered the Comparable Bank Group of financial institutions comparable to German American based on these financial performance metrics. The Comparable Bank Group consisted of the following banks:
Bank Name	Ticker	State	Bank Name	Ticker	State
1st Source Corporation	SRCE	IN	Origin Bancorp, Inc.	OBNK	LA
Alerus Financial Corporation	ACBI	ND	Preferred Bank	PFBC	CA
Bridgewater Bancshares, Inc.	BWB	MN	Premier Financial Corp.	PFC	OH
Byline Bancorp, Inc.	BY	IL	QCR Holdings, Inc.	QCRH	IL
Capstar Financial Holdings, Inc.	CSTR	TN	RBB Bancorp	RBB	CA
City Holding Company	CHCO	WV	Sierra Bancorp	BSRR	CA
Farmers National Banc Corp.	FMNB	OH	South Plains Financial, Inc.	SPFI	TX
First Financial Corporation	THFF	IN	Southside Bancshares, Inc.	SBSI	TX
Horizon Bancorp, Inc.	HBNC	IN	Spirit of Texas Bancshares, Inc.	STXB	TX
Lakeland Financial Corporation	LKFN	IN	Univest Financial Corporation	UVSP	PA
National Bank Holdings Corporation	NBHC	CO	Westamerica Bancorporation	WABC	CA
Old Second Bancorp, Inc.	OSBC	IL

ProBank Austin noted the following selected financial measures for the Comparable Bank Group as compared to German American (symbol: GABC):
Ticker	State	Total Assets YTD	Tang. Equity / Tang. Assets YTD	Core ROAA YTD	Core ROAE YTD	Efficiency Ratio YTD	NPAS + 90 PD / Assets YTD	Price Per Share 09/17/2021
SRCE	IN	7,718,694	10.70	1.57	13.13	53.79	0.77	45.26
ALRS	ND	3,157,229	9.36	1.72	15.71	70.48	0.27	29.10
BWB	MN	3,162,612	9.10	1.41	15.16	41.29	0.03	16.03
BY	IL	6,540,602	9.84	1.56	12.82	51.33	0.56	23.22
CSTR	TN	3,212,390	9.83	1.57	13.61	54.05	0.23	21.75
CHCO	WV	5,904,055	9.98	1.42	11.77	53.90	0.58	75.56
FMNB	OH	3,260,058	9.90	1.88	17.11	47.18	0.55	15.16
THFF	IN	4,753,308	10.75	1.29	10.02	59.02	0.44	39.56
HBNC	IN	6,109,227	9.06	1.44	12.36	56.08	0.39	17.14
LKFN	IN	6,232,914	10.80	1.54	14.11	47.81	0.27	64.57
NBHC	CO	7,136,128	10.41	1.47	12.12	62.92	0.44	35.98
OSBC	IL	3,250,634	9.15	1.32	13.40	65.43	0.77	12.31
OBNK	LA	7,268,068	9.09	1.39	15.49	55.14	0.55	40.40
PFBC	CA	5,575,908	10.01	1.60	15.64	33.27	0.85	62.73
PFC	OH	7,593,720	9.42	1.96	14.77	47.69	0.62	30.50
QCRH	IL	5,805,165	9.55	1.44	13.42	54.07	0.18	50.81
RBB	CA	3,890,638	9.58	1.45	12.12	42.78	0.50	24.10
BSRR	CA	3,272,048	10.08	1.41	13.08	56.98	0.58	23.16
SPFI	TX	3,712,915	9.94	1.61	15.86	66.69	0.41	22.66
SBSI	TX	7,182,408	9.82	1.57	12.57	50.09	0.21	36.61
STXB	TX	3,084,755	9.71	1.53	13.11	48.63	0.26	23.36
UVSP	PA	6,356,305	9.15	1.65	14.86	59.18	0.61	26.51
WABC	CA	7,147,779	10.24	1.25	11.57	45.31	0.09	55.15
Median		5,805,165	9.83	1.53	13.40	53.90	0.44	29.10
GABC	IN	5,348,569	9.96	1.74	14.48	51.76	0.34	36.36
This comparison indicated that GABC is superior to the median of the Comparable Bank Group in terms of tangible equity to tangible assets, ROAA, ROAE, efficiency ratio and level of non-performing and past due assets to total assets.

The following table demonstrates GABC’s publicly traded stock pricing multiples and average trading volume relative to the Comparable Bank Group as of September 17, 2021:
Ticker	State	Price Per Share 09/17/2021	Price / Tangible Book Value 09/17/2021	Price / YTD Core EPS 09/17/2021	Dividend Yield 09/17/2021	Avg. Daily Vol. (1 Year)
SRCE	IN	45.26	138.45	11.27	2.61	65,104
ALRS	ND	29.10	172.27	9.13	2.13	27,726
BWB	MN	16.03	156.95	12.39	0.00	60,427
BY	IL	23.22	141.28	10.86	1.03	114,321
CSTR	TN	21.75	154.99	9.98	1.01	59,670
CHCO	WV	75.56	203.11	14.36	3.07	60,291
FMNB	OH	15.16	135.05	8.12	2.90	66,017
THFF	IN	39.56	102.94	9.29	2.68	56,403
HBNC	IN	17.14	140.03	8.83	3.03	119,108
LKFN	IN	64.57	242.85	16.83	2.11	146,723
NBHC	CO	35.98	152.58	11.02	2.39	140,053
OSBC	IL	12.31	119.64	9.37	0.97	100,663
OBNK	LA	40.40	144.25	12.24	1.14	61,161
PFBC	CA	62.73	168.12	11.61	2.42	65,688
PFC	OH	30.50	166.11	7.75	3.28	122,718
QCRH	IL	50.81	146.68	10.13	0.47	54,918
RBB	CA	24.10	127.71	10.32	2.07	48,586
BSRR	CA	23.16	109.28	9.31	3.63	36,850
SPFI	TX	22.66	111.35	6.73	1.06	23,839
SBSI	TX	36.61	174.62	11.04	3.55	118,259
STXB	TX	23.36	137.65	8.96	1.54	41,739
UVSP	PA	26.51	137.91	7.78	3.02	97,026
WABC	CA	55.15	205.91	18.58	2.97	101,450
Median		29.10	144.25	10.13	2.39	65,104
GABC	IN	36.36	185.73	10.55	2.31	51,007
As the table above demonstrates, as of September 17, 2021, GABC’s common stock traded at a premium to the median of the Comparable Bank Group in terms of both a multiple of tangible book value and a multiple of earnings per share. In addition, based on recent trading activity, the average daily volume in GABC’s common shares was below the median of the Comparable Bank Group.
The second peer group consisted of 29 publicly traded commercial banks headquartered in the Midwest region of United States with total assets between $3.0 billion and $8.0 billion and were not being acquired (the “Midwest Bank Group”). The Midwest Bank Group consisted of the following banks:

Bank Name	Ticker	State	Bank Name	Ticker	State
1st Source Corporation	SRCE	IN	Lakeland Financial Corporation	LKFN	IN
Alerus Financial Corporation	ALRS	ND	Mercantile Bank Corporation	MBWM	MI
Bridgewater Bancshares, Inc.	BWB	MN	Meta Financial Group, Inc.	CASH	SD
Byline Bancorp, Inc.	BY	IL	Midland States Bancorp, Inc.	MSBI	IL
Community Trust Bancorp, Inc.	CTBI	KY	MidWestOne Financial Group, Inc.	MOFG	IA
CrossFirst Bankshares, Inc.	CFB	KS	Nicolet Bankshares, Inc.	NCBS	WI
Equity Bancshares, Inc.	EQBK	KS	Old Second Bancorp, Inc.	OSBC	IL
Farmers National Banc Corp.	FMNB	OH	Peoples Bancorp, Inc.	PEBO	OH
First Financial Corporation	THFF	IN	Premier Financial Corp.	PFC	OH
First Internet Bancorp	INBK	IN	QCR Holdings, Inc.	QCRH	IL
First Mid Bancshares, Inc.	FMBH	IL	Republic Bancorp, Inc.	RBCA.A	KY
Great Southern Bancorp, Inc.	GSBC	MO	Sterling Bancorp, Inc.	SBT	MI
HBT Financial, Inc.	HBT	IL	Stock Yards Bancorp, Inc.	SYBT	KY
Horizon Bancorp, Inc.	HBNC	IN	West Bancorporation, Inc.	WTBA	IA
Independent Bank Corporation	IBCP	MI

ProBank Austin noted the following selected financial measures for the Midwest Bank Group as compared to GABC:
Ticker	State	Total Assets YTD	Tang. Equity / Tang. Assets YTD	Core ROAA YTD	Core ROAE YTD	Efficiency Ratio YTD	NPAS + 90 PD / Assets YTD	Price Per Share 09/17/2021
SRCE	IN	7,718,694	10.70	1.57	13.13	53.79	0.77	45.26
ALRS	ND	3,157,229	9.36	1.72	15.71	70.48	0.27	29.10
BWB	MN	3,162,612	9.10	1.41	15.16	41.29	0.03	16.03
BY	IL	6,540,602	9.84	1.56	12.82	51.33	0.56	23.22
CTBI	KY	5,494,163	11.39	1.78	14.20	51.04	1.71	39.24
CFB	KS	5,311,434	11.99	0.91	8.32	51.47	1.88	12.41
EQBK	KS	4,268,216	8.68	1.52	15.95	59.18	1.56	30.11
FMNB	OH	3,260,058	9.90	1.88	17.11	47.18	0.55	15.16
THFF	IN	4,753,308	10.75	1.29	10.02	59.02	0.44	39.56
INBK	IN	4,204,642	8.39	1.03	12.51	50.91	0.27	30.24
FMBH	IL	5,790,582	8.43	0.93	8.53	59.78	0.65	38.10
GSBC	MO	5,577,582	11.19	1.43	12.65	55.13	0.15	53.14
HBT	IL	3,953,677	8.84	1.55	16.36	54.43	0.47	14.35
HBNC	IN	6,109,227	9.06	1.44	12.36	56.08	0.39	17.14
IBCP	MI	4,461,272	8.21	1.60	18.08	59.50	1.01	20.43
LKFN	IN	6,232,914	10.80	1.54	14.11	47.81	0.27	64.57
MBWM	MI	4,757,414	8.51	1.39	14.56	57.47	0.50	30.45
CASH	SD	7,051,812	7.91	2.08	20.94	56.62	0.81	51.98
MSBI	IL	6,630,010	7.12	1.30	13.85	60.10	1.16	23.33
MOFG	IA	5,749,215	7.86	1.44	15.80	52.80	0.77	28.31
NCBS	WI	4,587,347	8.74	1.76	14.56	49.15	0.30	72.06
OSBC	IL	3,250,634	9.15	1.32	13.40	65.43	0.77	12.31
PEBO	OH	5,067,634	7.56	1.24	10.80	65.21	0.76	30.49
PFC	OH	7,593,720	9.42	1.96	14.77	47.69	0.62	30.50
QCRH	IL	5,805,165	9.55	1.44	13.42	54.07	0.18	50.81
RBCA.A	KY	6,183,310	13.44	1.16	8.79	64.55	0.58	48.78
SBT	MI	3,417,452	9.57	0.32	3.59	87.61	2.71	5.21
SYBT	KY	6,088,072	8.57	1.69	17.49	49.48	0.24	52.28
WTBA	IA	3,268,760	7.54	1.58	21.30	40.45	0.45	29.55
Median		5,189,534	9.12	1.48	14.16	54.78	0.57	30.35
GABC	IN	5,348,569	9.96	1.74	14.48	51.76	0.34	36.36
This comparison indicated that GABC is superior to the median of the Midwest Bank Group in terms of tangible equity to tangible assets, ROAA, ROAE, efficiency ratio and level of non-performing and past due assets to total assets.
The following table demonstrates GABC’s publicly traded stock pricing multiples and average trading volume relative to the Midwest Bank Group as of September 17, 2021:

Ticker	State	Price Per Share 09/17/2021	Price / Tangible Book Value 09/17/2021	Price / YTD Core EPS 09/17/2021	Dividend Yield 09/17/2021	Avg. Daily Vol. (1 Year)
SRCE	IN	45.26	138.45	9.79	2.61	65,104
ALRS	ND	29.10	172.27	9.74	2.13	27,726
BWB	MN	16.03	156.95	10.93	0.00	60,427
BY	IL	23.22	141.28	8.73	1.03	114,321
CTBI	KY	39.24	113.11	7.36	3.92	56,067
CFB	KS	12.41	99.27	12.34	0.00	123,117
EQBK	KS	30.11	118.04	6.93	0.00	40,923
FMNB	OH	15.16	135.05	7.11	2.90	66,017
THFF	IN	39.56	102.94	8.85	2.68	56,403
INBK	IN	30.24	84.64	7.00	0.79	32,542
FMBH	IL	38.10	144.54	13.21	2.15	36,337
GSBC	MO	53.14	116.48	9.32	2.56	33,753
HBT	IL	14.35	113.02	6.64	4.18	43,931
HBNC	IN	17.14	140.03	8.68	3.03	119,108
IBCP	MI	20.43	121.47	6.48	4.11	98,929
LKFN	IN	64.57	242.85	17.75	2.11	146,723
MBWM	MI	30.45	121.68	7.60	3.81	46,387
CASH	SD	51.98	312.62	6.60	0.58	221,050
MSBI	IL	23.33	113.91	6.08	4.80	87,290
MOFG	IA	28.31	101.46	5.52	3.18	38,669
NCBS	WI	72.06	184.33	9.38	0.00	39,710
OSBC	IL	12.31	119.64	8.72	0.97	100,663
PEBO	OH	30.49	163.64	9.49	4.66	75,271
PFC	OH	30.50	166.11	7.79	3.28	122,718
QCRH	IL	50.81	146.68	9.87	0.47	54,918
RBCA.A	KY	48.78	121.17	13.65	2.53	29,286
SBT	MI	5.21	80.41	21.49	0.00	75,237
SYBT	KY	52.28	272.87	14.80	2.07	61,302
WTBA	IA	29.55	198.44	9.93	3.11	36,508
Median		30.35	136.75	9.09	2.54	60,865
GABC	IN	36.36	185.73	10.55	2.31	51,007
As the table above demonstrates, as of September 17, 2021, GABC’s common stock traded at a premium to the median of the Midwest Bank Group in terms of both a multiple of tangible book value and a multiple of earnings per share. In addition, based on recent trading activity, the average daily volume in GABC’s common shares was below the median of the Midwest Bank Group.
Comparable Transaction Analysis.    In performing its analysis, ProBank Austin reviewed the 99 bank merger and acquisition transactions in the United States from March 31, 2020 through September 12, 2021 for which financial information is available (the “U.S. Comparable Group”). Analysis of these transactions depicts a median multiple of tangible book value of 1.49X and median deal value to earnings of 16.67X. In addition, ProBank Austin reviewed the 30 U.S. Comparable Group transactions in which the seller had total assets between $500 million and $1.5 billion, the 28 U.S. Comparable Group transactions in which the seller had a tangible equity to tangible asset ratio between 9.0% and 10.0%, the 44 U.S. Comparable Group transactions in which the seller had a LTM return on average assets (“ROAA”) between 0.75% and

1.25%, the 30 U.S. Comparable Group transactions in which the seller had a LTM return on average equity (“ROAE”) between 9.0% and 12.0%, the 27 U.S. Comparable Group transactions in which the seller was located in the Midwest Region of the United States, the 69 U.S. Comparable Group transactions in which consideration received by the seller was part or all stock, the 38 U.S. Comparable Group transactions in which the seller had a non-performing asset to total asset ratio below 0.50% and the 15 U.S. Comparable Group transactions in which the seller had total assets between $500 million and $2.0 billion, LTM ROAE between 8.0% and 12.5%, tangible equity to tangible assets between 8.50% and 10.50% and the transaction consideration was at least part common stock. ProBank Austin also reviewed the bank merger and acquisition transactions in which the seller was located in Kentucky from March 31, 2020 through September 12, 2021 for which financial information is available. All U.S. Comparable Group transactions are announced between March 31, 2020 and September 12, 2021.
The following tables demonstrate the results of such analyses:
Multiple of Tangible Book Value
	Number of Transactions	25th Percentile (%)	Median (%)	75th Percentile (%)
Proposed Transaction (%)	156.00
Comparable Group
All U.S. Bank Transactions Since 03/31/20	99	127.88	148.50	166.76
Total Assets between $500 Million – $1.5 Billion	30	133.50	150.20	165.50
Tangible Equity/Tangible Assets between 9.0% – 10.0%	28	126.59	153.39	167.45
ROA between 0.75% – 1.25%	44	133.97	151.41	168.98
ROE between 9.00% – 12.00%	30	143.35	152.50	169.33
Midwest Transactions	27	115.00	141.00	165.08
Transactions where Seller Received Part or All Stock	69	128.16	149.20	166.64
NPAs/Assets less than 0.50%	38	131.97	150.02	169.15
Sellers Most Financially Similar to CUB	15	148.73	156.25	167.06
Deal Value to Earnings
	Number of Transactions	25th Percentile (X)	Median (X)	75th Percentile (X)
Proposed Transaction (X)	14.11
Comparable Group
All U.S. Bank Transactions Since 03/31/20	99	13.14	16.67	20.67
Total Assets between $500 Million – $1.5 Billion	30	12.57	15.81	18.38
Tangible Equity/Tangible Assets between 9.0% – 10.0%	28	14.66	17.60	22.16
ROA between 0.75% – 1.25%	44	14.32	16.40	18.56
ROE between 9.00% – 12.00%	30	13.95	15.06	16.40
Midwest Transactions	27	15.37	18.48	21.54
Transactions where Seller Received Part or All Stock	69	13.03	16.81	19.80
NPAs/Assets less than 0.50%	38	12.55	15.21	19.72
Sellers Most Financially Similar to CUB	15	12.64	14.67	16.79

Premium Over Tangible Equity to Core Deposits
	Number of Transactions	25th Percentile (%)	Median (%)	75th Percentile (%)
Proposed Transaction (%)	6.33
Comparable Group
All U.S. Bank Transactions Since 03/31/20	99	3.11	6.70	8.58
Total Assets between $500 Million – $1.5 Billion	30	3.30	6.83	8.57
Tangible Equity/Tangible Assets between 9.0% – 10.0%	28	3.64	6.75	8.45
ROA between 0.75% – 1.25%	44	4.53	7.10	8.54
ROE between 9.00% – 12.00%	30	5.50	7.67	9.54
Midwest Transactions	27	2.08	5.85	7.30
Transactions where Seller Received Part or All Stock	69	2.80	6.39	8.44
NPAs/Assets less than 0.50%	38	4.23	6.88	8.64
Sellers Most Financially Similar to CUB	15	6.56	7.24	8.58
Proposed Transaction Percentile Ranking
Multiple of Tangible Book Value
Percentile Ranking
Proposed Transaction (%)	156.00
Comparable Group
All U.S. Bank Transactions Since 03/31/20	62%
Total Assets between $500 Million – $1.5 Billion	65%
Tangible Equity/Tangible Assets between 9.0% – 10.0%	55%
ROA between 0.75% – 1.25%	57%
ROE between 9.00% – 12.00%	53%
Midwest Transactions	66%
Transactions where Seller Received Part or All Stock	63%
NPAs/Assets less than 0.50%	59%
Sellers Most Financially Similar to CUB	50%
Deal Value to Earnings
Percentile Ranking
Proposed Transaction (X)	14.11
Comparable Group
All U.S. Bank Transactions Since 03/31/20	30%
Total Assets between $500 Million – $1.5 Billion	40%
Tangible Equity/Tangible Assets between 9.0% – 10.0%	18%
ROA between 0.75% – 1.25%	22%
ROE between 9.00% – 12.00%	30%
Midwest Transactions	21%
Transactions where Seller Received Part or All Stock	30%
NPAs/Assets less than 0.50%	45%
Sellers Most Financially Similar to CUB	38%

Premium Over Tangible Equity to Core Deposits
Percentile Ranking
Proposed Transaction (%)	6.33
Comparable Group
All U.S. Bank Transactions Since 03/31/20	45%
Total Assets between $500 Million – $1.5 Billion	35%
Tangible Equity/Tangible Assets between 9.0% – 10.0%	43%
ROA between 0.75% – 1.25%	32%
ROE between 9.00% – 12.00%	31%
Midwest Transactions	53%
Transactions where Seller Received Part or All Stock	50%
NPAs/Assets less than 0.50%	45%
Sellers Most Financially Similar to CUB	22%
Discounted Cash Flow Analysis.    ProBank Austin estimated the value of CUB common stock by calculating the present value of CUB’s projected future dividends, earnings stream, and projected future equity. A dividend discount analysis was performed by ProBank Austin pursuant to which a range of values of CUB was determined by adding (i) the present value of estimated future dividend streams that CUB could generate over a five-year period and (ii) the present value of the “terminal value” of CUB at the end of the fifth year. The “terminal value” of CUB at the end of the five-year period was determined by applying a multiple of 14.67 times the projected terminal year’s net income and a multiple of 1.56 times the projected terminal year’s tangible book value. The 14.67 multiple and the 1.56 multiple represent the median price paid as a multiple of earnings and tangible book value, respectively, for all transactions in the U.S. Comparable Group most financially similar to CUB, for which pricing information is available. In preparing this analysis, ProBank Austin utilized financial projections for the years ending 2021 through 2023 prepared by CUB management. ProBank Austin utilized an increase in net income of approximately 3% per year thereafter.
Projected dividend streams and the terminal value were discounted to present value using discount rates between 11.0% and 13.0%. These rates reflect assumptions regarding the required rate of return of holders or buyers of CUB’s common shares. Based on 14.67 times the projected terminal year’s net income and a discount rate of 12.0%, the aggregate value of CUB, determined by adding the present value of the total cash flows at the end of the five-year period, was $122,135,000, or $32.95 per CUB common share. Based on 1.56 times the projected terminal year’s tangible equity and a 12.0% discount rate, the aggregate value of CUB, determined by adding the present value of the total cash flows at the end of the five-year period, was $139,297,000, or $37.58 per CUB common share.
Contribution Analysis.    ProBank Austin prepared a contribution analysis demonstrating percentages of total assets, total loans, total deposits, tangible common equity, and net income for CUB and GABC to be contributed to the combined company on a pro forma basis. This analysis assumed that CUB shareholders will receive aggregate CUB merger consideration of 2,868,305 shares of GABC common stock and cash in the amount of $50,746,013.
CUB Contribution to GABC
Total assets	16.7%
Total loans	18.9%
Total deposits	16.7%
Total tangible common equity	16.1%
YTD 6/30/2021 net income	11.9%
Pro forma ownership	9.8%
Pro forma ownership if 100% stock	13.8%

Pro Forma Merger Analysis.    ProBank Austin analyzed the potential pro forma effect of the CUB merger on German American’s performance metrics. Assumptions were made regarding the fair value accounting adjustments, cost savings, and other acquisition adjustments based on ProBank Austin’s familiarity with such matters as well as discussions with management of CUB and German American and their representatives. Utilizing analyst consensus earnings estimates for German American for 2021, 2022 and 2023 as well as 2021, 2022 and 2023 earnings estimates prepared for CUB by CUB management and assuming German American’s stock price remains static until the closing of the CUB merger, the pro forma merger analysis indicated that the CUB merger is expected to be dilutive to German American’s tangible book value per share by approximately 3.5% at closing and such dilution will be recovered within approximately two and one half years. The CUB merger is expected to be approximately 14.2% accretive to German American’s earnings per share for the year ending 2023 with fully phased-in cost savings. Utilizing these estimates as a base, ProBank Austin calculated the estimated per share financial impact on CUB’s common shares on an “as if 100% stock” basis as follows:
	Pro Forma for CUB Shareholders Assuming 100% Stock
	Amount	Accretion / (Dilution)
Pro Forma CUB Core 2022 EPS	$3.05	8.2%
Pro Forma CUB Core 2023 EPS	$3.59	13.3%
Pro Forma CUB Tangible Book Value at Close	$22.98	(16.0)%
Pro Forma CUB 2022 Dividends Per Share	$1.01	31.2%
ProBank Austin’s Compensation and Other Relationships with CUB and German American.    ProBank Austin and its wholly owned broker/dealer subsidiary, Investment Bank Services, Inc., were engaged by CUB to serve as its financial advisor in connection with the possible sale or merger of CUB. Pursuant to the terms of the CUB engagement agreement, ProBank Austin will receive a $75,000 fee upon the signing of a merger agreement and delivery of the fairness opinion and a fee equal to 1.20% of the aggregate merger consideration at the closing of the transaction. In addition, CUB has agreed to indemnify ProBank Austin from and against certain liabilities.
In the two years preceding the date of the ProBank Austin Opinion, ProBank Austin or certain of its affiliates or predecessors provided loan review and other consulting services to CUB or its subsidiaries for which it or its predecessors or affiliates received customary fees and expense reimbursement. The fees paid to ProBank Austin for these services are not considered to be material. In addition, in the two years preceding the date of the ProBank Austin Opinion, neither ProBank Austin nor any of its affiliates or predecessors provided any services to German American or its subsidiaries.
Nature of Unaudited Prospective Financial Information.   The prospective financial information referenced above was prepared in good faith and on a reasonable basis based on the best information then available but was not prepared for the purpose of, or with a view toward, public disclosure. As such, the inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as an indication that German American, CUB or any other recipient of the prospective financial information considered, or now considers, it to be necessarily predictive of actual future results.
The prospective financial information was also not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections, published guidelines of the SEC regarding forward-looking statements or GAAP. Neither MCM CPAs and Advisors LLP (CUB’s independent auditor) nor Crowe LLP (independent registered public accounting firm of GABC) nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled or applied any procedures with respect to the projections and, accordingly, neither MCM CPAs and Advisors LLP nor Crowe LLP has expressed any opinion or given any other form of assurance with respect thereto or its achievability and each assumes no responsibility for the projections and disclaims any association with the projections.

Interests of CUB’s Directors and Executive Officers in the Merger
In considering the recommendation of the board of directors of CUB to adopt the merger agreement, you should be aware that executive officers and directors of CUB and Citizens Union Bank have (or had) employment and other compensation agreements or plans that give them (or gave them) interests in connection with the merger that may be different from, or in addition to, their interests as CUB shareholders. These current or former interests and agreements include:
CEO and President Compensation Arrangements.    David M. Bowling, CEO of CUB, and Darryl T. Traylor, President of Citizens Union Bank, who are also directors of CUB, are parties to various employment, deferred compensation and bonus agreements with CUB that provide for change-in control payments being made to each such executive as a result of the merger, including the following:
Deferred Compensation Agreements (2014).    Mr. Bowling and Mr. Traylor have individual deferred compensation agreements that were entered into with CUB on July 1, 2014, under which they are each entitled to payment of $75,000 a year for ten years upon their retirement. Upon consummation of the merger, each of Mr. Bowling and Mr. Traylor will become 100% vested under their respective agreement, resulting in each receiving an accelerated deferred compensation lump sum payment of $750,000;
Other Deferred Compensation Agreements.    Mr. Bowling and Mr. Traylor are each party to other deferred compensation agreements with CUB, which have been funded by the executive and CUB (or its predecessor) in the amounts of $34,731 and $34,411, respectively. Under each agreement, accelerated payment of the amount in the applicable deferred compensation account will be made to such executive in connection with the consummation of the merger;
Deferred Bonus Agreements.    As of December 31, 2020, Mr. Bowling and Mr. Traylor were 50% vested under certain deferred bonus agreements, providing them with payments based upon a percentage of the cash surrender value of life insurance policies held by CUB. Upon a change in control, Mr. Bowling and Mr. Traylor will become 100% vested and entitled to payment within 30 days after the change in control, subject to a maximum payment equal to the cash surrender value of the applicable policy. Under the deferred bonus agreements, Mr. Bowling and Mr. Traylor will receive deferred bonus payments in the amount of $234,530 and $214,362, respectively; and
Success Bonus.    In consideration for the efforts necessary to effectuate the closing of the merger, on March 31, 2021, CUB entered into a success bonus agreement with each of Mr. Bowling and Mr. Traylor. Under the bonus agreements, each of Mr. Bowling and Mr. Traylor will receive a success bonus in the amount of $300,000.
Employment Agreement Severance Benefits.    In addition, Mr. Bowling and Mr. Traylor would each be entitled to receive a severance benefit of one-times their base pay if they were to be terminated by German American without cause within 12 months of the merger closing.
Other Executive Deferred Compensation.    CUB has entered into a deferred compensation agreement with each of Christopher R. Dew, Executive Vice President/Chief Financial Officer, Nicole R. Durbin, Executive Vice President/Chief Operations Officer, and Brian M. McMullan, Executive Vice President/Chief Information Officer of Citizens Union Bank, to ensure the continued service of the executive officers with CUB and to assist the executive officers in establishing a program to provide supplemental retirement benefits. Under the agreements, the executive officers are each entitled to receive monthly payments over a ten-year period upon their retirement. Upon consummation of the merger, each of Mr. Dew, Ms. Durbin and Mr. McMullan will become 100% vested under their respective agreement, resulting in each receiving an accelerated deferred compensation lump sum payment of $500,000, $450,000 and $656,000, respectively.
Cash Payment for Outstanding Options.    The merger agreement obligates German American to pay a “Cancellation Amount” to the holders of outstanding options to purchase shares of CUB common stock in connection with the closing of the merger. The Cancellation Amount for each stock option for a share of CUB common stock will be payable in cash in an amount equal to (i) the $13.44 cash payment, plus (ii) the 0.7739 exchange ratio multiplied by the volume-weighted average price of German American’s common shares over the ten (10) consecutive trading days ending on the trading day that is the fourth business day preceding the merger closing date, less (iii) the option exercise price per share, and less (iv) any applicable withholding taxes. The Cancellation Amount is subject to reduction in the event the “Effective Time Book Value” (as defined in and calculated pursuant to the merger agreement) of CUB, at the time of closing of the Merger, falls below the target threshold set forth in the Merger Agreement. See “THE MERGER AGREEMENT — Calculation of Possible Reduction in Cash Payments” on page 48). German American estimates that, if none of the outstanding options were to be exercised before closing, the Cancellation Amount payable to CUB officers would total approximately $918,401 (based upon a German American share price of $35.99, the volume-weighted average price of German American’s common shares over the ten (10) consecutive trading days ending on September 17, 2021, which was the business day before the merger was publicly announced). The Cancellation Amounts payable to Mr. Dew and Brian K. Webb, Senior Vice President, Commercial Lending of Citizens Union Bank, the only option holders among CUB’s directors and executive officers, are estimated to be $86,774 and $256,975, respectively.
Summary of Aggregate Estimated Payments.    As a result of the agreements described above, CUB’s directors and executive officers will receive the following aggregate estimated payments upon consummation of the merger:
Name	Total Aggregate Payment
David M. Bowling	$1,319,261
Darryl T. Traylor	$1,298,773
Christopher R. Dew	$586,774
Nicole R. Durbin	$450,000
Brian M. McMullan	$656,000
Brian K. Webb	$256,975
Excess Parachute Payments.    Section 280G of the Code provides that payments related to a change in control that equal or exceed three times an individual’s “base amount” (defined as average annual taxable compensation over the five preceding calendar years) constitute “excess parachute payments.” If the change in control payments exceed three times the individual’s base amount, the Code imposes a 20% excise tax on the amount that exceeds the individual’s base amount and Section 280G of the Code limits the employer’s deduction to the base amount. The lump sums payable to Mr. Bowling, Mr. Traylor, Mr. Dew, Ms.  Durbin, Mr. McMullan and Mr. Webb upon the change in control of CUB will not constitute excess parachute payments.
Indemnification and Continued Director and Officer Liability Coverage.    From and after the effective time of the merger, German American has agreed to indemnify and hold harmless each present and former director, manager and officer of CUB and each of its subsidiaries (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director, manager or officer of CUB or any of its subsidiaries (including without limitation service as a trustee or in any similar capacity with respect to any CUB employee benefit plan), under applicable Kentucky or Indiana law or any organizational documents of CUB and any of its subsidiaries as in effect as of the date of the merger agreement. In addition, German American has agreed to provide directors’ and officers’ liability insurance coverage for a period of six (6) years following the effective time of the merger to the persons serving as officers, managers and directors of CUB and any of its subsidiaries immediately prior to the effective time of the merger under the directors’ and officers’ liability insurance policy currently maintained by CUB or under a policy with comparable or better coverage; provided that German American is not obligated to pay more than 150% of the annual premium paid by CUB for such insurance. If the cost of insurance exceeds such limit, German American will use its reasonable efforts to obtain as much comparable coverage as possible.

Voting Agreement.    As discussed above, each member of the board of directors of CUB has entered into a voting agreement with German American by which they have agreed to cause all CUB common stock owned of record or beneficially by each of them to be voted in favor of the merger agreement proposal. See “THE SPECIAL MEETING — Voting Agreement with Certain CUB Shareholders” on page 59.
The board of directors of CUB was aware of these differing interests and potential conflicts and considered them, among other matters, in evaluating and negotiating the merger agreement with German American and in recommending that CUB’s shareholders approve and adopt the proposals to be voted upon at the special meeting.
Regulatory Approvals
On or about October [•], 2021, German American submitted a request to the Federal Reserve Bank of St. Louis, acting as the delegate of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act, for a determination by the Reserve Bank that German American need not submit an application for approval of the merger under that Act.
In addition, the banking subsidiary of German American submitted an application to the Federal Deposit Insurance Corporation (“FDIC”) on or about September 29, 2021, seeking approval by the FDIC of the merger of Citizens Union Bank into German American’s banking subsidiary.
Further, the banking subsidiary of German American submitted (i) an application to the Indiana Department of Financial Institutions on or about September 29, 2021, and (ii) a copy of its FDIC application to the Kentucky Department of Financial Institutions on or about October 15, 2021, in each case seeking approval of the merger of Citizens Union Bank into German American’s banking subsidiary.
German American cannot be certain when or if such waivers or approvals will be received.
Exchange Agent
German American has appointed Computershare, Inc. (“Computershare”) as its exchange agent for purposes of exchanging CUB shares held by its shareholders for the merger consideration.
Dividends and Distributions
Under the terms of the merger agreement, prior to the closing of the merger, CUB is prohibited from declaring or paying any cash dividend or other distribution to CUB shareholders.
Appraisal or Dissenters’ Rights
Each share of CUB common stock held by a shareholder who has given notice of its intention to assert the right to dissent in accordance with Kentucky law, has not voted to approve the merger agreement, and has otherwise complied with the applicable provisions of the Kentucky Business Corporation Act (“KBCA”) to dissent from the merger will not be converted into the right to receive the merger consideration. Instead, such a dissenting shareholder will become entitled to receive whatever may be determined to be the “fair value” of the dissenter’s shares under the applicable provisions of the KBCA. If at any time a CUB shareholder fails to take an action required to perfect its rights as a dissenting shareholder, that shareholder will be treated as though its CUB shares had been converted at the effective time into the right to receive the merger consideration, without any interest thereon. CUB will give German American prompt notice of any shareholder demands received by CUB for payment of the fair value of CUB common stock. Prior to the effective time, CUB will not make any payment with respect to, or settle or offer to settle, any such demands except with prior consent of German American. For more information regarding the right of CUB shareholders to dissent from the merger, see the section entitled “THE MERGER AGREEMENT — Dissenters’ Rights of Appraisal” beginning on page 57 of this proxy statement/prospectus. In addition, a copy of Chapter 271B, Subtitle 13, Title XXIII of the KBCA, the Kentucky dissenters’ rights statute, is attached as Annex C to this proxy statement/prospectus. Investment banker opinions as to the fairness, from a financial point of view, of the consideration payable in a transaction such as the merger are not opinions as to, and do not in any way address, fair value under the KBCA.

Material U.S. Federal Income Tax Consequences
German American and CUB expect the merger to qualify as a “reorganization” (within the meaning of Section 368(a) of the Code) for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes, as a result of the merger:
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CUB shareholders will recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of German American common stock; and

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CUB shareholders will not recognize gain (or loss) as a result of receiving shares of German American common stock in the merger.

See “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 98 for a summary of the material U.S. federal income tax consequences of the merger to U.S. holders of CUB common stock.
Because individual circumstances may differ, each shareholder should, at their own expense, consult with their personal tax advisor regarding the applicability of the rules discussed in this proxy statement/prospectus to the shareholder and the particular tax effects to the shareholder of the merger and the holding or disposing of German American shares in light of the shareholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the transactions described in this proxy statement/prospectus relating to equity compensation and benefit plans.
Sources of Funds
The cash portion of the aggregate merger consideration, including cash amounts required to settle fractional interests, is expected to be funded by cash on hand at German American at the time of closing.

THE MERGER AGREEMENT
The following summary describes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
The merger agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding German American, CUB or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this document. See also “WHERE YOU CAN FIND MORE INFORMATION” on page 102.
The representations, warranties and covenants contained in the merger agreement and described in this proxy statement/prospectus
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were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments,

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were made solely for the benefit of the parties to the merger agreement,

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may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures,

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were made for the purposes of allocating risk between parties to the merger agreement instead of establishing these matters as facts, and

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may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors.

Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the merger agreement do not survive the effective time of the merger.
General
The merger agreement provides for the merger of CUB with and into German American, with German American surviving the merger and continuing under the name “German American Bancorp, Inc.” Immediately following the merger of CUB with German American, Citizens Union Bank will merge with and into German American Bank (the bank subsidiary of German American), with German American Bank surviving the merger and continuing under the name “German American Bank.”
Time of Completion
Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on the first day of the calendar quarter following (i) the shareholders of CUB having approved and adopted the merger agreement, (ii) the expiration of all waiting periods in connection with either the bank regulatory applications filed for approval of the merger or stock market requirements and (iii) the satisfaction of all other conditions to closing of the transaction described in the merger agreement (the “Closing Date”) See “THE MERGER AGREEMENT — Conditions to Completion of the Merger” on page 53.
We are working diligently to complete the merger quickly. We currently expect that the merger will be closed on January 1, 2022. However, because completion of the merger is subject to regulatory approvals and other conditions that have not yet been obtained and are beyond our control, we cannot guarantee the actual timing.

Consideration to be Received in the Merger
If the merger is completed, the shares of CUB common stock that you own immediately before the completion of the merger will be converted into a right to receive shares of German American common stock and cash. At the effective time of the merger, each issued and outstanding share of CUB common stock (other than Dissenting Shares) will be converted into the right to receive (i) a 0.7739 share of German American common stock (and cash in lieu of any fractional share interests), plus (ii) a cash payment of $13.44 (subject to reduction as described below).
The CUB 401(k) and ESOP, as the record holder of shares of CUB common stock immediately prior to the effective time of the merger, shall be entitled to receive from German American, for each share of CUB common stock then held of record by the CUB 401(k) and ESOP, the merger consideration described above (which is subject to reduction as described below).
Any option to acquire a share of CUB common stock outstanding at the closing of the merger will be cancelled in exchange for a cash payment equal to (i) the $13.44 cash payment, plus (ii) the 0.7739 exchange ratio multiplied by the volume-weighted average price of German American’s common shares over the ten (10) consecutive trading days ending on the trading day that is the fourth business day preceding the merger closing date, less (iii) the option exercise price per share, and less (iv) any applicable withholding taxes.
The cash payment per outstanding share and per outstanding option described above are subject to reduction as described below.
Fractional shares of German American common stock will be paid for in cash equal to the product of the fractional share and the volume weighted average of the trading prices of German American common stock, rounded to the nearest cent, during the twenty trading days ended on the trading day that is the second business day preceding the closing date for the merger, as reported by Bloomberg L.P.
Calculation of Possible Reduction in Cash Payments
The merger agreement provides that the cash merger consideration and the option cancellation payment are each subject to reduction in the event that CUB’s “Effective Time Book Value” is less than its “Target Book Value.” The dollar amount by which such Target Book Value is not satisfied is referred to in the merger agreement as the “Shortfall,” which will be determined (if it exists) by the parties at the merger closing in accordance with the merger agreement as follows:
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For purposes of determining whether there exists (and, if so, the dollar amount of) any Shortfall, the merger agreement defines the “Effective Time Book Value” as being the estimated shareholders’ equity of CUB as of the end of the effective time of the merger determined in accordance with United States generally accepted accounting principles (“GAAP”) to the reasonable satisfaction of German American, to be delivered by CUB to German American no later than five (5) business days prior to the Closing Date, and which shall reflect an allowance for loan and lease losses calculated in a manner consistent with Citizens Union Bank’s historical practices;

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For purposes of computing “Effective Time Book Value,” in no event shall the assumed provision for loan and lease losses be less than zero for any period after April 30, 2021;

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The merger agreement specifies that the Effective Time Book Value will reflect all after-tax accruals of CUB and Citizens Union Bank of Shelbyville, Inc. (“Citizens Union Bank”) for all fees, expenses and costs relating to the mergers (regardless of whether GAAP would require that such obligations be accrued as liabilities as of the merger’s effective time), including but not limited to those incurred by CUB or Citizens Union Bank in negotiating the terms of the mergers, preparing, executing and delivering the merger agreement, obtaining shareholder and regulatory approvals, and closing the mergers, retention bonuses authorized under the merger agreement, change of control or success bonuses, if any, to officers or directors as a result of the mergers, additional accruals required pursuant to any director deferred compensation agreements, if any, costs of taking reasonable environmental remedial and corrective actions (as specified in the merger agreement), costs to cure or remove any material title or survey defects that German American deems unacceptable (as specified in the merger agreement), termination, deconversion, liquidated damage, upfront payment recapture, and other similar costs, fees and expenses, in excess of the amount set forth in clause (4) of the paragraph immediately below, payable upon the termination of any contracts contemplated by such clause (4), and including fees, expenses and costs that might not be deemed earned or become payable until after the effective time of the merger (such as investment banking fees and similar payments for services performed prior to the effective time that may not be deemed earned unless and until the mergers have become effective);
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In computing the Effective Time Book Value, the merger agreement expressly provides that none of the following will be considered in the calculation: (1) gains or losses on sales of securities by CUB or Citizens Union Bank incurred after April 30, 2021; (2) any increase in assets or decrease in liabilities resulting from the issuance or redemption of shares of capital stock or other equity interests of CUB, including, but not limited to, CUB making the certain option cancellation payments; (3) any changes to the value of CUB’s investment portfolio attributed to applicable accounting rules, whether upward or downward, from April 30, 2021 until the measurement date; (4) up to an aggregate of $3,365,000 in termination, deconversion, liquidated damage, upfront payment recapture, and other similar costs, fees and expenses payable upon the termination of any of CUB’s contracts; (5) expenses relating to any litigation arising out of or in connection with the merger agreement, the merger or any of the transactions contemplated thereby; and (6) severance and other payments under the merger agreement (exclusive of any change of control payments, success bonuses or settlement payments payable to officers or directors as a result of the merger); and

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For the purposes of whether there exists (and, if so, the dollar amount of) any Shortfall, the merger agreement defines “Target Book Value” to be an amount equal to $103,394,000 adjusted (A) downward by the product of $28,000, or the Per Diem Factor, and the number of days the effective time of the merger is before January 1, 2022, or (B) upward by the product of the Per Diem Factor and the number of days the effective time of the merger is after January 1, 2022.

In the event of such a Shortfall, then the cash merger consideration and the option cancellation payments shall be reduced by a per share amount (rounded to the nearest whole cent) equal to the quotient obtained by dividing the dollar amount of the Shortfall by the number of shares of CUB common stock outstanding that is eligible to receive the $13.44 per share cash payment (including the shares held in the CUB 401(k) and ESOP). CUB does not anticipate that any Shortfall adjustment to the cash consideration will be necessary.
Exchange of Certificates
Computershare (German American’s transfer agent and registrar) will act as the exchange agent and handle the exchange of CUB stock certificates for certificates representing German American’s shares and any cash consideration that may be payable to CUB shareholders. Within five business days after the effective time of the merger, the exchange agent will send a letter of transmittal to each former CUB shareholder who holds one or more stock certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering CUB stock certificates. You should NOT return stock certificates with the enclosed proxy card.
CUB shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive certificates for the shares of German American’s common stock into which their shares of CUB common stock were converted pursuant to the merger and a check for the amount of cash consideration (if any) to which such shareholder is entitled.
With respect to holders of shares of CUB common stock held in book-entry form, the exchange agent will deliver (1) a statement detailing the holders’ book-entry shares of German American common stock into which those shares of CUB common stock have been converted, and (2) payment for cash-in-lieu of a fractional share and the merger cash consideration, in a separate mailing, as promptly as reasonably practicable after the effective time of the merger, without the shareholder being required to deliver a CUB stock certificate or any letter of transmittal, “agent’s message” or other documents to the exchange agent.
After the merger, each certificate that previously represented shares of CUB common stock will only represent the right to receive:

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certificates representing the shares of German American’s common stock into which those shares of CUB common stock have been converted; cash in the amount of the cash merger consideration, if any, and cash in lieu of any fractional share of German American common stock; or

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the right to receive payment of the fair value of Dissenting Shares in accordance with the provisions of the KBCA, as described below under “Dissenters’ Rights of Appraisal.”

After the completion of the merger, CUB will not register any transfers of shares of CUB common stock.
CUB Restrictions
Under the merger agreement, CUB has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, CUB and its subsidiaries are required to conduct their respective businesses and to discharge or incur obligations and liabilities only in the ordinary course of business, as conducted prior to the execution of the merger agreement.
The following is a summary of the more significant items which CUB and its subsidiaries cannot take without German American’s prior consent, subject to the exceptions set forth in the merger agreement:
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declaring or paying any dividends on shares of CUB common stock or making any other distribution to shareholders;

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issuing or agreeing to issue any stock or other equity securities (except for the issuance of shares upon exercise of stock options or to fund any required contributions under the 401(k) and ESOP), or trust preferred securities or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any capital stock or equity securities, or accept any purported notice of exercise of any unauthorized right to purchase any capital stock or equity securities;

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redeeming, purchasing or otherwise acquiring any of the common or any other capital stock of CUB or any of its subsidiaries;

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effecting a stock split, reverse split, reclassification or other similar change in any common or other capital stock or otherwise reorganizing or recapitalizing;

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changing the organizational documents of CUB or any of its subsidiaries;

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except as separately set forth in the merger agreement or agreed to by German American, paying or agreeing to pay any bonus, additional compensation (other than bonuses not to exceed $200,000 in the aggregate payable to employees of CUB and its subsidiaries for the purpose of inducing such employees to continue providing services to CUB and its subsidiaries through the effective date of the merger, and other ordinary and normal bonuses and salary increases consistent with past practices), or severance benefit or otherwise making any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees;

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except as separately set forth in the merger agreement or agreed to by German American or required by law, adopting, terminating or making any change in any employee benefit plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees;

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borrowing or agreeing to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guaranteeing or agreeing to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit;

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making or committing to make loans or loan commitments or renewals of loans, or purchasing loan participations, in amounts exceeding certain specified amounts;

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purchasing or otherwise acquiring any investment security for the accounts of CUB or its subsidiaries, or selling any investment security owned by any of them which is designated as held-to-maturity, or engaging in any activity that would require the establishment of a trading account for investment securities;

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increasing or decreasing the rate of interest paid on time deposits, or on certificates of deposit, except in a manner consistent with market conditions and pursuant to policies consistent with past practices;

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entering into or amending any material agreement, contract or commitment out of the ordinary course of business;

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except in the ordinary course of business, placing on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

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except in the ordinary course of business, canceling, releasing, compromising or accelerating any material indebtedness owing to CUB or any of its subsidiaries, or any claims which any of them may possess, or voluntarily waiving any material rights with respect thereto;

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selling or otherwise disposing of any loan, loan participation, real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness;

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foreclosing upon or otherwise taking title to or possession or control of any real property (other than certain single-family, non-agricultural residential property) without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified person or firm reasonably acceptable to German American, which does not indicate the presence of material or reportable quantities of pollutants, contaminants or hazardous or toxic waste materials on the property;

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committing any act, or failing to do any act, that causes a material breach of any material lease, agreement, contract or commitment;

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violating any law, statute, rule, governmental regulation or order, which violation might have a “material adverse effect” as defined in the merger agreement;

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purchasing any real or personal property or making any other capital expenditure where the amount paid or committed therefor is in excess of certain individual and aggregate threshold dollar amounts, other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of Citizens Union Bank’s loans;

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issuing certificate(s) for shares of CUB common stock to any CUB shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such shareholder(s), a surety bond from a recognized insurance company in an amount that would indemnify CUB (and its successors) against loss on account of such lost or destroyed certificate(s) (in an amount not less than 150% of the amount that German American’s transfer agent would require in the case of lost or destroyed stock certificates of equal value of German American common stock), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s);

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making or changing any election, changing an annual accounting period, adopting or changing any accounting method, filing any amended tax returns, entering into any closing agreement, settling any tax claim or assessment relating to CUB or any of its subsidiaries, surrendering rights to claim a refund of taxes, consenting to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to CUB or any of its subsidiaries, or taking any other similar action relating to the filing of any tax return or the payment of any tax, except as required by law;

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merging, combining, or consolidating with or, other than in the ordinary course of business consistent with past practice, selling the assets or the securities of CUB or any of its subsidiaries to any other person, corporation, or entity, effecting a share exchange or entering into any other transaction not in the ordinary course;

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failing to maintain Citizens Union Bank’s reserves for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; or

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agreeing in writing to take any of the foregoing actions.

In addition, CUB agreed to notify German American in writing of the occurrence of any matter or event known to CUB that is, or is likely to have a “material adverse effect” on the business, operations, properties, assets or financial condition of CUB or any of its subsidiaries, as that term is defined in the merger agreement.

CUB Non-Solicitation and Non-Discussion Covenants
CUB has agreed that, until the effective time of the merger or until the termination of the merger agreement, except with the written approval of German American, CUB will neither permit nor authorize its directors, officers, employees, agents or representatives (or those of its subsidiaries) to, directly or indirectly, initiate, solicit or encourage, or to the extent required under the fiduciary duties applicable to the CUB directors under Kentucky law (in which case German American’s prior written approval shall not be required), provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to CUB or any of its subsidiaries or to which CUB or any of its subsidiaries or their respective shareholders or members may become a party (all such transactions are referred to in this proxy statement/prospectus as “acquisition transactions”). CUB also agreed to promptly communicate to German American the terms of any inquiry, proposal, indication of interest, or offer which CUB or any of its subsidiaries receives with respect to an acquisition transaction.
CUB Board Recommendation Requirements
The merger agreement contains provisions that require CUB’s board of directors to submit the merger agreement for consideration by CUB’s shareholders at the special meeting. Unless precluded by applicable fiduciary duties (and except with respect to any director acting individually in the capacity as a trustee of the CUB 401(k) and ESOP), the board of directors must recommend that CUB’s shareholders approve the merger agreement and the plan of merger.
German American Covenants
German American has agreed to use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the merger agreement and to effect the merger in accordance with the terms and conditions set forth in the merger agreement. German American has also agreed to file or cooperate with CUB in filing all regulatory applications required in order to consummate the merger, and the merger of Citizens Union Bank into German American Bank, including all necessary applications for the prior approvals (if not waived) of the Federal Reserve Board under the Bank Holding Company Act, the Indiana Department of Financial Institutions, the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation. German American has agreed to keep CUB reasonably informed as to the status of such applications and promptly send or deliver complete copies of such applications, and of any supplementally filed materials, to counsel for CUB.
The merger agreement also contains certain covenants relating to employee benefits, employee benefit plans, and other matters pertaining to officers and directors (see “THE MERGER AGREEMENT — Employee Benefit Matters” and “THE MERGER — Interests of CUB’s Directors and Executive Officers in the Merger”).
Representations and Warranties
CUB and German American.   The merger agreement contains representations and warranties made by CUB and German American. These include, among other things, representations relating to:
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due corporate organization and existence;

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capitalization;

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corporate power and authority to consummate the merger and enter into the merger agreement;

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subsidiaries;

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financial information;

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agreements with banking authorities;

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litigation;

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environmental matters;

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filing of necessary reports with regulatory authorities;

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compliance with laws;

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broker’s, finder’s or other fees;

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tax and regulatory matters;

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securities law compliance; and

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accuracy of statements made and information provided to the other party.

German American.   German American represents and warrants to CUB in the merger agreement regarding, among other things:
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compliance with and accuracy of SEC filing requirements;

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having sufficient financial resources to make payments at the Closing; and

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absence of material adverse changes in financial condition since December 31, 2020.

CUB.   CUB makes additional representations and warranties to German American in the merger agreement relating to, among other things:
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absence of defaults;

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loans and investments;

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employee benefit plans and employment matters;

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title to assets;

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insurance;

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material contracts;

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compliance with Americans with Disabilities Act;

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absence of undisclosed liabilities; and

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absence of any events, since December 31, 2020, having a “material adverse effect” on the financial position, results of operations or business of CUB and its subsidiaries taken as a whole, as that term is defined in the merger agreement, except as set forth in the merger agreement.

Conditions to Completion of the Merger
Closing Conditions for the Benefit of German American.   German American’s obligations are subject to fulfillment of the following conditions (unless such conditions may by law be waived and German American elects to waive them):
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truth of representations and warranties of CUB and Citizens Union Bank in all material respects as of the closing date (except for such changes since the date of the merger agreement as have not had, and cannot reasonably be expected to have, when considered together with all such other changes, any effect that constitutes a “material adverse effect” as defined by the merger agreement). For purposes of the merger agreement, “material adverse effect” means any effect that (i) is material and adverse to the financial position, results of operations, or business of CUB and its subsidiaries taken as a whole or German American and German American Bank taken as a whole, as applicable, or (ii) would materially impair the ability of CUB or German American, as applicable, to perform its obligations under the merger agreement; provided, however, that material adverse effect shall not be deemed to include the impact of (a) changes in banking and similar laws (including the Pandemic Measures) of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the mergers or restructuring charges taken in connection with the merger, in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party, (e) changes in the general level of interest rates, or circumstances that affect the United States economy, financial or securities markets or the banking industry, generally and, in each case, do not specifically relate to the party or its subsidiaries (including any such changes, conditions or circumstances arising out of the Pandemic or any Pandemic Measures), (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with the merger or transactions contemplated by the merger agreement, (g) the impact of the announcement of the merger agreement and the transactions contemplated thereby, and compliance with the merger agreement on the business, financial condition or results of operations of CUB and its subsidiaries, or German American and German American Bank, as applicable, (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices, and (i) changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic); provided that no change in the trading price of German American common stock shall by itself be considered a material adverse effect. For purposes of the above, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, variations or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; and the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequester or other directives, guidelines, executive orders, mandates or recommendations promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic;
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performance by CUB and Citizens Union Bank in all material respects of their agreements under the merger agreement;

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approval of the merger by CUB shareholders;

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absence of any restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the merger, or any pending proceeding by any bank regulatory authority, governmental agency or other person seeking any of the above;

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receipt of all necessary regulatory approvals (without burdensome conditions);

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receipt from CUB at closing of certain items set forth in the merger agreement;

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receipt of an opinion of Dentons Bingham Greenebaum LLP that, for U.S. federal income tax purposes, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code;

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receipt by German American of certain environmental reports;

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a commitment from a national title company selected by German American to issue at the closing of the merger any title policies required by German American;

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CUB’s board of directors having accelerated the vesting of any unvested options in accordance with the terms of the CUB stock option plan; and

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less than ten percent (10%) of the outstanding shares of CUB common stock have become and remain Dissenting Shares.

Closing Conditions for the Benefit of CUB.   CUB’s obligations are subject to fulfillment of the following conditions (unless such conditions may by law be waived and CUB elects to waive them):
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truth of representations and warranties of German American (and its subsidiary bank) in all material respects as of the closing date (except for such changes since the date of the merger agreement as have not had, and cannot reasonably be expected to have, when considered together with all such other changes, any effect that constitutes a “material adverse effect” as defined by the merger agreement);

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performance by German American (and its subsidiary bank) in all material respects of their agreements under the merger agreement;

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approval of the merger by CUB shareholders;

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absence of any restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the merger, or any pending proceeding by any bank regulatory authority, governmental agency or other person seeking any of the above;

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receipt of all necessary regulatory approvals;

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receipt from German American at closing of certain items set forth in the merger agreement;

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receipt of an opinion of Dentons Bingham Greenebaum LLP that, for U.S. federal income tax purposes, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by shareholders of CUB to the extent they receive shares of German American common stock in the holding company merger in exchange for their shares of CUB common stock, except that gain will be recognized with respect to any cash received and that gain or loss will be recognized with respect to any cash received in lieu of fractional shares; and

•
the shares of German American common stock, to be issued in the merger, will be eligible for trading on the Nasdaq Global Market.

Termination
The merger agreement may be terminated by mutual consent of German American and CUB at any time prior to the filing of articles of merger with respect to the merger with the Indiana Secretary of State and the Kentucky Secretary of State. Additionally, subject to conditions and circumstances described in the merger agreement, either German American or CUB may terminate the merger agreement if any of the following occur:
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the other party has breached any representation or warranty contained in the merger agreement (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect” on the other party as defined by the merger agreement) which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach;

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the other party has breached in any material respect any of the covenants or agreements contained in the merger agreement, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach;

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any of the conditions to the obligations of such party are not satisfied or waived on or prior to the closing date, and are not capable of being satisfied by April 1, 2022 immediately upon delivery of written notice thereof to the other party on the closing date;

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CUB shareholders do not adopt the merger agreement at the CUB special meeting;

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in the event of certain adverse regulatory determinations;

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in the event there are certain adverse environmental reports or title defects with regard to real estate owned or leased by CUB

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the merger has not been closed by April 1, 2022; or

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the other party has become a party or subject to any cease and desist order imposed by any federal or state bank regulatory agency.

German American may also terminate the merger agreement if any of the following occur:
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in the event CUB breaches its notice obligations related to an acquisition transaction or does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within 45 days after the first communication between CUB or Citizens Union Bank and the third party and provide German American with written notice of such termination,
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the CUB board of directors fails to recommend the approval of the merger agreement and related plan of merger to the CUB shareholders, or withdraws such recommendation after CUB’s receipt of a proposal for a business combination with any third party, or

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if greater than twenty percent (20%) of the outstanding shares of CUB common stock have become and remain Dissenting Shares.

Termination Fee
German American may demand a $6,500,000 termination fee from CUB, if the merger agreement is terminated by German American:
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due to CUB breaching its notice obligations related to an acquisition transaction, or not terminating all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within 45 days after the first communication between CUB or Citizens Union Bank and the third party and providing German American with written notice of such termination,

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due to the failure of the CUB board of directors to recommend the approval of the merger agreement and related plan of merger to the CUB shareholders, or

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due to the withdrawal by the CUB board of directors of such recommendation after CUB’s receipt of a proposal for a business combination with any third party.

Amendment and Waiver
Amendment.   The merger agreement may only be amended or modified by a written agreement among the parties.
Waiver.   At any time prior to the effective time of the merger, certain conditions of the merger may be waived by German American or CUB. Any agreement on the part of a party to the merger agreement to any extension or waiver will be valid only if set forth in a written instrument signed on behalf of that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.
Employee Benefit Matters
German American and its subsidiaries, as applicable, will provide compensation and benefits to the officers and employees of CUB and any of its subsidiaries who continue as employees of German American or any of its subsidiaries after the effective time of the merger (“Continuing Employees”) that are generally comparable to those provided to similarly situated employees of German American and its subsidiaries. Continuing Employees will receive credit for prior service with CUB or Citizens Union Bank (as applicable) for purposes of eligibility and vesting under any employee benefit plans maintained by German American at the time of the merger and made available to the Continuing Employees, who will generally receive credit for accrued but unused vacation and sick time earned prior to the effective time of the merger up to 200 hours per employee.
All fully insured CUB welfare benefit plans currently sponsored by CUB shall continue as separate plans after the effective time of the merger, until such time as German American determines, in its sole discretion, that it will terminate any or all of such plans.
If directed by German American no later than sixty (60) days before the Closing Date, CUB shall (a) cause the board of directors of CUB to adopt resolutions and an amendment to the CUB 401(k) and ESOP providing for its termination on a date that is no later than the day before the Closing Date, and (b) file an application with the Internal Revenue Service on a date that is no later than the Closing Date that requests a favorable determination letter on the CUB 401(k) and ESOP relating to its termination. In the event that German American requests that the CUB 401(k) and ESOP be terminated, the Continuing

Employees shall be eligible to participate, effective as of the effective time of the merger, in a 401(k) plan sponsored or maintained by German American or one of its subsidiaries.
Dissenters’ Rights of Appraisal
The following summarizes the provisions of Kentucky law relating to the dissenters’ rights of shareholders. The provisions of Sections 271B.13-010 through 271B.13-310 of the Kentucky Business Corporation Act (“KBCA”), which control your right to dissent from the merger, are attached in full as Annex C to this proxy statement. We urge you to read Annex C in its entirety.
Any shareholder of record of CUB who objects to the merger and who fully complies with Sections 271B.13-010 through 271B.13-310 of the KBCA will be entitled to demand and receive payment, if the merger is consummated, in cash of an amount equal to the fair value of all, but not less than all, of his or her CUB common shares. A shareholder of record may, however, assert dissenters’ rights as to fewer than all of the shares registered in his or her name if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies CUB in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights.
For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights, the fair value of a dissenting shareholder’s CUB common shares equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable.
Any CUB shareholder desiring to dissent from the merger and receive payment of the fair value of his or her CUB common shares must:
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deliver to CUB, before the shareholder vote on the merger agreement, a written notice of his or her intent to demand payment for his or her shares if the merger is consummated;

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not vote his or her shares in favor of the merger agreement; and

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demand payment, certify whether the holder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed Merger and deposit his or her stock certificates with CUB in accordance with the terms of a dissenters’ notice to be sent to all dissenting shareholders within 10 days after the merger is authorized by shareholders.

Only a record shareholder may assert dissenters’ rights, except that a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder (as in the case of shares held in a brokerage account) may assert dissenters’ rights on his or her own behalf if: (i) the record shareholder’s written consent to the dissent is submitted to CUB not later than the time the beneficial shareholder asserts dissenters’ rights; and (ii) the beneficial owner asserts dissenters’ rights with respect to all shares of which he or she is the beneficial owner or over which he or she has the power to direct the vote.
All written communications from shareholders with respect to the exercise of dissenters’ rights should be mailed before the merger is completed to Citizens Union Bancorp of Shelbyville, Inc., 1854 Midland Trail, Shelbyville, Kentucky 40065, Attention: Secretary, and after the merger is completed to German American Bancorp., Inc., 711 Main Street, Jasper, Indiana 47546-0810, Attention: Corporate Secretary. Voting against, abstaining from voting or failing to vote on the proposal to approve the merger agreement is not enough to satisfy the requirements of the KBCA. You must also comply with all of the conditions relating to the separate written notice of intent to dissent from the merger, the separate written demand for payment of the fair value of CUB common shares and the deposit of the stock certificates.
The dissenters’ notice sent to dissenting shareholders will:
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specify the dates and place for receipt of the payment demand and the deposit of the CUB stock certificates;

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inform holders of uncertificated shares, if any, to what extent transfer of the shares will be restricted after the payment demand is received;

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supply a form for demanding payment that includes the date of the first public announcement of the terms of the merger as provided above and requires that the person asserting dissenters’ rights certify whether or not he or she acquired beneficial ownership of the shares before that date;

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set a date by which German American must receive the payment demand, which date must not be fewer than 30, nor more than 60 days after the dissenters’ notice is delivered; and

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be accompanied by a copy of the dissenters’ rights provisions of the KBCA.

Following the later to occur of the date on which the merger is completed or the date on which German American receives a payment demand from a dissenting shareholder who has complied with the statutory requirements, German American will pay the dissenter the estimated fair value of his or her shares, plus accrued interest. German American’s payment will be accompanied by:
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CUB’s balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any;

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a statement of German American’s determination of the fair value of the shares;

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an explanation of how the interest was calculated; and

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a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 271B.13-280 of the KBCA.

After the merger, German American may, under Section 271B.13-270, elect to withhold payment from a dissenter who became the beneficial owner of the shares on or after the date of the first public announcement of the terms of the merger. If German American makes such an election, it must estimate the fair value of the shares, plus accrued interest, and send an offer to the dissenter that includes the estimate of the fair value, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment of a different amount under Section 271B.13-280. German American must pay the offer amount to each such dissenting shareholder who agrees to accept it in full satisfaction of his or her demand.
If German American fails to pay (except as provided in Section 271B.13-270) the estimated fair value of shares with respect to which a dissenter has complied with the dissenting shareholder requirements within 60 days of the date for demanding payment set forth in the dissenters’ notice, such dissenting shareholder may notify German American in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate.
If the dissenting shareholder believes the amount German American paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated, within 30 days after German American makes or offers payment for the shares of a dissenting shareholder, the dissenting shareholder must demand payment of his or her own estimate of the fair value of the shares and interest due. A dissenter waives the right to demand payment unless he or she notifies German American of his or her demand in writing within 30 days after German American made or offered payment for his or her shares. If the demand for payment of the different amount under Section 271B.13-280 remains unsettled, then German American, within 60 days after receiving the payment demand of a different amount from the dissenting shareholder, must file an action in the Jefferson County, Kentucky circuit court requesting that the fair value of the dissenting shareholder’s shares be determined. German American must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If German American does not begin the proceeding within the 60-day period, it must pay the amount demanded by each dissenting shareholder whose demand remains unsettled.
CUB shareholders should note that cash paid to dissenting shareholders in satisfaction of the fair value of their shares will be recognized as gain or loss for federal income tax purposes. See “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 98.
Failure by a CUB shareholder to follow each of the steps required by the KBCA for perfecting dissenters’ rights may result in the loss of those rights. In view of the complexity of these provisions and the requirement that they be strictly followed, if you are considering dissenting from the approval and adoption of the merger agreement and exercising your dissenters’ rights under the KBCA, you should consult your legal advisor.

Pursuant to the merger agreement, German American has the right to terminate the merger agreement if dissenting shares represent more than ten percent (10%) of the outstanding shares of CUB common stock.
Expenses
All expenses incurred in connection with the merger agreement, except for the costs of certain environmental investigations, will be paid by the party incurring the expenses, except that CUB may be required to pay a termination fee of $6,500,000 to German American if the merger is terminated prior to the closing date under certain circumstances described under “THE MERGER AGREEMENT — Termination Fee” above.
Voting Agreement with Certain CUB Shareholders
Each member of the board of directors of CUB and Citizens Union Bank, and certain other CUB shareholders, have entered into a voting agreement with German American by which they have agreed to cause all CUB common stock owned of record or beneficially by each of them to be voted in favor of the merger agreement proposal. As of the record date, the CUB shareholders who are parties to the voting agreement, along with their affiliates, had the power to vote an aggregate of 2,395,448 shares of CUB common stock, representing approximately 64.6% of the outstanding shares on that date. As stated above, to approve the merger agreement, holders of a majority of the issued and outstanding shares of CUB’s common stock must vote in favor of the merger proposal.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING
In addition to the proposal to approve the merger agreement, the shareholders of CUB are also being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies if an insufficient number of shares is present in person or by proxy to approve the merger agreement.
It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only a majority of the holders of the outstanding shares of CUB common stock is required to be represented at the special meeting, in person or by proxy, for a quorum to be present. If shareholder participation at the special meeting is lower than expected, CUB would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If CUB desires to adjourn the special meeting, CUB will request a motion that the special meeting be adjourned, and delay the vote on the merger agreement proposal described herein until the special meeting is reconvened. If CUB adjourns the special meeting for 30 days or less, CUB will not set a new record date and will announce prior to adjournment the date, time, and location at which the special meeting will be reconvened. No other notice will be provided. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned or postponed special meeting, and will be voted in accordance with the shareholder’s instructions and, if no contrary instructions are given, for the merger agreement proposal.
Any adjournment will permit CUB to solicit additional proxies and will permit a greater expression of the views of CUB’s shareholders with respect to the merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve the merger agreement because an adjournment will give CUB additional time to solicit favorable votes and increase the chances of approving those proposals. CUB has no reason to believe that an adjournment of the special meeting will be necessary at this time.
CUB’s board of directors recommends that shareholders vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary.

INFORMATION ABOUT GERMAN AMERICAN
The following information should be read with the financial statements incorporated by reference into this proxy statement/prospectus.
Business
German American Bancorp, Inc. is a Nasdaq-traded (symbol: GABC) bank holding company based in Jasper, Indiana. German American was incorporated under Indiana law in 1982. It is registered as a bank holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).
German American’s primary activity consists of owning and supervising German American Bank, which is a commercial bank organized under Indiana law, and that bank’s subsidiaries. German American’s bank subsidiary was chartered in 2006 as a result of a consolidation of six affiliated Indiana state banks that were then separately incorporated and owned by German American. The bank subsidiary traces its roots to The German American Bank, which was (until the 2006 consolidation transaction) a state-chartered bank that was incorporated in 1910 and headquartered in Jasper, Indiana.
German American, through its banking subsidiary, operates 64 banking offices in 19 contiguous southern Indiana counties and seven Kentucky counties. German American also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.).
Throughout this proxy statement/prospectus, when we use the term “German American,” we will usually be referring to the business and affairs (financial and otherwise) of German American Bancorp, Inc., and its consolidated subsidiaries as a whole. Occasionally, we will use the terms “parent company” or “holding company” in reference to German American when we mean to refer only to German American Bancorp, Inc., or to the term “bank subsidiary” when we mean to refer only to German American’s bank subsidiary.
German American’s lines of business include retail and commercial banking, comprehensive financial planning, full service brokerage and trust administration, and a full range of personal and corporate insurance products. Financial and other information by segment is included in Note 16 (Segment Information) of the Notes to the Consolidated Financial Statements included in Item 8 of German American’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into, and forms part of, this proxy statement/prospectus. As of December 31, 2020, German American had total assets of approximately $3.9 billion, total loans of approximately $2.7 billion, total deposits of approximately $3.1 billion, and total shareholders’ equity of $458.6 million.
German American’s principal executive offices are located at 711 Main Street, Jasper, Indiana 47546-0810, and its telephone number at that address is (812) 482-1314.
Incorporation of Certain Information Regarding German American by Reference
The foregoing information concerning German American does not purport to be complete. Certain additional information relating to German American’s business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this document from other documents filed by German American with the SEC and listed under “WHERE YOU CAN FIND MORE INFORMATION” on page 102. If you desire copies of any of these documents, you may contact German American at its address or telephone number indicated under “WHERE YOU CAN FIND MORE INFORMATION” on page 102.
Recent Developments
On October 25, 2021, German American announced its unaudited preliminary financial results for the quarter ended September 30, 2021. The preliminary financial data included in this proxy statement/prospectus has been prepared by, and is the responsibility of, German American’s management. Crowe LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, Crowe LLP does not express an opinion or any other form of assurance with respect thereto. Net income for the quarter ended September 30, 2021 totaled $21.5 million, or $0.81 per share, a decline of 10% on a per share basis compared with the second quarter 2021 net income of $23.8 million, or $0.90 per share, and an increase of 47% on a per share basis compared with the third quarter 2020 net income of $14.6 million, or $0.55 per share.
During the third quarter of 2021, net interest income, on a non tax-equivalent basis, totaled $41.3 million, an increase of $1.4 million, or 4%, compared to the second quarter of 2021 net interest income of $39.9 million and an increase of $2.9 million, or 8%, compared to the third quarter of 2020 net interest income of $38.4 million. The increase in net interest income during the third quarter of 2021 compared with both the second quarter of 2021 and the third quarter of 2020 was primarily attributable to an increase in average earning assets and a higher level of fees recognized related to Paycheck Protection Program (“PPP”) loans.
During the quarter ended September 30, 2021, German American recorded a negative provision for credit losses of $2.0 million compared with a negative provision for credit losses of $5.0 million in the second quarter of 2021 and a provision for credit losses of $4.5 million during the third quarter of 2020. The negative provision for credit losses in the third quarter of 2021 was largely due to a decline in certain adversely criticized assets, improvement in the agricultural loan sector and improvement in certain pandemic-related stressed sectors for which German American had provided significant levels of allowance for credit losses during 2020. The level of provision for credit losses during the third quarter of 2020 was primarily due to the developments related to the COVID-19 pandemic and the resulting impact on the economic assumptions used in the current expected credit losses (CECL) model.
For the quarter ended September 30, 2021, non-interest income totaled $15.6 million, an increase of $1.7 million, or 12%, compared with the second quarter of 2021 and an increase of $2.3 million, or 17%, compared with the third quarter of 2020. The increase in both comparisons is primarily attributable to the net gain of approximately $1.4 million related to the sale by German American Bank, on September 24, 2021, of its two branches located in Lexington, Kentucky. As part of the sale, the buyer assumed approximately $17.6 million in total deposits and purchased approximately $18.0 million in total loans.
The increase in non-interest income during the quarter ended September 30, 2021, as compared with the third quarter of 2020, was also attributable to an increase of $733,000, or 37%, in trust and investment product fees resulting from increased assets under management within German American’s wealth management group.
During the quarter ended September 30, 2021, non-interest expense totaled $32.4 million, an increase of $3.4 million, or 12%, compared with the second quarter of 2021, and an increase of $3.0 million, or 10%, compared with the third quarter of 2020. The increase in both comparisons is primarily attributable to increases in other operating expenses of $2.6 million, or 69%, during the third quarter of 2021 compared with the second quarter of 2021 and $2.2 million, or 53%, compared with the third quarter of 2020.
The increase in other operating expenses during the third quarter of 2021 compared with both the second quarter of 2021 and the third quarter of 2020 was primarily attributable to the establishment of a settlement reserve for a lawsuit challenging the German American’s checking account practices associated with its assessment of overdraft fees for certain debit card transactions. Like many other financial institutions, German American has been the subject of an overdraft fee related putative class action lawsuit since the third quarter of 2020. This type of litigation is often time consuming and expensive to defend. In order to avoid further costs associated with this type of litigation, German American determined it was in its best interest to pursue a settlement of this lawsuit during the third quarter of 2021 and therefore accrued a $3.1 million settlement reserve. On October 21, 2021, German American executed a settlement agreement for payment of that amount in connection with this lawsuit which remains subject to court approval.
The increase in non-interest expense during the quarter ended September 30, 2021, as compared with the second quarter of 2021, was also attributable to an increase of $899,000, or 5%, in salaries and benefits as a result higher health insurance costs and hourly wage increases related to a very competitive labor market in German American’s market areas.

Total assets for German American totaled $5.476 billion at September 30, 2021, representing an increase of $127.2 million, or 10% on an annualized basis, compared with June 30, 2021 and an increase of $622.9 million, or 13%, compared with September 30, 2020. The increase in total assets during the third quarter of 2021 compared with June 30, 2021 and September 30, 2020 has been largely driven by significant growth of deposits. Securities available for sale increased $110.9 million as of September 30, 2021 compared with June 30, 2021 and increased $659.3 million compared with September 30, 2020. The increase in the securities portfolio in both the third quarter of 2021 and over the past year was the result of increased levels of deposits and cash flows from the forgiveness of loans made under the PPP.
September 30, 2021 total loans declined $61.5 million, or 8% on an annualized basis, compared with June 30, 2021 and declined $212.2 million, or 7%, compared with September 30, 2020. The decline in total loans at September 30, 2021 compared with June 30, 2021 and September 30, 2020 was primarily due to a decrease in PPP loans and, to a lesser degree, the sale of commercial and agricultural loans as a part of the branch sale completed during the third quarter of 2021. PPP loans, net of deferred fees, totaled $68.0 million ($71.2 million principal balance and $3.2 million of remaining net deferred fees) at September 30, 2021 compared with $149.4 million at June 30, 2021 and $341.8 million at September 30, 2020. As of June 30, 2021, the balances of loans sold as a part of the branch sale totaled $15.8 million.
Excluding PPP loans and the loans sold as a part of the branch sale, total loans increased $35.6 million, or 5% on an annualized basis, at September 30, 2021 compared with June 30, 2021. Commercial real estate loans increased approximately $24.9 million, or 7% on an annualized basis, during the third quarter of 2021 compared with June 30, 2021, commercial and industrial loans increased $2.2 million, or 2% on an annualized basis, and agricultural loans increased $5.0 million, or 6% on an annualized basis (excluding PPP loans and the branch loans that were sold). During the third quarter of 2021 compared with June 30, 2021, retail loans increased $3.4 million, or 2% on an annualized basis.
The foregoing is only a summary and is not intended to be a comprehensive statement of German American’s unaudited preliminary financial results. Interim financial statements as of and for the period ended September 30, 2021 will be included in German American’s Quarterly Report on Form 10-Q to be filed by German American with the SEC.

INFORMATION ABOUT CUB
The following information should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.
Business
Citizens Union Bancorp of Shelbyville, Inc. (“CUB”) is a financial services holding company based in Shelbyville, Kentucky. CUB was organized in 1981 as a corporation under the Kentucky Business Corporation Act and is registered with the FRB as a bank holding company under the BHC Act. Citizens Union Bank was founded in 1888.
CUB’s principal activity is the ownership and management of its wholly owned subsidiary, Citizens Union Bank. Citizens Union Bank, through its 15 banking offices, is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in eight counties in Kentucky (namely Shelby, Jefferson, Bullitt, Gallatin, Hardin, Oldham, Owen and Spencer). Citizens Union Bank is subject to the regulation of the Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions and undergoes periodic examinations by those regulatory authorities. As of June 30, 2021, Citizens Union Bank had total assets of approximately $1.1 billion, total loans (net of allowance) of approximately $707.5 million, total deposits of approximately $889.2 million, and stockholders’ equity of $105.8 million. The principal executive office of CUB is 1854 Midland Trail, Shelbyville, Kentucky 40065.
Market for Common Equity and Related Stockholder Matters
Market Information
There is no established public trading market for shares of CUB common stock, and no market for CUB common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in CUB common stock, and no shares of such stock are listed for trading or quoted on any stock exchange or automated quotation system.
CUB becomes aware of trades of shares of CUB common stock as transfer agent of its shares but the prices at which these trades are made may not be reported. The following table sets forth the high and low sales prices known to management of CUB for trades of its common stock for the periods shown:
		High	Low	Number of Trades	Number of Shares Traded
2019	First Quarter	$22.50	$22.50	1	1,053
	Second Quarter	$25.00	$25.00	2	11,826
	Third Quarter	$27.50	$25.00	4	5,495
	Fourth Quarter	$27.50	$25.00	2	1,610
2020	First Quarter	$25.00	$25.00	2	1,296
	Second Quarter	$27.00	$27.00	2	11,898
	Third Quarter	$27.00	$27.00	2	1,986
	Fourth Quarter	$27.00	$27.00	2	3,470
2021	First Quarter	$27.00	$27.00	4	1,796
	Second Quarter	$27.50	$27.00	2	11,882
	Third Quarter	$27.50	$27.50	3	781
The most recent trades of CUB common stock occurred during the third quarter of 2021, when 781 shares were traded at a price of $27.50 per share. There have been other limited transfers of CUB common stock that are not reflected in the table above, which were excluded as they were transferred between related parties (as gifts or to trusts or estates). Because of limited trading, the prices described above may not be representative of the actual or fair value of CUB common stock.

The following table sets forth the closing price of German American common stock on September 17, 2021, and on [•], 2021, and the equivalent per share price of CUB common stock, which we determined by (a) multiplying the price of German American shares as of the indicated date by the exchange ratio (0.7739) and (b) adding to that result the $13.44 cash amount (assuming no reduction in accordance with the merger agreement) that is payable by German American in connection with the merger agreement proposal as merger consideration. The equivalent per share price of CUB common stock shows the implied value to be received in the merger by CUB shareholders who receive German American common stock in exchange for a share of CUB common stock on these dates.
	German American Common Stock Closing Price	CUB Equivalent Per Share Price
September 17, 2021	$36.36	$41.58
[•], 2021	[•]	[•]
We suggest you obtain a current market quotation for German American common stock. We expect that the market price of German American common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the exchange ratio is fixed (except for customary anti-dilution adjustments) and the market price of German American common stock is subject to fluctuation, the value of the shares of German American common stock that CUB shareholders will receive in the merger may increase or decrease prior to and after the merger.
Holders
As of the date of this proxy statement/prospectus, CUB’s authorized capital consisted of 5,000,000 shares of no par common stock, of which 3,706,299 shares were issued and outstanding. At the close of business on the record date of November 2, 2021, there were approximately of 151 shareholders of record. Although the anticipated beneficial ownership of German American shares after the merger will not be known until the completion of the merger, see “THE SPECIAL MEETING — Beneficial Ownership of CUB Common Stock by Certain Shareholders” on page 23 for the pro forma effect of the merger on the percentage of holdings of CUB’s common stock owned beneficially by (i) any person who is known to CUB to be the beneficial owner of more than five percent of its common stock, (ii) each director and officer of CUB, and (iii) all of such directors and officers as a group.
Dividends
CUB currently expects to continue to pay an annual dividend on CUB shares if the merger is not completed and last paid a dividend on March 31, 2021 of $0.70 per share.
Equity Compensation Plan Information
The following table sets forth information about CUB’s common stock that may be issued under CUB’s equity compensation plans as of December 31, 2020. CUB does not maintain any equity compensation plans that have not been approved by shareholders.
Plan Category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(1)
Equity compensation plans approved by security holders	51,336	$23.40	55,750
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	51,336	$23.40	55,750

(1)
CUB has agreed in the merger agreement that it will not issue any additional stock options without the consent of German American prior to the effective time of the merger or termination of the merger agreement.

CITIZENS UNION BANCORP OF SHELBYVILLE, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Citizens Union Bancorp of Shelbyville, Inc. is a bank holding company based in Shelbyville, Kentucky. Citizens Union Bancorp, through its banking subsidiary Citizens Union Bank, operates 15 banking offices in seven Kentucky counties.
Throughout this Management’s Discussion and Analysis, as elsewhere in this Report, when we use the term “CUB”, we will usually be referring to the business and affairs (financial and otherwise) of Citizens Union Bancorp of Shelbyville, Inc. and its subsidiaries as a whole. Occasionally, we will refer to the term “parent company” or “holding company” when we mean to refer to only Citizens Union Bancorp of Shelbyville, Inc. When we use the term “Bank” we mean to refer to Citizens Union Bank.
Citizens Union Bank engages in a general full-service retail banking business and offers a broad variety of consumer and commercial products and services, including deposit accounts and secured and unsecured loans. For all customers, the Bank offers checking, savings and money market accounts, as well as time deposits. In addition, for consumers, the Bank offers installment and real estate loans and lines of credit, including home equity lines of credit. For commercial clients, the Bank provides loans for a variety of general commercial purposes, including financing for commercial and industrial projects, income producing commercial real estate, owner-occupied real estate and construction and development.
As of June 30, 2021, CUB had consolidated total assets of $1.1 billion, total loans of $716.4 million, total deposits of $889.2 million and total shareholders’ equity of $105.8 million. CUB is headquartered at 1854 Midland Trail, Shelbyville, Kentucky 40065.
This section presents an analysis of the consolidated financial condition of the CUB as of June 30, 2021 and December 31, 2020 and 2019 and the consolidated results of operations for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019. This discussion should be read in conjunction with the consolidated financial statements and other financial data presented elsewhere herein and with the financial statements and other financial data.
COVID-19 PANDEMIC BUSINESS UPDATE
The novel coronavirus disease 2019 (COVID-19) pandemic continued to impact our operations during the six months ended June 30, 2021. In response to the pandemic, CUB has taken a number of steps to protect our employees, customers and communities. In March 2020, as part of our efforts to exercise social distancing, we closed all of our banking lobbies (other than by appointment) and conducted most of our business through drive-thru tellers and through electronic and online means. At this time, our lobbies have been reopened, but we encourage customers, when possible, to use drive-thru or electronic means to conduct their banking, and are following masking, social distancing and other protective protocols as recommended by the Center for Disease Control and Prevention. CUB expects these measures to continue through 2021 and into 2022.
While uncertainty remains as to the future effects of the pandemic, the combination of the vaccine rollout, government stimulus programs, and reduced spending during the pandemic are likely contributing factors mitigating the impact of the pandemic on CUB’s business, financial condition and results of operations as of June 30, 2021. However, the emergence of resistant strains of the virus and concerns related to more people than anticipated refusing vaccines could lead to a slower return to pre-pandemic routines. Given the ongoing and dynamic nature of the circumstances surrounding the pandemic, it is difficult to predict the future adverse financial impact to CUB.
CARES Act and the Paycheck Protection Program
The Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was signed into law in March 2020, providing an approximately $2 trillion stimulus package that included direct payments to individual taxpayers, economic stimulus to significantly impacted industry sectors, emergency funding for hospitals and providers, small business loans, increased unemployment benefits, and a variety of tax incentives. For small businesses, eligible nonprofits and certain others, the CARES Act established a Paycheck

Protection Program (“PPP”), a lending program administered by the Small Business Administration (“SBA”) that is intended to incentivize participants to retain their employees by providing them with loans that are fully guaranteed by the U.S. government and subject to forgiveness if program guidelines are met. The PPP was later extended and modified by the Paycheck Protection Program and Health Care Enhancement Act in April 2020 and the Paycheck Protection Program Flexibility Act in June 2020, with PPP funding under this initial round expiring on August 8, 2020.
In December 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act was signed into law as part of the Consolidated Appropriations Act, 2021 (the “CAA”). In addition to direct stimulus payments and other aid, this Act provided for a second round of PPP loans through March 31, 2021. Under the American Rescue Plan Act of 2021 and the PPP Extension Act of 2021, which were both enacted during March 2021, additional funds were provided for the program and the deadline for applying for PPP loans was extended through May 31, 2021 (with the SBA giving until June 30, 2021 to process loan applications).
CUB actively participated in both rounds of the PPP, lending funds primarily to its existing loan and/or deposit customers. The PPP loans carry an interest rate of 1.00% and included a processing fee that varied depending on the balance of the loan at origination (which fee is recognized over the life of the loan). The vast majority of CUB’s PPP loans made during 2020 had two-year maturities, while PPP loans made during 2021 have five-year maturities.
Under the first round of the PPP (i.e., the 2020 round), CUB originated loans totaling approximately $45.9 million in principal amount, with approximately $1.6 million of related net processing fees on 504 PPP loan relationships. As of June 30, 2021, $29.9 million of those first round PPP loans had been forgiven by the SBA and repaid to CUB pursuant to the terms of the program, with $1.5 million in net processing fees having been recognized by CUB.
Under the second round of the PPP (i.e., the 2021 round), CUB originated loans totaling approximately $19.5 million in principal amount, with approximately $1.7 million of related net processing fees, on 623 PPP loan relationships. As of June 30, 2021, none of the second round PPP loans had been forgiven by the SBA and repaid to CUB, while $247 thousand in net processing fees had been recognized by CUB. $35.5 million of total PPP loans remain outstanding as of June 30, 2021, with approximately $1.6 million of net fees remaining deferred on that date.
Modifications and Troubled Debt Restructurings
In April 2020, federal banking regulators issued a revised Interagency Statement on Loan Modifications and Reporting for Financial Institutions, which, among other things, encouraged financial institutions to work prudently with borrowers who are or may be unable to meet their contractual payment obligations because of the effects of COVID-19, and stated that institutions generally do not need to categorize COVID‑19-related modifications as troubled debt restructurings and that the agencies will not direct supervised institutions to automatically categorize all COVID-19 related loan modifications as troubled debt restructurings. Similarly, under the CARES Act, provisions were included that allow for loan modifications to not be classified as TDRs if certain criteria are met. This TDR exemption, which was set to expire on December 31, 2020, was extended under the CAA to the earlier of (i) 60 days after the national emergency concerning the COVID-19 outbreak terminates, and (ii) January 1, 2022.
In response to requests from borrowers who experienced pandemic-related business or personal cash flow interruptions, and in accordance with regulatory guidance, CUB made short-term loan modifications involving both partial and full payment deferrals. In 2020, CUB provided 316 borrowers with payment deferrals on loans with a total principal balance of $165.2 million, or 23.20%, of total loans. As of December 31, 2020, $34.1 million of loans were in an active deferral period. There were no payment modifications that were still in effect as of June 30, 2021.
Lending Exposure to Potentially Impacted Industry Segments
CUB tracks lending exposure by industry classification to determine potential risk associated with industry concentrations, if any, that could lead to additional loan loss exposure. As a result of the COVID-19 pandemic, CUB initially identified loan segments that could represent a potentially higher level of credit risk, as many of these customers may have incurred a significant negative impact to their businesses as a result of governmental stay-at-home orders and travel restrictions.
At June 30, 2021, CUB had the following exposure to these potentially sensitive COVID-19 identified loan segments:
Industry Segment (dollars in thousands)	Number of Loans	Outstanding Balance	% of Total Loans (excludes PPP Loans)	% of Industry Segment Under Deferral
Lodging / Hotels	21	$41,827	5.86%	0.00%
Retail Shopping / Strip Centers	47	21,871	3.06%	0.00%
Restaurants	34	14,036	1.97%	0.00%
MANAGEMENT OVERVIEW
Net income for the six months ended June 30, 2021 totaled $5.9 million, or $1.58 per share, an increase of 33.9% on a per share basis compared with the first half of 2020 net income of $4.4 million, or $1.18 per share. The net income growth during the first half of 2021 compared with the same period for 2020 was driven by a number of factors including improved net interest income, lower provision for loan losses and increased non-interest income which was partially offset by a slightly higher level of non-interest expense.
Net income for the year ended December 31, 2020 totaled $9.5 million, or $2.57 per share compared with the year ended December 31, 2019 net income of $9.4 million, or $2.57 per share. The net income during 2020 compared with the same period for 2019 was driven by a number of factors including improved net interest income and increased non-interest income which was partially offset by a higher provision for loan losses and a higher level of non-interest expense. Net income for 2019 was also positively impacted by CUB recording a state tax benefit of $709 thousand due to the repeal of the Kentucky bank franchise tax.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The financial condition and results of operations for CUB presented in the Consolidated Financial Statements, accompanying Notes to the Consolidated Financial Statements, and selected financial data appearing elsewhere within this Report, are, to a large degree, dependent upon CUB’s accounting policies. The selection of and application of these policies involve estimates, judgments, and uncertainties that are subject to change. The critical accounting policies and estimates that CUB has determined to be the most susceptible to change in the near term relate to the determination of the allowance for loan losses, the valuation of securities available for sale, income tax expense, and the valuation of goodwill and other intangible assets.
Allowance for Loan Losses
The allowance for loan losses is a reserve for estimated losses on individually evaluated loans determined to be impaired as well as estimated losses inherent in the loan portfolio and is based on quarterly evaluations of the collectability and historical loss experience of loans. Actual loan losses, net of recoveries, are deducted from the allowance for loan losses. A provision for loan losses, which is a charge against earnings, is recorded to bring the allowance for loan losses to a level that, in management’s judgment, is adequate to absorb probable losses in the loan portfolio.
The allocation methodology applied by CUB, designed to assess the appropriateness of the allowance for loan losses, includes an allocation methodology, as well as management’s ongoing review and grading of the loan portfolio into criticized loan categories (defined as specific loans warranting either specific allocation, or a criticized status of watch, special mention, substandard, doubtful, or loss). The allocation methodology focuses on evaluation of several factors, including but not limited to: evaluation of facts and issues related to specific loans, management’s ongoing review and grading of the loan portfolio, consideration of historical loan loss and delinquency experience on each portfolio category, trends in past due and nonperforming loans, the level of potential problem loans, the risk characteristics of the various classifications of loans, changes in the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions, the fair value of underlying collateral, and other qualitative and quantitative factors which could affect potential credit losses.
Because each of the criteria used is subject to change, the allocation of the allowance for loan losses is made for analytical purposes and is not necessarily indicative of the trend of future loan losses in any particular loan category. The total allowance is available to absorb losses from any segment of the portfolio.
Management, judging current information and events regarding the borrowers’ ability to repay their obligations, considers a loan to be impaired when it is probable that CUB will be unable to collect all amounts due according to the contractual terms of the note agreement, including both principal and interest. Management has determined that larger commercial-oriented loan relationships that have non-accrual status or have had their terms restructured in a troubled debt restructuring meet this definition. When an individual loan is determined to be impaired, the allowance for loan losses attributable to the loan is allocated based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flows, as well as evaluation of legal options available to CUB. The amount of impairment is measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate, the fair value of the underlying collateral less applicable selling costs, or the observable market price of the loan. If foreclosure is probable or the loan is collateral-dependent, impairment is measured using the fair value of the loan’s collateral, less costs to sell. Large groups of homogeneous loans, such as residential mortgage, home equity and installment loans, are collectively evaluated for impairment.
Interest income on impaired loans is recorded only to the extent that interest payments are subsequently received in cash and a determination has been made that the principal balance of the loan is collectable.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments, which introduces the current expected credit loss (“CECL”) model and replaces the incurred loss model. Credit losses on financial instruments measured at amortized cost will be determined using a current expected credit loss model which requires CUB to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. The standard will be effective for CUB in the calendar year ending December 31, 2023.
Securities Valuation
Securities are classified as available-for-sale because they may be sold prior to maturity. Debt securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Net realized gains on securities available-for-sale are included in non-interest income and, when applicable, are reported as a reclassification adjustment, net of tax, in accumulated other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to callable and/or maturity date.
Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers whether CUB intends to sell the security or will, more likely than not, have to sell the security before its fair value is recovered. If either of these conditions is met, an other-than-temporary impairment is recognized.
As of June 30, 2021, gross unrealized gains on the securities available-for-sale portfolio totaled approximately $1.1 million and gross unrealized losses totaled approximately $681 thousand net of applicable taxes is included in other comprehensive income.
As of December 31, 2020, gross unrealized gains on the securities available-for-sale portfolio totaled approximately $1.4 million and gross unrealized losses totaled approximately $225 thousand net of applicable taxes is included in other comprehensive income.

Income Tax Expense
Income taxes are accrued for the tax effect of transactions reported in the consolidated financial statements and consist of taxes currently payable plus deferred taxes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Management has determined that CUB does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures. CUB recognizes interest related to uncertainties in income taxes, if any, in interest expense and penalties in operating expense.
Goodwill and Other Intangible Assets
Goodwill resulting from business combinations represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. CUB has selected December 31 as the date to perform the annual impairment test. Goodwill is the only intangible asset with an indefinite life on CUB’s balance sheet. No impairment to Goodwill was indicated based on year-end testing and no triggering events occurred in 2021, 2020 or 2019 causing reassessment.
Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Other intangible assets consist of core deposit and acquired customer relationship intangible assets. They are initially measured at fair value and then are amortized over their estimated useful lives, which range from eight to ten years.
RESULTS OF OPERATIONS
Net Income:
Net income for the six months ended June 30, 2021 totaled $5.9 million, or $1.58 per share, an increase of 33.9% on a per share basis compared with the first half of 2020 net income of $4.4 million, or $1.18 per share. The net income growth during the first half of 2021 compared with the same period for 2020 was driven by a number of factors including improved net interest income, lower provision for loan losses and increased non-interest income which was partially offset by a slightly higher level of non-interest expense.
Net income for the year ended December 31, 2020 totaled $9.5 million, or $2.57 per share compared with the year ended December 31, 2019 net income of $9.4 million, or $2.57 per share. The net income during 2020 compared with the same period for 2019 was driven by a number of factors including improved net interest income and increased non-interest income which was partially offset by a higher provision for loan losses and a higher level of non-interest expense. Net income for 2019 was also positively impacted by CUB recording a state tax benefit of $709 thousand due to the repeal of the Kentucky bank franchise tax.
Net Interest Income:
Net interest income is CUB’s single largest source of earnings, and represents the difference between interest and fees realized on earning assets, less interest paid on deposits and borrowed funds. Several factors contribute to the determination of net interest income and net interest margin, including the volume and mix of earning assets, interest rates, and income taxes. Many factors affecting net interest income are subject to control by management policies and actions. Factors beyond the control of management include the general level of credit and deposit demand, Federal Reserve Board monetary policy, and changes in tax laws.

The following table summarizes net interest income (on a tax-equivalent basis) for the six months ended June 30, 2021 and 2020. For tax-equivalent adjustments, an effective tax rate of 24.5% was used for both periods.(1)
	Average Balance Sheet (Tax-equivalent basis / dollars in thousands)
	Six Months Ended June 30, 2021			Six Months Ended June 30, 2020
	Principal Balance	Income / Expense	Yield / Rate	Principal Balance	Income / Expense	Yield / Rate
ASSETS
Fed Funds Sold and Other Short-term Investments	$154,988	$68	0.09%	$74,709	$216	0.58%
Securities:
Taxable	108,681	827	1.53%	98,419	861	1.76%
Tax-exempt	3,713	41	2.23%	508	10	3.97%
Total Loans and Leases(2)	721,291	17,374	4.86%	703,163	18,277	5.24%
TOTAL INTEREST EARNING ASSETS	988,673	18,310	3.73%	876,799	19,364	4.45%
Other Assets	76,947			53,507
Less: Allowance for loan losses	(8,846)			(7,571)
Total assets	$1,056,774			$922,735
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing Demand, Savings and Money Market Deposits	$447,204	$310	0.14%	$335,830	$622	0.37%
Time Deposits	208,189	1,255	1.22%	235,379	2,412	2.07%
FHLB Advances and Other Borrowings	67,893	623	1.85%	88,130	981	2.24%
TOTAL INTEREST-BEARING LIABILITIES	$723,286	2,188	0.61%	$659,339	4,015	1.23%
Demand Deposit Accounts	221,945			162,240
Other Liabilities	8,040			5,930
TOTAL LIABILITIES	953,271			827,509
Shareholders’ Equity	103,503			95,226
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,056,774			$922,735
COST OF FUNDS			0.45%			0.92%
NET INTEREST INCOME		$16,122			$15,349
NET INTEREST MARGIN			3.29%			3.53%

(1)
Effective tax rates were determined as though interest earned on CUB’s investments in municipal bonds and loans was fully taxable.

(2)
Loans held-for-sale and non-accruing loans have been included in average loans.

During the six months ended June 30, 2021, net interest income, on a non tax-equivalent basis, totaled $16.1 million, an increase of $766 thousand, or 5.0%, compared to the first half of 2020 net interest income of $15.3 million. The increase in net interest income in the first half of 2021 compared with the same period of 2020 was impacted by an increase in average earning assets and a higher level of fees recognized related to PPP loans which were offset by lower interest rates on earning assets. Net interest income was positively impacted by lower interest rates on deposits and other borrowings which were partially offset by an increase in average interest-bearing deposits.
The tax equivalent net interest margin for the six months ended June 30, 2021 was 3.29% compared to 3.53% in the first half of 2020. Historically low market interest rates continue to impact CUB’s net interest margin. Lower market interest rates continue to negatively impact earning asset yields, with these declines being partially mitigated by a lower cost of funds. CUB has also continued to carry excess liquidity on the balance sheet that resulted from significant deposit growth during 2020, which has continued in the first half of 2021, forgiveness of PPP loans, and continued somewhat muted loan growth.
CUB’s net interest margin in both periods presented has been impacted significantly by fees recognized as a part of the PPP. Fees recognized on PPP loans through net interest income totaled $779 thousand during the first half of 2021 and $237 thousand during the same period of 2020. The fees recognized related to the PPP contributed approximately 16 basis points to the net interest margin on an annualized basis in the first half of 2021 and 5 basis points in the same period of 2020.
The following table summarizes net interest income (on a tax-equivalent basis) for the years ended December 31, 2020 and 2019. For tax-equivalent adjustments, an effective tax rate of 21% was used for both periods.(1)
	Average Balance Sheet (Tax-equivalent basis / dollars in thousands)
	Year Ended December 31, 2020			Year Ended December 31, 2019
	Principal Balance	Income / Expense	Yield / Rate	Principal Balance	Income / Expense	Yield / Rate
ASSETS
Fed Funds Sold and Other Short-term Investments	$109,696	$288	0.26%	$45,687	$843	1.85%
Securities:
Taxable	93,874	1,511	1.61%	70,697	1,854	2.62%
Tax-exempt	747	25	3.35%	540	35	6.48%
Total Loans and Leases(2)	712,096	37,196	5.22%	657,307	36,868	5.61%
TOTAL INTEREST EARNING ASSETS	916,413	39,020	4.26%	774,231	39,600	5.11%
Other Assets	61,355			49,273
Less: Allowance for loan losses	(7,851)			(7,056)
Total assets	$969,917			$816,448
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing Demand, Savings and Money Market Deposits	$359,187	$924	0.26%	$291,779	$2,213	0.76%
Time Deposits	236,076	4,488	1.90%	213,092	4,509	2.12%
FHLB Advances and Other Borrowings	85,548	1,752	2.05%	82,058	2,209	2.69%
TOTAL INTEREST-BEARING LIABILITIES	$680,811	7,164	1.05%	$586,929	8,931	1.52%
Demand Deposit Accounts	182,745			129,536
Other Liabilities	8,900			7,792
TOTAL LIABILITIES	872,456			724,257
Shareholders’ Equity	97,461			92,191
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$969,917			$816,448
COST OF FUNDS			0.78%			1.15%
NET INTEREST INCOME		$31,856			$30,669
NET INTEREST MARGIN			3.48%			3.96%

(1)
Effective tax rates were determined as though interest earned on CUB’s investments in municipal bonds and loans was fully taxable.

(2)
Loans held-for-sale and non-accruing loans have been included in average loans.

During the year ended December 31, 2020, net interest income, on a non tax-equivalent basis, totaled $31.9 million, an increase of $1.2 million, or 3.9%, compared to net interest income of $30.7 million for the year ended December 31, 2019. The increase in net interest income in 2020 compared with 2019 was largely attributable to an increase in average earning assets and fees recognized related to PPP loans which offset lower interest rates on earning assets. Net interest income was also positively impacted by lower interest rates on deposits and other borrowings which were partially offset by an increase in average interest-bearing deposits.
The tax equivalent net interest margin for the year ended December 31, 2020 was 3.48% compared to 3.96% for the year ended December 31, 2019. Historically low market interest rates continue to impact CUB’s net interest margin. Lower market interest rates continue to negatively impact earning asset yields, with these declines being partially mitigated by a lower cost of funds. CUB has also continued to carry excess liquidity on the balance sheet that resulted from significant deposit growth during 2020.
CUB’s net interest margin for 2020 has been impacted significantly by fees recognized as a part of the PPP. Fees recognized on PPP loans through net interest income totaled $923 thousand for the year ended December 31, 2020. The fees recognized related to the PPP contributed approximately 10 basis points to the net interest margin for 2020. There were no PPP fees recognized in 2019.
Provision for Loan Losses:
CUB provides for loan losses through regular provisions to the allowance for loan losses. The provision is affected by net charge-offs on loans and changes in specific and general allocations of the allowance. During the six months ended June 30, 2021, CUB recorded a provision for loan losses of $210 thousand compared with the first six months of 2020 provision for loan losses of $420 thousand. The provision for loan losses represented approximately 6 basis points of average loans on an annualized basis in the first half of 2021 compared to a provision for loan losses of 12 basis points of average loans on an annualized basis in the same period of 2020.
Net charge-offs totaled $112 thousand or 3 basis points on an annualized basis of average loans outstanding during the six months ended June 30, 2021, compared with $2 thousand or 0 basis points on an annualized basis of average loans outstanding during the same period of 2020.
During the year ended December 31, 2020, CUB recorded a provision for loan losses of $1.5 million compared with $600 thousand for the year ended December 31, 2019. The provision for loan losses for the year ended December 31, 2020 was increased due to the resulting impact of the pandemic on certain industry segments as previously discussed. The provision for loan losses represented approximately 21 basis points of average loans for the year ended December 31, 2020 compared to a provision for loan losses of 9 basis points for the year ended December 31, 2019.
Net charge-offs totaled $158 thousand or 2 basis points of average loans outstanding during the year ended December 31, 2020, compared with $58 thousand or 1 basis point of average loans outstanding during the same period of 2019.
The provision for loan losses made during the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019 was made at a level deemed necessary by management to absorb changes in estimated, probable incurred losses in the loan portfolio. A detailed evaluation of the adequacy of the allowance for loan losses is completed quarterly by management, the results of which are used to determine provision for loan losses. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors.
Non-interest Income:
During the six months ended June 30, 2021, non-interest income totaled $5.2 million, an increase of $1.3 million, or 32.8%, compared with the first half of 2020.
	Six Months Ended June 30,		Change from Prior Period
Non-interest Income (dollars in thousands)	2021	2020	Amount Change	Percent Change
Service Charges on Deposit Accounts	$832	$913	$(81)	(9)%

	Six Months Ended June 30,		Change from Prior Period
Non-interest Income (dollars in thousands)	2021	2020	Amount Change	Percent Change
Bank Owned Life Insurance	125	—	125	100
Interchange Fee Income	1,206	905	301	33
Other Operating Income	579	376	203	54
Subtotal	2,742	2,194	548	25
Net Gains on Sales of Residential Mortgage Loans	2,034	1,691	343	20
Net Gains on Sales of SBA Loans	402	15	387	2,580
Total non-interest Income	$5,178	$3,900	$1,278	33

Interchange fee income increased $301 thousand, or 33.2%, during the first half of 2021 compared with the same period of 2020. The increased level of fees during 2021 compared with 2020 was due to increased economic activity and increased card utilization by customers. Card utilization in 2020 was impacted by the economic impacts of the COVID-19 pandemic.
Net gains on sales of residential real estate loans increased $343 thousand, or 20.3%, during the first half of 2021 compared with the same period of 2020. The increase in 2021 compared with 2020 was generally attributable to increased volume related to continued historically low mortgage rates and a strong residential housing market. Residential loan sales totaled $90.8 million during the first half of 2021 compared with $74.4 million the same period of 2020.
Gains on sales of the guaranteed portion of SBA loans were $402 thousand during the first half of 2021 compared to $15 thousand for the same period in 2020. SBA loan sales totaled $3.6 million during the first half of 2021 compared with $182 thousand during the same period in 2020. The increase in volume is largely attributed to the improved economic conditions and reduced uncertainty related to the Pandemic.
During the year ended December 31, 2020, non-interest income totaled $9.6 million, an increase of $2.4 million, or 33.6%, compared with the year ended December 31, 2019.
	Year Ended December 31,		Change from Prior Period
Non-interest Income (dollars in thousands)	2020	2019	Amount Change	Percent Change
Service Charges on Deposit Accounts	$1,792	$2,345	$(553)	(24)%
Bank Owned Life Insurance	30	—	30	100
Interchange Fee Income	2,036	1,779	257	14
Other Operating Income	742	801	(59)	(7)
Subtotal	4,600	4,925	(325)	(7)
Net Gains on Sales of Residential Mortgage Loans	4,698	1,888	2,810	149
Net Gains on Sales of SBA Loans	330	391	(61)	(16)
Total non-interest Income	$9,628	$7,204	$2,424	34
Service charges on deposit accounts decreased $553 thousand, or 23.6%, during the year ended December 31, 2020 compared with the same period of 2019. The decreased level of fees during 2020 compared with 2019 was due to higher average account balances and decreased check utilization by customers. Account balances in 2020 were impacted by the federal stimulus payments and other economic impacts of the COVID-19 pandemic.
Interchange fee income increased $257 thousand, or 14.4%, during the year ended December 31, 2020 compared with the same period of 2019. The increased level of fees during 2020 compared with 2019 was due to increased economic activity and increased card utilization by customers. Card utilization in 2020 was impacted by the economic impacts of the COVID-19 pandemic.

Net gains on sales of residential real estate loans increased $2.8 million, or 148.8%, during the year ended December 31, 2020 compared with the same period of 2019. The increase in 2020 compared with 2019 was attributable to increased volume related to continued historically low mortgage rates and a strong residential housing market. Residential loan sales totaled $152.0 million during the year ended December 31, 2020 compared with $58.3 million for the same period of 2019.
Non-interest Expense:
During the six months ended June 30, 2021, non-interest expense totaled $13.8 million, an increase of $507 thousand, or 3.8%, compared with the first half of 2020.
	Six Months Ended June 30,		Change from Prior Period
Non-interest Expense (dollars in thousands)	2021	2020	Amount Change	Percent Change
Salaries and Employee Benefits	$8,123	$7,580	$543	7%
Occupancy, Furniture and Equipment Expense	2,659	2,601	58	2
FDIC Premiums	142	47	95	202
Franchise Tax	206	660	(454)	(69)
Marketing Expense	352	284	68	24
Other Operating Expenses	2,303	2,106	197	9
Total Non-interest Expense	$13,785	$13,278	$507	4
Salaries and benefits increased $543 thousand, or 7.2%, during the first half of 2021 compared with the same period of 2020. The increase in salaries and benefits during 2021 was primarily attributable to normal raises and bonus accruals and higher variable compensation related to residential real estate loan production.
FDIC premiums increased $95 thousand during six months ended June 30, 2021 compared with the same period of 2020. The increase during 2021 compared with 2020 was primarily attributed to the increase in total deposits.
Franchise tax expense decreased $454 thousand during the first half of 2021 compared with the same period of 2020. The decrease was due to the repeal of the Kentucky Bank Franchise Tax that became effective January 1, 2021.
During the year ended December 31, 2020, non-interest expense totaled $28.0 million, an increase of $1.5 million thousand, or 5.7%, compared with the same period of 2019.
	Year Ended December 31,		Change from Prior Period
Non-interest Expense (dollars in thousands)	2020	2019	Amount Change	Percent Change
Salaries and Employee Benefits	$15,693	$14,803	$890	6%
Occupancy, Furniture and Equipment Expense	5,378	4,870	508	10
FDIC Premiums	173	93	80	86
Franchise Tax	1,382	1,336	46	3
Marketing Expense	673	863	(190)	(22)
Other Operating Expenses	4,674	4,494	180	4
Total Non-interest Expense	$27,973	$26,459	$1,514	6
Salaries and benefits increased $890 thousand, or 6.0%, during the year ended December 31, 2020, compared with the same period of 2019. The increase in salaries and benefits during 2020 was primarily attributable to normal raises and bonus accruals and higher variable compensation related to residential real estate loan production.

Occupancy, furniture and equipment expense increased $508 thousand, or 10.4%, during the year ended December 31, 2020, compared with the same period of 2019. The increase was primarily attributable to increased expenses associated with construction of a new branch location, increased data processing costs associated with the Owenton Bancorp, Inc. acquisition and accelerated lease costs associated with a branch relocation.
FDIC premiums increased $80 thousand during the year ended December 31, 2020, compared with the same period of 2019. The increase during 2020 compared with 2019 was primarily attributed to the increase in total deposits.
Marketing expense decreased $190 thousand, or 22.1%, during the year ended December 31, 2020, compared with the same period of 2019. The decrease was due a reduction in advertising, sponsorships and other marketing activities due to the pandemic.
Income Taxes:
CUB’s effective tax rate was 19.8% and 21.3% during the six months ended June 30, 2021 and 2020, respectively and 20.7% and 12.8% during years ended December 31, 2020 and 2019, respectively. The effective tax rate in all periods presented, other than the six months ended June 30, 2020, was lower than the blended statutory rate resulting primarily from CUB’s tax-exempt investment income on securities, loans and company-owned life insurance and income tax credits generated from affordable housing projects. For the six months ended June 30, 2020, the effective tax rate was slightly higher than the blended statutory rate due to adjustments to deferred income taxes related to changes in the Kentucky franchise tax discussed below.
In March 2019, the Kentucky legislature passed HB354 requiring financial institutions to transition from a capital-based franchise tax to the Kentucky corporate income tax beginning in 2021. Historically, the franchise tax, a component of non-interest expenses, was assessed at 1.1% of net capital. Effective January 1, 2021, the Kentucky corporate income tax is assessed at 5% of Kentucky taxable income and is included as a component of current and deferred state income tax expense. Accordingly, CUB did not incur any Kentucky income tax expense for the first half of 2020 and incurred income tax expense at the rate of 5% for the first half of 2021.
In April 2019, the Kentucky legislature passed HB458 allowing entities filing a combined Kentucky income tax return to share certain tax attributes, including net operating loss carryforwards. The combined filing, beginning in 2021, allows the CUB’s net operating loss carryforwards to offset taxable income generated by the Bank and reduce the CUB’s tax liability. CUB recorded a corresponding state tax benefit, net of federal impact, of $709 thousand in 2019. During 2020, the Company adjusted the deferred balances related to Kentucky. This resulted in CUB recording a corresponding state tax benefit, net of federal impact of $208 thousand in 2020.
FINANCIAL CONDITION
Total assets for CUB totaled $1.1 billion at June 30, 2021, representing an increase of $50.2 million, or 9.8% on an annualized basis, compared with December 31, 2020. The increase in total assets during the first half of 2021 compared with December 31, 2020 was primarily driven by increased levels of deposits. Total assets totaled $1.0 billion at December 31, 2020, representing an increase of $165.3 million, or 19.3%, compared with December 31, 2019. The increase in total assets during 2020 compared with 2019 was primarily driven the acquisition of Owenton Bancorp, Inc. and by increased levels of deposits.
Securities available for sale increased $23.5 million as of June 30, 2021 compared with year-end 2020. The increase in the securities portfolio in the first half of 2021 was the result of increased levels of deposits. Securities available for sale increased $23.8 million as of December 31, 2020 compared with year-end 2019. The increase in the securities portfolio during 2020 was the result of the acquisition of Owenton Bancorp, Inc. and increased levels of deposits.
June 30, 2021 total loans increased $8.4 million, or 2.4% on an annualized basis, compared with December 31, 2020. The increase in total loans at June 30, 2021 compared with year-end 2020 was partially offset by a decrease in PPP loans and a decline in loans held for sale. Net PPP loans totaled $35.5 million at June 30, 2021 compared with $41 million in net PPP loans at December 31, 2020.
Excluding PPP loans, total loans increased $13.9 million, or 4.2% on an annualized basis, at June 30, 2021 compared with year-end 2020. Commercial real estate loans declined approximately $1 million during the first half of 2021 compared with year-end 2020 while commercial and industrial loans declined $1.5 million (excluding PPP loans) largely due to reduced utilization of lines of credit. Outstanding commercial lines of credit balances totaled $37.2 million, or 41.99% utilization, at June 30, 2021 compared to $41.5 million, or 45.76% utilization, at year-end 2020.During the first half of 2021 compared with year-end 2020, construction and development loans increased by $14.6 million as a result of new lending and an increase in the utilization of previously originated loans. Residential real estate loans increased $2.7 million due to historically low interest rates and a strong demand for residential housing.
End of Period Loan Balances (dollars in thousands)	June 30, 2021	December 31, 2020	Current Period Change
Commercial and industrial	$135,566	$142,599	$(7,033)
Real estate
Commercial	299,177	300,178	(1,001)
Residential	170,044	167,327	2,717
Construction	107,199	92,563	14,636
Consumer	4,375	5,252	(877)
Total loans	$716,361	$707,919	$8,442
December 31, 2020 total loans increased $47.1 million, or 7.1%, compared with December 31, 2019. The increase in total loans at December 31, 2020 compared with year-end 2019 was due to loans acquired from Owenton Bancorp, Inc., an increase in PPP loans and an increase in loans held for sale partially offset by a decline in loan growth. Net PPP loans totaled $41.0 million at December 31, 2020. There were no PPP loans at December 31, 2019. Loans acquired from Owenton Bancorp, Inc. totaled $36.7 million. Loan growth was negatively impacted by uncertain economic conditions related to the pandemic and a decline in borrowers’ utilization of available credit lines.
End of Period Loan Balances (dollars in thousands)	December 31, 2020	December 31, 2019	Period Change
Commercial and industrial	$142,599	$89,841	$52,758
Real estate
Commercial	300,178	317,100	(16,922)
Residential	167,327	157,786	9,541
Construction	92,563	91,378	1,185
Consumer	5,252	4,748	504
Total loans	$707,919	$660,853	$47,066
Excluding loans acquired from Owenton Bancorp, Inc. and PPP loans, total loans decreased $30.6 million, or 4.63%, at December 31, 2020 compared with year-end 2020. Commercial real estate loans declined approximately $29.4 million during 2020 while commercial and industrial loans increased $7.8 million. Residential real estate loans decreased $8.4 million in 2020 due to historically low interest rates and a strong demand for refinancing.
The following table indicates the breakdown of the allowance for loan losses for the periods indicated (dollars in thousands):

	June 30, 2021	December 31, 2020	December 31, 2019
Commercial and industrial	$1,550	$1,620	$940
Real estate
Commercial	4,157	4,265	3,875
Residential	1,448	1,406	1,220
Construction	1,632	1,391	1,310
Consumer	64	71	46
Total loans	$8,851	$8,753	$7,391
CUB’s allowance for loan losses totaled $8.9 million at June 30, 2021 compared to $8.8 million at year-end 2020 and $7.4 at year-end 2019. The allowance for loan losses represented 1.24% of period-end loans at June 30, 2021 compared with 1.24% of year-end loans at December 31, 2020 and 1.12% of year-end loans at December 31, 2019.
The following is an analysis of CUB’s non-performing assets at June 30, 2021 and December 31, 2020 and 2019:
Non-performing Assets: (dollars in thousands)	June 30, 2021	December 31, 2020	December 31, 2019
Non-accrual Loans	$2,445	$2,474	$4,368
Past Due Loans (90 days or more)	368	401	1,639
Total Non-performing Loans	2,813	2,875	6,007
Other Real Estate	1,124	1,276	907
Total Non-Performing Assets	$3,937	$4,151	$6,914
Restructured Loans	$3,673	$3,831	$4,065
Non-performing Loans to Total Loans	0.40%	0.41%	0.92%
Allowance for Loan Loss to Non-performing Loans	314.65%	304.45%	123.04%
The following tables present non-accrual loans and loans past due 90 days or more still on accrual by class of loans:
	Non-Accrual Loans		Loans Past Due 90 Days or More & Still Accruing
	June 30, 2021	December 31, 2020	June 30, 2021	December 31, 2020
Commercial and industrial	$292	$282	$22	$121
Real estate
Commercial	1,812	1,754	192	—
Residential	335	423	153	280
Construction	—	—	—	—
Consumer	6	15	1	—
Total loans	$2,445	$2,474	$368	$401

	Non-Accrual Loans		Loans Past Due 90 Days or More & Still Accruing
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Commercial and industrial	$282	$20	$121	$250
Real estate
Commercial	1,754	3,916	—	1,142
Residential	423	406	280	240
Construction	—	—	—	—
Consumer	15	26	—	7
Total loans	$2,474	$4,368	$401	$1,639
Non-performing assets totaled $3.9 million at June 30, 2021 compared to $4.2 million at December 31, 2020 and $6.9 million at December 31, 2019. Non-performing assets represented 0.37% of total assets at June 30, 2021 and 0.41% at December 31, 2020 and 0.81% at December 31, 2019. Non-performing loans totaled $2.8 million at June 30, 2021 compared to $2.9 million at December 31, 2020 and $6.0 million at December 31, 2019. Non-performing loans represented 0.40% of total loans at June 30, 2021 compared to 0.41% at December 31, 2020 and 0.92% at December 31, 2019.
June 30, 2021 total deposits increased $46.3 million, or 11.0% on an annualized basis, compared to December 31, 2020. The increase in total deposits at June 30, 2021 compared with year-end 2020 was impacted by participation in the PPP, continued stimulus payments provided by the federal government and general inflows of customer deposits.
Total deposits increased $167.8 million, or 24.8%, during the year ended December 31, 2020. The increase in total deposits at December 31, 2020 compared with year-end 2019 was impacted by deposits acquired from Owenton Bancorp, Inc., participation in the PPP, continued stimulus payments provided by the federal government and general inflows of customer deposits. Deposits acquired from Owenton Bancorp, Inc. totaled $44.0 million.
End of Period Deposit Balances (dollars in thousands)	June 30, 2021	December 31, 2020	Current Period Change
Non-interest-bearing Demand Deposits	$234,108	$206,747	$27,361
Interest-bearing Demand, Savings, & Money Market Accounts	453,694	412,835	40,859
Time Deposits < $100,000	99,433	110,551	(11,118)
Time Deposits of $100,000 or more	102,001	112,787	(10,786)
Total Deposits	$889,236	$842,920	$46,316
End of Period Deposit Balances (dollars in thousands)	December 31, 2020	December 31, 2019	Current Period Change
Non-interest-bearing Demand Deposits	$206,747	$134,421	$72,326
Interest-bearing Demand, Savings, & Money Market Accounts	412,835	310,697	102,138
Time Deposits < $100,000	110,551	119,927	(9,376)
Time Deposits of $100,000 or more	112,787	110,043	2,744
Total Deposits	$842,920	$675,088	$167,832
Capital Resources:
As of June 30, 2021, shareholders’ equity increased by $3.1 million to $105.8 million compared with $102.7 million at year-end 2020. The increase in shareholders’ equity was attributable to increased retained earnings of $3.3 million due to net income of $5.9 million during the first half of 2021 which was partially offset by the payment of $2.6 million in shareholder dividends. Partially mitigating the increase in retained earnings was a decline in accumulated other comprehensive income of $563 thousand related to the decrease in value of CUB’s available-for-sale securities portfolio.
During the year ended December 31, 2020, shareholders’ equity increased by $8.4 million. The increase in shareholders’ equity was attributable to increased retained earnings of $7.3 million due to net income of $9.5 million which was partially offset by the payment of $2.2 million in shareholder dividends. Shareholders’ equity was also impacted by an increase in accumulated other comprehensive income of $882 thousand related to the increase in value of CUB’s available-for-sale securities portfolio.
Shareholders’ equity represented 9.85% of total assets at June 30, 2021, 10.03% at December 31, 2020 and 11.0% at December 31, 2019. Shareholders’ equity included $6.4 million of goodwill and other intangible assets at June 30, 2021 compared to $6.4 million at December 31, 2020 and $3.4 million at December 31, 2019.
Federal banking regulations provide guidelines for determining the capital adequacy of bank holding companies and banks. These guidelines provide for a narrower definition of core capital and assign a measure of risk to the various categories of assets. CUB is required to maintain minimum levels of capital in proportion to total risk-weighted assets and off-balance sheet exposures.
In 2020, the Company elected to adopt regulatory capital simplification rules permitting a community bank organization to utilize one measure of regulatory capital, the community bank leverage ratio (also known as the “CBLR”), to determine regulatory capital adequacy. The community bank leverage ratio requires a higher amount of Tier 1 capital to average assets than the standard leverage ratio to be considered well capitalized. However, meeting this higher standard eliminates the need to compute and monitor the Tier 1 risk-based capital ratio, the Common Equity Tier 1 risk-based capital ratio and the total risk-based capital ratio as well as maintain the 2.50% regulatory capital buffer necessary to avoid limitations on equity distributions and discretionary bonus payments. Other criteria required to be able to utilize the CBLR as the sole measure of capital adequacy include (i) total assets less than $10.0 billion, (ii) trading assets and liabilities equal to less than 5.0% of total assets. and (iii) off-balance sheet exposures, such as the unused portion of conditionally cancellable lines of credit, equal to less than 25% of total assets. Citizens Union Bancorp of Shelbyville, Inc. and its subsidiary bank meet all three of these criteria and have elected to utilize the CBLR as their measure of regulatory capital adequacy.
In August 2020, the FDIC Financial Institution Letter 82-2020 adopted, with no changes, OCC Bulletin 2020-89, Regulatory Capital Rule: Temporary Changes to and Transition for The Community Bank Leverage Ratio Framework, which adopted two interim final rules that temporarily lowers the required leverage ratio from 9% to 8%, to be considered well capitalized, effective the second quarter of 2020. It established a minimum CBLR of 8% for the second through fourth quarters of 2020, 8.5% for 2021, and 9% thereafter, and maintains a two-quarter grace period for qualifying community banking organizations whose leverage ratios fall no more than 100 basis points below the applicable CBLR requirement.
CUB’s CBLR ratio as of June 30, 2021 and December 31, 2020 were 11.24% and 11.41%, respectively. The Bank’s CBLR ratio as of June 30, 2021 and December 31, 2020 were 10.73% and 10.64%, respectively. Under either framework, CUB and the Bank would be considered well-capitalized.
Liquidity:
The Consolidated Statement of Cash Flows details the elements of changes in CUB’s consolidated cash and cash equivalents. Total cash and cash equivalents increased $25.2 million during the six months ended June 30, 2021 ending at $188.3 million. During the six months ended June 30, 2021, operating activities resulted in net cash inflows of $13.2 million. Investing activities resulted in net cash outflows of $33.3 million during the six months ended June 30, 2021, primarily resulting from the investment of excess liquidity into the available for sale securities portfolio. Financing activities resulted in net cash inflows for the six months ended June 30, 2021 of $45.2 million primarily related to growth in CUB’s deposit portfolio.
Total cash and cash equivalents increased $73.3 million during the year ended December 31, 2020 ending at $163.4 million. During the year ended December 31, 2020, operating activities resulted in net cash inflows of $7.3 million. Investing activities resulted in net cash outflows of $86.8 million during the year ended December 31, 2020, primarily resulting from the investment of excess liquidity into the available for sale securities portfolio and loans. Financing activities resulted in net cash inflows for the year ended December 31, 2020 of $152.8 million primarily related to growth in CUB’s deposit portfolio.
The parent company is a corporation separate and distinct from its bank and other subsidiaries. CUB uses funds at the parent-company level to pay dividends to its shareholders, to acquire or make other investments in other businesses or their securities or assets, to repurchase its stock from time to time, and for other general corporate purposes. The parent company does not have access at the parent-company level to the deposits and certain other sources of funds that are available to its bank subsidiary to support its operations. Instead, the parent company has historically derived most of its revenues from dividends paid to the parent company by its bank subsidiary. CUB’s banking subsidiary is subject to statutory restrictions on its ability to pay dividends to the parent company. As of June 30, 2021, the parent company had approximately $3 million of cash and cash equivalents available to meet its cash flow needs.

GERMAN AMERICAN
UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
The following tables show the condensed combined financial information for each of German American and CUB, as well as unaudited pro forma condensed combined financial information for German American and CUB reflecting the merger, for the year ended December 31, 2020 and as of and for the six months ended June 30, 2021, and pro forma adjustments described in the accompanying notes.
During the preparation of the unaudited pro forma condensed combined financial information, management performed a preliminary analysis of CUB’s financial information to identify differences in accounting policies and differences in statements of financial condition and income statement presentation as compared to the presentation of German American. At the time of preparing the unaudited pro forma condensed combined financial information, German American had not identified all adjustments necessary to conform CUB’s accounting policies to German American’s accounting policies.
On January 1, 2020, German American adopted ASU 2016-13 “Financial Instruments — Credit Losses” (Topic 326), which required loans held for investment to be accounted for under the CECL framework. German American’s allowance for credit losses is presented based upon the CECL framework. Under CECL framework, the determination of the allowance is inherently subjective, as it requires significant estimates, including the amount and timing of expected future cash flows on individually analyzed loans, estimated losses on other classified loans and pools of homogeneous loans, and consideration of past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, reasonable and supportable forecasts and other factors. Also, in accordance with ASU 2016-13, “Financial Instruments — Credit Losses” (Topic 326), CUB would have been required to adopt CECL as of January 1, 2023. Therefore, CUB’s allowance for loan losses is presented under the incurred loss framework.
On January 1, 2019, German American adopted ASU 2016-02, Leases (Topic 842) which requires lessees to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease and right of use asset, which is an asset that represents the lessee’s right of use, or control the use of, a specified asset for the lease term. Also, in accordance with ASU 2016-02, Leases (Topic 842), CUB would have been required to adopt ASU 842 as of January 1, 2022.
Except as otherwise noted in the footnotes to the tables, (a) the financial information included under the “German American Historical” column is derived from German American’s historical unaudited interim financial statements and accompanying notes included in German American’s Quarterly Report on Form 10-Q for the period ended June 30, 2021, and German American’s historical audited financial statements and accompanying notes included in German American’s Annual Report on Form 10-K for the year ended December 31, 2020, each of which is incorporated by reference herein, and (b) the financial information under the “CUB Historical” column is derived from CUB’s historical unaudited condensed financial statements and accompanying notes for the period ended June 30, 2021, and CUB’s historical audited financial statements and accompanying for the year ended December 31, 2020, each of which is included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:
•
The acquisition of CUB by German American under the provision of Financial Accounting Standard Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations” where the sale of assets and liability of CUB will be recorded by German American at their respective fair values as of the date the merger is completed;

•
The distribution of shares of German American common stock to CUB shareholders in exchange for shares of CUB common stock (based on a 0.7739 exchange ratio) and $13.44 in cash per share, without interest;

•
Certain reclassifications to conform historical CUB financial information presentation to German American; and

•
Transaction costs in connection with the merger and other transaction costs, that will arise post-closing.

The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical consolidated balance sheets of German American and CUB, presenting the merger as if it had been consummated on June 30, 2021. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2021, and for the year ended December 31, 2020, combine the historical consolidated income statements of German American and CUB, presenting the merger as if it had been consummated on January 1, 2020. You should read such information in conjunction with German American’s and CUB’s consolidated financial statements for the six months ended June 30, 2021 and the year ended December 31, 2020 and related notes, which for German American are incorporated by reference into this proxy statement/prospectus, and for CUB are included elsewhere in proxy statement/prospectus. You should also read the accompanying Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet and Income Statements.
The unaudited pro forma combined condensed financial information is presented for illustrative purposes only, and does not necessarily indicate the financial results of the combined company had German American and CUB actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods of the future financial position of the combined entities, which could differ materially from those shown in this information. The unaudited pro forma condensed combined financial information does not reflect the benefits of expected synergies, anticipated cost savings, or other factors that may result as a consequence of the merger. The unaudited pro forma condensed combined financial information also does not consider any potential effect of changes in market conditions or interest rates on revenues or the impact of changes in German American’s stock price. As explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.
As of the date of this proxy statement/prospectus, German American has not yet completed the valuation analysis and calculations at the level of detail required to obtain the necessary estimates of the fair values of the CUB assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and liabilities. Therefore, certain CUB assets and liabilities are presented at their respective carrying amounts and should be considered preliminary values. Final determination of the fair values of CUB assets and liabilities will be obtained based on actual CUB asset and liabilities as of the closing date and therefore cannot be known prior to completion of the merger.
Due to the preliminary estimates for the pro forma purchase price and valuation analysis as noted above, the pro forma adjustments presented are to be considered preliminary and subject to change as additional information becomes available, and the final closing balances are known. The preliminary pro forma adjustments have been presented solely for the purpose of providing the unaudited pro forma condensed combined financial information.
Upon completion of the merger, a final determination of the fair values of CUB assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase price as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill, deferred taxes, and other assets and liabilities, and may impact the combined company’s statement of income.

GERMAN AMERICAN
UNAUDITED PRO FORMA
CONDENSED COMBINED BALANCE SHEET
(Dollars in Thousands, Except Per Share Amounts)
At June 30, 2021
	German American Historical	CUB Historical	Transaction Accounting/ Other Transaction Adjustments	Note 3	Combined Pro-forma Amounts for German American
Assets
Cash and Cash Equivalents	$370,083	$188,606	$(50,731)	(A)	$507,958
Securities Available-for-Sale, at Fair Value	1,585,348	108,350	—		1,693,698
Other Investments	1,346	—	—		1,346
Loans Held-for-Sale, at Fair Value*	17,459	3,085	—		20,544
Loans (Net of Unearned Income)	3,070,690	716,361	(5,800)	(B)	3,781,251
Allowance for Credit Losses	(39,995)	(8,851)	(6,049)	(C)	(54,895)
Loans, Net	3,030,695	707,510	(11,849)		3,726,356
Premises, Furniture and Equipment, Net	90,113	24,766	—		114,879
Goodwill	121,956	5,658	56,131	(D)	183,745
Intangible Assets	7,349	712	2,588	(E)	10,649
Company Owned Life Insurance	69,851	13,096	—		82,947
Accrued Interest Receivable and Other Assets	54,369	21,731	—		76,100
Total Assets	$5,348,569	$1,073,514	$(3,861)		$6,418,222
Liabilities
Non-interest-bearing Demand Deposits	$1,350,399	$234,108	$—		$1,584,507
Interest-bearing Demand, Savings, and Money Market Accounts	2,688,611	332,560	—		3,021,171
Time Deposits	410,735	322,568	972	(F)	734,275
Total Deposits	4,449,745	889,236	972		5,339,953
FHLB Advances and Other Borrowings	205,506	70,112	(1,100)	(G)	274,518
Accrued Interest Payable and Other Liabilities	44,321	8,416	9,583	(H)	62,320
Total Liabilities	4,699,572	967,764	9,455		5,676,791
Shareholders’ Equity
Common Stock	26,546	84	2,784	(I)	29,414
Additional Paid-in Capital	275,309	5,072	96,352	(J)	376,733
Retained Earnings	320,717	100,278	(112,136)	(K)(L)	308,859
Accumulated Other Comprehensive Income	26,425	316	(316)	(M)	26,425
Total Shareholders’ Equity	648,997	105,750	(13,316)		741,431
Total Liabilities and Shareholders’ Equity	$5,348,569	$1,073,514	$(3,861)		$6,418,222

*
CUB values Loans Held-for-Sale using lower of cost or market accounting; the difference between fair value and lower of cost or market is insignificant.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

GERMAN AMERICAN
UNAUDITED PRO FORMA
CONDENSED COMBINED INCOME STATEMENT
(Dollars in Thousands, Except Per Share Amounts)
For the Six Months ended June 30, 2021
	German American Historical	CUB Historical	Transaction Accounting Adjustments	Note 3	Combined Pro Forma Amounts
Interest Income
Interest and Fees on Loans	$69,608	$17,374	$1,160	(N)	$88,142
Interest on Federal Funds Sold and Other Short-term Investments	188	172	—		360
Interest and Dividends on Securities:
Taxable	6,130	722	—		6,852
Non-taxable	7,893	31	—		7,924
Total Interest Income	83,819	18,299	1,160		103,278
Interest Expense
Interest on Deposits	2,711	1,567	(316)	(O)	3,962
Interest on FHLB Advances and Other Borrowings	2,296	620	(162)	(O)	2,754
Total Interest Expense	5,007	2,187	(478)		6,716
Net interest income	78,812	16,112	1,638		96,562
Provision for credit losses	(6,500)	210	—		(6,290)
Net Interest Income After Provision	85,312	15,902	1,638		102,852
Non-Interest Income
Trust and Investment Product Fees	4,978	184	—		5,162
Service Charges on Deposit Accounts	3,413	832	—		4,245
Insurance Revenues	5,312	—	—		5,312
Company Owned Life Insurance	737	125	—		862
Interchange Fee Income	6,312	1,206	—		7,518
Other Operating Income	2,692	797	—		3,489
Net Gains on Sales of Loans	4,220	2,034	—		6,254
Net Gains on Securities	1,275	—	—		1,275
Total Non-Interest Income	28,939	5,178	—		34,117
Non-Interest Expense
Salaries and Employee Benefits	34,180	8,123	—		42,303
Occupancy Expense	6,205	733	—		6,938
Furniture and Equipment Expense	1,973	579	—		2,552
FDIC Premiums	663	142	—		805
Data Processing Fees	3,522	1,347	—		4,869
Professional Fees	2,673	179	—		2,852
Advertising and Promotion	1,487	352	—		1,839
Intangible Amortization	1,471	75	300	(S)	1,846
Other Operating Expenses	8,122	2,255	—		10,377
Total Non-Interest Expense	60,296	13,785	300		74,381
Income Before Income Taxes	53,955	7,295	1,338		62,588
Income Tax Expense	10,576	1,442	334	(T)	12,352
Net income	$43,379	$5,853	$1,004		$50,236
Per Share Data
Net income
Basic	$1.64	$1.58	—		$1.71
Diluted	$1.64	$1.57	—		$1.71
Cash dividends	$0.42	$0.70	—		$0.42
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

GERMAN AMERICAN
UNAUDITED PRO FORMA
CONDENSED COMBINED INCOME STATEMENT
(Dollars in Thousands, Except Per Share Amounts)
For the Twelve Months ended December 31, 2020
	German American Historical	CUB Historical	Transaction Accounting Adjustments	Other Transaction Adjustments	Note 3	Combined Pro Forma Amounts
Interest Income
Interest and Fees on Loans	$151,658	$37,196	$2,320	$—	(N)	$191,174
Interest on Federal Funds Sold and Other Short-term Investments	382	582	—	—		964
Interest and Dividends on Securities:
Taxable	10,447	1,217	—	—		11,664
Non-taxable	11,882	20	—	—		11,902
Total Interest Income	174,369	39,015	2,320	—		215,704
Interest Expense
Interest on Deposits	13,696	5,417	(632)	—	(O)	18,481
Interest on FHLB Advances and Other Borrowings	5,430	1,747	(324)	—	(O)	6,853
Total Interest Expense	19,126	7,164	(956)	—		25,334
Net interest income	155,243	31,851	3,276	—		190,370
Provision for credit losses	17,550	1,520	5,800	—	(P)	24,870
Net Interest Income After Provision	137,693	30,331	(2,524)	—		165,500
Non-Interest Income
Trust and Investment Product Fees	8,005	310	—	—		8,315
Service Charges on Deposit Accounts	7,334	1,792	—	—		9,126
Insurance Revenues	8,922	—	—	—		8,922
Company Owned Life Insurance	2,307	30	—	—		2,337
Interchange Fee Income	10,529	2,036	—	—		12,565
Other Operating Income	3,388	762	—	—		4,150
Net Gains on Sales of Loans	9,908	4,698	—	—		14,606
Net Gains on Securities	4,081	—	—	—		4,081
Total Non-Interest Income	54,474	9,628	—	—		64,102
Non-Interest Expense
Salaries and Employee Benefits	68,112	15,693	—	2,982	(Q)	86,787
Occupancy Expense	10,033	1,701	—	—		11,734
Furniture and Equipment Expense	3,991	1,145	—	—		5,136
FDIC Premiums	740	173	—	—		913
Data Processing Fees	6,889	2,532	—	5,095	(Q)	14,516
Professional Fees	3,998	376	1,500	—	(R)	5,874
Advertising and Promotion	3,589	673	—	—		4,262
Intangible Amortization	3,539	112	600	—	(S)	4,251
Other Operating Expenses	16,232	5,568	—	3,250	(Q)	25,050
Total Non-Interest Expense	117,123	27,973	2,100	11,327		158,523
Income Before Income Taxes	75,044	11,986	(4,624)	(11,327)		71,079
Income Tax Expense	12,834	2,481	(1,156)	(2,832)	(T)	11,327
Net income	$62,210	$9,505	$(3,468)	$(8,495)		$59,752
Per Share Data
Net income
Basic	$2.34	$2.57	—	—		$2.03
Diluted	$2.34	$2.57	—	—		$2.03
Cash dividends	$0.76	$0.60	—	—		$0.76
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

GERMAN AMERICAN
NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
Note 1:
Basis of Presentation

The proforma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger under the acquisition method of accounting with German American as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial condition or results of the combined companies had the companies actually been combined at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of CUB, as of the effective date of the merger, will be recorded by German American at their respective fair values and the excess of the merger consideration over the fair value of CUB’s net assets will be allocated to goodwill.
The merger, which is currently expected to be completed in the fourth quarter of 2021, and is subject to the satisfaction of customary closing conditions, provides that CUB shareholders will receive (a) $13.44 cash consideration for each share of CUB common stock they hold immediately prior to the merger, and (b) a 0.7739 share of German American common stock for each share of CUB common stock they hold immediately prior to the merger. The implied value of the merger consideration to CUB shareholders is $41.58 per share, or a total of $155.0 million, based on the closing stock price of German American common stock of $36.36 per share on September 17, 2021, which was the business day before the merger was publicly announced.
In addition, the merger agreement obligates German American to pay a “Cancellation Amount” to the holders of outstanding options to purchase shares of CUB common stock. The Cancellation Amount for each stock option for a share of CUB common stock will be payable in cash in an amount equal to (i) the $13.44 cash payment, plus (ii) the 0.7739 exchange ratio multiplied by the volume-weighted average price of German American’s common shares over the ten (10) consecutive trading days (“10-day VWAP”) ending on the trading day that is the fourth business day preceding the merger closing date, less (iii) the option exercise price per share, and less (iv) any applicable withholding taxes. If none of the outstanding options were to be exercised before closing, the aggregate payment of the Cancellation Amount would total approximately $0.918 million (based upon a German American share price of $35.99, which is the 10-day VWAP through September 17, 2021, the business day before the merger was publicly announced).
The pro forma allocation of the purchase price presented in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is consummated. Adjustments may include, but are not limited to, changes in (a) CUB’s balance sheet and operating results through the effective time of the merger; (b) total merger related expenses and implementation costs vary from currently estimated amounts included herein; and (c) the underlying values of assets and liabilities if market and credit conditions differ from current assumptions.
Note 2:
Determination and Allocation of Preliminary Purchase Price

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial statement are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.
German American has agreed to acquire each of the outstanding shares of CUB common stock (other than Dissenting Shares) for (a) a 0.7739 share of German American common stock (or cash in lieu of fractional share interests), and (b) a cash payment of $13.44 (subject to reduction to the extent that CUB’s consolidated common shareholders’ equity is not at least equal to a certain level at the time of closing; see “THE MERGER AGREEMENT — Calculation of Possible Reduction in Cash Payments” on page 48).

The table below assumes the issuance of 2,868,305 shares of German American common stock, which represents an assumed 3,706,299 shares of CUB common stock that will be exchanged for German American shares at the closing of the merger (which was the amount of CUB common stock outstanding on September 17, 2021). The information below relating to the merger consideration payable in respect of each outstanding share of CUB common stock assumes a German American common stock price of $36.36 per share, which was the closing price on September 17, 2021, the last business day prior to the public announcement of the merger. The determination of the option cancellation payment below assumes a German American common stock price of $35.99 per share, the 10-day VWAP through September 17, 2021.
The table below also reflects a sensitivity analysis for the purchase price consideration assuming a 10% increase and a 10% decrease in in the price per share of German American common stock from the September 17, 2021 baseline price, and its impact on the preliminary goodwill estimate.
(Dollars in Thousands, Except Per Share Amounts)
	9/17/2021	10% Increase	10% Decrease
Determination of Preliminary Purchase Price
CUB shares outstanding	3,706,299	3,706,299	3,706,299
Exchange ratio	0.7739	0.7739	0.7739
German American stock issued	2,868,305	2,868,305	2,868,305
German American stock (at 9/17/2021)	$36.36	$40.00	$32.72
Common stock consideration	$104,292	$114,732	$93,851
Cash consideration (from below)	$50,731	$50,874	$50,588
Total purchase price (preliminary)	$155,023	$165,606	$144,439
Preliminary goodwill	$61,789	$72,372	$51,205
Cash Merger Consideration
Cash paid for shares outstanding
CUB shares outstanding	3,706,299	3,706,299	3,706,299
Cash consideration per share	$13.44	$13.44	$13.44
Cash paid for shares outstanding	$49,813	$49,813	$49,813
Cash paid in cancellation of options
Outstanding options at 9/17/2021	51,336	51,336	51,336
Cash amount per share
Share portion of consideration converted ($35.99 (10-day VWAP through 9/17/2021) x 0.7739)	$27.85	$30.64	$25.07
Cash portion of consideration	13.44	13.44	13.44
Total amount per share	$41.29	$44.08	$38.51
Weighted average exercise price	23.40	23.40	23.40
Stock option cancellation payment per share	$17.89	$20.68	$15.11
Cash paid for cancelled stock options	$918	$1,061	$775
Total cash consideration	$50,731	$50,874	$50,588

Allocation of Purchase Price
Total purchase price (preliminary)	$155,023
Allocated to:
Historical book value of CUB assets and liabilities	105,750
CUB estimated transaction costs, net of tax	(4,075)
Adjusted book value of CUB	$101,675
Adjustments to record assets and liabilities at fair value:
Net loan portfolio adjustment	$(6,049)
Time deposit adjustment	(972)
FHLB borrowing adjustment	(1,700)
Trust preferred securities adjustment	2,800
Core deposit intangible	3,300
Eliminate CUB’s existing goodwill	(5,658)
Eliminate CUB’s existing core deposit intangible	(712)
Net fair value adjustments	(8,991)
Tax effect of net fair value adjustments	550
After-tax net fair value adjustments	(8,441)
Total allocation of purchase price	$93,234
Preliminary goodwill	$61,789

Note 3:
Pro Forma Adjustments to Unaudited Condensed Combined Financial Information

(A)
Adjustment to cash to reflect the estimated (i) cash component of the merger consideration of $49.813 million, based on 3,706,299 shares of CUB Bancorp common stock outstanding as of September 17, 2021, and (ii) stock option cancellation payments totaling $0.918 million. See Note 2.

(B)
Adjustment to CUB loans to reflect estimated fair value adjustments on non-Purchase Credit Deteriorated (PCD) acquired loans. The fair value adjustment will be accreted into interest income on a level-yield basis over the life of the respective loans for non-PCD loans. This adjustment also takes into consideration the gross up of PCD loans. Other fair value adjustments were insignificant.

(C)
On January 1, 2020, German American adopted ASU 2016-13 “Financial Instruments — Credit Losses” (Topic 326), which required loans held for investment to be accounted for under the current expected credit loss (“CECL”) framework. German American’s allowance for credit losses is presented based upon the CECL framework. Also, in accordance with ASU 2016-13 “Financial Instruments — Credit Losses” (Topic 326), CUB was not required to adopt CECL as of January 1, 2020. CUB’s allowance for loan losses is presented under the incurred loss framework.

(in thousands)	June 30, 2021
Reversal of CUB historical allowance for loan losses	$(8,851)
Estimate of lifetime credit losses for PCD loans	9,100
Estimate of lifetime credit losses for non-PCD loans	5,800
Net change in allowance for credit losses	$6,049

(D)
Adjustment to eliminate CUB’s historical goodwill of $5.7 million and to record estimated goodwill associated with the merger of $61.8 million.

(E)
Adjustment to eliminate CUB’s historical core deposit intangible of $712,000 and to record estimated core deposit intangible of $3.3 million.

(F)
Adjustment to reflect the estimated fair value of time deposits.

(G)
Adjustment to reflect the estimated fair value of FHLB borrowings and TruPS.

(H)
Adjustment related to estimated deferred tax liabilities related to the effects of acquisition adjustments as well as estimated accruals for merger-related transaction costs incurred as of the closing date of $12.8 million.

(I)
Adjustment to eliminate CUB’s historical common stock of $84,000 and to record the issuance of 2.9 million shares of German American common stock, no par value.

(J)
Adjustment to eliminate CUB’s historical additional paid-in capital of $5.1 million and to record the issuance of German American common stock in excess of par value of $100.4 million.

(K)
Adjustment to eliminate CUB’s historical retained earnings of $100.3 million.

(L)
Adjustment to reflect the impact on retained earnings for the CECL day two provision for credit losses for non-PCD loans as well as the estimated accruals for merger-related transaction costs incurred as of the closing date.

(M)
Adjustment to eliminate CUB’s accumulated other comprehensive income.

(N)
Adjustment to record the estimated accretion of fair value adjustments for the acquired non-PCD loan portfolio.

(O)
Adjustment to record the estimated accretion/amortization of fair value adjustments for time deposits and borrowings.

(P)
Adjustment to record the CECL day two provision for credit losses for non-PCD loans.

(Q)
Adjustment to record the estimated other transaction costs arising post-close of $12.8 million, which includes severance-related items, data processing contracts and other vendor contracts.

(R)
Adjustment to record the estimated professional fees related to transaction.

(S)
Adjustment to record the estimated amortization of core deposit intangible.

(T)
Adjustment to record the estimated tax impact of the fair value adjustments, CECL day two provision for credit losses and merger-related transaction costs, as applicable.

COMPARISON OF RIGHTS OF CUB SHAREHOLDERS
AND GERMAN AMERICAN SHAREHOLDERS
At present, the rights of shareholders of CUB, a Kentucky corporation, are governed by CUB’s articles of incorporation and bylaws as well as the applicable laws of the Commonwealth of Kentucky, including the Kentucky Business Corporation Act (“KBCA”). Upon completion of the merger, the rights of CUB shareholders who receive shares of German American common stock in exchange for their shares of CUB common stock and become shareholders of German American will be governed by the articles of incorporation and bylaws of German American, and the laws of the State of Indiana, including the Indiana Business Corporation Law (“IBCL”).
The following discussion summarizes material differences between the rights of CUB’s shareholders and German American’s shareholders and is not a complete description of all differences. Because this is a summary, it does not contain all of the information that is important to you and is qualified in its entirety by reference to the IBCL, the KBCA, German American’s articles of incorporation and bylaws, and CUB’s articles of incorporation and bylaws.
Authorized Capital Stock
German American.   German American is currently authorized to issue up to 45,000,000 common shares, no par value, of which 26,546,100 shares were outstanding as of September 30, 2021. German American is also authorized to issue up to 750,000 preferred shares, no par value. As of the date of this proxy statement/prospectus, there are no preferred shares outstanding. If any new series of preferred shares is issued, German American’s board of directors may fix the designation, relative rights, preferences and limitations, and any other powers, preferences and relative, participating, optional and special rights, and any qualifications, limitations and restrictions, of the shares of that series of preferred shares.
CUB.   CUB is currently authorized to issue up to 5,000,000 shares of no par common stock, of which 3,706,299 shares were outstanding as of November 2, 2021.
Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders
German American.   German American’s board of directors has adopted a charter for the governance/nominating committee of the board, which directs the committee to evaluate candidates for nomination by the board for election to the board, and specifies that the board will consider for nomination for election to the board only those candidates who are recommended for nomination by the governance/nominating committee. In evaluating candidates for membership on the board, the governance/nominating committee will consider favorably those candidates who, in the governance/nominating committee’s judgment, (a) possess demonstrated business and financial judgment, strategic thinking, general management experience or perspective, leadership, experience in industry with comparable complexities, general knowledge of financial services industry, and familiarity with local, state, regional and national issues affecting business; (b) have a background that serves the board’s interest in a membership comprised of individuals with varied occupational experience and perspective, as well as reflects diversity of gender, race and ethnicity; (c) have sufficient time to devote to German American’s business; (d) possess the highest moral and ethical character and agree to uphold and assure compliance with German American’s code of business conduct; (e) have a history, within German American’s banking markets, of community involvement and civic-mindedness; (f) are not engaged (directly or indirectly) in any activity adverse to, and do not serve on the board of directors of (or have any material ownership interest in), any other company whose interests are adverse to, or in conflict with, German American’s interests; and (g) possess the ability to oversee, as a director, the business and affairs of German American for the benefit of all constituencies of German American. The committee will endeavor in good faith to include women and people of color in each candidate pool for a board position.
Subject to certain qualifications, in connection with each annual meeting of shareholders, the governance/nominating committee will consider candidates that have been recommended by shareholders for nomination at the annual meeting, if the recommendations are submitted by letter addressed to the attention of the Chairman of the governance/nominating committee in care of German American’s Secretary, mailed by registered or certified mail (return receipt requested), and received by the Secretary at German American’s principal executive offices on or before December 1st of the year preceding the annual meeting for which the recommendation is made. In addition to considering candidates who are recommended by shareholders, the governance/nominating committee will meet from time to time with members of the board, including the chief executive officer and other officers who may be members of the board, and with other executive officers of German American with a view to identifying persons who may be qualified to serve on the board.
The IBCL and the bylaws of German American provide that notice of a special meeting of shareholders must include a description of the purpose or purposes for which the meeting is called. Under the IBCL, only business within the purpose or purposes described in a special meeting notice may be conducted at a special meeting of shareholders.
CUB.   The KBCA and the bylaws of CUB provide that notice of a special meeting of shareholders must include a description of the purpose or purposes for which the meeting is called. Under the KBCA, only business within the purpose or purposes described in a special meeting notice may be conducted at a special meeting of shareholders.
Number of Members of Board of Directors
German American.   German American’s bylaws state that the number of directors will be at least nine and no more than fifteen, as fixed by resolution of the board of directors from time to time. Each director holds office for the term for which he or she was elected and until his or her successor shall be elected and qualified, whichever period is longer, or until his or her death or until he or she resigns or has been removed. The number of directors currently designated by German American is thirteen. The bylaws of German American divide the board of directors of German American into three equal (or as nearly equal as possible) classes of directors serving staggered three-year terms. As a result, approximately one-third of the board is elected each year. Any vacancy is filled by a majority vote of the remaining directors of such board.
CUB.   CUB’s articles of incorporation and bylaws state that the number of directors will be at least three and no more than fifteen, as fixed by resolution of the board of directors from time to time. Each director holds office until the election and qualification of his or her respective successor in office, or until his or her death, resignation or removal. The number of directors currently designated by CUB is six.
Amendment of Articles of Incorporation and Bylaws
German American.   Indiana law generally requires shareholder approval by a majority of a quorum present at a shareholders’ meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) for amendments to a corporation’s articles of incorporation. German American’s articles of incorporation require a super-majority shareholder vote of 80% of its outstanding shares of common stock for the amendment of certain significant provisions.
German American’s articles of incorporation and bylaws provide that, except as otherwise required by the IBCL, the bylaws may be altered, amended or repealed by either (a) the board of directors by the affirmative vote of a majority of the directors then in office, or (b) the shareholders of German American by the affirmative vote of the holders of at least a majority of the outstanding shares of all classes of voting shares (voting as a single class); provided, however, that no bylaw may be adopted that is inconsistent with the IBCL.
CUB.   Under the KBCA, certain amendments to a corporation’s articles of incorporation require shareholder approval. A corporation’s board of directors may propose one (1) or more amendments to the articles of incorporation to the shareholders. Unless the board of directors determines it should make no recommendation, the board of directors must recommend the amendment to the shareholders. Unless the KBCA, the articles of incorporation, or the board of director requires a greater vote, the amendment will be approved if the votes cast favoring the amendment exceeds the votes cast opposing the amendment within each voting group entitled to vote; provided, however, if the amendment would entitle the shareholders within the voting group to dissenters’ rights, the amendment must be approved by a majority of the votes entitled to be cast on the amendment within the voting group. The CUB articles of incorporation do not require a greater vote than what is required under the KBCA.

The CUB bylaws can be amended or repealed by the board of directors (except where the KBCA reserve this power exclusively to the shareholders) or shareholders of CUB.
Transactions with Interested Security Holders
German American.   Under the business combinations provision of the IBCL, any shareholder who acquires a 10%-or-greater ownership position in an Indiana corporation with a class of voting shares registered under Section 12 of the Exchange Act (and that has not opted-out of this provision) is prohibited for a period of 5 years from completing a business combination (generally a merger, significant asset sale or disposition or significant issuance of additional shares) with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. If such board approval is not obtained, then 5 years after a 10% shareholder has become such, a business combination with the 10% shareholder is permitted if all provisions of the articles of incorporation of the corporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the fair price criteria of the business combinations provision of the IBCL. German American’s bylaws provide that this “business combinations” provision of Indiana law does not apply to it.
The articles of incorporation of German American include a provision imposing certain supermajority vote requirements on any “business combination” with a “related person” unless the combination has been approved by the vote of two-thirds of certain members of the board of directors of German American who are not associated with the related person (“independent director approval”) or the combination is solely between German American and another corporation 100% of the common stock (or other voting capital securities) of which is owned directly or indirectly by German American (a “subsidiary combination”). This provision defines “business combination” very broadly to include, subject to certain conditions, (i) any merger or consolidation of German American or any of its subsidiaries into or with a related person, its affiliates or associates; (ii) any sale, exchange, lease, transfer or other disposition by German American or any of its subsidiaries of all or any substantial part of its or their assets or businesses to or with a related person, its affiliates or associates; (iii) the purchase, exchange, lease or acquisition by German American or any of its subsidiaries of all or any substantial part of the assets or businesses of a related person, its affiliates or associates; (iv) any reclassification of securities, recapitalization or other transaction that has the effect of increasing the proportionate amount of German American’s or a subsidiary’s common stock (or other voting capital securities) beneficially owned by a related person or any partial or complete liquidation, spinoff or split-up of German American or any of its subsidiaries (unless approved by a majority of continuing directors); and (v) the acquisition by a related person of beneficial ownership upon issuance of common stock (or other voting capital shares) of German American or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares. “Related person” is also defined broadly to mean any person (which includes any individual, corporation or entity other than German American or its subsidiaries) who (i) is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of German American common stock (or other voting capital securities) (a “10% shareholder”); (ii) any person who within the preceding two-year period has been a 10% shareholder and who directly or indirectly controls, is controlled by, or is under common control with German American; or (iii) any person who has received, other than pursuant to or in a series of transactions involving a public offering within the meaning of the Securities Act, German American common stock (or other voting capital securities) that has been owned by a related person within the preceding two-year period.
In the absence of independent director approval of a combination or a combination being a subsidiary combination, a business combination with a related person would require (a) the approval of 80% of the outstanding voting stock plus (b) the approval of a majority of the outstanding shares that are not controlled by the related person. The first requirement of the preceding sentence (but not the latter requirement) is modified from an 80% to a two-thirds approval requirement for certain combinations in which (i) the consideration received meets certain fair market value standards, (ii) certain requirements are met with respect to the form and kind of consideration received, (iii) the related person meets certain requirements during the period after such related person became a related person and prior to the consummation of the combination, and (iv) a proxy statement meeting certain requirements shall have been mailed to all holders of common stock (or other voting capital securities) for the purpose of soliciting shareholder approval of the combination.

German American’s articles of incorporation also include provisions requiring the board of directors to consider, in addition to the adequacy of the consideration to be paid in connection with a business combination and tender or exchange offer, and such other factors that it deems relevant: (i) the social and economic effects of the transaction on German American and its subsidiaries, depositors, loan and other customers, creditors and other elements of the communities in which German American and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons and their affiliates and associates, and the possible effect of such conditions upon German American and its subsidiaries and the other elements of the communities in which German American and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or persons and its or their management and affiliates and associates. This provision requires an 80% affirmative vote of the issued and outstanding shares of German American common stock entitled to vote thereon in order to be amended or repealed and, if such amendment or repeal is proposed by or on behalf of a related person, by an independent majority of shareholders.
CUB.   Sections 271B.12-200 through 271B.12-230 of the KBCA prohibit a Kentucky corporation from engaging in a business combination with a 10% or greater shareholder or its affiliate or associate for five years following the acquisition of such 10% or greater stake, unless the board, by a majority vote of the continuing directors, approves the combination prior to the 10% or greater acquisition. If not previously approved by the board, the 10% or greater shareholder or its affiliate or associate may effect a business combination only after the expiration of a five-year period and then only with the approval of 80% of the outstanding shares and two-thirds of the outstanding shares not owned by the 10% or greater shareholder, or if the aggregate amount of the offer meets certain fair price requirements. The Kentucky Business Combination Act does not apply to bank holding companies or to a corporation with fewer than 500 beneficial owners of its stock unless the corporation amends its articles of incorporation to provide that the corporation will be subject to the requirements of the Kentucky Business Combination Act. CUB has not amended the CUB articles of incorporation to make an election to be governed by the Kentucky Business Combination Act.
Control Share Acquisition
German American.   The IBCL includes a “control share acquisition” provision that, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Under the control share acquisition provision, unless otherwise provided in the corporation’s articles of incorporation or bylaws, if a shareholder acquires shares of the corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. If such approval is not obtained, the shares held by the acquiror may be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision. The control share acquisition provision generally does not apply to a merger or share exchange. German American is subject to the control share acquisition provision. Further, in certain cases, the bylaws provide German American with certain redemption rights applicable to control shares.
CUB.   The KBCA does not provide for, and CUB is not otherwise subject to, any approval requirements relating to control share acquisitions.
Shareholder Rights Plan
Neither German American nor CUB have adopted a plan, commonly known as a “shareholder rights plan,” that is currently in effect.
Annual Meeting of Shareholders
German American.   The annual meeting of shareholders of German American is held at such time, place and date as the board of directors designates.

CUB.   The annual meeting of shareholders of CUB is held at such time, place and date as the board of directors designates.
Special Meetings of Shareholders
German American.   German American’s bylaws state that special meetings may be called by the board of directors or the chairman of the board, and shall be called by the board upon delivery to German American’s secretary of a signed and dated written demand for a special meeting from the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.
CUB.   CUB’s bylaws state that a special meeting may be called by the board of directors, the chairman of the board of directors, or by the holders of at least 25% of votes entitled to be cast on any proposed issue to be considered at such special meeting.
Notice of Shareholder Meetings
German American.   German American must provide notice to shareholders of each annual and special meeting of shareholders no less than 10 nor more than 60 days before the date of the meeting. In the event of a special meeting of shareholders called as the result of a demand made by shareholders, notice must be given no later than the sixtieth day after German American’s receipt of the demand requiring the meeting to be called.
CUB.   CUB must provide written notice to shareholders of each annual and special meeting no less than 10 and no more than 70 days before the date of the meeting.
Indemnification
German American.   Subject to certain conditions and standards of conduct, German American has agreed by its bylaws to indemnify each director, officer, employee or agent of German American and any person serving at the request of German American as a director, divisional director, officer, employee, agent, or fiduciary of another organization or entity against expenses, judgments, taxes, fines and amounts paid in settlement, whether incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding to which he or she is, or is threatened to be made, a party by reason that he or she is or was a director, officer, employee or agent of German American (or serving at the request of German American as described above), or by reason of any action taken or not taken by him or her in his or her capacity as a director, officer, employee or agent of German American (or in his or her capacity serving at the request of German American as described above). Expenses incurred by a person eligible for indemnification with respect to any claim may be advanced by German American (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition of the action or proceeding upon such person agreeing to repay such amount unless he or she is determined to be entitled to indemnification.
The IBCL provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (1) the individual’s conduct was in good faith; and (2) the individual reasonably believed: (A) in the case of conduct in the individual’s official capacity with the corporation, that his or her conduct was in the best interests of the corporation; and (B) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interest. In the case of any criminal proceeding, the individual either: had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.
CUB.   CUB’s bylaws provide for the indemnification of each director and officer against all expenses, judgments, taxes, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with defending any threatened, pending or completed action, suit or proceeding to which such person is, or is threatened to be made a party, because such person is or was a director or officer of CUB. The reasonable expenses incurred by a director or officer who is party to a proceeding shall be paid or reimbursed by CUB in advance of the final disposition of such proceeding.
The KBCA provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (a) he conducted himself in good faith; and (b) he honestly believed: (1) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation; and (2) in all other cases, that his conduct was at least not opposed to the corporation’s best interest. In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. In any event, a corporation may not indemnify a director under KRS § 271B.8-510: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Further, indemnification permitted under KRS § 271B.8-510 in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.
Limitation of Liability
German American.   The IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director’s office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness.
CUB.   As permitted by the KBCA, CUB’s articles of incorporation provide that no director of CUB will be personally liable to CUB or its shareholders for monetary damages for breach of the director’s duties as a director; provided, that the foregoing does not eliminate or limit the liability of a director for: (a) any transaction in which the director’s personal financial interest is in conflict with the financial interest of CUB or its shareholders; (b) acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (c) any vote for or assent to an unlawful distribution to shareholders prohibited under KRS § 271B.8-330; or (d) any transaction from which the director derived an improper personal benefit. In addition, the KBCA provides that any action taken as a director, or any failure to take any action as a director, shall not be the basis for monetary damages or injunctive relief unless: (i) the director has breached or failed to perform the duties of the director’s office in compliance with the KBCA; and (ii) in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interests of the corporation and its shareholders.
Removal of Directors
German American.   German American’s articles of incorporation provided that directors may be removed at a meeting called expressly for the purpose of removing one or more directors, with or without cause, by a vote of the holders of at least 80% of the shares then entitled to vote at an election of directors; provided, that a director who is elected by the holders of series of preferred shares may be removed only by a vote of the holders of at least 80% of the outstanding shares of that series then entitled to vote at an election of directors.
CUB.   Under the KBCA, directors may be removed by the shareholders with or without cause, unless the articles of incorporation provide the director may be removed only for cause. CUB’s articles of incorporation do not require cause to remove a director. If a director is elected by a voting group, only the shareholders of that voting group may participate in the vote to remove that director.
Preemptive Rights
German American.   Although permitted by the IBCL, German American’s articles of incorporation do not provide for preemptive rights to subscribe for any new or additional common stock or other securities.
CUB.   Although permitted by the KBCA, CUB’s articles of incorporation do not provide for preemptive rights to subscribe for any new or additional common stock or other securities.
Rights of Dissenting Shareholders
German American.   The IBCL provides shareholders of an Indiana corporation that is involved in certain mergers, share exchanges or sales or exchanges of all or substantially all of its property the right to dissent from that action and obtain payment of the fair value of their shares. However, dissenters’ rights are not available to holders of shares listed on a national securities exchange, such as the New York Stock Exchange, or traded on the Nasdaq National Market or a similar market. Because German American’s common stock is presently traded on the Nasdaq Global Select Market, holders of German American common stock presently have no dissenters’ rights in respect of their shares.
CUB.   The KBCA provides that shareholders have the right to dissent from the following transactions involving a Kentucky corporation and obtain payment of the fair value of their shares: (i) certain mergers and share exchanges; (ii) sales or exchanges of all or substantially all of the corporation’s property; (iii) conversions into another form of entity; (iv) certain amendments to the articles of incorporation; (v) transactions subject to KRS § 271B.12-210 or exempted by KRS § 271B.12-220(2), or (vi) other actions taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that shareholders are entitled to dissent.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material federal income tax consequences of the merger to U.S. Holders (as hereinafter defined) of CUB common stock that exchange their shares of CUB common stock for cash and shares of German American common stock. The following discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the “IRS”) and case law, all as currently in effect and which are subject to differing interpretations and subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect. This discussion is limited to U.S. Holders, who hold their shares of CUB common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment).
This discussion does not address the federal income tax consequences of shareholders who are not U.S. Holders, nor does it address all of the tax consequences relevant to certain U.S. Holders including, but not limited to, S corporations, partnerships or other pass-through entities (including investors in pass-through entities), financial institutions, insurance companies, tax-exempt organizations, trusts described in Sections 1361(c)(2)(A) and 1361(d) of the Code, dealers in securities or currencies, traders in securities that use a mark to market method of accounting, persons who hold CUB common stock as part of a straddle, hedge, constructive sale conversion or other integrated transaction, persons who acquired their shares of CUB common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified plan (including the CUB 401(k) and ESOP), regulated investment companies, real estate investment trusts and foreign persons or persons whose “functional currency” is not the U.S. dollar. This discussion also does not address the tax consequences of persons who are subject to alternative minimum tax, nor does it address the tax consequences of the merger under state, local or foreign tax laws.
All U.S. Holders including, but not limited to, the U.S. Holders referenced immediately above, should consult their own tax advisors about the tax consequences of the merger to them.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of CUB common stock that for U.S. federal income tax purposes is an individual who is a citizen or resident of the U.S., a corporation or entity taxed as a corporation that was organized under the laws of the U.S. or any state or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. Persons (as hereinafter defined) or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person. For purposes of this discussion, “U.S. Person” shall have the meaning ascribed to it by Section 7701(a)(30) of the Code.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of German American to complete the merger that German American obtain an opinion from the law firm of Dentons Bingham Greenebaum LLP that the merger to be effected pursuant to the merger agreement constitutes a reorganization under Section 368(a) of the Code. It is a condition to the obligation of CUB to complete the merger that CUB receive an opinion from the law firm of Dentons Bingham Greenebaum LLP that the merger constitutes a reorganization under Section 368(a) of the Code. The consequence of qualifying as a reorganization under Section 368(a) is that, generally, a U.S. Holder of CUB common stock will recognize (i) only gain (but not loss) with respect to the combination of stock and cash consideration received by a U.S. Holder that is generally equal to the lesser of (a) the amount of cash received in the merger or (b) the excess, if any, of the amount of cash and the fair market value of German American common stock received over the U.S. Holder’s adjusted tax basis in its shares of CUB common stock and (ii) gain or loss with respect to any cash received in lieu of fractional shares of German American common stock.
The obligation of Dentons Bingham Greenebaum LLP to deliver such opinions is conditioned on the merger satisfying the statutory and regulatory requirements of a “reorganization.” The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the effective date of the merger.

These opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. In rendering the tax opinions, Dentons Bingham Greenebaum LLP may require and rely on certain assumptions and factual representations of German American and CUB, which will be set forth in representation letters provided by CUB and German American to be delivered at the time of closing. If any of such assumptions or representations is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. Neither of these opinions will be binding on the IRS. German American and CUB do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions.
Tax Consequences to German American, German American Shareholders and CUB
No gain or loss will be recognized by German American, German American shareholders or CUB with respect to the merger.
Tax Consequences of the Merger to U.S. Holders of CUB Common Stock
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Consideration Received in the Merger

U.S. Holders will receive both cash and German American common stock in exchange for their CUB common stock in the merger. In the exchange, a U.S. Holder will generally recognize gain (but not loss) equal to the lesser of (i) the amount of cash received in the merger or (ii) the excess, if any, of the amount of cash and the fair market value of German American common stock received over the U.S. Holder’s adjusted tax basis in its CUB common stock. Such gain will generally be capital gain, but in certain circumstances, such gain may be treated as having the effect of a distribution under Section 302 of the Code or Section 356(a)(2) of the Code, in which case the gain will be treated as a dividend. A U.S. Holder should generally consult its tax advisor regarding the manner in which gain or loss should be determined, including, but not limited to, the specific manner in which recognized gain should be determined if such U.S. Holder can designate specific consideration to particular shares of its CUB common stock exchanged under the terms of the merger that are determined to be economically reasonable.
The basis of a share of German American common stock received in the merger will generally be equal to the basis of the CUB common stock exchanged in the merger, decreased by cash received in the merger and increased by the amount of any gain recognized in the merger. A U.S. Holder should consult its tax advisor regarding the manner in which the basis of German American common stock received in the merger is determined, including, but not limited to, the following circumstances: (i) the U.S. Holder acquired different blocks of CUB common stock at different times or different prices, (ii) the U.S. Holder can designate specific consideration to particular shares of its CUB common stock exchanged under the terms of the merger that are determined to be economically reasonable or (iii) the U.S. Holder desires to make potentially permissible designations of specific basis to specific shares of the German American common stock received (on or before the date on which the basis of a share of German American common stock received becomes relevant).
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Cash in Lieu of Fractional Shares of German American Common Stock

A U.S. Holder who receives cash in lieu of fractional shares of German American common stock will be treated as having received such fractional share of German American common stock pursuant to the merger and then as having sold that fractional share of German American common stock for cash in a redemption by German American. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. Holder’s basis in the fractional share of German American common stock determined as described above. Any resultant gain or loss generally will be capital in nature, and will be long-term or short-term, depending on the period of time the exchanged shares of CUB common stock were held. Long-term capital gain is taxed at reduced rates for non-corporate holders. The deductibility of capital losses is subject to limitations.
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Unearned Income Medicare Contribution Tax

In addition to the above-referenced tax consequences, a U.S. Holder may also be subject to Section 1411 of the Code. Section 1411 imposes an additional 3.8% tax on certain individuals, estates and trusts. For individuals, Section 1411 imposes an additional 3.8% tax on the lesser of: (i) the individual’s “net investment income” for the relevant taxable year; or (ii) the excess of the individual’s modified adjusted gross income for the taxable year over the applicable threshold. For estates and trusts, Section 1411 imposes an additional 3.8% tax on the lesser of: (i) the estate’s or trust’s “undistributed net investment income” for the relevant taxable year; or (2) the excess of the estate’s or trust’s adjusted gross income over the dollar amount at which the highest tax bracket in Section 1(e) of the Code begins for such taxable year. Net investment income generally would include any capital gain incurred in connection with the merger (including any gain treated as a dividend).
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Capital Gains or Losses

To the extent a U.S. Holder recognizes capital gain or loss as a result of the exchange of common stock in the merger, the capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the shares of CUB common stock for more than one year as of the effective date of the merger. Long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20% (not including the additional Section 1411 tax). Short-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 37% (not including the additional Section 1411 tax). The deductibility of capital losses is subject to limitations. In addition, the holding period of the German American common stock received generally will include the holding period of CUB common stock surrendered in the exchange.
If a U.S. Holder acquired different blocks of CUB common stock at different times or different prices, such U.S. Holder should consult its tax advisor regarding the manner in which gain or loss should be determined.
Information Reporting and Backup Withholding
Cash payments received in the merger by a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. Holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Reporting Requirements
U.S. Holders who are “significant holders” and receive German American common stock in exchange for CUB common stock are required to file a statement with their U.S. federal income tax return setting forth certain information, including, but not limited to, their tax basis (determined immediately before the merger) in the CUB common stock exchanged in the merger and the fair market value (determined immediately before the merger) of the CUB common stock exchanged in the merger.
A “significant holder” is a holder of CUB stock who immediately before the merger (i) owned at least 1% of the total outstanding stock of CUB by vote or by value or (ii) owned stock of CUB with a tax basis of at least $1 million.
All CUB shareholders will be required to retain permanent tax records of the tax basis of CUB common stock exchanged and the German American common stock and cash received in the merger.
This discussion is of a general nature only, is not exhaustive, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. Because of the complexity of the tax law and because of the unique tax consequences to the shareholders following the merger, each shareholder is strongly urged to consult such shareholder’s own tax advisor as to the particular tax consequences to such shareholder of the merger, including the applicability and effect of federal, state, local, foreign and other tax laws in such shareholder’s particular circumstances.

LEGAL MATTERS
Certain matters pertaining to the validity of the authorization and issuance of the German American shares to be issued in the proposed merger and the federal income tax consequences thereof will be passed upon by Dentons Bingham Greenebaum LLP, Indianapolis, Indiana.
EXPERTS
German American
The consolidated financial statements incorporated in this proxy statement/prospectus by reference to the German American Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
CUB
The consolidated financial statements of Citizens Union Bancorp of Shelbyville, Inc. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, included herein have been audited by MCM CPAs and Advisors LLP, an independent auditor, as stated in their report thereon and included in the registration statement of which this proxy statement/prospectus is a part in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
SHAREHOLDER PROPOSALS FOR FUTURE ANNUAL MEETINGS
German American
If the merger is completed, CUB shareholders will become shareholders of German American. A shareholder desiring to submit a proposal for inclusion in German American’s proxy statement for the annual meeting of shareholders to be held in the year 2022 must deliver the proposal so that it is received by German American no later than December 6, 2021. If notice of any other shareholder proposal intended to be presented at the 2022 annual meeting is not received by German American on or before February 19, 2022, the proxy solicited by German American’s Board for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in German American’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any proposals or notices should be mailed to the Chairman of the Governance/Nominating Committee of the Board of Directors, in care of the Corporate Secretary, at German American Bancorp, Inc., 711 Main Street, P. O. Box 810, Jasper, Indiana 47547-0810, by certified mail, return-receipt requested.
CUB
If the merger occurs, there will be no CUB annual meeting of shareholders for 2022. In that case, shareholder proposals must be submitted to German American in accordance with the procedures described above.
If the merger is not completed, CUB will hold its 2022 annual meeting in accordance with its current governing documents and as required under Kentucky law.

WHERE YOU CAN FIND MORE INFORMATION
German American has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 for the securities being offered under this proxy statement/prospectus. This proxy statement/prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to German American and the securities offered by this proxy statement/prospectus, reference is made to the registration statement. Statements contained in this proxy statement/prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC.
German American files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at https://www.sec.gov. You may also obtain additional information about German American on its website at https://www.germanamerican.com. However, the contents of that website are not incorporated by reference in, or otherwise a part of, this proxy statement/prospectus and are not soliciting material.
German American “incorporates by reference” into this proxy statement/prospectus the information in documents it files with the SEC, which means that they can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. Some information contained in this proxy statement/prospectus updates the information incorporated by reference and some information filed by German American subsequently with the SEC will automatically update this proxy statement/prospectus.
German American incorporates by reference the documents and information listed below (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):
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German American’s Annual Report on Form 10-K for the year ended December 31, 2020;

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German American’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021; and

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German American’s Current Reports on Form 8-K filed on January 26, 2021, March 12, 2021, April 5, 2021, April 27, 2021, May 25, 2021, June 4, 2021, June 29, 2021, July 1, 2021, July 27, 2021, September 21, 2021, and October 26, 2021; and

•
The description of German American common stock set forth in the registration statement filed by German American pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

German American also incorporates by reference any of its filings with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date hereof and the date of the special meeting of CUB shareholders; provided, however, German American is not incorporating by reference any information furnished, but not filed.

WHAT INFORMATION YOU SHOULD RELY ON
You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. German American and CUB have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.
Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.
German American has supplied all of the information contained or incorporated by reference in this proxy statement/prospectus relating to German American, and CUB has supplied all information contained in this proxy statement/prospectus relating to CUB. This document constitutes the prospectus of German American and a proxy statement of CUB.
This proxy statement/prospectus is dated [•], 2021. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to CUB shareholders nor the issuance of German American shares in connection with the merger creates any implication to the contrary.

CITIZENS UNION BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES
INDEX TO FINANCIAL STATEMENTS
Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries – Unaudited Consolidated Financial Statements for the Six Months Ended June 30, 2021 and 2020
Unaudited Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020	F-2
Unaudited Consolidated Statements of Income for the six months ended June 30, 2021 and 2020	F-3
Unaudited Consolidated Statements of Comprehensive Income for the six months ended June 30, 2021 and 2020	F-4
Unaudited Consolidated Statements of Changes in Stockholders’ Equity for the six months ended June 30, 2021 and 2020	F-5
Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and 2020	F-6
Notes to Unaudited Consolidated Financial Statements	F-7
Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries – Audited Consolidated Financial Statements for the Years Ended December 31, 2020 and 2019
Independent Auditor’s Report	F-31
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-32
Consolidated Statements of Income for the years ended December 31, 2020 and 2019	F-33
Consolidated Statements of Comprehensive Income for the years ended December 31, 2020 and 2019	F-34
Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2020 and 2019	F-35
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2019	F-36
Notes to Audited Consolidated Financial Statements	F-38

CITIZENS UNION BANCORP OF SHELBYVILLE, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, dollar amounts in thousands except share and per share data)
	June 30, 2021	December 31, 2020
ASSETS
Cash and due from banks	$20,528	$20,581
Interest-bearing demand deposits	167,219	141,609
Federal funds sold	859	1,209
Cash and cash equivalents	188,606	163,399
Available-for-sale securities	108,350	84,838
Loans held for sale	3,085	7,779
Loan, net of allowance for loan losses of $8,851 and $8,753 respectively	707,510	699,166
Premises and equipment	24,766	25,013
Federal Home Loan Bank and other stock	10,308	10,308
Other real estate owned	1,124	1,276
Goodwill and intangibles	6,371	6,445
Deferred taxes	1,610	2,274
Accrued interest receivable	2,859	3,581
Other assets	18,925	19,193
TOTAL ASSETS	$1,073,514	$1,023,272
LIABILITIES
Non-interest bearing	$234,108	$206,747
Interest bearing	655,128	636,173
Total deposits	889,236	842,920
Repurchase agreements	7,186	4,634
Federal Home Loan Bank advances	42,326	43,757
Subordinated debentures	20,600	20,600
Accrued interest payable	569	960
Other liabilities	7,847	7,730
TOTAL LIABILITIES	967,764	920,601
STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized 7,500,000 shares	84	84
Additional paid-in capital	5,072	4,698
Retained earnings	100,278	97,011
Accumulated other comprehensive income	316	878
TOTAL STOCKHOLDERS’ EQUITY	105,750	102,671
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,073,514	$1,023,272
End of period shares issued and outstanding	3,705,518	3,692,146
See accompanying notes to consolidated financial statements

CITIZENS UNION BANCORP OF SHELBYVILLE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, dollar amounts in thousands except share and per share data)
	Six Months Ended June 30,
	2021	2020
INTEREST INCOME
Loans	$17,374	$18,277
Securities available-for-sale:
Taxable	722	673
Tax-exempt	31	8
Federal funds sold and other	172	403
TOTAL INTEREST INCOME	18,299	19,361
INTEREST EXPENSE
Deposits	1,567	3,038
Federal Home Loan Bank advances	426	646
Subordinated debentures	194	331
TOTAL INTEREST EXPENSE	2,187	4,015
NET INTEREST INCOME	16,112	15,346
Provision for loan losses	210	420
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	15,902	14,926
NON-INTEREST INCOME
Service charges and other fees on deposit accounts	832	913
Gains on sales of mortgage loans held-for-sale	2,034	1,691
Gain on sale of other real estate owned	103	41
Other	2,209	1,255
TOTAL NON-INTEREST INCOME	5,178	3,900
NON-INTEREST EXPENSE
Salaries and employee benefits	8,123	7,580
Occupancy, equipment, and data processing expense	2,659	2,601
Legal and professional fees	179	205
Deposit insurance premium	142	47
Franchise tax	206	660
Marketing expense	352	284
Collections and other real estate owned expense	108	99
Other	2,016	1,802
TOTAL NON-INTEREST EXPENSE	13,785	13,278
Income Before Income Tax Expense	7,295	5,548
Income Tax Expense	1,442	1,179
Net Income	$5,853	$4,369
Basic Earnings per Share	$1.58	$1.18
Diluted Earnings per Share	$1.57	$1.18
See accompanying notes to consolidated financial statements

CITIZENS UNION BANCORP OF SHELBYVILLE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited, dollar amounts in thousands except share and per share data)
	Six Months Ended June 30,
	2021	2020
NET INCOME	$5,853	$4,369
Other comprehensive income (loss):
Unrealized holding gain (loss) arising during the period	(750)	890
Tax effect	188	(222)
Net of tax	(562)	668
Total other comprehensive income (loss)	(562)	668
COMPREHENSIVE INCOME	$5,291	$5,037
See accompanying notes to consolidated financial statements

CITIZENS UNION BANCORP OF SHELBYVILLE, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(unaudited, dollar amounts in thousands except share and per share data)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2019	$84	$4,564	$89,712	$(4)	$94,356
Net income	—	—	4,369	—	4,369
Other comprehensive income	—	—	—	668	668
Dividends	—	—	(2,205)	—	(2,205)
Sale of stock	—	364	—	—	364
Purchase of stock	—	(68)	—	—	(68)
Stock option expense	—	7	—	—	7
Balance, June 30, 2020	$84	$4,867	$91,876	$664	$97,491
Balances, December 31, 2020	$84	$4,698	$97,011	$878	$102,671
Net income	—	—	5,853	—	5,853
Other comprehensive loss	—	—	—	(562)	(562)
Dividends	—	—	(2,586)	—	(2,586)
Sale of stock	—	371	—	—	371
Purchase of stock	—	(4)	—	—	(4)
Stock option expense	—	7	—	—	7
Balances, June 30, 2021	$84	$5,072	$100,278	$316	$105,750
See accompanying notes to consolidated financial statements

CITIZENS UNION BANCORP OF SHELBYVILLE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, dollar amounts in thousands except share and per share data)
	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net income	$5,853	$4,369
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	765	632
Provision for loan losses	210	420
Amortization of premiums and discounts on securities	336	264
Deferred income taxes	852	953
Origination of mortgage loans held-for-sale	(84,041)	(76,554)
Proceeds from mortgage loans held-for-sale	90,769	74,382
Gain on sales of mortgage loans held-for-sale	(2,034)	(1,691)
Gain on sale of other real estate owned	(103)	(41)
Stock options expense	7	7
Net change in
Interest receivable and other assets	841	(1,938)
Interest payable and other liabilities	(281)	1,062
Net cash provided by operating activities	13,174	1,865
Cash flows from investing activities
Purchases of available-for-sale securities	(37,591)	(19,573)
Proceeds from maturities, calls and principal paydowns of securities	12,993	7,810
Purchase of FHLB stock	—	(1,584)
Net increase in loans	(8,554)	(53,325)
Purchases of premises and equipment	(49)	(2,146)
Capital outlay for bank acquisition	—	(10,570)
Bank owned life insurance	(251)	(408)
Proceeds from sales of other real estate owned	260	92
Net cash used in investing activities	(33,192)	(79,704)
Cash flows from financing activities
Net increase in deposits	46,323	120,889
Net increase (decrease) in repurchase agreements	2,552	(508)
Proceeds from Federal Home Loan Bank advances	—	22,700
Repayment of Federal Home Loan Bank advances	(1,431)	(12,089)
Redemption of common stock	(4)	(68)
Proceeds from issuance of common stock	371	364
Dividends paid	(2,586)	(2,205)
Net cash provided by financing activities	45,225	129,083
Net increase in cash and cash equivalents	25,207	51,244
Cash and cash equivalents, beginning of year	163,399	90,078
Cash and cash equivalents, end of year	$188,606	$141,322
Supplemental disclosures
Cash paid for interest	$2,579	$4,093
Cash paid for income taxes	725	225
Noncash investing activities
Change in unrealized gain on available for sale securities	750	890
Transfer from loans to other real estate owned	5	447
See accompanying notes to consolidated financial statements

CITIZENS UNION BANCORP OF SHELBYVILLE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited, dollars in thousands)
Note 1 — Nature of Business and Summary of Significant Accounting Policies
Citizens Union Bancorp of Shelbyville, Inc. (the “Bancorp”) is a bank holding corporation whose principal activity is the ownership and management of its wholly owned subsidiaries, Citizens Union Bank of Shelbyville (the “Bank”) and BUC Investments. Collectively, these entities are referred to as the Corporation. The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Shelby, Jefferson, Oldham, Owen, Spencer, Gallatin, Hardin, Bullitt and adjoining counties in Kentucky. The Bank is subject to competition from other financial institutions. As a state-chartered bank, the Bank is subject to regulation by the Commonwealth of Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation. The Bancorp is subject to regulation by the Federal Reserve. The Bank’s primary deposit products are checking, savings and term certificate accounts and their primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate.
Basis of Accounting
These interim consolidated financial statements do not include all the information and footnotes required by generally accepted accounting principles for the complete financial statements and should be read in conjunction with the Corporation’s most recent annual consolidated financial statements. These interim consolidated financial statements have not been audited by an independent auditor, but in the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of financial statements, have been reflected herein. The results for the six months ended June 30, 2021 are not necessarily indicative of the results expected for the year ending December 31, 2021 or for any other future time period.
Basis of Consolidation
The consolidated financial statements include the accounts of the Bancorp, the Bank, and BUC Investments. All significant intercompany accounts and transactions have been eliminated in consolidation.
General Risk
Each reporting period, the Corporation applies certain accounting policies and makes certain significant estimates in preparing the consolidated financial statements. The deterioration in the commercial and residential real estate industry, and the impact of the economy and regulatory environment in the banking industry have all had a meaningful influence on the application of certain critical accounting policies and on the development of significant estimates. In applying those policies and making estimates, management has recorded provisions for loan losses. In the event that loans perform worse than expectations, the Corporation could incur additional provisions for loan losses in future periods.
Use of Estimates
The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.
The Corporation’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions.
While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Corporation to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the possible change cannot be reasonably estimated.
Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. The valuation allowance is based on management’s estimate of future economic conditions of the corporation. These estimates can change significantly from year to year and are regularly monitored and evaluated by management.
Securities
Securities are classified as available-for-sale because they may be sold prior to maturity. Debt securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Net realized gains on securities available-for-sale are included in non-interest income and, when applicable, are reported as a reclassification adjustment, net of tax, in accumulated other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to callable and/or maturity date.
Debt securities not classified as available-for-sale are classified as held-to-maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity. There were no held-to-maturity securities at June 30, 2021 or December 31, 2020.
Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers whether the Corporation intends to sell the security or will, more likely than not, have to sell the security before its fair value is recovered. If either of these conditions is met, an other-than-temporary impairment is recognized.
Loans Held-for-sale
Mortgage loans originated and intended for sale to investors are carried at the lower of aggregate cost or fair value. Gains on sales of mortgage loans held-for-sale are recorded at the time of sale as the difference between the sales proceeds and the loan’s carrying value. Loans held-for-sale are sold with the mortgage servicing rights released.
Loans
The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in Shelby and surrounding counties in Kentucky. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area. Loans are reported at the principal balance outstanding. Interest income is recognized on the unpaid principal balance utilizing the interest method. Loan origination and commitment fees, as well as certain direct origination costs, are expensed as incurred.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan.
In all cases, loans are placed on non-accrual status or charged off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on non-accrual status or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses
The allowance for loan losses is a reserve for estimated credit losses on individually evaluated loans determined to be impaired as well as estimated credit losses inherent on the loan portfolio and is based on quarterly evaluations of the collectability and historical loss experience of loans. Actual credit losses, net of recoveries, are deducted from the allowance for loan losses. A provision for loan losses, which is a charge against earnings, is recorded to bring the allowance for loan losses to a level that, in management’s judgment, is adequate to absorb probable losses in the loan portfolio.
The allocation methodology applied by the Corporation, designed to assess the appropriateness of the allowance for loan losses, includes an allocation methodology, as well as management’s ongoing review and grading of the loan portfolio into criticized loan categories (defined as specific loans warranting either specific allocation, or a criticized status of watch, special mention, substandard, doubtful, or loss). The allocation methodology focuses on evaluation of several factors, including but not limited to: evaluation of facts and issues related to specific loans, management’s ongoing review and grading of the loan portfolio, consideration of historical loan loss and delinquency experience on each portfolio category, trends in past due and nonperforming loans, the level of potential problem loans, the risk characteristics of the various classifications of loans, changes in the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions, the fair value of underlying collateral, and other qualitative and quantitative factors which could affect potential credit losses.
Because each of the criteria used is subject to change, the allocation of the allowance for loan losses is made for analytical purposes and is not necessarily indicative of the trend of future loan losses in any particular loan category. The total allowance is available to absorb losses from any segment of the portfolio.
Management, judging current information and events regarding the borrowers’ ability to repay their obligations, considers a loan to be impaired when it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the note agreement, including both principal and interest. Management has determined that larger commercial-oriented loan relationships that have non-accrual status or have had their terms restructured in a troubled debt restructuring meet this definition. When an individual loan is determined to be impaired, the allowance for loan losses attributable to the loan is allocated based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flows, as well as evaluation of legal options available to the Corporation. The amount of impairment is measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate, the fair value of the underlying collateral less applicable selling costs, or the observable market price of the loan. If foreclosure is probable or the loan is collateral-dependent, impairment is measured using the fair value of the loan’s collateral, less costs to sell. Large groups of homogeneous loans, such as residential mortgage, home equity and installment loans, are collectively evaluated for impairment.
Interest income on impaired loans is recorded only to the extent that interest payments are subsequently received in cash and a determination has been made that the principal balance of the loan is collectable.
Federal Home Loan Bank Stock
Federal Home Loan Bank (“FHLB”) stock is a required investment for institutions that are members of that system. The investment is carried at cost, and the related amount is determined based upon a predetermined formula.

Premises and Equipment
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets’ useful lives on the straight-line method.
Long-lived Asset Impairment
The Corporation evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.
Other Real Estate Owned
Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to lower of its cost or fair value less cost to sell.
Bank Owned Life Insurance
The Bank purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized, and is included in other assets on the consolidated balance sheet.
Goodwill and Intangibles
Goodwill results from prior and current year business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is evaluated annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated, and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.
Intangible assets, other than goodwill, are being amortized on an accelerated basis over periods ranging from eight to ten years. Such assets are periodically evaluated as to the recoverability of their carrying value.
Revenue Recognition
All of the Corporation’s revenue from customers in the scope of ASC 606 is recognized within non-interest income. A description of the Corporation’s revenue streams accounted for under ASC 606 are as follows:
Service Charges on Deposit Accounts
The Bank earns revenue from transaction-based, account maintenance, and overdraft services.
Transaction-based service fees are recognized at the time the transactions are executed as that is the point in time the Bank fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of the month, representing the period over which the Bank satisfies the performance obligations. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges are withdrawn from the customer’s account balance.
Bank Card, Interchange Income
Debit and card interchange revenue represents fees assessed within the payment card system for acceptance of card-based transactions. Interchange fees are recognized at a point in time, when the transaction is authorized. Revenues is collected and recognized daily through the payment network settlement process.
Gain/Loss on Sales of OREO
Gain or loss on sale of foreclosed properties is recorded when control of the property transfers to the buyer, which generally occurs at the time of transfer of the deed. If the Bank finances the sale of the foreclosed property to the buyer, the Bank assess whether the buyer is committed to perform their obligation under the contract and whether collectability of the transaction price is probably. Once these criteria are met, the foreclosed property is derecognized and the gain or loss on sale is recorded upon transfer of control of the property to the buyer.
Other Non-interest Income
Other non-interest income represents a variety of revenue streams. Income is recorded once the performance obligations is satisfied, generally on the accrual basis or on a cash basis if not material and/or considered constrained.
Income Taxes
Income taxes are accrued for the tax effect of transactions reported in the consolidated financial statements and consist of taxes currently payable plus deferred taxes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Management has determined that the Corporation does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures. The Corporation recognizes interest related to uncertainties in income taxes, if any, in interest expense and penalties in operating expense.
Stock-based Compensation
For all awards granted, stock-based compensation expense recognized is based on the fair value of the portion of stock-based payment awards that are ultimately expected to vest, reduced for estimated forfeitures. GAAP requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
Statements of Cash Flows
The Corporation considers all cash and amounts due from depository institutions and federal funds sold to be cash equivalents for purposes of the consolidated statements of cash flows.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation on available-for-sale securities.
Marketing Costs
Marketing costs are expensed as incurred.

Reclassifications
Certain reclassifications have been made to the 2020 financial statements to conform to the classifications used in 2021. The reclassifications had no effect on income.
New Pronouncements
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments, which introduces the current expected credit loss (“CECL”) model and replaces the incurred loss model. Credit losses on financial instruments measured at amortized cost will be determined using a current expected credit loss model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. Credit losses relating to available-for-sale debt securities will be recognized through an allowance for credit losses. The amount of the credit loss is limited to the amount by which fair value is below amortized cost of the available-for-sale debt security. The amendments should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the period adopted. A prospective approach is required for securities with other-than-temporary impairment recognized prior to adoption. The standard will be effective for the calendar year ending December 31, 2023. Early adoption is permitted.
In February 2016, the FASB issued ASU 2016-2, Leases (“Topic 842”). The standard requires all leases with lease terms over 12 months to be capitalized as a right-of-use asset and lease liability on the balance sheet at the date of lease commencement. Leases will be classified as either finance or operating. This distinction will be relevant for the pattern of expense recognition in the income statement. This standard will be effective for the calendar year ending December 31, 2022.
The Corporation is currently evaluating the impact of the ASUs above on its future consolidated financial statements.
New Federal Regulations
As a result of the economic impact of the COVID-19 coronavirus pandemic, the Coronavirus Aid Relief, and Economic Security (“CARES”) Act was enacted in the United States on March 27, 2020. The Bank is approved by the Small Business Administration (“SBA”) to fund loans under the SBA Paycheck Protection Program (“PPP”) created as part of the CARES Act. The PPP loans have 1.00% interest rates, lender fees, two or five-year terms (depending on date of origination) and may qualify for forgiveness. These loans funded by the Bank are subject to the terms and conditions applicable to all loans made pursuant to the PPP, as administered by the SBA under the CARES Act. The Paycheck Protection Program calls for these loans to be fully guaranteed by the SBA. All PPP loans are carried in the Bank’s Commercial and Industrial loan portfolio. As of June 30, 2021, the Bank had funded 1,126 PPP loans totaling $65,577,000, with an outstanding balance of $35,529,000.
On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act (“Economic Aid Act”) was signed into law. This Act made various changes to the PPP that affect all PPP loans including those funded under the CARES Act. The Economic Aid Act opened a new PPP loan period for first loans and implements a second loan draw for certain PPP borrowers, each through May 31, 2021.
The Bank actively participated in both rounds of the PPP, lending funds primarily to its existing loan and/or deposit customers. The PPP loans carry an interest rate of 1.00% and included a processing fee that varied depending on the balance of the loan at origination (which fee is recognized over the life of the loan). The vast majority of the Bank’s PPP loans made during 2020 had two-year maturities, while PPP loans made during 2021 have five-year maturities.
Under the first round of the PPP (i.e., the 2020 round), the Bank originated loans totaling approximately $45.9 million in principal amount, with approximately $1.6 million of related net processing fees on 504 PPP loan relationships. As of June 30, 2021, $29.9 million of those first round PPP loans had been forgiven by the SBA and repaid to the Bank pursuant to the terms of the program, with $1.5 million in net processing fees having been recognized by the Bank.

Under the second round of the PPP (i.e., the 2021 round), the Bank originated loans totaling approximately $19.5 million in principal amount, with approximately $1.7 million of related net processing fees, on 623 PPP loan relationships. As of June 30, 2021, none of the second round PPP loans had been forgiven by the SBA and repaid to the Bank, while $247 thousand in net processing fees had been recognized by the Bank. $35.5 million of total PPP loans remain outstanding as of June 30, 2021, with approximately $1.6 million of net fees remaining deferred on that date.
An additional provision of the CARES Act, Section 4013 provides financial institutions the option to suspend requirements to categorize certain loan modifications as troubled debt restructurings (“TDRs”), as long as specific criteria are met. To qualify, the loan modifications must be made on a good-faith basis in response to the COVID-19 pandemic, must occur between March 1, 2020 and the earlier of December 31, 2020 or the 60th day after the end of the COVID-19 pandemic is declared by the President of the United States, and the loans must have been paid current (less than 30 days past due prior to any relief) as of December 31, 2019. In compliance with Section 4013 of the CARES Act, the Bank granted modification requests to defer principal and/or interest payments or modify interest rates on various loans across all portfolio segments. There were no payment modifications that were still in effect as of June 30, 2021.
Subsequent Events
The Company has evaluated subsequent events for recognition and disclosure through October 20, 2021, which is the date the financial statements were available to be issued. (See Note 17 in the Unaudited Consolidated Financial Statements for more specific disclosure.)
Risks and Uncertainties
A strain of the coronavirus spread around the world with resulting business and social disruption. The coronavirus was declared a Public Health Emergency of International Concern by the World Health Organization. The Company’s operating area experienced periodic closures of business, restrictions on personal contact, and requests by government officials to stay in isolation. The operations and business results of the Company could be materially adversely affected. Significant estimates as disclosed in Note 1, including the allowance for loan losses, valuation of securities, and the carrying value of other real estate owned may be materially adversely impacted by national and local events designed to contain the coronavirus.
Note 2 — Securities
The amortized costs and approximate fair value of securities available-for-sale are as follows (in thousands):
	June 30, 2021
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Government and agency securities	$10,609	$264	$(21)	$10,852
Mortgage-backed securities	53,227	557	(496)	53,288
State and municipal securities	12,775	120	(51)	12,844
Asset-backed securities	28,798	126	(113)	28,811
Corporate bonds	2,520	35	—	2,555
Total	$107,929	$1,102	$(681)	$108,350

	December 31, 2020
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Government and agency securities	$12,549	$284	$(54)	$12,779
Mortgage-backed securities	43,595	715	(146)	44,164
State and municipal securities	8,136	201	—	8,337
Asset-backed securities	16,768	128	(25)	16,871
Corporate bonds	2,619	68	—	2,687
Total	$83,667	$1,396	$(225)	$84,838
Information pertaining to securities with gross unrealized losses at June 30, 2021 and December 31, 2020, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (in thousands):
	June 30, 2021
	Less than 12 months		12 months or greater		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
U.S. Government and agency securities	$—	$—	$2,380	$(21)	$2,380	$(21)
Mortgage-backed securities	25,718	(493)	576	(3)	26,294	(496)
State and municipal securities	6,294	(51)	—	—	6,294	(51)
Asset-Backed securities	16,314	(110)	507	(3)	16,821	(113)
Total	$48,326	$(654)	$3,463	$(27)	$51,789	$(681)
	December 31, 2020
	Less than 12 months		12 months or greater		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
U.S. Government and agency securities	$—	$—	$2,400	$(54)	$2,400	$(54)
Mortgage-backed securities	13,321	(146)	—	—	13,321	(146)
State and municipal securities	130	—	—	—	130	—
Asset-Backed securities	419	(12)	3,689	(13)	4,108	(25)
Total	$13,870	$(158)	$6,089	$(67)	$19,959	$(225)
Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At June 30, 2021, there were 27 available-for-sale debt securities with unrealized losses having depreciated 1.30% from the Corporation’s amortized cost basis. These securities are guaranteed by either the U.S. Government or other governments. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.
The contractually scheduled maturities of securities at June 30, 2021 are shown below (in thousands). Mortgage-backed securities are shown separately as they do not have a single maturity date.

	Amortized cost	Fair value
Due in less than one year	$13,357	$13,468
Due after one year through five years	5,868	6,059
Due after five years through ten years	15,082	15,070
Due after ten years	20,395	20,465
Mortgage-backed securities	53,227	53,288
Total	$107,929	$108,350
Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
Securities available-for-sale with a carrying value of approximately $45,087,000 and $38,879,000 at June 30, 2021 and December 31, 2020, respectively, were pledged to secure certain deposits.
Note 3 — Loans
Loan Composition
The components of loans were as follows (in thousands):
	June 30, 2021	December 31, 2020
Commercial and industrial	$135,566	$142,599
Real estate
Commercial	299,177	300,178
Residential	170,044	167,327
Construction	107,199	92,563
Consumer	4,375	5,252
Total loans	716,361	707,919
Allowance for loan losses	(8,851)	(8,753)
Total loans, net	$707,510	$699,166
Allowance for Loan Losses
An analysis of the change in the allowance for loan losses follows (in thousands):
	June 30, 2021	December 31, 2020
Balance, beginning of year	$8,753	$7,391
Provision for loan losses	210	1,520
Loans charged off	(120)	(333)
Recoveries of loans charged off	8	175
Balance, end of year	$8,851	$8,753
The risk characteristics of each loan portfolio segment are as follows:
Commercial and Industrial
Commercial and industrial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may include a personal guarantee. Short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.
Included in commercial and industrial loans are $35,529,000 and $40,986,000 of loans made under the Payroll Protection Program (PPP) as of June 30, 2021 and December 31, 2020, respectively. These loans are guaranteed by the Small Business Administration (SBA).
Commercial Real Estate
Commercial real estate loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The characteristics of properties securing the Corporation’s commercial real estate portfolio are diverse, but with geographic location almost entirely in the Corporation’s market area. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. In general, the Corporation avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied commercial real estate versus non-owner-occupied loans.
Residential Real Estate
For residential mortgage loans that are secured by 1-4 family residences and are generally owner-occupied, the Corporation generally establishes a maximum loan-to-value ratio and requires private mortgage insurance if that ratio is exceeded. Home equity loans are typically secured by a subordinate interest in 1-4 family residences.
Construction
Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews and financial analysis of the developers and property owners. Construction loans are generally based on estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Corporation until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.
Consumer
Consumer personal loans are secured by consumer personal assets, such as automobiles or recreational vehicles. Some consumer personal loans are unsecured, such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
Changes in the allowance for loan losses by portfolio segment for the six months ended as of dates indicated were as follows (in thousands):

	Commercial & Industrial	Commercial Real Estate	Residential Real Estate	Construction	Consumer	Total
Six months ended June 30, 2021
Balance, January 1, 2021	$1,620	$4,265	$1,406	$1,391	$71	$8,753
Provision for loan losses	(32)	(111)	42	315	(4)	210
Charge-offs	(38)	—	—	(74)	(8)	(120)
Recoveries	—	3	—	—	5	8
Balance, June 30, 2021	$1,550	$4,157	$1,448	$1,632	$64	$8,851
	Commercial & Industrial	Commercial Real Estate	Residential Real Estate	Construction	Consumer	Total
Six months ended June 30, 2020
Balance, January 1, 2020	$940	$3,875	$1,220	$1,310	$46	$7,391
Provision for loan losses	203	(31)	261	(23)	10	420
Charge-offs	—	—	—	—	(4)	(4)
Recoveries	—	1	—	—	1	2
Balance, June 30, 2020	$1,143	$3,845	$1,481	$1,287	$53	$7,809
The balance of the allowance for loan losses and the recorded investment (which does not include accrued interest) in loans by portfolio segment and based on impairment method as of the dates indicated were as follows (in thousands):
	Commercial & Industrial	Commercial Real Estate	Residential Real Estate	Construction	Consumer	Total
June 30, 2021
Allowance for loan and lease losses attributable to loans:
Individually evaluated for impairment	$271	$45	$—	$—	$—	$316
Collectively evaluated for impairment	1,279	4,112	1,448	1,632	64	8,535
Total ending allowance balance	$1,550	$4,157	$1,448	$1,632	$64	$8,851
Loans:
Individually evaluated for impairment	$3,760	$2,003	$346	$—	$6	$6,115
Collectively evaluated for impairment	131,806	297,174	169,698	107,199	4,369	710,246
Total ending loan balance	$135,566	$299,177	$170,044	$107,199	$4,375	$716,361
December 31, 2020
Allowance for loan and lease losses attributable to loans:
Individually evaluated for impairment	$271	$195	$—	$—	$—	$466
Collectively evaluated for impairment	1,349	4,070	1,406	1,391	71	8,287
Total ending allowance balance	$1,620	$4,265	$1,406	$1,391	$71	$8,753
Loans:
Individually evaluated for impairment	$3,790	$1,952	$570	$—	$15	$6,327
Collectively evaluated for impairment	138,809	298,226	166,757	92,563	5,237	701,592
Total ending loan balance	$142,599	$300,178	$167,327	$92,563	$5,252	$707,919
Impaired Loans
A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310-10-35-16), when based on current information and events, it is probable the Corporation will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.

Loans individually evaluated for impairment by class of loans at the dates indicated were as follows (in thousands):
	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Average Balance of Impaired Loans	Interest Income Recognized
June 30, 2021
Loans without a specific valuation allowance:
Commercial & Industrial	$3,489	$4,010	$—	$3,532	$71
Commercial Real Estate	1,942	2,902	—	1,995	12
Residential Real Estate	346	572	—	366	—
Construction	—	863	—	—	—
Consumer	6	61	—	6	—
Loans with a specific valuation allowance:
Commercial & Industrial	271	302	271	271	—
Commercial Real Estate	61	61	45	61	—
Total	$6,115	$8,771	$316	$6,231	$83
December 30, 2020
Loans without a specific valuation allowance:
Commercial & Industrial	$3,519	$4,001	$—	$3,557	$144
Commercial Real Estate	203	1,152	—	2,121	12
Residential Real Estate	570	801	—	541	7
Construction	—	864	—	—	—
Consumer	15	71	—	13	—
Loans with a specific valuation allowance:
Commercial & Industrial	271	302	271	635	—
Commercial Real Estate	1,749	1,953	195	1,778	—
Total	$6,327	$9,144	$466	$8,645	$163
Non-accrual Loans:
The following table presents the recorded investment in non-accrual and loans past due 90 days and still on accrual by class of loan as of (in thousands):
	June 30, 2021		December 31, 2020
	Nonaccrual	Loans Past Due 90 Days of More Still on Accrual	Nonaccrual	Loans Past Due 90 Days of More Still on Accrual
Commercial & Industrial	$292	$22	$282	$121
Commercial Real Estate	1,812	192	1,754	—
Residential Real Estate	335	153	423	280
Consumer	6	1	15	—
Total	$2,445	$368	$2,474	$401
Interest income that would have been recorded if non-accrual loans were on a current basis in accordance with their original terms was $77,000 for the period ended June 30, 2021 and $122,000 for the period ended June 30, 2020.

Past Due Loans
The following table presents the aging of the recorded investment in past due loans by class as of the date indicated (in thousands):
	30-59 Days Past Due	60-89 Days Past Due	90 Days and Over Past Due	Total Past Due	Current	Total
June 30, 2021
Commercial & Industrial	$21	$1	$305	$327	$135,239	$135,566
Commercial Real Estate	260	175	1,826	2,261	296,916	299,177
Residential Real Estate	427	162	224	813	169,231	170,044
Construction	53	—	—	53	107,146	107,199
Consumer	40	1	1	42	4,333	4,375
Total	$801	$339	$2,356	$3,496	$712,865	$716,361
December 31, 2020
Commercial & Industrial	$1	$—	$392	$393	$142,206	$142,599
Commercial Real Estate	12	69	1,749	1,830	298,348	300,178
Residential Real Estate	1,258	286	408	1,952	165,375	167,327
Construction	—	95	—	95	92,468	92,563
Consumer	46	2	15	63	5,189	5,252
Total	$1,317	$452	$2,564	$4,333	$703,586	$707,919
Troubled Debt Restructured Loans
Restructured loans totaled $3,673,000 and $3,831,000 at June 30, 2021 and December 31, 2020, respectively. The Corporation offers a variety of modifications to borrowers that can generally be described in the following categories:
•
Rate Modification — A modification in which the interest rate is changed.

•
Term Modification — A modification in which the maturity date, timing of payments, or frequency of payments is changed.

•
Interest Only Modification — A modification in which the loan is converted to interest only payments for a period of time.

•
Payment Modification — A modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

•
Combination Modification — Any other type of modification, including the use of multiple categories above.

No new loans were restructured during 2021 or 2020.
Loans by Risk Category
The Corporation categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Loans are analyzed individually by classifying the loans as to credit risk. This analysis includes loans with an outstanding balance greater than $250,000, with the exception of loans classified as consumer loans or loans secured primarily by owner occupied 1-4 family residential properties for which a loan grade will not be required regardless of loan amount. The following definitions are used for risk ratings:
•
Special Mention:   Loans classified as special mention do not have all of the characteristics of substandard or doubtful loans. They have one or more deficiencies which warrant special attention and which corrective action, such as accelerated collection practices, may remedy.

•
Substandard:   Loans classified as substandard are those loans with clear and defined weaknesses such as a highly leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition which may jeopardize the repayment of the debt as contractually agreed. They are characterized by the distinct possibility that we will sustain some losses if the deficiencies are not corrected.

•
Doubtful:   Loans classified as doubtful are those loans which have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable.

•
Loss:   Loans classified as loss are considered to be non-collectible and of such little value that the continuance as bankable assets is not warranted. This does not mean the loan has absolutely no recovery value, but rather it is neither practical nor desirable to defer writing off the loan, even though partial recovery may be obtained in the future. Losses are taken in the period in which they surface as uncollectible.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. Based on the most recent analysis performed, the risk category of loans by class of loans for the period indicated was as follows (in thousands):
	Pass	Special mention	Substandard	Doubtful	Loss	Total
June 30, 2021
Commercial & Industrial	$134,229	$1,012	$325	$—	$—	$135,566
Commercial Real Estate	294,038	2,342	2,797	—	—	299,177
Residential Real Estate	168,844	311	889	—	—	170,044
Construction	107,199	—	—	—	—	107,199
Consumer	4,337	30	8	—	—	4,375
Total	$708,647	$3,695	$4,019	$—	$—	$716,361
December 31, 2020
Commercial & Industrial	$137,628	$4,629	$342	$—	$—	$142,599
Commercial Real Estate	290,042	7,034	3,102	—	—	300,178
Residential Real Estate	166,176	66	1,085	—	—	167,327
Construction	92,563	—	—	—	—	92,563
Consumer	5,200	34	18	—	—	5,252
Total	$691,609	$11,763	$4,547	$—	$—	$707,919
Related Party Loans
Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other favorable features. Loans to directors, executive officers, significant stockholders and their affiliates are presented in the following table (in thousands):
	June 30, 2021	December 31, 2020
Balance, beginning of year	$392	$387
New loans and advances	480	273
Repayments	(73)	(268)
Balance, end of year	$799	$392
Unused lines of credit	$657	$500

Note 4 — Premises and Equipment
Components of premises and equipment for the periods indicated were as follows (in thousands):
	June 30, 2021	December 31, 2020
Land and premises	$31,027	$30,632
Furniture and equipment	13,578	13,530
Total premises and equipment	44,605	44,162
Less: accumulated depreciation	(19,839)	(19,149)
Premises and equipment, net	$24,766	$25,013
Depreciation expense was $690,000 and $595,000 for the periods ended June 30, 2021 and June 30, 2020, respectively. These expenses are reported in the Consolidated Statement of Income, under non-interest expense, as a component of occupancy and equipment expense.
Note 5 — Other Assets
A summary of the major components of other assets for the periods indicated were as follows (in thousands):
	June 30, 2021	December 31, 2020
Bank owned life insurance	$13,096	$12,845
Investment in Citizens Union Bank Capital Trust I & II	600	600
FHLB lender risk account receivable	2,981	3,111
Investment in Limited Liability Partnerships	1,000	1,000
Other	1,248	1,637
Other assets	$18,925	$19,193
Note 6 — Deposits
The components of deposits for the periods indicated were as follows (in thousands):
	June 30, 2021	December 31, 2020
Demand (non-interest bearing)	$234,108	$206,747
Demand (interest bearing)	331,563	308,779
Savings deposits	122,131	104,056
Time deposits, $100,000 and over	102,001	112,787
Other time deposits	99,433	110,551
Total Deposits	$889,236	$842,920
At June 30, 2021, the scheduled maturities of all-time deposits were as follows (in thousands):
Year Ended December 31,	Amount
2021	$56,533
2022	97,206
2023	34,981
2024	8,493
2025	2,515
Thereafter	1,706
Total Time Deposits	$201,434

Included in time deposits at June 30, 2021 and December 31, 2020 were $8,821,000 and $11,855,000 respectively, of deposits which were obtained through the Certificate of Deposit Account Registry Service (“CDARS”). Included in demand deposits at June 30, 2021 and December 31, 2020 were $83,464,000 and $79,366,000 respectively, of deposits that were obtained through the Insured Cash Sweep program (“ICS”). The CDARS and ICS services allows deposit customers to maintain fully insured balances in excess of the $250,000 FDIC insurance limit without the inconvenience of having multi-banking relationships. Under the reciprocal program that the Corporation is currently participating in, customers agree to allow the Corporation to place their deposits with other participating banks in the CDARS program in insurable amounts under $250,000. In exchange, other banks in the program agree to place their deposits with the Corporation also in insurable amounts under $250,000.
The Corporation held related party deposits of approximately $9,298,000 and $8,395,000 at June 30, 2021 and December 31, 2020 respectively.
Note 7 — Repurchase Agreements
Securities sold under agreements to repurchase consist of obligations of the Corporation to other parties. The obligations are secured by Corporation investments and such collateral is held by the Corporation. The maximum amount of outstanding agreements at any month end during 2021 and 2020 totaled $7,186,000 and $7,263,000 respectively, and the monthly average of such agreements totaled $3,919,000 and $4,058,000 for 2021 and 2020, respectively.
Note 8 — Borrowings
The Corporation is a member of the FHLB of Cincinnati and, accordingly, is eligible to borrow from the FHLB. The Federal Home Loan Bank advances are collateralized by specific securities, cash on deposit at the FHLB, FHLB stock and by a blanket pledge of qualifying real estate loans.
The composition of the outstanding FHLB advances for the periods indicated were as follows (in thousands):
Rate Range	Weighted Average Maturity (yrs)	Weighted Average Rate	June 30, 2021	December 31, 2020
0%	3.66	0.00%	$1,029	$1,056
1% – 2%	4.63	1.29%	20,531	21,762
2% – 3%	3.77	2.34%	17,750	17,847
4% – 5%	4.01	4.59%	100	111
Over 5%	4.76	5.19%	2,917	2,981
Total Advances from Federal Home Loan Bank			$42,326	$43,757
Maturities of FHLB advances over the next five years at June 30, 2021 are as follows (in thousands):
Year ended December 31,	Amount
2021	$—
2022	5,000
2023	1,100
2024	14,500
2025	6,129
Thereafter	15,597
Total Scheduled Maturities of FHLB Advances	$42,326
Note 9 — Subordinated Debentures
On October 15, 2004, a trust formed by the Corporation, CUB Capital Trust I (“Trust I”), issued $10 million of Floating Rate Capital Securities (Trust Preferred Securities). On August 19, 2005, a trust formed by the Corporation, CUB Capital Trust II (“Trust II”) (collectively the “Trusts”), issued $10 million of Floating Rate Capital Securities (“Trust Preferred Securities”). The proceeds of the offerings were loaned by the Trusts to the Corporation in exchange for subordinated debentures with terms that are identical to the Trust Preferred Securities. The subordinated debentures are the sole assets of the Trusts. The Trusts will make distributions to the holders of the Trust Preferred Securities if the Trusts have available funds to make such distribution. Distributions on the Trust Preferred Securities are payable quarterly in arrears at the annual rate (adjusted quarterly) of three-month LIBOR plus 2.0% (2.14%) for Trust I, and three-month LIBOR plus 1.5% (1.64%) for Trust II at December 31, 2020 and are included in interest expense.
The subordinated debentures, which mature October 15, 2034 for Trust I and October 7, 2035 for Trust II, are redeemable after 5 years in whole or in part at their par amount plus accrued interest. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust debenture. The Trust Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the subordinated debentures. The Subordinated Debentures are considered as Tier I capital for the Corporation under current regulatory guidelines.
Note 10 — Leases
The Corporation has several non-cancellable operating leases, primarily for branch facilities, that expire over the next 3 years. These leases generally contain renewal options for five-year periods. The expense associated with these leases is reported as a component of the occupancy and equipment expense on the Consolidated Statements of Operations. Rental expense for these leases was $86,000 and $106,000 for the periods ended June 30, 2021 and June 30, 2020, respectively. These expenses are reported in the Consolidated Statement of Income, under non-interest expense, as a component of occupancy and equipment expense.
At June 30, 2021, the future minimum lease payments under operating lease obligations are as follows (in thousands):
Year ended December 31,	Operating Leases
2021	$162,249
2022	80,785
2023	66,550
2024	33,275
2025	—
Thereafter	—
Future Minimum Lease Payments	$342,859
Note 11 — Employee Benefit Plans
Employee Stock Ownership Plan with 401(k)
The Corporation maintains an Employee Stock Ownership Plan with 401(k) provisions (“KSOP”). The Plan covers substantially all full-time employees who meet the age and service requirements. The Corporation makes a discretionary matching contribution based upon the consolidated performance as compared to the budget. The corresponding matching contribution is within a range of 50% to 100% of the employee contributions up to 5% of eligible employee earnings and may voluntarily contribute a percentage of eligible employee earnings, which is invested into the Corporation’s stock. Employee contributions are voluntary and may be directed by the employee into various mutual funds or the Corporation’s stock. Employee contributions vest immediately, while the Corporation’s contributions vest over 5 years. The Corporation recognized expenses of approximately $120,000 and $120,000 for the periods ended June 30, 2021 and June 30, 2020, respectively. These expenses are reported on the statement of income, under non-interest expense, as a component of salaries and employee benefits.
For non-public companies, government regulations require an employer with a KSOP to provide a put option to the plan’s participants for the repurchase of their investments in the Corporation’s stock at fair value. This regulation was enacted to provide a ready market for the participant when a market may not otherwise readily exist. The KSOP held 371,693 and 359,849 shares of the Corporation’s stock at June 30, 2021 and December 31, 2020, respectively. The estimated value of the stock was $10,221,558 and $9,895,848 as of June 30, 2021 and December 31, 2020 based on the most recent appraisal.
Deferred Compensation Plan
On July 10, 2014, the Corporation entered into deferred compensation agreements with certain executive employees (participants), with an effective date of July 1, 2014. The Corporation’s obligations for the plan are administered under the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is also intended to be an unfunded top-hat plan under ERISA maintained primarily for the purpose of providing deferred compensation to a highly compensated employee. Accordingly, the rights of the participants are as an unsecured general creditor of the Bank.
Participants vest annually in pro-rata amounts as stipulated in each participant’s deferred compensation agreement. At June 30, 2021, participants were approximately 75% vested. All participants will be fully vested as of January 1, 2029.
Payments on the agreements commence in the month following the participant’s earliest expected retirement date, subject to adjustment if the participant’s employment terminates before or after the participant’s earliest expected retirement date. In the event the participant delays retirement past the expected retirement date, the monthly amount of the deferred compensation payment to be made at termination will increase at the rate of 4% annually.
The original face value of the deferred compensation agreements was approximately $3,631,000. As of June 30, 2021 and December 31, 2020, the accrued value of the deferred compensation agreements is approximately $2,268,000 and $2,136,000, respectively. Deferred compensation is reported on the balance sheet as part of other liabilities.
Director and Executive Deferred Compensation Plan
Directors have deferred some of their fees for future payment, including interest. Several executives of the Bank were able to defer compensation into a deferred compensation plan until they became eligible to participate in the Bank’s retirement plans. In 2020 the Corporation terminated and paid out all deferred director compensation, which amounted to $1,933,000. In addition, the Bank, due to an update in the executive deferred compensation agreements was required to partially terminate part of the deferred executive compensation resulting in a payout of $92,000 for the year ended December 31, 2020. The amount accrued for deferred compensation included in other liabilities was $943,000 and $870,000 as of June 30, 2021 and December 31, 2020, respectively. Amounts expensed under the plans were $81,000 and $14,000 for the periods ended June 30, 2021 and June 30, 2020, respectively. The expense is included in other expenses on the Consolidated Statements of Income.
Executive Deferred Bonus Agreement
On January 1, 2017 the Corporation entered into deferred bonus agreements with certain executive employees (participants). The Corporation’s obligations for the plan are administered under the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is also intended to be an unfunded top-hat plan under ERISA maintained primarily for the purpose of providing deferred compensation to a highly compensated employee. Accordingly, the rights of the participants are as an unsecured general creditor of the Bank.
Participants vest annually in pro-rata amounts as stipulated in each participant’s deferred bonus agreement through age 65. At June 30, 2021, participants were 56% vested. All participants will be fully vested as of January 24, 2025. Payments will be made to participants in a lump sum upon reaching age 65. In the event the participant delays retirement past age 65 the deferred bonus amount will increase using a formula defined in each participant’s deferred bonus agreement. As of June 30, 2021 and December 31, 2020, the accrued value of the deferred bonus agreements is approximately $241,000 and $202,000, respectively.

Note 12 — Commitments and Contingencies
Commitments to Extend Credit and Standby Letters of Credit
In the normal course of business, the Banks have outstanding commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Corporation uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheets. A summary of significant commitments to extend credit for the periods ended June 30, 2021 and December 31, 2020 follows (in thousands):
	June 30, 2021	December 31, 2020
Commitments to make loans	$188,363	$153,622
Letters of credit	$10,570	$12,569
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.
The Corporation has not been required to perform on any financial guarantees during the past two years. The Corporation has not incurred any losses on its commitments for the periods ended June 30, 2021 or December 31, 2020.
Mortgage Banking Activities
The Corporation enters into agreements to sell residential mortgage loans in the normal course of business. These agreements usually require certain representations concerning credit information, loan documentation, collateral and insurability. Investors may request the Corporation to indemnify them against losses on certain loans or to repurchase loans which the investors believe do not comply with applicable representations.
The Corporation utilizes both mandatory delivery and best efforts contracts when originating mortgage loans to be sold to investors. A best efforts contract refers to a loan sales agreement in which an institution commits to deliver an individual mortgage loan of a specified principal amount and quality to an investor if the loan to the underlying borrower closes. The Corporation’s mortgage loans held-for-sale of $3,085,000 and $7,779,000 at June 30, 2021 and December 31, 2020, respectively, represent best efforts and mandatory delivery contracts on closed mortgage loans that have a commitment to be sold to investors. Mandatory delivery contracts were $419,000 and best efforts contracts totaled $2,666,000 at June 30, 2021.
The Corporation had recourse commitments on loans sold to investors of approximately $11,384,000 and $6,063,000 at June 30, 2021 and December 31, 2020, respectively. Recourse provisions generally expire within six months from the date of transfer.

The Corporation sells loans in transactions with the FHLB of Cincinnati under a mandatory delivery contract that provide for establishment of a Lender Risk Account (“LRA”), which represents a recourse obligation for absorbing potential losses on loans sold and an asset to the Corporation. The funds withheld by the FHLB to settle recourse obligations totaled $4,066,000 and $4,219,000 at June 30, 2021 and December 31, 2020, respectively. In the event that the estimated losses are not realized within the portfolio, the LRA agreements provide for repayment of these funds to the Corporation in either six annual installments beginning five years after the sale date or in 26 annual installments beginning five years after the sale date. The Corporation recognized income related to the LRA of approximately $23,000 and $30,000 for the periods ending June 30, 2021 and June 30, 2020, respectively. This income is reported in the consolidated statement of income, under non-interest income as a component of gain on sales of mortgage loans held-for-sale.
Litigation
The Corporation is subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Corporation.
Note 13 — Restrictions on Retained Earnings
The principal source of income and funds for the Bancorp are dividends from the subsidiaries. The Banks, as state banks, are subject to the dividend restrictions set forth by the Kentucky Revised Statutes. Under such restrictions, the Banks may not, without the prior approval of the regulatory bodies, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior two years. At July 1, 2021, Citizens Union Bank had $6,045,000 of retained earnings available for the payment of dividends.
Note 14 — Regulatory Matters
Banks and bank holding companies are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on a bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of a bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. A bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. However, under certain regulatory actions and agreements, regulating agencies may set forth capital requirements that are significantly higher than those defined in the prompt corrective action regulations.
In 2020, the Company elected to adopt regulatory capital simplification rules permitting a community bank organization to utilize one measure of regulatory capital, the community bank leverage ratio (also known as the “CBLR”), to determine regulatory capital adequacy. The community bank leverage ratio requires a higher amount of Tier 1 capital to average assets than the standard leverage ratio to be considered well capitalized. However, meeting this higher standard eliminates the need to compute and monitor the Tier 1 risk-based capital ratio, the Common Equity Tier 1 risk-based capital ratio and the total risk-based capital ratio as well as maintain the 2.50% regulatory capital buffer necessary to avoid limitations on equity distributions and discretionary bonus payments. Other criteria required to be able to utilize the CBLR as the sole measure of capital adequacy include 1.) total assets less than $10.0 billion, 2.) trading assets and liabilities equal to less than 5.0% of total assets and 3.) off-balance sheet exposures, such as the unused portion of conditionally cancellable lines of credit, equal to less than 25% of total assets. Citizens Union Bancorp of Shelbyville, Inc its subsidiary bank meet all three of these criteria and have elected to utilize the CBLR as their measure of regulatory capital adequacy.

In August 2020, the FDIC Financial Institution Letter 82-2020 adopted, with no changes, OCC Bulletin 2020-89, Regulatory Capital Rule: Temporary Changes to and Transition for The Community Bank Leverage Ratio Framework, which adopted two interim final rules that temporarily lowers the required leverage ratio from 9% to 8%, to be considered well capitalized, effective the second quarter of 2020. It establishes a minimum CBLR of 8% for the second through fourth quarters of 2020, 8.5% for 2021, and 9% thereafter, and maintains a two-quarter grace period for qualifying community banking organizations whose leverage ratios fall no more than 100 basis points below the applicable CBLR requirement.
The following table represents the Corporation’s actual and required capital ratios at June 30, 2021 and December 31, 2020 under the prompt corrective action regulations. The Bank meets and or exceeds established well capitalized thresholds for both periods presented and under the guidance being followed for 2021 and 2020.
	Actual			For capital adequacy purposes				To be well capitalized under prompt corrective action provision
	Amount	Ratio		Amount		Ratio		Amount		Ratio
As of June 30, 2021
Tier I capital (to average assets)
– Consolidated	$119,642	11.2%	>	$90,470	>	8.5%	>	$90,470	>	8.5%
– Bank	$113,999	10.7%	>	$90,327	>	8.5%	>	$90,327	>	8.5%
As of December 31, 2020
Tier I capital (to average assets)
– Consolidated	$115,609	11.4%	>	$82,485	>	8.0%	>	$82,485	>	8.0%
– Bank	$107,833	10.6%	>	$81,052	>	8.0%	>	$81,052	>	8.0%
Note 15 — Stock Options
The Corporation’s 2010 Employee Share Option Plan (the “Plan”), which is shareholder approved, permits the grant of share options to its employees for up to 125,000 shares of common stock. The Corporation believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Corporation stock at the date of grant; those option awards generally vest based on 5 years of continuous service and have 10-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan).
The Corporation’s 2017 Employee Share Option Plan (“2017 Plan”), which is shareholder approved, permits the grant of share options to its employees for up to 100,000 shares of common stock. The Corporation believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Corporation stock at the date of grant; those option awards generally vest based on 5 years of continuous service and have 10-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the 2017 Plan).
A summary of the Corporation’s stock options and changes during the periods presented is as follows (in thousands):

	June 30, 2021	December 31, 2020
Number of shares
Outstanding at beginning of period	51,336	43,500
Granted	—	18,000
Exercised	—	(7,481)
Forfeited	—	(2,683)
Outstanding at end of period	51,336	51,336
Options exercisable at end of period	20,944	15,860
Weighted average exercise price
Outstanding at beginning of period	$23.40	$20.02
Granted	—	27.00
Exercised	—	12.61
Forfeited	—	22.84
Outstanding at end of period	23.40	23.40
Exercisable at end of period	20.47	19.53
Weighted average remaining contractual term (in years)
Outstanding at end of period	8.47	9.00
Exercisable at end of period	6.80	6.92
The information presented in the table above as of December 31, 2020, differs from that same period presented in the audited financial statements for 2020 due to a single block of stock options that were issued with an effective date of 12/31/2020 but were not finalized and recorded until after the audited financials had been issued.
For the periods ended June 30, 2021 and June 30, 2020, the Corporation recognized compensation costs of approximately $7,000 and $7,000, respectively.
At June 30, 2021 and December 31, 2020, unrecognized compensation expense related to nonvested stock options was approximately $54,861 and $63,857 respectively and is expected to be realized over the vesting period of the options.
Note 16 — Fair Value Measurements
FASB ASC 820, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
In accordance with ASC 820, the Corporation groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. The hierarchy is based on whether the valuation inputs are observable or unobservable and requires the Corporation to maximize the use of observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Each fair value measurement is placed into the proper level based on the lowest level of significant input.
These levels are:
•
Level 1:   Valuation is based upon quoted prices for identical instruments in active markets.

•
Level 2:   Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•
Level 3:   Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect management’s own estimates of assumptions that market participants would use in pricing the instrument.

Fair Value on a Recurring Basis
The table below presents certain of the Corporation’s assets (investment securities available-for-sale) that are required to be measured at fair value on a recurring basis. All of these assets are considered Level 2 under the FASB
ASC 820 fair value hierarchy.
	June 30, 2021	December 31, 2020
Investment securities available for sale:
U.S. Government and agency securities	$10,852	$12,779
Mortgage-backed securities	53,288	44,164
State and municipal securities	12,844	8,337
Asset-backed securities	28,811	16,871
Corporate bonds	2,555	2,687
Total investment securities available for sale	$108,350	$84,838
The fair value of the investment securities available-for-sale is determined by various methodologies. Where quoted market prices are available in an active market, securities are classified within Level 1. If quoted market prices are not available, fair values are estimated by using pricing models or quoted market prices for similar or identical assets (Level 2). Where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.
Fair Value on a Nonrecurring Basis
Certain assets and liabilities are measured at fair value on a nonrecurring basis. These instruments are not measured on an ongoing basis but are subject to fair value adjustments in certain circumstances. The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis during the period. All of these assets are considered Level 3 under the FASB ASC 820 fair value hierarchy.
	June 30, 2021	December 31, 2020
Impaied loans	$5,799	$5,861
Other real estate owned	$1,124	$1,276
Impaired loans — For impaired loans that are collateral dependent, the fair value of the loan is based on fair value of the collateral. The fair value of impaired loans that are not collateral dependent is determined based on the expected future cash flows from the loan.
Other real estate owned — The fair value of other real estate owned is the fair value less estimated costs to sell. Fair value is determined on the basis of current appraisals or comparable sales.
There were no transfers of assets between the fair value hierarchy Levels 1, 2 or 3 during the periods ended June 30, 2021 and December 31, 2020.
Note 17 — Subsequent Events
On September 20, 2021, the Corporation and German American Bancorp, Inc. (“German American”) jointly announced the signing of an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) under which German American will acquire the Corporation in a cash and stock transaction. Under the terms of the Merger Agreement, which was unanimously approved by the boards of directors of both companies, the Corporation will merge into German American. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each shareholder of the Corporation will receive, 0.7739 shares of the German American’s common stock and $13.44 in cash for each share of the Corporations’ common stock owned by the shareholder.
Subject to receipt of regulatory approvals and satisfaction of other customary closing conditions, including approval of the Corporations’ shareholders, the transaction is anticipated to close in the first quarter of 2022. The Merger Agreement provides certain termination rights for both German American and the Corporation and further provides that a termination fee of $6,500 will be payable by the Corporation to German American upon termination of the Merger Agreement under certain circumstances.

Independent Auditor’s Report
Board of Directors
Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Report on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries (collectively the “Corporation”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Louisville, Kentucky
April 5, 2021

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2020 and 2019
	2020	2019
	(in thousands, except share data)
Assets
Cash and cash equivalents
Cash and due from banks	$20,581	$11,930
Interest bearing demand deposits	141,450	73,750
Federal funds sold	1,368	4,398
Total cash and cash equivalents	163,399	90,078
Available-for-sale securities	84,838	61,078
Loans held for sale	7,779	3,779
Loans, net of allowance for loan losses of $8,753 and $7,391 at December 31, 2020 and 2019, respectively	699,166	653,462
Premises and equipment, net	25,013	22,455
Federal Home Loan Bank and other stock, at cost	10,308	8,724
Other real estate owned	1,276	907
Goodwill	5,658	3,404
Deferred taxes	2,274	4,498
Bank owned life insurance	12,845	2,284
Accrued interest receivable	3,581	3,133
Other assets	7,135	4,177
Total assets	$1,023,272	$857,979
Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$206,747	$134,421
Interest bearing	636,173	540,667
Total deposits	842,920	675,088
Repurchase agreements	4,634	3,257
Federal Home Loan Bank advances	43,757	55,800
Subordinated debentures	20,600	20,600
Accrued interest payable	961	1,455
Other liabilities	7,729	7,423
Total liabilities	920,601	763,623
Stockholders’ equity
Common stock, no par value; 7,500,000 shares authorized, 3,692,146 (2020) and 3,673,000 (2019) shares issued and outstanding	84	84
Additional paid-in capital	4,698	4,564
Retained earnings	97,011	89,712
Accumulated other comprehensive income (loss)	878	(4)
Total stockholders’ equity	102,671	94,356
Total liabilities and stockholders’ equity	$1,023,272	$857,979
See accompanying notes.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Consolidated Statements of Income
Years Ended December 31, 2020 and 2019
	2020	2019
	(in thousands)
Interest income
Loans, including fees	$37,196	$36,871
Securities available-for-sale
Securities – taxable	1,217	1,262
Securities – tax exempt	20	27
Federal funds sold and other	582	1,435
Total interest income	39,015	39,595
Interest expense
Deposits	5,417	6,727
Advances from Federal Home Loan Bank	1,208	1,358
Subordinated debentures	539	846
Total interest expense	7,164	8,931
Net interest income	31,851	30,664
Provision for loan losses	1,520	600
Net interest income after provision for loan losses	30,331	30,064
Non-interest income
Service charges on deposit accounts	1,792	2,345
Gains on sales of mortgage loans held-for-sale	4,698	1,888
Net realized gains on sales of securities available-for-sale	—	19
Net realized gains on other real estate owned	47	250
Other	3,091	2,702
Total non-interest income	9,628	7,204
Non-interest expense
Salaries and employee benefits	15,693	14,803
Occupancy, equipment, and data processing expense	5,378	4,870
Legal and professional fees	376	351
Deposit insurance premium	173	93
Franchise tax	1,382	1,336
Marketing	673	863
Other real estate owned impairment	54	45
Loss on disposal of premises and equipment	23	—
Collections and expenses of other real estate owned	118	212
Other expense	4,103	3,886
Total non-interest expense	27,973	26,459
Income before income tax expense	11,986	10,809
Income tax expense	2,481	1,385
Net income	$9,505	$9,424
See accompanying notes.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2020 and 2019
	2020	2019
	(in thousands)
Net income	$9,505	$9,424
Other comprehensive income
Change in unrealized gains (losses) on securities available-for-sale, net of deferred income taxes of $247 and $284 in 2020 and 2019, respectively	882	948
Other comprehensive income	882	948
Comprehensive income	$10,387	$10,372
See accompanying notes.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31, 2020 and 2019
	Common stock		Additional paid-in capital	Retained earnings	Accumulated other comprehensive (loss) income	Total stockholders’ equity
(in thousands, except share data)	Shares	Dollars
Balance, January 1, 2019	3,560,206	$84	$3,418	$85,782	$(952)	$88,332
Net income	—	—	—	9,424	—	9,424
Cash dividends, $1.50 per share	—	—	—	(5,494)	—	(5,494)
Other comprehensive income, net of tax	—	—	—	—	948	948
Issuance of common stock	124,759	—	1,425	—	—	1,425
Redemption of common stock	(11,965)	—	(307)	—	—	(307)
Stock option expense	—	—	28	—	—	28
Balance, December 31, 2019	3,673,000	84	4,564	89,712	(4)	94,356
Net income	—	—	—	9,505	—	9,505
Cash dividends, $0.60 per share	—	—	—	(2,206)	—	(2,206)
Other comprehensive income, net of tax	—	—	—	—	882	882
Issuance of common stock	30,397	—	543	—	—	543
Redemption of common stock	(11,251)	—	(423)	—	—	(423)
Stock option expense	—	—	14	—	—	14
Balance, December 31, 2020	3,692,146	$84	$4,698	$97,011	$878	$102,671
See accompanying notes.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2020 and 2019
	2020	2019
	(in thousands)
Operating activities
Net income	$9,505	$9,424
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization	1,232	1,135
Provision for loan losses	1,520	600
Amortization of premiums and discounts on securities	623	351
Deferred income taxes	1,931	845
Net realized gain on available-for-sale securities	—	(19)
Origination of mortgage loans held-for-sale	(151,391)	(58,495)
Proceeds from mortgage loans held-for-sale	152,089	58,332
Gain on sales of mortgage loans held-for-sale	(4,698)	(1,888)
Loss on disposition of premises and equipment	23	—
Gain on sale of other real estate owned	(47)	(250)
Stock options expense	14	28
Other real estate owned impairment	54	45
Net change in
Interest receivable and other assets	(3,407)	372
Interest payable and other liabilities	(188)	1,201
Net cash provided by operating activities	7,260	11,681
Investing activities
Purchases of available-for-sale securities	(48,097)	(17,912)
Proceeds from maturities, calls and principal paydowns of securities	24,890	13,281
Purchase of FHLB stock	(1,584)	(370)
Net increase in loans	(37,193)	(39,705)
Purchases of premises and equipment	(3,813)	(1,870)
Capital outlay for bank acquisition	(10,570)	—
Bank owned life insurance	(10,561)	(224)
Proceeds from sales of other real estate owned	163	1,596
Capital improvements to other real estate owned	—	(238)
Net cash used in investing activities	(86,765)	(45,442)
See accompanying notes.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2020 and 2019
	2020	2019
	(in thousands)
Financing activities
Net increase in deposits	$165,578	$48,578
Net increase (decrease) in repurchase agreements	1,377	(243)
Proceeds from Federal Home Loan Bank advances	22,700	19,000
Repayment of Federal Home Loan Bank advances	(34,743)	(9,615)
Redemption of common stock	(423)	(307)
Proceeds from issuance of common stock	543	1,425
Dividends paid	(2,206)	(5,494)
Net cash provided by financing activities	152,826	53,344
Net increase in cash and cash equivalents	73,321	19,583
Cash and cash equivalents, beginning of year	90,078	70,495
Cash and cash equivalents, end of year	$163,399	$90,078
Supplemental disclosures of cash flow information
Cash paid during the year for
Interest	$7,658	$8,625
Taxes	545	240
Noncash investing activities
Loans to facilitate sale of other real estate	50	50
Transfers from loans to other real estate	681	123
See accompanying notes.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2020 and 2019
Note A — Nature of Operations
Citizens Union Bancorp of Shelbyville, Inc. (the “Bancorp”) is a bank holding corporation whose principal activity is the ownership and management of its wholly owned subsidiaries, Citizens Union Bank of Shelbyville (the “Bank”) and BUC Investments. Collectively, these entities are referred to as the Corporation. The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Shelby, Jefferson, Oldham, Owen, Spencer, Gallatin, Hardin, Bullitt and adjoining counties in Kentucky. The Bank is subject to competition from other financial institutions. As a state-chartered bank, the Bank is subject to regulation by the Commonwealth of Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation. The Bancorp is subject to regulation by the Federal Reserve. The Bank’s primary deposit products are checking, savings and term certificate accounts and their primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate.
In October 2019, the Bancorp reached an agreement with Owenton Bancorp Inc., parent of Peoples Bank and Trust Co., to acquire Peoples Bank and Trust Co. The acquisition was completed on April 3, 2020, (see Note U).
Note B — Summary of Significant Accounting Policies
1.
Basis of Accounting:    The consolidated financial statements of the Corporation are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Financial Accounting Standards Board Accounting (“FASB”) Standards Codification (“FASB ASC”) is the sole source of GAAP.

2.
Basis of Consolidation:    The consolidated financial statements include the accounts of the Bancorp, the Bank, and BUC Investments. All significant intercompany accounts and transactions have been eliminated in consolidation.

3.
General Risk:    Each reporting period, the Corporation applies certain accounting policies and makes certain significant estimates in preparing the consolidated financial statements. The deterioration in the commercial and residential real estate industry, and the impact of the economy and regulatory environment in the banking industry have all had a meaningful influence on the application of certain critical accounting policies and on the development of significant estimates. In applying those policies and making estimates, management has recorded provisions for loan losses. In the event that loans perform worse than expectations, the Corporation could incur additional provisions for loan losses in future periods.

4.
Use of Estimates:    The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.
The Corporation’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note B — Summary of Significant Accounting Policies (continued)
While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Corporation to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the possible change cannot be reasonably estimated.
Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. The valuation allowance is based on management’s estimate of future economic conditions of the corporation. These estimates can change significantly from year to year and are regularly monitored and evaluated by management.
5.
Securities:    Securities are classified as available-for-sale because they may be sold prior to maturity.Debt securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Net realized gains on securities available-for-sale are included in non-interest income and, when applicable, are reported as a reclassification adjustment, net of tax, in accumulated other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to callable and/or maturity date.

Debt securities not classified as available-for-sale are classified as held-to-maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity. There were no held-to-maturity securities at year ended December 31, 2020 and 2019.
Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers whether the Corporation intends to sell the security or will, more likely than not, have to sell the security before its fair value is recovered. If either of these conditions is met, an other-than-temporary impairment is recognized.
6.
Loans Held-for-sale:    Mortgage loans originated and intended for sale to investors are carried at the lower of aggregate cost or fair value. Gains on sales of mortgage loans held-for-sale are recorded at the time of sale as the difference between the sales proceeds and the loan’s carrying value. Loans held-for-sale are sold with the mortgage servicing rights released.

7.
Loans:    The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in Shelby and surrounding counties in Kentucky. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area. Loans are reported at the principal balance outstanding. Interest income is recognized on the unpaid principal balance utilizing the interest method. Loan origination and commitment fees, as well as certain direct origination costs, are expensed as incurred.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note B — Summary of Significant Accounting Policies (continued)
on contractual terms of the loan. In all cases, loans are placed on non-accrual status or charged off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on non-accrual status or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
8.
Allowance for Loan Losses:    The allowance for loan losses is a reserve for estimated credit losses on individually evaluated loans determined to be impaired as well as estimated credit losses inherent on the loan portfolio and is based on quarterly evaluations of the collectability and historical loss experience of loans. Actual credit losses, net of recoveries, are deducted from the allowance for loan losses. A provision for loan losses, which is a charge against earnings, is recorded to bring the allowance for loan losses to a level that, in management’s judgment, is adequate to absorb probable losses in the loan portfolio.

The allocation methodology applied by the Corporation, designed to assess the appropriateness of the allowance for loan losses, includes an allocation methodology, as well as management’s ongoing review and grading of the loan portfolio into criticized loan categories (defined as specific loans warranting either specific allocation, or a criticized status of watch, special mention, substandard, doubtful, or loss). The allocation methodology focuses on evaluation of several factors, including but not limited to: evaluation of facts and issues related to specific loans, management’s ongoing review and grading of the loan portfolio, consideration of historical loan loss and delinquency experience on each portfolio category, trends in past due and nonperforming loans, the level of potential problem loans, the risk characteristics of the various classifications of loans, changes in the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions, the fair value of underlying collateral, and other qualitative and quantitative factors which could affect potential credit losses.
Because each of the criteria used is subject to change, the allocation of the allowance for loan losses is made for analytical purposes and is not necessarily indicative of the trend of future loan losses in any particular loan category. The total allowance is available to absorb losses from any segment of the portfolio.
Management, judging current information and events regarding the borrowers’ ability to repay their obligations, considers a loan to be impaired when it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the note agreement, including both principal and interest. Management has determined that larger commercial-oriented loan relationships that have non-accrual status or have had their terms restructured in a troubled debt restructuring meet this definition. When an individual loan is determined to be impaired, the allowance for loan losses attributable to the loan is allocated based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flows, as well as evaluation of legal options available to the Corporation. The amount of impairment is measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate, the fair value of the underlying collateral less applicable selling costs, or the observable market price of the loan. If foreclosure is probable or the loan is collateral-dependent, impairment is measured using the fair value of the loan’s collateral, less costs to sell. Large groups of homogeneous loans, such as residential mortgage, home equity and installment loans, are collectively evaluated for impairment.
Interest income on impaired loans is recorded only to the extent that interest payments are subsequently received in cash and a determination has been made that the principal balance of the loan is collectable.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note B — Summary of Significant Accounting Policies (continued)
9.
Federal Home Loan Bank Stock:    Federal Home Loan Bank (“FHLB”) stock is a required investment for institutions that are members of that system. The investment is carried at cost, and the related amount is determined based upon a predetermined formula.

10.
Premises and Equipment:    Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets’ useful lives on the straight-line method.

11.
Long-lived Asset Impairment:    The Corporation evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

12.
Other Real Estate Owned:    Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to lower of its cost or fair value less cost to sell.

13.
Bank Owned Life Insurance:    The Bank purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

14.
Goodwill:    Goodwill results from prior and current year business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is evaluated annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated, and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

15.
Intangible Assets:    Intangible assets, other than goodwill, are being amortized on an accelerated basis over periods ranging from eight to ten years. Such assets are periodically evaluated as to the recoverability of their carrying value.

16.
Revenue Recognition:    All of the Bank’s revenue from customers in the scope of ASC 606 is recognized within non-interest income. A description of the Bank’s revenue streams accounted for under ASC 606 are as follows:

Service Charges on Deposit Accounts
The Bank earns revenue from transaction-based, account maintenance, and overdraft services. Transaction-based service fees are recognized at the time the transactions are executed as that is the point in time the Bank fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of the month, representing the period over which the Bank satisfies the performance obligations. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges are withdrawn from the customer’s account balance.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note B — Summary of Significant Accounting Policies (continued)
Bank Card, Interchange Income
Debit and card interchange revenue represents fees assessed within the payment card system for acceptance of card-based transactions. Interchange fees are recognized at a point in time, when the transaction is authorized. Revenues is collected and recognized daily through the payment network settlement process.
Gain/Loss on Sales of OREO
Gain or loss on sale of foreclosed properties is recorded when control of the property transfers to the buyer, which generally occurs at the time of transfer of the deed. If the Bank finances the sale of the foreclosed property to the buyer, the Bank assess whether the buyer is committed to perform their obligation under the contract and whether collectability of the transaction price is probably. Once these criteria are met, the foreclosed property is derecognized and the gain or loss on sale is recorded upon transfer of control of the property to the buyer.
Other Non-interest Income
Other non-interest income represents a variety of revenue streams. Income is recorded once the performance obligations is satisfied, generally on the accrual basis or on a cash basis if not material and/or considered constrained.
17.
Income Taxes:    Income taxes are accrued for the tax effect of transactions reported in the consolidated financial statements and consist of taxes currently payable plus deferred taxes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Management has determined that the Corporation does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures. The Corporation recognizes interest related to uncertainties in income taxes, if any, in interest expense and penalties in operating expense.
18.
Stock-based Compensation:    For all awards granted, stock-based compensation expense recognized is based on the fair value of the portion of stock-based payment awards that are ultimately expected to vest, reduced for estimated forfeitures. GAAP requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

19.
Statements of Cash Flows:    The Corporation considers all cash and amounts due from depository institutions and federal funds sold to be cash equivalents for purposes of the consolidated statements of cash flows.

20.
Comprehensive Income:    Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation on available-for-sale securities.

21.
Marketing Costs:    Marketing costs are expensed as incurred.

22.
Reclassifications:    Certain reclassifications have been made to the 2019 financial statements to conform to the classifications used in 2020. The reclassifications had no effect on income.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note B — Summary of Significant Accounting Policies (continued)
23.
New Pronouncements:    On January 1, 2019, the Bank adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”). The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This standard also includes expanded disclosure requirements that result in an entity providing users of financial statements with comprehensive information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from the entity’s contracts with customers. The Bank evaluated revenue streams that fall under ASC 606 and determined the Bank’s current policies and practices are consistent with the requirements of ASC 606, and therefore there were no material impact to the consolidated financial statements. The standard was implemented using the modified retrospective approach, with no cumulative effect recorded as an adjustment to opening retained earnings as of January 1, 2019.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments, which introduces the current expected credit loss (“CECL”) model and replaces the incurred loss model. Credit losses on financial instruments measured at amortized cost will be determined using a current expected credit loss model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. Credit losses relating to available-for-sale debt securities will be recognized through an allowance for credit losses. The amount of the credit loss is limited to the amount by which fair value is below amortized cost of the available-for-sale debt security. The amendments should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the period adopted. A prospective approach is required for securities with other-than-temporary impairment recognized prior to adoption. The standard will be effective for the calendar year ending December 31, 2023. Early adoption is permitted.
In February 2016, the FASB issued ASU 2016-2, Leases (“Topic 842”). The standard requires all leases with lease terms over 12 months to be capitalized as a right-of-use asset and lease liability on the balance sheet at the date of lease commencement. Leases will be classified as either finance or operating. This distinction will be relevant for the pattern of expense recognition in the income statement. This standard will be effective for the calendar year ending December 31, 2022.
The Corporation is currently evaluating the impact of the ASUs above on its future consolidated financial statements.
24.
New Federal Regulations:    As a result of the economic impact of the COVID-19 coronavirus pandemic, the Coronavirus Aid Relief, and Economic Security (“CARES”) Act was enacted in the United States on March 27, 2020. The Bank is approved by the Small Business Administration’s (“SBA”) to fund loans under the SBA Paycheck Protection Program (“PPP”) created as part of the CARES Act. The PPP loans have 1.00% interest rates, lender fees, two or five-year terms (depending on date of origination) and may qualify for forgiveness. These loans funded by the Bank are subject to the terms and conditions applicable to all loans made pursuant to the PPP, as administered by the SBA under the CARES Act. The Paycheck Protection Program calls for these loans to be fully guaranteed by the SBA. All PPP loans are carried in the Bank’s Commercial and Industrial loan portfolio. As of December 31, 2020, the Bank had funded 418 PPP loans, with an outstanding balance of $40,998,000.

On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act (“Economic Aid Act”) was signed into law. This Act made various changes to the PPP that affect all PPP loans including those funded under the CARES Act. The Economic Aid Act opens a new PPP loan

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note B — Summary of Significant Accounting Policies (continued)
period for first loans and implements a second loan draw for certain PPP borrowers, each through May 31, 2021 which the Bank is participating in.
An additional provision of the CARES Act, Section 4013 provides financial institutions the option to suspend requirements to categorize certain loan modifications as troubled debt restructurings (“TDRs”), as long as specific criteria are met. To qualify, the loan modifications must be made on a good-faith basis in response to the COVID-19 pandemic, must occur between March 1, 2020 and the earlier of December 31, 2020 or the 60th day after the end of the COVID-19 pandemic is declared by the President of the United States, and the loans must have been paid current (less than 30 days past due prior to any relief) as of December 31, 2019. In compliance with Section 4013 of the CARES Act, the Bank has granted modification requests to defer principal and/or interest payments or modify interest rates on various loans across all portfolio segments.
Of the loan modifications that have been granted in compliance with Section 4013 of the CARES Act, there were 21 loan modifications still actively on deferral carrying an aggregate balance of $22,244,000 as of December 31, 2020.
Note C — Restrictions on Cash and Due from Banks
The Corporation is required to maintain average reserve balances with a correspondent bank for the Federal Reserve Bank. “Cash and due from banks” and “Interest bearing demand deposits” in the consolidated statements of financial condition includes amounts restricted of $0 and $1,573,000 at December 31, 2020 and 2019, respectively.
Note D — Securities
The amortized costs and approximate fair value of securities available-for-sale are as follows:
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2020
U.S. Government and agency securities	$12,549	$284	$(54)	$12,779
Mortgage-backed securities	43,595	715	(146)	44,164
State and municipal securities	24,904	329	(25)	25,208
Corporate bonds	2,619	68	—	2,687
Total	$83,667	$1,396	$(225)	$84,838
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2019
U.S. Government and agency securities	$12,543	$68	$(53)	$12,558
Mortgage-backed securities	33,730	127	(58)	33,799
State and municipal securities	14,810	25	(114)	14,721
Total	$61,083	$220	$(225)	$61,078

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note D — Securities (continued)
Information pertaining to securities with gross unrealized losses at December 31, 2020 and 2019, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:
(in thousands)	Less than 12 Months		12 months or greater		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Securities available-for-sale December 31, 2020
U.S. Government and agency securities	$—	$—	$2,400	$(54)	$2,400	$(54)
Mortgage-backed securities	13,321	(146)	—	—	13,321	(146)
State and municipal securities	549	(12)	3,689	(13)	4,238	(25)
Total	$13,870	$(158)	$6,089	$(67)	$19,959	$(225)
December 31, 2019
U.S. Government and agency securities	$724	$(1)	$2,500	$(52)	$3,224	$(53)
Mortgage-backed securities	10,902	(40)	11,456	(18)	22,358	(58)
State and municipal securities	3,021	(8)	6,161	(106)	9,182	(114)
Total	$14,647	$(49)	$20,117	$(176)	$34,764	$(225)
Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At December 31, 2020, there were 17 available-for-sale debt securities with unrealized losses having depreciated 1.12% from the Corporation’s amortized cost basis. These securities are guaranteed by either the U.S. Government or other governments. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note D — Securities (continued)
The contractually scheduled maturities of securities at December 31, 2020 are shown below. Mortgage-backed securities are shown separately as they do not have a single maturity date.
	Available-for-sale
	Amortized cost	Fair value
	(in thousands)
Due in less than one year	$1,001	$1,009
Due after one year through five years	4,071	4,189
Due after five years through ten years	10,424	10,578
Due after ten years	24,576	24,898
Mortgage-backed securities	43,595	44,164
Total securities available-for-sale	$83,667	$84,838
Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
Securities available-for-sale with a carrying value of approximately $38,879,000 and $27,541,000 at December 31, 2020 and 2019, respectively, were pledged to secure certain deposits.
Note E — Loans
Loan Composition
The components of loans were as follows:
	December 31,
	2020	2019
	(in thousands)
Commercial and industrial	$142,599	$89,841
Real estate
Commercial	300,178	317,100
Residential	167,327	157,786
Construction	92,563	91,378
Consumer	5,252	4,748
Total loans	707,919	660,853
Allowance for loan losses	(8,753)	(7,391)
Total loans	$699,166	$653,462

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note E — Loans (continued)
Allowance for Loan Losses
An analysis of the change in the allowance for loan losses follows:
	December 31,
	2020	2019
	(in thousands)
Balance, beginning of year	$7,391	$6,849
Provision for loan losses	1,520	600
Loans charged off	(333)	(143)
Recoveries of loans charged off	175	85
Balance, end of year	$8,753	$7,391
The risk characteristics of each loan portfolio segment are as follows:
Commercial and Industrial
Commercial and industrial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may include a personal guarantee. Short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.
Commercial Real Estate
Commercial real estate loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The characteristics of properties securing the Corporation’s commercial real estate portfolio are diverse, but with geographic location almost entirely in the Corporation’s market area. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. In general, the Corporation avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied commercial real estate versus non-owner-occupied loans.
Residential Real Estate
For residential mortgage loans that are secured by 1 – 4 family residences and are generally owner-occupied, the Corporation generally establishes a maximum loan-to-value ratio and requires private mortgage insurance if that ratio is exceeded. Home equity loans are typically secured by a subordinate interest in 1 – 4 family residences.
Construction
Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews and financial analysis of the developers and property owners. Construction loans are generally based on estimates

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note E — Loans (continued)
of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Corporation until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.
Consumer
Consumer personal loans are secured by consumer personal assets, such as automobiles or recreational vehicles. Some consumer personal loans are unsecured, such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
The following table presents the balance in the allowance for loan losses and the recorded investment in loans based on the impairment method as of December 31, 2020:
(in thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Construction real estate	Consumer	Total
Allowance for loan losses
Balance, beginning of year	$940	$3,875	$1,220	$1,310	$46	$7,391
Charge-offs	(168)	—	(84)	(74)	(7)	(333)
Recoveries	168	2	1	1	3	175
Provision	680	388	269	154	29	1,520
Balance, end of year	$1,620	$4,265	$1,406	$1,391	$71	$8,753
Ending allowance balance attributable to loans
Individually evaluated for impairment	$271	$195	$—	$—	$—	$466
Collectively evaluated for impairment	1,349	4,070	1,406	1,391	71	8,287
Total ending allowance balance	$1,620	$4,265	$1,406	$1,391	$71	$8,753
Loans
Individually evaluated for impairment	$3,790	$1,952	$570	$—	$15	$6,327
Collectively evaluated for impairment	138,809	298,226	166,757	92,563	5,237	701,592
Total ending loan balance	$142,599	$300,178	$167,327	$92,563	$5,252	$707,919

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note E — Loans (continued)
The following table presents the balance in the allowance for loan losses and the recorded investment in loans based on the impairment method as of December 31, 2019:
(in thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Construction real estate	Consumer	Total
Allowance for loan losses
Balance, beginning of year	$894	$3,524	$1,308	$1,046	$77	$6,849
Charge-offs	(84)	(3)	(31)	—	(25)	(143)
Recoveries	26	49	—	1	9	85
Provision	104	305	(57)	263	(15)	600
Balance, end of year	$940	$3,875	$1,220	$1,310	$46	$7,391
Ending allowance balance attributable to loans
Individually evaluated for impairment	$—	$187	$17	$—	$—	$204
Collectively evaluated for impairment	940	3,688	1,203	1,310	46	7,187
Total ending allowance balance	$940	$3,875	$1,220	$1,310	$46	$7,391
Loans
Individually evaluated for impairment	$32	$7,707	$539	$—	$26	$8,304
Collectively evaluated for impairment	89,809	309,393	157,247	91,378	4,722	652,549
Total ending loan balance	$89,841	$317,100	$157,786	$91,378	$4,748	$660,853
Impaired Loans
A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310-10-35-16), when based on current information and events, it is probable the Corporation will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note E — Loans (continued)
The following table presents information related to impaired loans as of and for the year ended December 31, 2020:
(in thousands)	Recorded investment	Unpaid principal balance	Allowance for loan losses allocated	Average balance of impaired loans	Interest income recognized
With no related allowance recorded
Commercial and industrial	$3,519	$4,001	$—	$3,557	$144
Real estate
Commercial	203	1,152	—	212	12
Residential	570	801	—	541	7
Construction	—	864	—	—	—
Consumer	15	71	—	13	—
With an allowance recorded
Commercial and industrial	271	302	271	635	—
Real estate
Commercial	1,749	1,953	195	1,778	—
Residential	—	—	—	—	—
Construction	—	—	—	—	—
Consumer	—	—	—	—	—
Total	$6,327	$9,144	$466	$6,736	$163
The following table presents information related to impaired loans as of and for the year ended December 31, 2019:
(in thousands)	Recorded investment	Unpaid principal balance	Allowance for loan losses allocated	Average balance of impaired loans	Interest income recognized
With no related allowance recorded
Commercial and industrial	$32	$516	$—	$70	$2
Real estate
Commercial	5,903	6,887	—	5,983	159
Residential	523	711	—	554	6
Construction	—	865	—	—	—
Consumer	26	88	—	32	—
With an allowance recorded
Commercial and industrial	—	—	—	—	—
Real estate
Commercial	1,803	1,803	187	1,877	—
Residential	17	17	17	17	—
Construction	—	—	—	—	—
Consumer	—	—	—	—	—
Total	$8,304	$10,887	$204	$8,533	$167

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note E — Loans (continued)
Non-accrual Loans
The following table presents the recorded investment in non-accrual and loans past due 90 days and still on accrual by class of loan as of:
(in thousands)	December 31,
	2020		2019
	Nonaccrual	Loans past due 90 days and over still accruing	Nonaccrual	Loans past due 90 days and over still accruing
Commercial and industrial	$282	$121	$20	$250
Real estate
Commercial	1,754	—	3,916	1,142
Residential	423	280	406	240
Construction	—	—	—	—
Consumer	15	—	26	7
Total	$2,474	$401	$4,368	$1,639
Interest income that would have been recorded if non-accrual loans were on a current basis in accordance with their original terms was $215,000 and $183,000 in 2020 and 2019, respectively.
Past Due Loans
The following table presents the aging of the recorded investment in past due loans by class as of December 31, 2020:
(in thousands)	30 – 59 Days past due	60 – 89 days past due	90 Days and over past due	Current	Total
Commercial and industrial	$1	$—	$392	$142,206	$142,599
Real estate
Commercial	12	69	1,749	298,348	300,178
Residential	1,258	286	408	165,375	167,327
Construction	—	95	—	92,468	92,563
Consumer	46	2	15	5,189	5,252
Total	$1,317	$452	$2,564	$703,586	$707,919

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note E — Loans (continued)
The following table presents the aging of the recorded investment in past due loans by class as of December 31, 2019:
(in thousands)	30 – 59 Days past due	60 – 89 days past due	90 Days and over past due	Current	Total
Commercial and industrial	$166	$40	$256	$89,379	$89,841
Real estate
Commercial	3,298	247	5,042	308,513	317,100
Residential	1,292	161	285	156,048	157,786
Construction	116	147	—	91,115	91,378
Consumer	36	7	18	4,687	4,748
Total	$4,908	$602	$5,601	$649,742	$660,853
Troubled Debt Restructured Loans
Restructured loans totaled $3,831,000 and $4,065,000 at December 31, 2020 and 2019, respectively. The Corporation offers a variety of modifications to borrowers that can generally be described in the following categories:
•
Rate Modification — A modification in which the interest rate is changed.

•
Term Modification — A modification in which the maturity date, timing of payments, or frequency of payments is changed.

•
Interest Only Modification — A modification in which the loan is converted to interest only payments for a period of time.

•
Payment Modification — A modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

•
Combination Modification — Any other type of modification, including the use of multiple categories above.

No new loans were restructured during 2020 or 2019.
Loans by Risk Category
The Corporation categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Loans are analyzed individually by classifying the loans as to credit risk. This analysis includes loans with an outstanding balance greater than $250,000, with the exception of loans classified as consumer loans or loans secured primarily by owner occupied 1-4 family residential properties for which a loan grade will not be required regardless of loan amount. The following definitions are used for risk ratings:
•
Special Mention:   Loans classified as special mention do not have all of the characteristics of substandard or doubtful loans. They have one or more deficiencies which warrant special attention and which corrective action, such as accelerated collection practices, may remedy.

•
Substandard:   Loans classified as substandard are those loans with clear and defined weaknesses such as a highly leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition which may jeopardize the repayment of the debt as contractually agreed. They are characterized by the distinct possibility that we will sustain some losses if the deficiencies are not corrected.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note E — Loans (continued)
•
Doubtful:   Loans classified as doubtful are those loans which have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable.

•
Loss:   Loans classified as loss are considered to be non-collectible and of such little value that the continuance as bankable assets is not warranted. This does not mean the loan has absolutely no recovery value, but rather it is neither practical nor desirable to defer writing off the loan, even though partial recovery may be obtained in the future. Losses are taken in the period in which they surface as uncollectible.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. As of December 31, 2020, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:
(in thousands)	Pass	Special mention	Substandard	Doubtful	Loss	Total
Commercial and industrial	$137,628	$4,629	$342	$—	$—	$142,599
Real estate
Commercial	290,042	7,034	3,102	—	—	300,178
Residential	166,176	66	1,085	—	—	167,327
Construction	92,563	—	—	—	—	92,563
Consumer	5,200	34	18	—	—	5,252
Total	$691,609	$11,763	$4,547	$—	$—	$707,919
The risk category of loans by class of loans was as follows at December 31, 2019:
(in thousands)	Pass	Special mention	Substandard	Doubtful	Loss	Total
Commercial and industrial	$88,356	$682	$803	$—	$—	$89,841
Real estate
Commercial	302,493	9,439	5,168	—	—	317,100
Residential	156,662	201	923	—	—	157,786
Construction	91,378	—	—	—	—	91,378
Consumer	4,717	4	27	—	—	4,748
Total	$643,606	$10,326	$6,921	$—	$—	$660,853
Related Party Loans
Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note E — Loans (continued)
credit risk or present other favorable features. Loans to directors, executive officers, significant stockholders and their affiliates are presented in the following table:
	December 31,
	2020	2019
	(in thousands)
Balance, beginning of year	$387	$697
New loans and advances	273	242
Director/Officer Retirements	—	(382)
Repayments	(268)	(170)
Balance, end of year	$392	$387
Unused lines of credit	$500	$570
Note F — Premises and Equipment
Components of premises and equipment for the years ended December 31, 2020 and 2019 were as follows:
	2020	2019
	(in thousands)
Land and premises	$30,632	$26,371
Furniture and equipment	13,530	14,274
Total premises and equipment	44,162	40,645
Less: accumulated depreciation	(19,149)	(18,190)
Premises and equipment, net	$25,013	$22,455
Note G — Other Assets
A summary of the major components of other assets as of December 31, 2020 and 2019 is as follows:
	2020	2019
	(in thousands)
Investment in Citizens Union Bank Capital Trust I & II	$600	$600
FHLB lender risk account receivable	3,111	2,723
Investment in Limited Liability Partnerships	1,000	—
Other	2,424	854
Other assets	$7,135	$4,177

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note H — Deposits
The components of deposits for the years ended December 31, 2020 and 2019 were as follows:
	2020	2019
	(in thousands)
Demand (non-interest bearing)	$206,747	$134,421
Demand (interest bearing)	308,779	233,060
Savings deposits	104,056	77,637
Time deposits, $250,000 and over	112,787	110,043
Other time deposits	110,551	119,927
Total deposits	$842,920	$675,088
At December 31, 2020, the scheduled maturities of all-time deposits were as follows:
Year ended December 31,	Amount
(in thousands)
2021	$137,650
2022	60,501
2020	13,302
2021	7,153
2022	2,189
Thereafter	2,543
Total time deposits	$223,338
Included in time deposits at December 31, 2020 and 2019 were $11,855,000 and $8,187,000 respectively, of deposits which were obtained through the Certificate of Deposit Account Registry Service (“CDARS”). Included in demand deposits at December 31, 2020 and 2019 were $79,366,000 and $60,527,000 respectively, of deposits that were obtained through the Insured Cash Sweep program (“ICS”). The CDARS and ICS services allows deposit customers to maintain fully insured balances in excess of the $250,000 FDIC insurance limit without the inconvenience of having multi-banking relationships. Under the reciprocal program that the Corporation is currently participating in, customers agree to allow the Corporation to place their deposits with other participating banks in the CDARS program in insurable amounts under $250,000. In exchange, other banks in the program agree to place their deposits with the Corporation also in insurable amounts under $250,000.
The Corporation held related party deposits of approximately $8,395,000 and $6,274,000 at December 31, 2020 and 2019, respectively.
Note I — Repurchase Agreements
Securities sold under agreements to repurchase consist of obligations of the Corporation to other parties. The obligations are secured by Corporation investments and such collateral is held by the Corporation. The maximum amount of outstanding agreements at any month end during 2020 and 2019 totaled $7,263,000 and $5,042,000 respectively, and the monthly average of such agreements totaled $4,058,000 and $3,405,000 for 2020 and 2019, respectively. The agreements at December 31, 2020 mature within 5 years.
Note J — Borrowings
The Corporation is a member of the FHLB of Cincinnati and, accordingly, is eligible to borrow from the FHLB. The Federal Home Loan Bank advances are collateralized by specific securities, cash on deposit

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note J — Borrowings (continued)
at the FHLB, FHLB stock and by a blanket pledge of qualifying real estate loans. The aggregate balances in these mortgages must equal a predetermined percentage of the outstanding advances (not less than 129% for 1 – 4 family loans and not less than 120% for commercial real estate loans).
Range of rates	Weighted average maturity (yrs)	Weighted average rate	December 31,
			2020	2019
			(in thousands)
0%	4.15	0.00%	$1,056	$2,068
1% – 2%	4.99	1.32%	21,762	13,858
2% – 3%	4.30	2.34%	17,847	36,066
3% – 4%	0.00	0.00%	—	514
4% – 5%	4.50	4.59%	111	189
Over 5%	5.25	5.19%	2,981	3,105
Total advances from Federal Home Loan Bank			$43,757	$55,800
Maturities of FHLB advances over the next five years at December 31, 2020 are as follows:
Year ended December 31,	Amount
(in thousands)
2021	$—
2022	5,000
2023	2,194
2024	14,545
2025	6,190
Thereafter	15,828
Total scheduled maturities of FHLB advances	$43,757
The Corporation has an agreement with the Federal Reserve Bank that permits the Corporation to borrow up to $20,311,000 at December 31, 2020. The Corporation has pledged certain loans totaling $30,959,000 to secure any borrowings. The Corporation had no borrowings outstanding from the Federal Reserve Bank at December 31, 2020.
Note K — Subordinated Debentures
On October 15, 2004, a trust formed by the Corporation, CUB Capital Trust I (“Trust I”), issued $10 million of Floating Rate Capital Securities (Trust Preferred Securities). On August 19, 2005, a trust formed by the Corporation, CUB Capital Trust II (“Trust II”) (collectively the “Trusts”), issued $10 million of Floating Rate Capital Securities (“Trust Preferred Securities”). The proceeds of the offerings were loaned by the Trusts to the Corporation in exchange for subordinated debentures with terms that are identical to the Trust Preferred Securities. The subordinated debentures are the sole assets of the Trusts. The Trusts will make distributions to the holders of the Trust Preferred Securities if the Trusts have available funds to make such distribution. Distributions on the Trust Preferred Securities are payable quarterly in arrears at the annual rate (adjusted quarterly) of three-month LIBOR plus 2.0% (2.25%) for Trust I, and three-month LIBOR plus 1.5% (1.75%) for Trust II at December 31, 2020 and are included in interest expense.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note K — Subordinated Debentures (continued)
The subordinated debentures, which mature October 15, 2034 for Trust I and October 7, 2035 for Trust II, are redeemable after 5 years in whole or in part at their par amount plus accrued interest. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust debenture. The Trust Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the subordinated debentures. The Subordinated Debentures are considered as Tier I capital for the Corporation under current regulatory guidelines.
Note L — Leases
The Corporation has several non-cancellable operating leases, primarily for branch facilities, that expire over the next 10 years. These leases generally contain renewal options for five-year periods. The expense associated with these leases is reported as a component of the occupancy and equipment expense on the Consolidated Statements of Operations. Rental expense for these leases was $380,000 and $240,000 for the years ended December 31, 2020 and 2019, respectively. These expenses are reported in the Consolidated Statement of Income, under non-interest expense, as a component of occupancy and equipment expense.
At December 31, 2020, the future minimum lease payments under operating lease obligations are as follows:
Year ended December 31,	Operating leases
(in thousands)
2021	$156
2022	81
2023	66
2024	33
Future minimum lease payments	$336
Note M — Employee Benefit Plans
Employee Stock Ownership Plan with 401(k)
The Corporation maintains an Employee Stock Ownership Plan with 401(k) provisions (“KSOP”). The Plan covers substantially all full-time employees who meet the age and service requirements. The Corporation makes a discretionary matching contribution based upon the consolidated performance as compared to the budget. The corresponding matching contribution is within a range of 50% to 100% of the employee contributions up to 5% of eligible employee earnings and may voluntarily contribute a percentage of eligible employee earnings, which is invested into the Corporation’s stock. Employee contributions are voluntary and may be directed by the employee into various mutual funds or the Corporation’s stock. Employee contributions vest immediately, while the Corporation’s contributions vest over 5 years. The Corporation recognized expenses of approximately $240,000 and $321,000 for the twelve months ended December 31, 2020 and 2019, respectively. These expenses are reported on the statement of income, under non-interest expense, as a component of salaries and employee benefits.
For non-public companies, government regulations require an employer with a KSOP to provide a put option to the plan’s participants for the repurchase of their investments in the Corporation’s stock at fair value. This regulation was enacted to provide a ready market for the participant when a market may not otherwise readily exist. The KSOP held 359,849 and 350,651 shares of the Corporation’s stock at December 31, 2020 and 2019, respectively. The estimated value of the stock was $9,715,923 and $8,766,275 as of December 31, 2020 and 2019 based on the most recent appraisal.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note M — Employee Benefit Plans (continued)
Deferred Compensation Plan
On July 10, 2014, the Corporation entered into deferred compensation agreements with certain executive employees (participants), with an effective date of July 1, 2014. The Corporation’s obligations for the plan are administered under the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is also intended to be an unfunded top-hat plan under ERISA maintained primarily for the purpose of providing deferred compensation to a highly compensated employee. Accordingly, the rights of the participants are as an unsecured general creditor of the Bank.
Participants vest annually in pro-rata amounts as stipulated in each participant’s deferred compensation agreement. At December 31, 2020, participants were approximately 71% vested. All participants will be fully vested as of January 1, 2029. Payments on the agreements commence in the month following the participant’s earliest expected retirement date, subject to adjustment if the participant’s employment terminates before or after the participant’s earliest expected retirement date. In the event the participant delays retirement past the expected retirement date, the monthly amount of the deferred compensation payment to be made at termination will increase at the rate of 4% annually.
The original face value of the deferred compensation agreements was approximately $3,631,000. As of December 31, 2020 and 2019, the accrued value of the deferred compensation agreements is approximately $2,136,000 and $1,827,000, respectively. Deferred compensation is reported on the balance sheet as part of other liabilities.
Director and Executive Deferred Compensation Plan
Directors have deferred some of their fees for future payment, including interest. Several executives of the Bank were able to defer compensation into a deferred compensation plan until they became eligible to participate in the Bank’s retirement plans. In 2020 the Corporation terminated and paid out all deferred director compensation, which amounted to $1,933,000. In addition, the Bank, due to an update in the executive deferred compensation agreements was required to partially terminate part of the deferred executive compensation resulting in a payout of $92,000 for the year ended December 31, 2020. The amount accrued for deferred compensation included in other liabilities was $870,000 and $2,641,000 as of December 31, 2020 and 2019, respectively. Amounts expensed under the plans were $54,000 and $130,000 for the years ended December 31, 2020 and 2019, respectively. The expense is included in other expenses on the Consolidated Statements of Income.
Executive Deferred Bonus Agreement
On January 1, 2017 the Corporation entered into deferred bonus agreements with certain executive employees (participants). The Corporation’s obligations for the plan are administered under the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is also intended to be an unfunded top-hat plan under ERISA maintained primarily for the purpose of providing deferred compensation to a highly compensated employee. Accordingly, the rights of the participants are as an unsecured general creditor of the Bank.
Participants vest annually in pro-rata amounts as stipulated in each participant’s deferred bonus agreement through age 65. At December 31, 2020, participants were 50% vested. All participants will be fully vested as of January 24, 2025. Payments will be made to participants in a lump sum upon reaching age 65. In the event the participant delays retirement past age 65 the deferred bonus amount will increase using a formula defined in each participant’s deferred bonus agreement. As of December 31, 2020 and 2019, the accrued value of the deferred bonus agreements is approximately $202,000 and $138,000, respectively.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note N — Income Taxes
Income tax expense for the years ended December 31, 2020 and 2019 are presented below:
	2020	2019
	(in thousands)
Taxes currently payable	$550	$540
Change in valuation allowance	(87)	(776)
Benefit of net operating loss carryforward	(88)	(25)
Deferred income taxes – Federal	2,203	1,621
Deferred income taxes – State	(97)	25
Income tax expense	$2,481	$1,385
A reconciliation of income tax expense at the statutory rate to the Corporation’s actual income tax expense is shown below:
	2020	2019
	(in thousands)
Federal statutory income tax at 21%	$2,517	$2,270
Increase (decrease) resulting from Effect of state tax law change	(97)	25
Tax exempt income, net	(113)	(123)
Nondeductible expenses	15	28
Change in valuation allowance	(87)	(776)
Other	246	(39)
Income tax expense	$2,481	$1,385
Deferred income taxes in the accompanying consolidated balance sheets include the following amounts of deferred tax assets and liabilities:
	2020	2019
	(in thousands)
Deferred tax assets
Allowance for loan losses	$2,183	$1,844
Deferred compensation	656	1,002
Nonaccrual loan interest	45	99
OREO write-downs	175	146
Capital loss carryforward	27	27
General business tax credits	1,693	3,472
Net operating loss carryforward	907	819
Unrealized loss on available-for-sale securities	—	1
Other	214	236
Total deferred tax assets	$5,900	$7,646

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note N — Income Taxes (continued)
	2020	2019
	(in thousands)
Deferred tax liabilities
FHLB stock dividends	$988	$988
Low income housing partnerships	178	154
Depreciation	945	965
Deferred loan fees	62	257
FHLB lender risk account receivable	776	670
Unrealized gain on available-for-sale securities	292	—
Purchase accounting adjustments	26	—
Other	332	—
Total deferred tax liabilities	3,599	3,034
Valuation allowance	27	114
Net deferred tax assets	$2,274	$4,498
In March 2019, the Kentucky legislature passed HB354 requiring financial institutions to transition from a capital-based franchise tax to the Kentucky corporate income tax beginning in 2021. Historically, the franchise tax, a component of non-interest expenses, was assessed at 1.1% of net capital. The Kentucky corporate income tax will be assessed at 5% of Kentucky taxable income and will be included as a component of current and deferred state income tax expense. Associated with this change, during 2019, the Company established a Kentucky state deferred tax asset related to existing temporary differences estimated to reverse after the effective date of the law change.
In April 2019, the Kentucky legislature passed HB458 allowing entities filing a combined Kentucky income tax return to share certain tax attributes, including net operating loss carryforwards. The combined filing, beginning in 2021, will allow the Bancorp’s net operating loss carryforwards to offset taxable income generated by the Bank and reduce the Company’s tax liability. The Company recorded a corresponding state tax benefit, net of federal impact, of $709,000 in 2019. During 2020, the Company adjusted the deferred balances related to Kentucky. This resulted in the Company recording a corresponding state tax benefit, net of federal impact of $208,000 in 2020. This amount represents the total expected Kentucky deferred tax assets, including net operating loss carryforwards.
A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. In assessing the need for a valuation allowance, management considers the positive and negative evidence. Based on the evaluation of the evidence available and expected future conditions, and the reversal of deferred tax asset balances in the current period, the Corporation reversed $87,000 and $776,000 of the deferred tax valuation allowance during 2020 and 2019 respectively. Of this amount, $17,000 was related to KY NOLs that expired during 2020 and $699,000 was related to the KY legislative change occurring in 2019. The deferred tax asset of $2,274,000, net of the valuation allowance, is considered more likely than not to be realizable.
At December 31, 2020, the Company had an Indiana net operating loss carryforward of approximately $1.63 million. These net operating loss carryforwards begin to expire in 2030. These losses are expected to be utilized prior to expiration and all other deferred tax assets are more likely than not to be realized, therefore, the Corporation reversed $70,000 of deferred tax valuation allowance on all Indiana deferred tax assets during 2020.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note N — Income Taxes (continued)
At December 31, 2020, the Company had a Kentucky net operating loss carryforward of approximately $21.4 million. These net operating loss carryforwards begin to expire in 2021. The losses are expected to be utilized when the Company begins filing a combined Kentucky income tax return with the Bank.
At December 31, 2020, the Corporation had general business tax credit carryforwards of $1.7 million. The general business credit carryforwards begin to expire in 2029.
The Corporation files a consolidated U.S. federal income tax return and the Corporation files in Kentucky and Indiana. These returns are subject to examination by taxing authorities for all years after 2016.
The Corporation does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.
No interest or penalties were recorded or accrued as of December 31, 2020.
Note O — Commitments and Contingencies
Commitments to Extend Credit and Standby Letters of Credit
In the normal course of business, the Banks have outstanding commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Corporation uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheets. A summary of significant commitments to extend credit for the years ended December 31, 2020 and 2019 follows:
	2020	2019
	(in thousands)
Commitments to make loans	$153,622	$140,734
Letters of credit	12,569	10,961
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.
The Corporation has not been required to perform on any financial guarantees during the past two years. The Corporation has not incurred any losses on its commitments for the years ended December 31, 2020 or 2019.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note O — Commitments and Contingencies (continued)
Mortgage Banking Activities
The Corporation enters into agreements to sell residential mortgage loans in the normal course of business. These agreements usually require certain representations concerning credit information, loan documentation, collateral and insurability. Investors may request the Corporation to indemnify them against losses on certain loans or to repurchase loans which the investors believe do not comply with applicable representations.
The Corporation utilizes both mandatory delivery and best efforts contracts when originating mortgage loans to be sold to investors. A best efforts contract refers to a loan sales agreement in which an institution commits to deliver an individual mortgage loan of a specified principal amount and quality to an investor if the loan to the underlying borrower closes. The Corporation’s mortgage loans held-for-sale of $7,779,000 and $3,779,000 at December 31, 2020 and 2019, respectively, represent best efforts and mandatory delivery contracts on closed mortgage loans that have a commitment to be sold to investors. Mandatory delivery contracts were none and best efforts contracts totaled $7,779,000 at December 31, 2020.
The Corporation had recourse commitments on loans sold to investors of approximately $6,063,000 and $7,060,000 at December 31, 2020 and 2019, respectively. Recourse provisions generally expire within six months from the date of transfer.
The Corporation sells loans in transactions with the FHLB of Cincinnati under a mandatory delivery contract that provide for establishment of a Lender Risk Account (“LRA”), which represents a recourse obligation for absorbing potential losses on loans sold and an asset to the Corporation. The funds withheld by the FHLB to settle recourse obligations totaled $4,219,000 and $3,920,000 at December 31, 2020 and 2019, respectively. In the event that the estimated losses are not realized within the portfolio, the LRA agreements provide for repayment of these funds to the Corporation in either six annual installments beginning five years after the sale date or in 26 annual installments beginning five years after the sale date. The Corporation recognized income related to the LRA of approximately $781,000 and $287,000 for the years ending December 31, 2020 and 2019, respectively. This income is reported in the consolidated statement of income, under non-interest income as a component of gain on sales of mortgage loans held-for-sale.
Litigation
The Corporation is subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Corporation.
Note P — Restrictions on Retained Earnings
The principal source of income and funds for the Bancorp are dividends from the subsidiaries. The Banks, as state banks, are subject to the dividend restrictions set forth by the Kentucky Revised Statutes. Under such restrictions, the Banks may not, without the prior approval of the regulatory bodies, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior two years. At January 1, 2021, Citizens Union Bank had no retained earnings available for the payment of dividends.
Note Q — Risks and Uncertainties
During 2020, the outbreak of the novel coronavirus disease 2019 (“COVID-19”) was declared a United States and global pandemic. The Bank’s operations have not been significantly impacted by the outbreak of COVID-19. Since the situation surrounding the pandemic is on-going, the Bank’s operations could ultimately be adversely impacted by the outbreak of COVID-19. The duration, nature, and extent of the

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note Q — Risks and Uncertainties (continued)
ultimate direct or indirect impact on the Corporation’s financial condition, liquidity, and/or future results of operations, if any, cannot be reasonably estimated at this time.
Note R — Regulatory Matters
Banks and bank holding companies are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on a bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of a bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. A bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. However, under certain regulatory actions and agreements, regulating agencies may set forth capital requirements that are significantly higher than those defined in the prompt corrective action regulations.
In 2020, the Company elected to adopt regulatory capital simplification rules permitting a community bank organization to utilize one measure of regulatory capital, the community bank leverage ratio (also known as the “CBLR”), to determine regulatory capital adequacy. The community bank leverage ratio requires a higher amount of Tier 1 capital to average assets than the standard leverage ratio to be considered well capitalized. However, meeting this higher standard eliminates the need to compute and monitor the Tier 1 risk-based capital ratio, the Common Equity Tier 1 risk-based capital ratio and the total risk-based capital ratio as well as maintain the 2.50% regulatory capital buffer necessary to avoid limitations on equity distributions and discretionary bonus payments. Other criteria required to be able to utilize the CBLR as the sole measure of capital adequacy include 1.) total assets less than $10.0 billion, 2.) trading assets and liabilities equal to less than 5.0% of total assets and 3.) off-balance sheet exposures, such as the unused portion of conditionally cancellable lines of credit, equal to less than 25% of total assets. Citizens Union Bancorp of Shelbyville, Inc its subsidiary bank meet all three of these criteria and have elected to utilize the CBLR as their measure of regulatory capital adequacy.
In August 2020, the FDIC Financial Institution Letter 82-2020 adopted, with no changes, OCC Bulletin 2020-89, Regulatory Capital Rule: Temporary Changes to and Transition for The Community Bank Leverage Ratio Framework, which adopted two interim final rules that temporarily lowers the required leverage ratio from 9% to 8%, to be considered well capitalized, effective the second quarter of 2020. It establishes a minimum CBLR of 8% for the second through fourth quarters of 2020, 8.5% for 2021, and 9% thereafter, and maintains a two-quarter grace period for qualifying community banking organizations whose leverage ratios fall no more than 100 basis points below the applicable CBLR requirement.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note R — Regulatory Matters (continued)
The following table represents the Corporation’s actual and required capital ratios at December 31, 2020 and 2019 under the prompt corrective action regulations. The Bank meets and or exceeds established well capitalized thresholds for both years presented and under the guidance being followed for 2020 and 2019.
(in thousands)	Actual			For capital adequacy purposes				To be well capitalized under prompt corrective action provision
	Amount	Ratio		Amount		Ratio		Amount		Ratio
As of December 31, 2020
Tier I capital
(to average assets)
– Consolidated	$115,609	12.9%	>	$82,485	>	8.0%	>	$82,485	>	8.0%
– CUB	107,833	11.2%	>	81,052	>	8.0%	>	81,052	>	8.0%
As of December 31, 2019
Tier I capital
(to average assets)
– Consolidated	$108,870	12.9%	>	$33,722	>	4.0%	>	$38,007	>	5.0%
– CUB	95,051	11.2%	>	33,932	>	4.0%	>	38,086	>	5.0%
Note S — Stock Options
The Corporation’s 2010 Employee Share Option Plan (the “Plan”), which is shareholder approved, permits the grant of share options to its employees for up to 125,000 shares of common stock. The Corporation believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Corporation stock at the date of grant; those option awards generally vest based on 5 years of continuous service and have 10-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan).
The Corporation’s 2017 Employee Share Option Plan (“2017 Plan”), which is shareholder approved, permits the grant of share options to its employees for up to 100,000 shares of common stock. The Corporation believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Corporation stock at the date of grant; those option awards generally vest based on 5 years of continuous service and have 10-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the 2017 Plan).

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note S — Stock Options (continued)
A summary of the Corporation’s stock options and changes during the years presented is as follows:
	Year ended December 31,
	2020	2019
Number of shares
Outstanding at beginning of year	43,500	97,550
Granted	15,000	17,250
Exercised	(7,481)	(71,300)
Forfeited	(2,683)	—
Outstanding at end of year	48,336	43,500
Options exercisable at end of year	15,860	15,853
Weighted average exercise price
Outstanding at beginning of year	$20.02	$11.51
Granted	27.00	25.00
Exercised	12.61	9.59
Forfeited	22.84	—
Outstanding at end of year	23.17	20.02
Exercisable at end of year	19.53	15.44
Weighted average remaining contractual term (in years)
Outstanding at end of year	8.38	7.71
Exercisable at end of year	6.92	5.29
For the years ended December 31, 2020 and 2019, the Corporation recognized compensation costs of approximately $14,000 and $28,000, respectively. The Corporation also recorded deferred tax expense as of December 31, 2020 and 2019 of approximately $25,000 and $6,000, respectively.
At December 31, 2020 and 2019, unrecognized compensation expense related to nonvested stock options was approximately $58,457 and $49,756 respectively and is expected to be realized over the vesting period of the options.
Note T — Fair Value Measurements
FASB ASC 820, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
In accordance with ASC 820, the Corporation groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. The hierarchy is based on whether the valuation inputs are observable or unobservable and requires the Corporation to maximize the use of observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Each fair value measurement is placed into the proper level based on the lowest level of significant input.
These levels are:
•
Level 1:
Valuation is based upon quoted prices for identical instruments in active markets.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note T — Fair Value Measurements (continued)
•
Level 2:
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•
Level 3:
Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect management’s own estimates of assumptions that market participants would use in pricing the instrument.

Fair Value on a Recurring Basis
The table below presents certain of the Corporation’s assets (investment securities available-for-sale) that are required to be measured at fair value on a recurring basis. All of these assets are considered Level 2 under the FASB ASC 820 fair value hierarchy.
	December 31,
	2020	2019
	(in thousands)
Investment securities available-for-sale
U.S. Government and agency securities	$12,779	$12,558
Mortgage-backed securities	44,164	33,799
State and municipal securities	25,208	14,721
Corporate bonds	2,687	—
Total investment securities available-for-sale	$84,838	$61,078
The fair value of the investment securities available-for-sale is determined by various methodologies. Where quoted market prices are available in an active market, securities are classified within Level 1. If quoted market prices are not available, fair values are estimated by using pricing models or quoted market prices for similar or identical assets (Level 2). Where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.
Fair Value on a Nonrecurring Basis
Certain assets and liabilities are measured at fair value on a nonrecurring basis. These instruments are not measured on an ongoing basis but are subject to fair value adjustments in certain circumstances. The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis during the period. All of these assets are considered Level 3 under the FASB ASC 820 fair value hierarchy.
	2020	2019
	(in thousands)
Impaired loans	$5,861	$8,100
Other real estate owned	1,276	907
Impaired loans — For impaired loans that are collateral dependent, the fair value of the loan is based on fair value of the collateral. The fair value of impaired loans that are not collateral dependent is determined based on the expected future cash flows from the loan.
Other real estate owned — The fair value of other real estate owned is the fair value less estimated costs to sell. Fair value is determined on the basis of current appraisals or comparable sales.

Citizens Union Bancorp of Shelbyville, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Years Ended December 31, 2020 and 2019
Note T — Fair Value Measurements (continued)
There were no transfers of assets between the fair value hierarchy Levels 1, 2 or 3 during the years ended December 31, 2020 and 2019.
Note U — Acquisition
In October of 2019 Citizens Union Bancorp entered into an Agreement and Plan of Merger with and Owenton Bancorp, Inc to acquire certain assets and liabilities for approximately $10,570,000. The acquisition was completed on April 3, 2020.
As of April 3, 2020	Amount
(in thousands)
Assets
Cash	$6,329
Securities	7,364
Loans	36,683
Other assets	1,914
$52,290
Liabitilies and Equity
Deposits	$44,022
Other liabiliteis	128
Equity	8,140
$52,290
The Bank merged the assets and liabilities as noted above into Citizens Union Bank. As part of the acquisition / merger the Bank recorded goodwill in the amount of $2,254,000.

Annex A
AGREEMENT AND PLAN OF REORGANIZATION
by and among
CITIZENS UNION BANCORP OF SHELBYVILLE, INC.,
a Kentucky corporation,
CITIZENS UNION BANK OF SHELBYVILLE, INC.,
a Kentucky bank,
GERMAN AMERICAN BANCORP, INC.,
an Indiana corporation,
and
GERMAN AMERICAN BANK,
an Indiana bank
September 20, 2021

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made as of September 20, 2021, by and among CITIZENS UNION BANCORP OF SHELBYVILLE, INC., a Kentucky corporation (“CUB”), CITIZENS UNION BANK OF SHELBYVILLE, INC., a Kentucky bank (“Citizens Union”), GERMAN AMERICAN BANCORP, INC., an Indiana corporation (“GABC”), and GERMAN AMERICAN BANK, an Indiana bank (“German American”).
Recitals
A.   CUB is a corporation duly organized and existing under the Kentucky Business Corporation Act (“KBCA”) that is duly registered with the Board of Governors of the Federal Reserve System (“FRB”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). CUB owns all of the outstanding capital stock of Citizens Union, which is duly organized and existing as a bank under the Kentucky Financial Services Code (“KFSC”) and operates fifteen (15) banking offices in eight (8) counties in Kentucky (namely Shelby, Jefferson, Bullitt, Gallatin, Hardin, Oldham, Owen and Spencer). CUB Investments, Inc., a Kentucky corporation (“CUB Investments”), is a wholly-owned subsidiary of CUB. CUB Title Company LLC (“CUB Title”), CUB St. Denis, LLC (“St. Denis”) and SM 2013, LLC (“Sammy’s”) are each a Kentucky limited liability company and wholly-owned by Citizens Union. Citizens Union also holds a fifty percent (50%) interest in EQP 2011, LLC, a Kentucky limited liability company (“Equestrian Park”). CUB Investments holds a forty percent (40%) interest in Roberts and Smith, LLC, a Kentucky limited liability company (“R&S”). Citizens Union, CUB Investments, CUB Title, St. Denis, Sammy’s, Equestrian Park and R&S are sometimes referred to as the “Subsidiaries” herein. All of the common securities of each of CUB Capital Trust I, a Delaware statutory business trust (“CUB Capital I”), and CUB Capital Trust II, a Delaware statutory business trust (“CUB Capital II” and together with CUB Capital I, the “Trusts”), are held by CUB.
B.   GABC is a corporation duly organized and existing under Indiana Business Corporation Law (“IBCL”) that is duly registered with the FRB as a bank holding company under the BHC Act. GABC owns all of the outstanding capital stock of German American, which is duly organized as a bank under the Indiana Financial Institutions Act (“IFIA”) and operates sixty-eight (68) banking offices in nineteen (19) counties in Indiana and eight (8) counties in Kentucky.
C.   The parties desire to effect transactions whereby, in consideration of the payment of cash and the issuance of shares of common stock, without par value, of GABC (such shares being hereafter referred to as “GABC Common”) to the shareholders of CUB in exchange for their shares of common stock, without par value, of CUB (“CUB Common”), CUB will be merged with and into GABC and, immediately thereafter, Citizens Union will be merged with and into German American (the “Mergers”).
D.   The parties intend for the Mergers to qualify as a reorganization within the meaning of Section 368 and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and agree to cooperate and take such actions as may be reasonably necessary to assure such result.
Agreements
In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:
ARTICLE I
TERMS OF THE MERGERS & CLOSING
Section 1.01.   The Holding Company Merger.   Pursuant to the terms and provisions of this Agreement, the IBCL, the KBCA and the Plan of Merger attached hereto as Exhibit 1.01 and incorporated herein by this reference (the “Holding Company Plan of Merger”), CUB shall merge with and into GABC (the “Holding Company Merger”). CUB shall be the “Merging Corporation” in the Holding Company Merger and its corporate identity and existence, separate and apart from GABC, shall cease on consummation of the

Holding Company Merger. GABC shall be the “Surviving Corporation” in the Holding Company Merger, and its name shall not be changed pursuant to the Holding Company Merger.
Section 1.02.   Effect of the Holding Company Merger.   The Holding Company Merger shall have all the effects provided with respect to the merger of a corporation with and into an Indiana corporation under the IBCL and all the effects provided with respect to a merger of a Kentucky corporation with and into a foreign corporation under the KBCA.
Section 1.03.   The Holding Company Merger — Conversion of Shares.
(a)   At the time of filing with the Indiana Secretary of State and the Kentucky Secretary of State of appropriate Articles of Merger with respect to the Holding Company Merger, or at such later time as shall be specified by such Articles of Merger (the “Effective Time”), all of the shares of CUB Common that, immediately prior to the Effective Time, are issued and outstanding (except for “Dissenting Shares” as provided in Section 1.03(j) below) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted in accordance with subsections (b) and (c) of this Section 1.03 into the right to receive, subject to the provisions set forth in this Agreement, (i) a cash payment, and (ii) newly-issued shares of GABC Common (together, such cash and GABC Common is sometimes collectively referred to in this Agreement as the “Merger Consideration”) pursuant to this Section 1.03.
(b)   Each record holder of CUB Common (other than Dissenting Shares) immediately prior to the Effective Time shall be entitled to receive from GABC for each of such holder’s shares of CUB Common then held of record by such record holder (i) a cash payment in the amount of Thirteen and 44/100 Dollars ($13.44) or such lesser amount, but not less than zero, as may be determined by operation of subsection (c) of this Section 1.03 (the “Cash Payment”), and (ii) 0.7739 (the “Exchange Ratio”) of a newly-issued share of GABC Common. The Citizens Union Bancorp of Shelbyville, Inc. Employee Stock Ownership Trust (with 401(k) Provisions), as the record holder of shares of CUB Common held in the Citizens Union Bancorp of Shelbyville, Inc. Employee Stock Ownership Plan (with 401(k) Provisions) (the “401(k) and ESOP”), shall be entitled to receive from GABC on the business day on which the Effective Time occurs, on behalf of the beneficial owners of shares of CUB Common held therein, the Merger Consideration. The Exchange Ratio shall be subject to adjustment in accordance with the provisions of Section 1.03(i) of this Agreement.
(c)   If CUB’s Effective Time Book Value (as defined by and calculated in accordance with this subparagraph) shall be less than the Target Book Value (as defined below) (the dollar amount of such shortfall is referred to in this Agreement as the “Shortfall”), then each of (i) the Cash Payment component of the Merger Consideration, payable with respect to each share of CUB Common that is eligible to receive such Cash Payment, and (ii) the Cancellation Payment (as further described in Section 1.03(d) below), payable with respect to each share of CUB Common subject to an Option (as further described in Section 1.03(d) below), shall be reduced by a per share amount (rounded to the nearest whole cent) equal to the quotient obtained by dividing the dollar amount of the Shortfall by (x) the number of shares of CUB Common outstanding that is eligible to receive a Cash Payment, plus (y) the number of unissued shares of CUB Common subject to an Option that is eligible to receive a Cancellation Payment (the “Shortfall Adjustment”).
For purposes of this subparagraph (c), “Effective Time Book Value” shall be calculated as the estimated shareholders’ equity of CUB as of the Effective Time determined in accordance with United States generally accepted accounting principles (“GAAP”) to the reasonable satisfaction of GABC, to be delivered by CUB to GABC no later than five (5) business days prior to the Closing Date, and which shall reflect an allowance for loan and lease losses calculated in a manner consistent with Citizens Union’s historical practices. For purposes of computing, “Effective Time Book Value,” in no event shall the assumed provision for loan and lease losses be less than zero for any period after April 30, 2021. For the purposes of this subparagraph (c), “Target Book Value” shall be an amount equal to One Hundred Three Million Three Hundred Ninety-Four Thousand and 00/100 Dollars ($103,394,000.00) adjusted (1) downward by the product of Twenty-Eight Thousand and 00/100 Dollars ($28,000.00) (the “Per Diem Factor”) and the number of days the Effective Time is before January 1, 2022, or (2) upward by the product of the Per Diem Factor and the number of days the Effective Time is after January 1, 2022.
Notwithstanding the foregoing, the “Effective Time Book Value” shall reflect all after-tax accruals for all of CUB’s and Citizens Union’s fees, expenses and costs relating to the Mergers (regardless of whether

GAAP would require that such obligations be accrued as liabilities as of the Effective Time), including but not limited to those incurred by CUB or Citizens Union in negotiating the terms of the Mergers, preparing, executing and delivering this Agreement, obtaining shareholder and regulatory approvals, and closing the Mergers, retention bonuses authorized by Section 4.01(a)(vi) of this Agreement, change of control or success bonuses, if any, to officers or directors as a result of the Mergers, additional accruals required pursuant to any director deferred compensation agreements, if any, costs of taking reasonable remedial and corrective actions and measures pursuant to Section 4.05, costs to cure or remove any material defects that GABC deems unacceptable other than Standard Permitted Exceptions pursuant to Section 4.07, termination, deconversion, liquidated damage, upfront payment recapture, and other similar costs, fees and expenses, in excess of the amount set forth in clause (4) below, payable upon the termination of any contracts contemplated by such clause (4), and including fees, expenses and costs that might not be deemed earned or become payable until after the Effective Time, such as, but not limited to, investment banking fees and similar payments for services performed prior to the Effective Time that may not be deemed earned unless and until the Mergers have become effective; provided, however, that in calculating the Effective Time Book Value for purposes of this Section, none of the following will be considered: (1) gains or losses on sales of securities by CUB or Citizens Union incurred after April 30, 2021; (2) any increase in assets or decrease in liabilities resulting from the issuance or redemption of shares of capital stock or other equity interests of CUB, including, but not limited to, CUB making the Cancellation Payment set forth in subparagraph (d) below; (3) any changes to the value of CUB’s investment portfolio attributed to ASC 320, whether upward or downward from April 30, 2021 until the measurement date; (4) up to an aggregate of $3,365,000 in termination, deconversion, liquidated damage, upfront payment recapture, and other similar costs, fees and expenses payable upon the termination of any contracts (including, but not limited to, the CUB data processing and branded debit card incentive contracts) set forth on Section 2.18 of the CUB Disclosure Schedule or otherwise; (5) expenses relating to any litigation arising out of or in connection with this Agreement, the Mergers or any of the transactions contemplated hereby; and (6) severance and other payments pursuant to Section 5.05(e) of this Agreement (exclusive of any change of control payments, success bonuses or settlement payments payable to officers or directors as a result of the Mergers).
(d)   To the extent that the holders of any options to purchase CUB Common granted by CUB (“Options”) under the Citizens Union Bancorp of Shelbyville, Inc. 2010 Stock Option Plan or the Citizens Union Bancorp of Shelbyville, Inc. 2017 Stock Option Plan (the “CUB Stock Option Plan”) are then validly exercisable (except for the satisfaction of any minimum vesting requirement, and provided that CUB’s Board of Directors will accelerate vesting of any unvested options in accordance with the terms of the CUB Stock Option Plan prior to the Effective Time) by the holders thereof but have not been validly exercised on or before the Effective Time (“Cancelled Rights”), and subject to any action required by CUB’s Board of Directors and any consent required by any holder of a stock option, such Cancelled Rights (i) shall, at the Effective Time, be deemed to have been cancelled and shall no longer be deemed to represent the right to receive shares of CUB Common on any terms or conditions, and shall not be converted into the right to receive shares of GABC Common or other equity-based consideration pursuant to the Merger, and (ii) shall be deemed at all times at and after the Effective Time to represent only the right to receive, subject to compliance by the holders thereof with this Section 1.03(d), a cash payment in cancellation of the rights of the holders thereof (the “Cancellation Payment”). The Cancellation Payment for each stock option for a share of CUB Common shall be equal to an amount payable in cash equal to the sum of (i) the Cash Payment (reflecting any Shortfall Adjustment under Section 1.03(c), plus (ii) the Exchange Ratio multiplied by the volume weighted average of the trading prices of GABC Common, rounded to the nearest cent, during the ten (10) consecutive trading days ended on the trading day that is the fourth business day preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties), less (iii) the Option exercise price per share, and less (iv) any applicable withholding taxes (the “Cancellation Amount”). As a condition to its obligation to pay the Cancellation Payment to any holder of Cancelled Rights pursuant to this Section 1.03(d), GABC shall be entitled to require from each such holder an agreement, in form and substance reasonably acceptable to CUB, agreeing to accept such Cancellation Payment in complete cancellation, satisfaction and release of all claims of such holder in respect thereof (the “Cancellation Agreement”) plus the surrender of the original stock option agreement evidencing such unexercised Options (the “Cancellation Documentation”). It shall be a condition of payment of the Cancellation Payment that the Cancellation Agreement shall be properly executed and that the underlying stock option agreement that evidences the Cancelled Right shall be in proper form for cancellation and that the person requesting such Cancellation Payment shall pay to GABC any required transfer or other taxes or establish to the satisfaction of GABC that such tax has been paid or is not subject to withholding by GABC. Subject to the terms and conditions of such Cancellation Agreement, including, without limitation the prior completion of the Holding Company Merger, GABC shall be required to pay promptly the Cancellation Amount (without interest) to any such holder upon the delivery of such Cancellation Agreement and Cancellation Documentation to GABC at the principal offices of GABC in Jasper, Indiana, on any trading day after the date on which the Effective Time occurs, subject to applicable unclaimed property laws. If any holder of an Option does not consent to the treatment of his or her Options under this Section 1.03(d), his or her Options will be converted to stock options to purchase the Merger Consideration or the value thereof in accordance with the terms of the applicable CUB Stock Option Plan.
(e)   The shares of GABC Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of GABC.
(f)   No fractional shares of GABC Common shall be issued and, in lieu thereof, holders of shares of CUB Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of CUB Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share and the volume weighted average of the trading prices of GABC Common, rounded to the nearest cent, during the twenty (20) consecutive trading days ended on the trading day that is the second business day preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties).
(g)   At the Effective Time, each share of CUB Common, if any, held in the treasury of CUB or by any direct or indirect subsidiary of CUB (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(h)   At the Effective Time, all of the outstanding shares of CUB Common, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of CUB Common (“Certificates”) shall thereafter cease to have any rights with respect to such shares, except: (i) the right of such holders to receive, without interest, the cash payment and the certificates for the shares of GABC Common upon the surrender of such Certificate or Certificates in accordance with Section 1.07; or (ii) the right to receive payment of the fair value of Dissenting Shares in accordance with the provisions of the KBCA and Section 1.03(j).
(i)   If (i) GABC shall hereafter declare a stock dividend or other distribution of property or securities (other than a cash dividend) upon the GABC Common or shall subdivide, split up, reclassify or combine the GABC Common, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate adjustment or adjustments will be made to the Exchange Ratio.
(j)   Shares of CUB Common which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (“Dissenting Shares”) in accordance with the KBCA will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof, to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of the KBCA unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of CUB Common will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. CUB will give GABC prompt notice of any notices of intent to demand payment received by CUB with respect to shares of CUB Common. Prior to the Effective Time, CUB will not, except with the prior written consent of GABC, make any payment with respect to, or settle or offer to settle, any such demands.
Section 1.04.   The Holding Company Merger — Cancellation of Options.   To the extent that, immediately prior to the Effective Time, there are (even though CUB has represented and warranted pursuant to Section 2.01(g) that there are at the time of this Agreement no such rights, and that none will be created during the term of this Agreement) any outstanding stock options (or warrants or other rights to purchase securities issued by CUB) (whether to employees or directors of CUB, Citizens Union or others) other than the Cancelled Rights that are described by Section 1.03(d) (such rights to purchase or convert, other than the Cancelled Rights, are referred to herein as the “Unscheduled Purchase Rights”), such Unscheduled Purchase Rights shall as of the Effective Time be deemed to be cancelled without consideration (and any and all stock option plans, warrant purchase agreements, or other arrangements under which such Unscheduled Purchase Rights shall have been issued shall at such time be deemed terminated without consideration), and CUB shall not accept any purported notice of exercise of any such Unscheduled Purchase Right but shall promptly notify GABC of any such purported notice. GABC shall have no obligation to any employee, director, agent or other person claiming by or through CUB or its predecessor in interest with respect to any claim arising in respect of any such Unscheduled Purchase Right (or plan or arrangement).
Section 1.05.   The Bank Merger.   Citizens Union and CUB shall take all action necessary and appropriate, including entering into an agreement and plan of merger (the “Bank Merger Agreement” and collectively with the Holding Company Plan of Merger, the “Plans of Merger”) substantially in the form attached hereto as Exhibit 1.05, to cause Citizens Union to merge with and into German American (the “Bank Merger”) in accordance with all applicable laws and regulations, effective immediately after the Effective Time after the consummation of the Holding Company Merger.
Section 1.06.   The Closing.   The closing of the Mergers (the “Closing”) shall take place on the Closing Date described in Section 1.08 of this Agreement, and at such time and at such place as determined in accordance with Section 1.08.
Section 1.07.   Exchange Procedures; Surrender of Certificates.
(a)   GABC shall appoint an exchange agent for the surrender of Certificates (or book entry of shares) formerly representing CUB Common (other than Dissenting Shares) in exchange for the Merger Consideration, which may be a third party, GABC or German American (such agent is referred to herein as the “Exchange Agent”).
(b)   At least one business day prior to the Effective Time, GABC shall provide to the Exchange Agent the aggregate number of GABC Common and an amount in cash representing the aggregate cash component of the Merger Consideration, together with aggregate cash to be paid in lieu of fractional shares pursuant to Section 1.03(f) hereto, all of which shall be held by the Exchange Agent in trust for the holders of CUB Common (collectively, the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than as set forth in this Section 1.07.
(c)   Within five (5) business days after the date on which the Effective Time occurs, the Exchange Agent shall provide to each record holder of CUB Common whose shares were converted into the right to receive a pro rata portion of the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon the proper delivery of the Certificates (or book entry of shares) to the Exchange Agent and shall be in such form and have such other provisions as GABC may reasonably specify) (each such letter the “Merger Letter of Transmittal”) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Except with respect to Dissenting Shares, promptly after surrender to the Exchange Agent of a Certificate(s) (or book entry of share(s)), together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall deliver to such surrendering Certificate holder the applicable aggregate amount of Merger Consideration. No interest on the Merger Consideration payable or issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any required transfer or other taxes or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. GABC reserves the right in all cases to require that a surety bond on terms and in an amount reasonably satisfactory to GABC be provided to GABC at the expense of the CUB shareholder in the event that such shareholder claims loss of a Certificate and requests that GABC waive the requirement for surrender of such Certificate.

(d)   No dividends that are otherwise payable on shares of GABC Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of GABC Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of GABC Common shall be issued any dividends which shall have become payable with respect to such shares of GABC Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.
Section 1.08.   The Closing Date.   Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned and subject to the satisfaction (or waiver, where applicable) of the conditions set forth in Article VI, the Closing shall take place on the first day of the calendar month (other than a calendar month in which the last day of a calendar quarter occurs) following each of the conditions in Section 6.01(c) and (e) and Section 6.02(c) and (e) being satisfied, or on such later or earlier date as CUB and GABC may agree (the “Closing Date”); provided, however, that the Closing shall only take place prior to January 1, 2022 to the extent that changes to the Code, occurring after the date hereof, make it more advantageous to CUB shareholders to close during 2021 (subject, in all cases, to the other conditions of this Section). The Closing shall take place remotely via the electronic exchange of documents and signatures on the Closing Date, unless the parties otherwise agree. The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered, and (ii) the Closing shall be deemed to have taken place at the offices of GABC in Jasper, Indiana, at 12:01 A.M. Eastern Time, on the Closing Date, unless the parties shall mutually otherwise agree.
Section 1.09.   Actions At Closing.
(a)   At the Closing, CUB shall deliver to GABC:
(i)   certified copies of the articles of incorporation and bylaws (including any and all amendments thereto) of CUB, Citizens Union and CUB Investments, certified copies of the articles of organization and operating agreements of CUB Title, St. Denis, Sammy’s, Equestrian Park and R&S, and the certified organizational documents of each of the Trusts;
(ii)   a certificate signed by the Chief Executive Officer of CUB, dated as of the Effective Time, stating, to the best of his knowledge and belief, after due inquiry, that: (A) each of the representations and warranties contained in Article II is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.01(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of CUB have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) CUB and Citizens Union have performed and complied in all material respects, unless waived by GABC, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;
(iii)   certified copies of the resolutions of CUB’s Board of Directors and shareholders, approving and authorizing the execution of this Agreement and the Holding Company Plan of Merger and authorizing the consummation of the Holding Company Merger;
(iv)   a certified copy of the resolutions of the Board of Directors of Citizens Union and of its shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;
(v)   a certificate of the Kentucky Secretary of State, dated a recent date, stating that CUB is duly incorporated and existing under Kentucky law;
(vi)   a certificate of the Kentucky Secretary of State, dated a recent date, stating that Citizens Union is duly incorporated and existing under Kentucky law;
(vii)   a certificate of the Kentucky Secretary of State, dated a recent date, stating that CUB Investments is duly incorporated and existing under Kentucky law;
(viii)   a certificate of the Kentucky Secretary of State, dated a recent date, stating, respectively, that CUB Title, St. Denis, Sammy’s, Equestrian Park and R&S are duly organized and in good standing in the Commonwealth of Kentucky;

(ix)   certificates of the Delaware Secretary of State, dated a recent date, stating that each of the Trusts is duly organized and exists in the State of Delaware;
(x)   any title affidavits or documents required by the Title Company (as defined in Section 4.07) to issue the Title Policies (as defined in Section 4.07);
(xi)   a certified list of the holders of CUB Common of record as of the close of business on the business day immediately preceding the Closing Date showing, by holder and in the aggregate, the number of shares of CUB of record as of such time;
(xii)   a certified list of those holders of CUB Common of record as of the close of business on the business day immediately preceding the Closing Date who are holders of Dissenting Shares and the number of shares of CUB Common as to which each of them are holding Dissenting Shares; and
(xiii)   third party consents required to consummate the transactions contemplated in this Agreement as set forth in Section 2.02(e) of the CUB Disclosure Schedule (as defined below).
(b)   At the Closing, GABC shall deliver to CUB:
(i)   a certificate signed by the Chief Executive Officer of GABC, dated as of the Effective Time, stating, to the best of his knowledge and belief, after due inquiry, that: (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.02(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of GABC have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) GABC and German American have performed and complied in all material respects, unless waived by CUB, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;
(ii)   a certified copy of the resolutions of GABC’s Board of Directors authorizing the execution of this Agreement and the Holding Company Plan of Merger and the consummation of the Holding Company Merger;
(iii)   a certified copy of the resolutions of German American’s Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger; and
(iv)   certificates of the Indiana Secretary of State, dated a recent date, stating that GABC and German American each is duly organized and exists under the IBCL and IFIA, respectively.
(c)   At the Closing, GABC and CUB shall execute and/or deliver to one another such other documents and instruments, and take such other actions as shall be necessary or appropriate to consummate the Mergers, including the execution and the presentation of executed Articles of Merger (including the Holding Company Plan of Merger and/or Bank Plan of Merger with the blank provisions completed in accordance with the provisions of Article I of this Agreement) to the Indiana Secretary of State for filing under the IBCL and the IFIA, and the Kentucky Secretary of State for filing under the KBCA and KFSC accompanied by the appropriate fees.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
CUB AND CITIZENS UNION
CUB and Citizens Union hereby jointly and severally make the following representations and warranties to GABC and German American with respect to CUB, the Subsidiaries and the Trusts:
Section 2.01.   Organization and Capital Stock.
(a)   CUB is a corporation duly organized and validly existing under the KBCA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. CUB’s only direct wholly-owned subsidiary is Citizens Union. Except as set forth in Schedule 2.01(a) of the disclosure schedule that has been prepared by CUB and delivered by CUB to GABC in connection with the execution and delivery of this Agreement (the “CUB Disclosure Schedule”), CUB is not engaged in any activities that are financial in nature and only permissible for financial holding companies under 12 U.S.C. 1843(k).
(b)   Citizens Union is a Kentucky commercial bank duly organized and validly existing under the KBCA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of Citizens Union is owned by CUB. Citizens Union is subject to primary federal supervision and regulation by the Federal Deposit Insurance Corporation (“FDIC”).
(c)   CUB Investments is a Kentucky corporation duly organized and validly existing under the KBCA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of CUB Investments is owned by CUB.
(d)   CUB Title, St. Denis, Sammy’s, Equestrian Park and R&S are each a limited liability company duly organized and in good standing under the laws of the Commonwealth of Kentucky, and each have the limited liability company power to own all of its assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the membership interests of CUB Title, St. Denis, and Sammy’s are owned by Citizens Union. Citizens Union holds fifty percent (50%) of the membership interests in Equestrian Park. CUB Investments holds forty percent (40%) of the membership interests in R&S.
(e)   Each of the Trusts is a statutory business trust duly organized and validly existing under the laws of the State of Delaware and has the trust power to own all of its assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the common securities of each of the Trusts are owned by CUB. The Trusts have no subsidiaries.
(f)   CUB has authorized five million (5,000,000) shares of no par common stock (“CUB Common,” as previously referenced). As of the date of this Agreement, 3,706,299 shares of CUB Common are issued and outstanding. All such outstanding shares of CUB Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of CUB Common has been issued in violation of any preemptive rights of the current or past shareholders of CUB or in violation of any applicable federal or state securities laws or regulations. CUB has no capital stock authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and, except as set forth in Section 2.01(f) of the CUB Disclosure Schedule, CUB has no intention or obligation to authorize or issue additional shares of its capital stock.
(g)   Citizens Union has authorized common stock of twelve thousand (12,000) shares, $50 par value per share (“Citizens Union Common”). As of the date of this Agreement, 9,956 shares of Citizens Union Common are issued and outstanding. All of such shares of Citizens Union Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by CUB. None of the outstanding shares of Citizens Union Common has been issued in violation of any preemptive rights of the current or past shareholders of Citizens Union or in violation of any applicable federal or state securities laws or regulations. All of the shares of Citizens Union Common are owned by CUB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Citizens Union has no capital stock authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and has no intention or obligation to authorize or issue any other shares of capital stock.
(h)   CUB Investments has authorized common stock of two thousand (2,000) shares, no par value (“CUB Investments Common”). As of the date of this Agreement, 10 shares of CUB Investments Common are issued and outstanding. All of such shares of CUB Investments Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by CUB. None of the outstanding shares of CUB Investments Common has been issued in violation of any preemptive rights of the current or past shareholders of CUB Investments or in violation of any applicable federal or state securities laws or regulations. All of the shares of CUB Investments Common are owned by CUB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. CUB Investments has no capital stock authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and has no intention or obligation to authorize or issue any other shares of capital stock.
(i)   One hundred percent of the issued and outstanding membership interests of CUB Title is owned by Citizens Union. Such membership interests have been duly and validly authorized by all necessary limited liability company action of CUB Title and are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any CUB Title equity owners. Such membership interests are owned free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. CUB Title has no membership interests authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and has no intention or obligation to authorize or issue any other membership interests.
(j)   One hundred percent of the issued and outstanding membership interests of St. Denis is owned by Citizens Union. Such membership interests have been duly and validly authorized by all necessary limited liability company action of St. Denis and are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any St. Denis equity owners. Such membership interests are owned free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. St. Denis has no membership interests authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and has no intention or obligation to authorize or issue any other membership interests.
(k)   One hundred percent of the issued and outstanding membership interests of Sammy’s is owned by Citizens Union. Such membership interests have been duly and validly authorized by all necessary limited liability company action of Sammy’s and are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Sammy’s equity owners. Such membership interests are owned free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Sammy’s has no membership interests authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and has no intention or obligation to authorize or issue any other membership interests.
(l)      Fifty percent (50%) of the issued and outstanding membership interests of Equestrian Park is owned by Citizens Union, and fifty percent (50%) of the issued and outstanding membership interests of Equestrian Park is owned by KB Special Assets Unit, LLC. Such membership interests have been duly and validly authorized by all necessary limited liability company action of Equestrian Park, and are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Equestrian Park equity owners. Such membership interests are owned free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Equestrian Park has no membership interests authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and has no intention or obligation to authorize or issue any other membership interests.
(m)   Forty percent (40%) of the issued and outstanding membership interests of R&S is owned by CUB Investments, and sixty percent (60%) of the issued and outstanding membership interests of R&S is owned by H. Barry Smith (ten percent (10%)), Carolyn Hundley-Smith (ten percent (10%)), Odyssey Land, Inc. (twenty percent (20%)), and T&T Land Company LLC (twenty percent (20%). Such membership interests have been duly and validly authorized by all necessary limited liability company action of R&S, and are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any R&S equity owners. Such membership interests are owned free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. R&S has no membership interests authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and has no intention or obligation to authorize or issue any other membership interests.

(n)   CUB Capital I has 310 shares of common securities authorized and outstanding, $1,000 per share liquidation value, and 10,000 capital securities authorized and outstanding, $1,000 per share liquidation value. All of the common securities of CUB Capital I are held beneficially and of record by CUB. Such issued and outstanding trust securities have been duly and validly authorized by all necessary corporate action of CUB Capital I, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any security holders of CUB Capital I. All of the issued and outstanding common securities of CUB Capital I are owned by CUB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. CUB Capital I has no capital securities authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and has no intention or obligation to authorize or issue any other shares of capital securities.
(o)   CUB Capital II has 310 shares of common securities authorized and outstanding, $1,000 per share liquidation value, and 10,000 capital securities authorized and outstanding, $1,000 per share liquidation value. All of the common securities of CUB Capital II are held beneficially and of record by CUB. Such issued and outstanding trust securities have been duly and validly authorized by all necessary corporate action of CUB Capital II, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any security holders of CUB Capital II. All of the issued and outstanding common securities of CUB Capital II are owned by CUB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. CUB Capital II has no capital securities authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and has no intention or obligation to authorize or issue any other shares of capital securities.
(p)   There are no shares of capital stock or other equity securities of CUB, the Subsidiaries or the Trusts authorized, issued or outstanding (except as set forth in this Section 2.01) and, except as set forth in Section 2.01 of the CUB Disclosure Schedule, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of CUB, the Subsidiaries or the Trusts, or contracts, commitments, understandings or arrangements by which CUB, the Subsidiaries or the Trusts are or may be obligated to issue additional shares of its capital stock, other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or equity interests (and none will be created during the term of this Agreement). Except for the Amended and Restated Stock Restriction and Purchase Agreement, dated as of September 22, 2015, as amended by a First Amendment thereto effective as of July 20, 2021 (the “CUB Shareholder Agreement”), by and among CUB and the shareholders listed therein, and the Voting Agreement (as defined in Section 2.02(a)), there are no voting agreements, shareholder agreements, proxies or other agreements in effect pursuant to which CUB, the Subsidiaries or the Trusts, or any of their respective shareholders, members, securities holders or trustees, has a contractual obligation with respect to the voting or transfer of capital stock or other equity securities of CUB, the Subsidiaries or the Trusts. The CUB Shareholder Agreement shall terminate at the Effective Time pursuant to Section 4(d) thereof and, as a result, GABC shall have no obligations or liability with respect thereto.
Section 2.02.   Authorization; No Defaults.
(a)   All of the members of the Board of Directors of CUB and certain shareholders of CUB entered into a Voting Agreement, dated as of the date of this Agreement, pursuant to which they agreed to vote their shares of CUB Common in favor of the Holding Company Merger (the “Voting Agreement”). The Boards of Directors of CUB and Citizens Union have, by all appropriate action, approved this Agreement and the Holding Company Merger or Bank Merger, as applicable and contemplated hereby, and have authorized the execution of this Agreement and the applicable Plan of Merger on CUB’s or Citizens Union’s behalf by their respective duly authorized officers and the performance by CUB and Citizens Union of their respective obligations hereunder. Prior to the execution of this Agreement, the Board of Directors of CUB received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of ProBank Austin to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of CUB Common (the “CUB Fairness Opinion”). Except as provided in Section 2.02(a) of the CUB Disclosure Schedule, nothing in the Articles of

Incorporation or Bylaws of CUB, as amended, or the Articles of Incorporation or Bylaws of Citizens Union, as amended, or in any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which CUB or Citizens Union is bound or subject, would prohibit CUB or Citizens Union from consummating, or would be violated or breached by CUB’s or Citizens Union’s consummation of, this Agreement, the Holding Company Merger or the Bank Merger and other transactions contemplated herein on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by CUB and Citizens Union and constitutes a legal, valid and binding obligation of CUB and Citizens Union, enforceable against CUB and Citizens Union in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. No corporate acts or proceedings, other than those already taken and the approval of the Holding Company Merger by the holders of a majority of the outstanding shares of CUB Common and the Bank Merger by CUB as sole shareholder of Citizens Union, are required by law to be taken by CUB or Citizens Union to authorize the execution, delivery and performance of this Agreement.
(b)   Except as set forth in Section 2.02(b) of the CUB Disclosure Schedule, none of CUB, the Subsidiaries or the Trusts are, nor will they be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, CUB’s, the Subsidiaries’ or the Trusts’ organizational documents, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.
(c)   Except as set forth in Section 2.02(c) of the CUB Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of CUB, the Subsidiaries or the Trusts; (ii) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which CUB, the Subsidiaries or the Trusts is subject or bound, the result of which would have a Material Adverse Effect (as defined below); or (iii) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, CUB, the Subsidiaries or the Trusts is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment. For the purpose of this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of CUB, the Subsidiaries and the Trusts taken as a whole, or GABC and German American taken as a whole, as applicable or (ii) would materially impair the ability of CUB or GABC, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws (including the Pandemic Measures) of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Mergers or restructuring charges taken in connection with the Mergers, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of CUB and Citizens Union, or GABC and German American, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally and, in each case, do not specifically relate to the party or its Subsidiaries (including any such changes, conditions or circumstances arising out of the Pandemic or any Pandemic Measures), (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any directors, officers or employees under agreements, plans or other arrangements in existence of or contemplated by this Agreement and disclosed to GABC, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of CUB, the Subsidiaries and the Trusts, or GABC and German American, as applicable, (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices, and (i) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic); provided that in no event shall a change in the trading price of the GABC Common Stock, by itself, be considered to constitute a Material Adverse Effect on GABC (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect). As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, variations or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; and the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequester or other directives, guidelines, executive orders, mandates or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.
(d)   Other than the filing of Articles of Merger with the Indiana Secretary of State and the Kentucky Secretary of State for the Mergers and in connection or in compliance with the banking regulatory approvals contemplated by Section 5.01, federal and state securities laws and the rules and regulations promulgated thereunder and rules of NASDAQ, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by CUB or Citizens Union of the transactions contemplated by this Agreement.
(e)   Other than those filings, authorizations, consents and approvals referenced in Section 2.02(d) above and except as set forth in Section 2.02(e) of the CUB Disclosure Schedule, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by CUB or Citizens Union of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.
(f)   Section 2.02(f) of the CUB Disclosure Schedule contains a description of the business activities of each of the Subsidiaries, all of which are duly authorized under applicable bank regulatory law.
Section 2.03.   Subsidiaries.   Except for the ownership of the Subsidiaries and the Trusts and other matters as disclosed in Section 2.03 of the CUB Disclosure Schedule, neither CUB nor Citizens Union has (or has had at any time in the last five (5) years) any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other business.
Section 2.04.   Financial Information.
(a)   The consolidated balance sheet of CUB and its subsidiaries as of December 31, 2020 and 2019 and related consolidated statements of income, changes in shareholders’ equity and cash flows for the three (3) years ended December 31, 2020, together with the notes thereto, accompanied by the audit report of CUB’s independent public auditors, and the consolidated balance sheets of CUB as of April 30, 2021 and June 30, 2021, and the related consolidated statements of income and cash flows (together, such financial statements are referred to herein as the “CUB Financial Statements”) have been provided to GABC and German American, have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of CUB and its consolidated subsidiaries as of the dates and for the periods indicated.
(b)   Neither CUB nor Citizens Union has any material liability, fixed or contingent, except to the extent set forth in the CUB Financial Statements or incurred in the ordinary course of business since December 31, 2020.
(c)   CUB does not engage in the lending business (except by and through Citizens Union) or any other business or activity, and does not own any investment securities, in each case, other than that which is incident to its direct ownership of all the capital stock of Citizens Union and CUB Investments, and the common securities of each the Trusts, and its indirect ownership of CUB Title, St. Denis, Sammy’s, Equestrian Park and R&S.

(d)   As of the date hereof, each of CUB and Citizens Union is “well-capitalized” under applicable regulatory definitions.
Section 2.05.   Absence of Changes.   Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the CUB Disclosure Schedule, since December 31, 2020, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the CUB Disclosure Schedule, between the period from December 31, 2020 to the date of this Agreement, CUB, the Subsidiaries and the Trusts have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to CUB Common (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock or equity interest of CUB, the Subsidiaries or the Trusts or, with the exception of the issuance of shares in connection with the exercise of stock options, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for CUB’s, the Subsidiaries’, or the Trusts’ securities. For purposes of the above, the phrase “ordinary and usual course consistent with their past practices” shall take into account the commercially reasonable actions taken by each of CUB, the Subsidiaries and the Trusts in response to the Pandemic and the Pandemic Measures.
Section 2.06.   Absence of Agreements with Banking Authorities.   Except as set forth in Section 2.06 of the CUB Disclosure Schedule, CUB, the Subsidiaries and the Trusts are not subject to any order (other than orders applicable to bank holding companies or banks generally) and neither is a party to any agreement or memorandum of understanding with (or resolution of its Board of Directors adopted at the suggestion of) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the FDIC, the FRB and the Kentucky Department of Financial Institutions (“KDFI”), in each case that has been issued, executed or delivered on or after January 1, 2015.
Section 2.07.   Tax Matters.
(a)   Each of CUB, the Subsidiaries and the Trusts has timely filed all material Tax Returns (as defined below) that are required to be filed and all such Tax Returns are true, correct and complete in all material respects. All material Taxes that are due and payable by CUB, the Subsidiaries or the Trusts (whether or not shown on any Tax Return) have been paid. All material Taxes that were properly accruable as of any applicable balance sheet or call report date (but that were not then due and payable) are reflected as liabilities in the CUB Financial Statements as of that date (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income). CUB has delivered to GABC correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by CUB, the Subsidiaries or the Trusts. There are no liens for Taxes upon the assets of CUB, the Subsidiaries or the Trusts except liens for current Taxes not yet due and payable.
(b)   CUB, the Subsidiaries and the Trusts have not requested any extension of time within which to file any Tax Return which request is currently pending or has been granted and is in effect and CUB, the Subsidiaries and the Trusts have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax (as defined below) audit, review or other assessment or deficiency.
(c)   No claim has ever been made by a Tax Authority (as defined below) in a jurisdiction wherein CUB, the Subsidiaries or the Trusts do not file Tax Returns that CUB, the Subsidiaries or the Trusts is or may be subject to taxation by that jurisdiction.
(d)   CUB, the Subsidiaries and the Trusts have made all withholding of Taxes required to be made under all applicable laws, in connection with any compensation paid to any employee, independent contractor or creditor or other third-party except for such failures to withhold as would not reasonably be expected to have a Material Adverse Effect on CUB, the Subsidiaries or the Trusts, and the amounts of Tax withheld have been properly and timely paid over to the appropriate Tax Authorities.
(e)   There is no Tax deficiency or claim assessed, proposed, pending or, to the knowledge of CUB, threatened (whether orally or in writing) against CUB, the Subsidiaries or the Trusts, except to the extent that adequate liabilities or reserves with respect thereto are accrued by CUB, the Subsidiaries or the Trusts in accordance with GAAP and set forth in the CUB Financial Statements or (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required by GAAP and (iii) the nature and amount of the disputed Tax is set forth in Section 2.07(e) of the CUB Disclosure Schedule. CUB, the Subsidiaries and the Trusts do not have any income that was realized during a Tax period that began before the Closing Date that is or will be required to be included in a Tax Return of GABC or German American for a Tax period that begins on or after the Closing Date.
(f)   CUB, the Subsidiaries and the Trusts do not have any requests for a ruling pending with any Tax Authority. CUB, the Subsidiaries and the Trusts have not agreed to, and are not required to make, any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by CUB, the Subsidiaries or the Trusts and neither the IRS nor any other Tax Authority has proposed any such adjustment or change in accounting method.
(g)   All Tax sharing agreements or similar agreements with respect to or involving CUB, the Subsidiaries or the Trusts shall be terminated as of the Closing Date and, after the Closing Date, CUB, the Subsidiaries and the Trusts shall not be bound thereby or have any liability thereunder.
(h)   Except as set forth in Section 2.07(h) of the CUB Disclosure Schedule, each of CUB, the Subsidiaries and the Trusts has not made any payments, is not obligated to make any payments, and is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax law).
(i)   There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of CUB, the Subsidiaries or the Trusts under the federal consolidated return regulations or other comparable or similar provisions of law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.
(j)   The following capitalized terms are defined for purposes of this Article II as follows:
(i)   “Governmental Authority” shall mean any local, state, federal or foreign court, regulatory or administrative agency, department, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).
(ii)   “Tax” or “Taxes” means all federal, foreign, state, or local income, net income, intangibles, tangible asset, alternative or add-on minimum, gross receipt, gains, capital stock, transfer, transactions, stock transfer, registration, payroll, value added, estimated, stamp, sales, use, ad valorem, franchise, profits, net worth, insurance, license, withholding, payroll, employment, unemployment, excise, severance, single business tax, processing, production, occupation, premium, property, real estate, occupancy, environmental (including taxes under Section 59A of the Code), windfall profit, custom, duty and any other taxes, of any kind whatsoever, together with any interest, penalties and additions imposed with respect to such amounts, imposed or charged by any Governmental Authority or Tax Authority, including any Social Security charges in any country.
(iii)   “Tax Authority” means any national, federal, state, local or foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country or political subdivision thereof having responsibility for the imposition of any Tax.
(iv)   “Tax Return” means and include all returns, statements, declarations, estimates, reports, information returns, schedules, forms, exhibits, coupons and any other documents (including all affiliated, consolidated, combined or unitary versions of the same) including all related or supporting information filed or required to be filed with any Governmental Authority or Tax Authority, in connection with the determination, assessment, reporting, payment, collection, or administration of any Taxes, and including any amendment thereof.
Section 2.08.   Absence of Litigation.   Except as set forth in Section 2.08 of the CUB Disclosure Schedule, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of CUB, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does CUB have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of CUB, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to CUB, the Subsidiaries or the Trusts as a result of an examination by any regulatory agency or body.
Section 2.09.   Employment Matters.
(a)   Except as disclosed in Section 2.09(a) of the CUB Disclosure Schedule, each of CUB, the Subsidiaries and the Trusts, is not a party to or bound by any contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer or employee that, by its terms, is not terminable by CUB, the Subsidiaries or the Trusts, respectively, for any reason or for no reason, on thirty (30) days’ written notice or less without the payment of any amount by reason of such termination.
(b)   CUB, the Subsidiaries and the Trusts are and have been in material compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) CUB, the Subsidiaries and the Trusts are not engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA); (ii) there is no unfair labor practice or employment-related complaint against CUB, the Subsidiaries or the Trusts pending or, to the knowledge of CUB, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC), the Kentucky Commission on Human Rights (“KCHR”), the Kentucky Labor Cabinet (or Kentucky OSH) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions; (iii) there is no labor dispute, strike, slowdown or stoppage, or union representation proceedings or organizing activity actually occurring, pending or, to the knowledge of CUB, threatened against or directly affecting CUB, the Subsidiaries or the Trusts; and (iv) neither CUB nor the Subsidiaries or the Trusts has experienced any material work stoppage or other material labor difficulty during the past five (5) years.
(c)   Except as disclosed in Section 2.09(c) of the CUB Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of CUB, the Subsidiaries or the Trusts from any of such entities, (ii) increase any benefit otherwise payable under any of their respective employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by CUB, the Subsidiaries or the Trusts to or with respect to any employee or former employee of CUB, the Subsidiaries or the Trusts will fail to be deductible for federal income tax purposes by reason of Sections 162(m), 280G or 404 of the Code or otherwise.
(d)   Except as set forth in Section 2.09(d) of the CUB Disclosure Schedule, all accrued obligations and liabilities of CUB, the Subsidiaries and the Trusts, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by CUB, the Subsidiaries or the Trusts for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by CUB, the Subsidiaries or the Trusts in accordance with generally accepted accounting and actuarial principles. Except as set forth in Section 2.09(d) of the CUB Disclosure Schedule, all obligations and liabilities of CUB, the Subsidiaries and the Trusts, whether arising by operation of law, by contract, or by past custom, for all forms of compensation, including, without limitation, deferred compensation, which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP. All accruals and reserves referred to in this Section 2.09(d) are correctly and accurately reflected and accounted for in the books, statements and records of CUB, the Subsidiaries and the Trusts.
Section 2.10.   Reports.   Since January 1, 2017, CUB, the Subsidiaries and the Trusts have timely filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) FRB, (ii) the FDIC, (iii) the KDFI, and (iv) any other governmental authority with jurisdiction over CUB, the Subsidiaries or the Trusts. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. Except as set forth in Section 2.10 of the CUB Disclosure Schedule, there is no unresolved violation with respect to any report or statement filed by, or any examination of, CUB, the Subsidiaries or the Trusts.
Section 2.11.   Investment Portfolio.   All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Citizens Union, as reflected in the Citizens Union Call Reports, are carried on the books of Citizens Union in accordance with GAAP. Citizens Union does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.
Section 2.12.   Loan Portfolio.
(a)   All loans and discounts shown in the Citizens Union Call Reports, or which were entered into after December 31, 2020, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Citizens Union, in accordance in all material respects with Citizens Union’s lending policies and practices unless otherwise approved by Citizens Union’s Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine. Citizens Union has in all material respects complied and will through the Closing Date continue to comply in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in Section 2.12(a) of the CUB Disclosure Schedule, Citizens Union has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. CUB has no knowledge that any condition of property in which Citizens Union has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws (as defined in Section 2.15) in any material respect or obligates CUB, or Citizens Union, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.
(b)   Except as set forth in Section 2.12(b) of the CUB Disclosure Schedule, there is no loan of Citizens Union in excess of One Hundred Thousand Dollars ($100,000) that has been classified by CUB, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss,” nor is there any loan of Citizens Union in excess of One Hundred Thousand Dollars ($100,000) that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. Citizens Union’s report of classified assets and all loans in excess of One Hundred Thousand Dollars ($100,000) that the Chief Executive Officer and the Chief Financial Officer of CUB (collectively, “CUB’s Management”) have determined to be ninety (90) days or more past due with respect to principal or interest or have placed on nonaccrual status are set forth in the Section 2.12(b) of the CUB Disclosure Schedule.

(c)   The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the CUB Financial Statements are adequate in the judgment of CUB’s Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.
(d)   Except as set forth in Section 2.12(d) of the CUB Disclosure Schedule, none of the investments reflected in the CUB Financial Statements and none of the investments made by CUB, the Subsidiaries or the Trusts since December 31, 2020 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of CUB, the Subsidiaries or the Trusts to dispose freely of such investment at any time. Except as set forth in Section 2.12(d) of the CUB Disclosure Schedule, CUB, the Subsidiaries and the Trusts are not parties to any repurchase agreements with respect to securities.
Section 2.13.   ERISA.
(a)   Section 2.13 of the CUB Disclosure Schedule lists all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all pension retirement, stock, stock option, equity compensation, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements and plans maintained, established, participated in, sponsored, contributed to, or required to be contributed to by CUB, Citizens Union or any ERISA Affiliate (as hereinafter defined) or under which any officer or employee of CUB or Citizens Union or an ERISA Affiliate participates in his or her capacity as such an officer or employee, or with respect to which CUB, Citizens Union or any ERISA Affiliate may have any liability or obligation (referred to individually as a “Plan” and collectively as the “Plans,” unless otherwise specifically provided herein). For purposes of this Section 2.13, the term “ERISA Affiliate” means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with CUB or Citizens Union under Section 414 of the Code. Since December 31, 2018, neither CUB, Citizens Union nor any ERISA Affiliate has maintained any “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) or any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) except for those Plans listed on the Disclosure Schedule. Neither CUB nor Citizens Union has established, and does not maintain, participate in, sponsor, contribute to, and is not required to contribute to, any other employee benefit policies or practices, aside from the Plans listed in Section 2.13 of the CUB Disclosure Schedule.
(b)   As applicable, with respect to each of the Plans, CUB has made available to GABC true and complete copies of (i) all Plan documents (including all amendments and modifications thereof) and in the case of an unwritten Plan, a written description thereof, and in either case all material related agreements that are currently in force including the trust agreement and amendments thereto, insurance contracts, administrative services agreements, and investment management agreements; (ii) the last three (3) filed Form 5500 series and all schedules and financial statements attached thereto, if any, required under ERISA or the Code in connection with each such Plan; (iii) the current summary plan descriptions and all material modifications thereto, if any, required under ERISA in connection with each such Plan; (iv) the three (3) most recent actuarial reports, financial statements and trustee reports; (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or other corrections made under the Employee Plans Compliance Resolution System as set forth in Revenue Procedure 2019-19, and any predecessor or successor thereto (“EPCRS”), or the Voluntary Fiduciary Correction or the Delinquent Filer Voluntary Compliance programs with respect to the Plans within the past three (3) years; (vi) all material communications to any employee or employees of CUB or Citizens Union relating to any such Plan and any proposed Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to CUB or Citizens Union, (vii) all correspondence to or from any governmental agency relating to any such Plan, (viii) all model COBRA (as hereinafter defined) forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each such Plan, (x) all non-discrimination or other testing results required under the Code with respect to each such Plan for the three (3) most recent plan years, (xi) if applicable, all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each such

Plan, (xii) the form of all privacy notices and all business associate agreements to the extent required under the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”); and (xiii) if applicable, the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Plan.
(c)   CUB and Citizens Union have performed all material obligations required to be performed by them under, are not in material default or material violation of, and neither CUB nor Citizens Union has knowledge of any default or violation by any other party to, any Plan. All Plans listed on the CUB Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as listed on Section 2.13 of the CUB Disclosure Schedule, each “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”), maintained or contributed to by CUB and Citizens Union and which is intended to meet the qualification requirements of Section 401(a) of the Code has met such requirements at all times and has been and continues to be tax exempt under Section 501(a) of the Code, has been timely amended to comply with the latest changes in the law, was timely submitted to the Internal Revenue Service (IRS) for a determination letter that takes amendments for changes in law into account within the last available remedial amendment period specified by Section 401(b) of the Code (or is entitled to rely on an opinion letter from the IRS), has received a determination letter from the IRS advising that such Plan is so qualified (or is entitled to rely on an opinion letter from the IRS), and nothing has occurred that could adversely affect the qualification of such Plan and no such determination letter (or an opinion letter from the IRS) received with respect to any Plan has been revoked, nor, to the knowledge of CUB, is it reasonably expected that any such letter would be revoked. Except as disclosed in Section 2.13 of the CUB Disclosure Schedule, neither CUB nor Citizens Union has (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; (iii) has engaged in any prohibited transaction; or (iv) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.
(d)   Except as disclosed in Section 2.13 of the CUB Disclosure Schedule, each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without additional liability to CUB or Citizens Union (other than ordinary benefit claims and administration expenses). Neither CUB nor Citizens Union would have any liability or contingent liability if any Plan (including without limitation the payment by CUB or Citizens Union of premiums for health care coverage for active employees or retirees, or the spouses or other family members of such active employees or retirees) were terminated or if CUB or Citizens Union were to cease its participation therein. Except as disclosed in the CUB Disclosure Schedule, neither CUB nor Citizens Union nor any of their affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees or the spouses or other family members of such employees or retirees who are now living which might reasonably have been construed by them as promising “lifetime” or other vested rights to benefits under any Plan that cannot be unilaterally terminated or modified by CUB or Citizens Union at their discretion at any time without further obligation.
(e)   Except as disclosed in Section 2.13 of the CUB Disclosure Schedule, in the case of each Plan which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, on a termination basis, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.
(f)   On a timely basis, CUB and Citizens Union have made all contributions or payments to or under each Plan as required pursuant to each such Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such Plans, which have not been made because they are not yet due.
(g)   Except as provided in the CUB Disclosure Schedule, no Plan has ever acquired or held any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).
(h)   Neither CUB nor Citizens Union has ever contributed to or is obligated to contribute under any “multiemployer plan” (as defined in Section 3(37) of ERISA). Except as disclosed in Section 2.13 of the

CUB Disclosure Schedule, neither CUB nor Citizens Union has ever maintained, established, sponsored, participated in, or contributed to, any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 2.13 of the CUB Disclosure Schedule, none of the Plans is a multiple employer plan (as defined in Section 413(c) of the Code) and neither CUB nor Citizens Union has participated in or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code). None of the Plans is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(i)   CUB and Citizens Union have complied in all material respects with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), HIPAA, the Family and Medical Leave Act of 1993, as amended, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996 and any similar provisions of state law applicable to their employees, to the extent so required. To the extent required under HIPAA and the regulations issued thereunder, CUB and Citizens Union have, prior to the Effective Time, performed all material obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither CUB nor Citizens Union has unsatisfied material obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. Except as listed in the CUB Disclosure Schedule, neither CUB nor Citizens Union provides or is obligated to provide health or welfare benefits to any current or future retired or former employee, or the spouse or other family member of such retired or former employee, other than any benefits required to be provided under COBRA. Each Plan is in material compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.
(j)   There are no pending audits or investigations by any governmental agency involving the Plans, and to CUB’s knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Plans), suits or proceedings involving any Plan, any fiduciary thereof or service provider thereto, nor to CUB’s knowledge is there any reasonable basis for any such claim, suit or proceeding.
(k)   Since January 1, 2019, there has been no amendment to, announcement by CUB or Citizens Union relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of persons employed by CUB or Citizens Union or promotions of existing employees in the ordinary course of business consistent with past practice.
(l)   Except as disclosed in the CUB Disclosure Schedule, the Mergers will not result in the payment, vesting or acceleration of any benefit under any Plan sponsored or contributed to by CUB or Citizens Union. Except as disclosed in Section 2.13 of the CUB Disclosure Schedule, no Plan provides for “parachute payments” within the meaning of Section 280G of the Code.
(m)   All Options have been granted, maintained and administered in such manner that they are exempt from the application of Section 409A of the Code. Neither CUB nor Citizens Union has any liability or obligation to provide any gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code.
(n)   With respect to the 401(k) and ESOP, except as set forth on Section 2.13(n) of the CUB Disclosure Schedule: (i) the 401(k) and ESOP constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) the 401(k) and ESOP has been maintained and operated in compliance in all material respects with all applicable provisions of Sections 409 and 4975 of the Code and the regulations and rulings thereunder; (iii) all contributions required by such plan have been made or will be made on a timely basis; and (iv) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax qualified status of such 401(k) and ESOP.
Section 2.14.   Title to Properties; Insurance.   Each of CUB, the Subsidiaries and the Trusts own good, marketable and indefeasible fee simple title to all real properties reflected on the CUB Financial Statements as being owned by such entities and used by CUB, the Subsidiaries or the Trusts in their respective businesses (collectively, the “Fee Real Estate”), free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the CUB Financial Statements and easements, rights-of-way, and other restrictions of record which would not materially interfere, prevent or frustrate the current use of the Fee Real Estate). A list and description of the locations of all Fee Real Estate are set forth in Section 2.14(i) of the CUB Disclosure Schedule. Except as otherwise disclosed to GABC, the Fee Real Estate is not subject to any lease, option to purchase, right of first refusal, purchase agreement or grant to any Person of any right relating to the purchase, use, occupancy or enjoyment of such property or any portion thereof. To the knowledge of CUB, no portion of the Fee Real Estate is operated as a nonconforming use under applicable zoning codes. To the knowledge of CUB, no portion of the Fee Real Estate is located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Entity. All material leasehold interests used by CUB and Citizens Union in their respective operations (collectively, the “Leased Real Estate” and, together with the Fee Real Estate, the “Real Estate”) are held pursuant to lease agreements (collectively, the “Leases”) which are valid and enforceable in accordance with their terms. True, complete and correct copies of the Leases have been provided to GABC, and a list of the Leases are set forth in Section 2.14(ii) of the CUB Disclosure Schedule. There is no breach or default in any material respect by any party under any Lease that is currently outstanding, and no party to any Lease has given notice (whether written or oral) of, or made a claim with respect to, any breach or default thereunder. None of the Leased Real Estate is subject to any sublease or grant to any Person of any right to the use, occupancy or enjoyment of the property or any portion thereof. Except as set forth in Section 2.14(iii) of the CUB Disclosure Schedule, no consent under any Lease is required in connection with the transactions contemplated by this Agreement. To the knowledge of CUB, the Real Estate complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the knowledge of CUB, threatened with respect to the Real Estate. All licenses and permits necessary for the occupancy and use of the Real Estate for the current use of the Real Estate have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Real Estate are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof. CUB, the Subsidiaries and the Trusts have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by CUB, the Subsidiaries or the Trusts in their respective businesses free and clear of any claim, defense or right of any other person or entity that is material to CUB’s, Citizens Union’s or the Trust’s ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by CUB, the Subsidiaries or the Trusts are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.
Section 2.15.   Environmental Matters.
(a)   As used in this Agreement, “Environmental Laws” means all local, state and federal environmental laws and regulations in all jurisdictions in which CUB, the Subsidiaries or the Trusts has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Toxic Substances Control Act.
(b)   Except as provided in Section 2.15(b) of the CUB Disclosure Schedule, to the knowledge of CUB and Citizens Union, neither (i) the conduct by CUB, the Subsidiaries or the Trusts of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by CUB, the Subsidiaries or the Trusts nor, (iii) the condition of any property currently or previously held by CUB, the Subsidiaries or the Trusts, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) CUB, the Subsidiaries or the Trusts to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Except as provided in Section 2.15(b) of the CUB Disclosure Schedule, CUB, the Subsidiaries and the Trusts have not received any written notice from any person or entity that CUB, the Subsidiaries or the Trusts, or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.
Section 2.16.   Compliance with Law.   CUB, the Subsidiaries and the Trusts have not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of CUB’s Management, could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on CUB. CUB, the Subsidiaries and the Trusts each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations. The offer and sale by CUB of shares of CUB Common that are issued and outstanding, and the continuing offer of CUB Common pursuant to the Options that are presently outstanding and the sales of CUB Common pursuant to such Options that have occurred and which may occur prior to the Closing Date, have been and will be either registered or qualified under the Securities Act of 1933, as amended (the “1933 Act”), and the securities laws of all states or other jurisdictions that may be applicable, or have been or will be exempt from such registration and qualification requirements. CUB, the Subsidiaries and the Trusts are not subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of CUB, the Subsidiaries or the Trusts. Citizens Union has not received any notice of enforcement actions or criticisms since January 1, 2018 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. CUB has not received any notice of enforcement actions or criticisms since January 1, 2018, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to CUB. Citizens Union received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. To the knowledge of CUB and Citizens Union, there is no fact or circumstance or set of facts or circumstances that would cause Citizens Union to fail to comply with such provisions or cause the CRA rating of Citizens Union to fall below satisfactory.
Section 2.17.   Brokerage.   Except for CUB’s and Citizens Union’s arrangement with ProBank Austin, there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders’ fees or similar compensation in connection with the Holding Company Merger and the Bank Merger payable by CUB or Citizens Union.
Section 2.18.   Material Contracts.   Except as set forth in Section 2.18 of the CUB Disclosure Schedule, each of CUB, the Subsidiaries or the Trusts is not a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit and borrowings from the Federal Home Loan Bank Board (FHLBB) and the FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of One Hundred Thousand Dollars ($100,000) annually, or for the performance of services over a period of more than thirty (30) days and involving an amount in excess of One Hundred Thousand Dollars ($100,000) annually; (vi) joint venture or partnership agreement or arrangement; (vii) contract, arrangement or understanding with any present or former agent, consultant, representative, broker, adviser, finder, or business intermediary that, by its terms, is not terminable by CUB, the Subsidiaries or the Trusts, respectively, for any reason or for no reason, (A) in the case of such a person who has (or at the time of the entry into such a binding commitment had) no material relationship with any past or present officer, employee, shareholder, or director of CUB, the Subsidiaries or the Trusts, without the payment of any amount greater than Twenty-Five Thousand Dollars ($25,000) (in any one instance) or Fifty Thousand Dollars ($50,000) (in the aggregate), or (B) in the case of such a person who has or had such a material relationship, without the payment by reason of such termination of any amount; or (viii) material contract, agreement or other commitment not made in the ordinary course of business.
Section 2.19.   Compliance with Americans with Disabilities Act.   (a) To the best of CUB’s knowledge, CUB, the Subsidiaries and the Trusts and their respective properties (including those held by any of them in a fiduciary capacity) are in compliance with all applicable provisions of the Americans with Disabilities Act (the “ADA”), and (b) except as set forth in Section 2.19 of the CUB Disclosure Schedule, no action under the ADA against CUB, the Subsidiaries or the Trusts, or any of their properties, has been initiated nor, to the best of CUB’s knowledge, has been threatened or contemplated.
Section 2.20.   Absence of Undisclosed Liabilities.   Except as set forth in Section 2.20 of the CUB Disclosure Schedule, CUB, the Subsidiaries and the Trusts do not have any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the CUB Financial Statements, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Fifty Thousand Dollars ($50,000) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since December 31, 2020 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on CUB, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments made in the ordinary course of the Citizens Union’s business consistent with past practices.
Section 2.21.   Deposit Insurance.   The deposits of Citizens Union are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and Citizens Union has paid all premiums and assessments with respect to such deposit insurance.
Section 2.22.   Absence of Defaults.   CUB, the Subsidiaries and the Trusts are not in violation of its respective organizational documents or to the knowledge of CUB in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to CUB’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.
Section 2.23.   Tax and Regulatory Matters.   Each of CUB, the Subsidiaries and the Trusts has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.
Section 2.24.   Securities Law Compliance.   Shares of CUB Common are not listed or traded on any established securities exchange or quotation system. CUB has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating to the issuance and sale of CUB Common and the securities of the Trusts.
Section 2.25.   Shareholder Rights Plan.   Other than any provisions in its Articles of Incorporation and Bylaws which may be deemed to have an anti-takeover effect, CUB does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of CUB or Citizens Union or which may be considered an anti-takeover mechanism.
Section 2.26.   Indemnification Agreements.   Except as set forth in Section 2.26 of the CUB Disclosure Schedule, CUB, the Subsidiaries or the Trusts is not a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the organizational documents of CUB, the Subsidiaries or the Trusts.
Section 2.27.   Statements True and Correct.   To the best of the knowledge of CUB, none of the information supplied or to be supplied by CUB or Citizens Union for inclusion in any documents to be filed with the FRB, the KDFI, the Indiana Department of Financial Institutions (“IDFI”), the FDIC, the SEC or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.
Section 2.28.   CUB’s Knowledge.   With respect to representations and warranties herein that are made or qualified as being made “to the knowledge of CUB” or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of CUB, the Subsidiaries or the Trusts shall be considered to be within the knowledge of CUB.
Section 2.29.   Nonsurvival of Representations and Warranties.   The representations and warranties contained in this Article II shall expire on the Closing Date or the earlier termination of this Agreement, and, thereafter, CUB, the Subsidiaries and the Trusts and all directors and officers of CUB, the Subsidiaries and the Trusts shall have no further liability with respect thereto.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
GABC AND GERMAN AMERICAN
GABC and German American hereby jointly and severally make the following representations and warranties to CUB and Citizens Union:
Section 3.01.   Organization and Capital Stock.
(a)   GABC is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.
(b)   German American is a corporation duly incorporated and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the capital stock of German American is owned by GABC.
(c)   GABC has authorized capital stock of (i) 45,000,000 shares of GABC Common, no par value, of which, as of August 2, 2021, 26,545,704 shares were issued and outstanding, and (ii) 750,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding, and there has been no material change in such capitalization or issued or outstanding shares since May 5, 2021. All of the issued and outstanding shares of GABC Common are duly and validly issued and outstanding, fully paid and non-assessable.
(d)   The shares of GABC Common that are to be issued to the holders of CUB Common pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.
Section 3.02.   Authorization.   The Boards of Directors of GABC and German American and the sole shareholder of German American have, by all appropriate action, approved this Agreement and the Mergers and authorized the execution hereof on GABC’s and German American’s behalf, as applicable, by their respective duly authorized officers and the performance by each such entity of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of GABC or German American, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries is bound or subject would prohibit GABC or German American from entering into and consummating this Agreement and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by GABC and German American and constitutes a legal, valid and binding obligation enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles. No other corporate acts or proceedings are required by law to be taken by GABC or German American to authorize the execution, delivery and performance of this Agreement. Except for any requisite approvals of the FRB, FDIC, the KDFI and the IDFI, and the SEC’s order declaring effective GABC’s registration statement under the 1933 Act with respect to the Holding Company Merger, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Mergers by GABC or German American. Neither GABC nor German American is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.
Section 3.03.   Subsidiaries.   Each of GABC’s subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.
Section 3.04.   Financial Information.
(a)   The consolidated balance sheet of GABC and its subsidiaries as of December 31, 2020 and 2019 and related consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ended December 31, 2020, together with the notes thereto, included in GABC’s Annual Report on Form 10-K for the annual period then ended (the “10-K”) and the consolidated balance sheets of GABC as of June 30, 2021, and related consolidated statements of income and cash flows included in GABC’s Quarterly Report on Form 10-Q for the quarterly period then ended (the “10-Q”) (together, the financial statements included in the 10-K and the 10-Q are referred to herein as the “GABC Financial Statements”) have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of GABC and its consolidated subsidiaries as of the dates and for the periods indicated.
(b)   Neither GABC nor German American has any material liability, fixed or contingent, except to the extent set forth in the GABC Financial Statements or incurred in the ordinary course of business since December 31, 2020.
Section 3.05.   Absence of Changes.   Except for events and conditions relating to the business and interest rate environment in general or as set forth in the GABC Disclosure Schedules, since December 31, 2020, no events have occurred which could reasonably be expected to have a Material Adverse Effect.
Section 3.06.   Reports.
(a)   Since January 1, 2017, GABC and each of its subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FRB, (iii) the FDIC, (iv) the IDFI, (v) any applicable state securities or banking authorities, and (vi) any other governmental authority with jurisdiction over GABC or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.
(b)   GABC has filed all reports and other documents required to be filed under the 1933 Act and the Securities and Exchange Act of 1934 (the “1934 Act”) required to be filed by it (collectively, the “SEC Reports”). All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. GABC has made available to CUB copies of all comment letters received by GABC from the SEC since January 1, 2017 relating to the SEC Reports, together with all written responses of GABC thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by GABC, and to the knowledge of GABC, none of the SEC Reports is the subject of any ongoing review by the SEC.
Section 3.07.   Absence of Litigation.   There is no material litigation, claim or other proceeding pending or, to the knowledge of GABC, threatened, before any judicial, administrative or regulatory agency or tribunal against GABC or any of its subsidiaries, or to which the property of GABC or any of its subsidiaries is subject, which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed.
Section 3.08.   Absence of Agreements with Banking Authorities.   Except as set forth in Section 3.08 of the disclosure schedule that has been prepared by GABC and delivered by GABC to CUB in connection with the execution and delivery of this Agreement (the “GABC Disclosure Schedules”), neither GABC nor any of its subsidiaries is subject to any order (other than orders applicable to bank holding companies or banks generally), or is a party to any agreement or memorandum of understanding with (or any resolution of its board of directors suggested by) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including, without limitation the FDIC, the IDFI, and the FRB, in each case that has been issued, executed or delivered on or after January 1, 2018.
Section 3.09.   Environmental Matters.   Except as set forth on Section 3.09 of the GABC Disclosure Schedules, to the knowledge of GABC and German American, neither (i) the conduct by GABC or German American or their subsidiaries of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by GABC or German American or their subsidiaries, nor (iii) the condition of any property currently or previously held by GABC or German American or their subsidiaries as a trust asset, violates or violated Environmental Laws in any respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) GABC or German American or their subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. GABC and German American have not received any notice from any person or entity that GABC or German American or their subsidiaries or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.
Section 3.10.   Compliance with Law.   GABC and its subsidiaries have not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of GABC and German American, could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on GABC. GABC and its subsidiaries each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations. GABC and its subsidiaries are not subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of GABC and its subsidiaries. Except as set forth on Section 3.10 of the GABC Disclosure Schedules, German American has not received any notice of enforcement actions or criticisms since January 1, 2018 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. GABC has not received any notice of enforcement actions or criticisms since January 1, 2018, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to GABC. German American received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. To the knowledge of GABC and German

American, there is no fact or circumstance or set of facts or circumstances that would cause German American to fail to comply with such provisions or cause the CRA rating of German American to fall below satisfactory.
Section 3.11.   Brokerage.   Other than GABC’s engagement of Sandler O’Neill & Partners, L.P., there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders’ fees or similar compensation in connection with the Holding Company Merger or the Bank Merger payable by GABC and its subsidiaries or German American.
Section 3.12.   Sufficient Financial Resources.   GABC will have at the Closing sufficient financial resources to pay the aggregate cash portion of the Merger Consideration and to pay any other amounts payable by it pursuant to this Agreement. As of the date hereof, each of GABC and German American is “well-capitalized” under applicable regulatory definitions.
Section 3.13.   Tax and Regulatory Matters.   Each of GABC and German American has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) prevent GABC from consummating the transactions contemplated by this Agreement or materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.
Section 3.14.   Securities Law Compliance.   Shares of GABC Common are traded on the Nasdaq Global Market under the symbol of “GABC.” GABC has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto.
Section 3.15.   Statements True and Correct.   To the best of the knowledge of GABC, none of the information supplied or to be supplied by GABC and its subsidiaries for inclusion in any documents to be filed with the FRB, the KDFI, the IDFI, the FDIC, the SEC or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.
Section 3.16.   GABC’s Knowledge.   With respect to representations and warranties herein that are made or qualified as being made “to the knowledge of GABC” or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of GABC or German American shall be considered to be within the knowledge of GABC.
Section 3.17.   Nonsurvival of Representations and Warranties.   The representations and warranties contained in this Article III shall expire on the Closing Date or the earlier termination of this Agreement, and thereafter GABC and German American and all directors and officers of GABC and German American shall have no further liability with respect thereto.
ARTICLE IV
COVENANTS OF CUB AND CITIZENS UNION
Section 4.01.   Conduct of Business.
(a)   From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or as required under applicable law in CUB’s Management’s reasonable judgment (provided that CUB gives GABC prompt notice that it has determined that such is required under applicable law), CUB, the Subsidiaries and the Trusts shall continue to carry on their respective businesses, and shall discharge or incur obligations and liabilities only in the ordinary course of business as heretofore conducted. By way of amplification and not limitation with respect to the foregoing obligation, except as otherwise provided in this Agreement or as set forth on Section 4.01 of the CUB Disclosure Schedule, CUB, the Subsidiaries and the Trusts will not, without the prior written consent of GABC (which will not be unreasonably withheld, conditioned, or delayed with respect to the following subparagraphs (vi), (vii), (viii), (x), (xi), (xii), (xiii), (xiv), (xv), (xviii), (xix), (xx), and (xxi)):

(i)   declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property; or
(ii)   issue (or agree to issue) any common, other capital stock or equity (except for the issuance of: (a) up to 51,336 shares of CUB Common pursuant to the payment and other terms of, and upon exercise by the holders of, the Options held by employees or directors of CUB and Citizens Union as of the date of this Agreement, and (b) shares of CUB Common issued to fund any required contributions under the 401(k) and ESOP), or trust preferred securities or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any such instruments, or accept any purported notice of exercise of any Unscheduled Purchase Right (but CUB shall promptly notify GABC of any such purported notice); or
(iii)   directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) any of the common or any other capital stock of CUB, the Subsidiaries or the Trusts; or
(iv)   effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or
(v)   change the organizational documents of CUB, the Subsidiaries or the Trusts; or
(vi)   except as contemplated by this Agreement, pay or agree to pay, conditionally or otherwise, any bonus (other than bonuses not to exceed $200,000 in the aggregate paid and promised to employees of CUB and its Subsidiaries for the purpose of inducing such employees to continue providing services to CUB and its Subsidiaries through the Effective Date), additional compensation (other than ordinary and normal bonuses and salary increases consistent with past practices) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees of CUB, the Subsidiaries or the Trusts or, except as required by law or as contemplated by this Agreement, adopt, terminate, or make any change in any Plan or other arrangement or payment made to, for or with any consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that CUB and Citizens Union may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants when, if, and as earned or payable in accordance with the terms of the contracts, arrangements or understandings of CUB, the Subsidiaries or the Trusts entered into in the ordinary course of business; or
(vii)   borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or
(viii)   make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any one borrower, or group of affiliated or associated borrowers, if the Loan is an existing credit on the books of Citizens Union or any subsidiary of Citizens Union and classified or graded as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” in an amount in excess of Four Hundred Twenty-Five Thousand Dollars ($425,000) without the prior written consent of GABC, which consent shall be deemed received unless GABC shall object thereto within three (3) business days after receipt of written notice from Citizens Union. Except with respect to loans previously approved but not yet funded as of the date of this Agreement, Citizens Union also, in respect of any one borrower or group of affiliated or associated borrowers, shall not, without the prior written consent of GABC, make, renew, modify, amend, or extend the maturity of (1) any commercial Loan in excess of Seven Hundred Fifty Thousand Dollars ($750,000), (2) any 1- to-4-family, residential mortgage Loan with a loan to value ratio in excess of eighty-five percent (85%) (unless private mortgage insurance is obtained) or any other 1- to-4-family, residential mortgage Loan in excess of Four Hundred Twenty-Five Thousand Dollars ($425,000), (3) any consumer Loan in excess of Seventy-Five Thousand Dollars ($75,000); (4) any home equity Loan or line of credit in excess of One Hundred Thousand Dollars ($100,000), (5) any credit card account in excess of Ten Thousand Dollars ($10,000); or (6) any Loan participation; provided, that Citizens Union may take any such action in respect of any such Loan or Loans if the Chief

Credit Officer of German American (or his or her designee) shall be provided with notice of the proposed action in writing at least three (3) business days prior thereto (or one (1) business day prior thereto in the case of a consumer Loan) and does not object; or
(ix)   other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five (5) years or less (except that maturities may extend to seven (7) years on variable-rate securities), purchase or otherwise acquire any investment security for the accounts of CUB, the Subsidiaries or the Trusts or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or
(x)   increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner consistent with market conditions and pursuant to policies consistent with past practices; or
(xi)   enter into or amend any material lease, agreement, contract or commitment out of the ordinary course of business or amend any Lease; or
(xii)   except in the ordinary course of business, place on any of the assets or properties of CUB, the Subsidiaries or the Trusts, any mortgage, pledge, lien, charge, or other encumbrance; or
(xiii)   except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to CUB, the Subsidiaries or the Trusts, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or
(xiv)   sell or otherwise dispose of any loan, loan participation, real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to CUB, the Subsidiaries or the Trusts, or encumber any real property by mortgage, lease, easement, or otherwise; or
(xv)   foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified environmental professional reasonably acceptable to GABC, which does not indicate the presence of material or reportable quantities of pollutants, contaminants or hazardous or toxic waste materials or any recognized environmental conditions at the property; provided, however, that each of CUB, the Subsidiaries or the Trusts shall not be required to obtain such a report with respect to single family, non-agricultural residential property of five (5) acres or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated or subject to a recognized environmental condition; or
(xvi)   commit any act or fail to do any act which will cause a material breach of any material lease, agreement, contract or commitment; or
(xvii)   violate any law, statute, rule, governmental regulation or order, which violation might have a Material Adverse Effect on its business, financial condition, or earnings; or
(xviii)   purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of Fifty Thousand Dollars ($50,000) individually, or One Hundred Fifty Thousand Dollars ($150,000) in the aggregate for all such purchases, other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of Citizens Union’s loans; or
(xix)   issue certificate(s) for shares of CUB Common to any CUB shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such holder(s), a surety bond from a recognized insurance company in an amount that would indemnify CUB (and its successors) against lost certificate(s) (but in an amount not less than one hundred fifty percent (150%) of the estimated per share value of the Merger Consideration under this Agreement), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s); or

(xx)   make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to CUB, the Subsidiaries or the Trusts, surrender right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to CUB, the Subsidiaries or the Trusts, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, except as required by law; or
(xxi)   merge, combine, or consolidate with or, other than in the ordinary course of business consistent with past practice, sell the assets or the securities of CUB, the Subsidiaries or the Trusts to any other person, corporation, or entity, effect a share exchange or enter into any other transaction not in the ordinary course; or
(xxii)   fail to maintain Citizens Union’s reserves for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; or
(xxiii)   agree in writing to take any of the foregoing actions.
(b)   CUB shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the CUB Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the CUB Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of CUB contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the CUB Disclosure Schedule unless GABC shall have first consented in writing with respect thereto.
(c)   CUB shall promptly notify GABC in writing of the occurrence of any matter or event known to CUB that is, or is likely to have, a Material Adverse Effect on the business, operations, properties, assets or condition (financial or otherwise) of CUB, the Subsidiaries or the Trusts.
(d)   On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, and except with the prior written approval of GABC, CUB shall neither permit nor authorize its directors, officers, employees, agents or representatives (or those of the Subsidiaries or the Trusts) to, directly or indirectly, initiate, solicit or knowingly encourage, or except to the extent required under such circumstances by applicable fiduciary duties of CUB’s Board of Directors as determined by the members of CUB’s Board of Directors in good faith after advice to that effect given by counsel experienced in mergers and acquisitions under Kentucky law (in which case GABC’s prior written approval shall not be required), provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to CUB (each, an “Acquisition Transaction”), the Subsidiaries or the Trusts, to which CUB, the Subsidiaries or the Trusts or their respective shareholders or members may become a party.
(e)   CUB shall promptly communicate to GABC the terms of any inquiry, proposal, indication of interest, or offer which CUB, the Subsidiaries or the Trusts may receive with respect to an Acquisition Transaction, including the fact that information has been shared pursuant to the fiduciary duty exception set forth in subparagraph (d) above, and the identity of the person or entity making such inquiry or proposal or receiving such information. CUB shall also keep GABC reasonably informed of the status and details (including amendments or proposed amendments) of any such inquiry, proposal, indication of interest or offer. This subsection (e) shall not authorize CUB, the Subsidiaries or the Trusts, or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party or (except as permitted by subsection (d) hereof) to furnish information to any third party or to cooperate in any way with the making of a proposal, indication of interest, or offer with respect to an Acquisition Transaction.
(f)   CUB, the Subsidiaries and the Trusts shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.
Section 4.02.   Subsequent Discovery of Events or Conditions.   CUB shall, in the event CUB, the Subsidiaries or the Trusts obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to GABC and German American under Article II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to CUB, the Subsidiaries or the Trusts) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article IV of this Agreement, give prompt notice thereof to GABC.
Section 4.03.   Shareholder and Other Approvals; Cooperation.
(a)   CUB shall submit this Agreement to its shareholders for approval and adoption at a special meeting (or, if timely, its annual meeting) (the “CUB Shareholder Meeting”) to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of CUB as promptly as practicable (but in no event later than forty-five (45) days following the time when the Registration Statement becomes effective). Unless precluded by applicable fiduciary duties of CUB’s Board of Directors under Kentucky law as determined by the members thereof in good faith after advice to that effect given by counsel experienced in mergers and acquisitions under Kentucky law, the Board of Directors of CUB shall recommend to CUB’s shareholders that such shareholders approve and adopt this Agreement and the Holding Company Plan of Merger and the Holding Company Merger contemplated hereby and thereby. The foregoing covenant does not apply to directors in their capacity as trustees of the 401(k) and ESOP. CUB shall use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. CUB shall furnish (or cause the Subsidiaries or the Trusts, as applicable, to furnish) to GABC in a timely manner all information, data and documents in the possession of CUB, the Subsidiaries or the Trusts requested by GABC as may be required to obtain any necessary regulatory or other approvals of the Mergers (all of which shall be true, accurate and complete, to the best of the knowledge of their respective management) and shall otherwise cooperate fully with GABC to carry out the purpose and intent of this Agreement. CUB, the Subsidiaries and the Trusts shall not (a) knowingly take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.
(b)   Citizens Union shall submit the Bank Merger Agreement to CUB, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Articles of Incorporation and By-laws of Citizens Union at a date reasonably in advance of the filing of applications for regulatory approval of the Bank Merger. The Board of Directors of Citizens Union shall recommend approval of the Bank Merger Agreement and the Bank Merger to CUB, as the sole shareholder of Citizens Union, and CUB, as sole shareholder of Citizens Union, shall approve the Bank Merger Agreement and the Bank Merger.
(c)   Promptly after the date of this Agreement, Citizens Union shall take steps to locate and engage (provided that commercially reasonable terms for such engagement can be obtained) a qualified independent person or entity to serve as an independent fiduciary with respect to the shares of CUB Common held in the 401(k) and ESOP. Within a reasonable time prior to the Effective Time, CUB and the independent fiduciary will (i) agree upon a process, which the independent fiduciary will oversee, for the shares of CUB Common held by the 401(k) and ESOP to be voted at the special meeting of CUB’s shareholders described in Section 4.03(a) of this Agreement by the independent fiduciary in accordance with directions provided by each participant or beneficiary in the 401(k) and ESOP with respect to any shares of CUB Common allocated to the account of such participant or beneficiary, and (ii) arrange for the independent fiduciary to engage an independent financial advisor to opine that the Merger Consideration to be received by the

401(k) and ESOP is at least equal to “fair market value” (as defined under ERISA) and the Holding Company Merger is fair to the 401(k) and ESOP participants and beneficiaries from a financial point of view.
Section 4.04.   SEC Registration Matters.   CUB shall cooperate with GABC in the preparation and filing of the Registration Statement described by Section 5.01, and CUB and Citizens Union shall use their reasonable best efforts in the taking of any other action required to be taken under any applicable federal or state securities laws in connection with the Mergers and shall furnish all information concerning it and its management and directors and the holders of its capital stock as may be reasonably requested in connection with any such action.
Section 4.05.   Environmental Reports.   CUB shall cooperate with an environmental professional designated by GABC that is reasonably acceptable to CUB (the “Designated Environmental Consultant”) to conduct a Phase I Environmental Site Assessment (ESA) and, if necessary, based on the identification of recognized environmental conditions, controlled recognized environmental conditions and/or historical recognized environmental conditions (collectively, “RECs”) and/or data gaps in such Phase I ESA, a Phase II environmental investigation (Phase II) on all real property owned or leased (other than in connection with the operation of ATMs located on leased real estate) by CUB, the Subsidiaries or the Trusts as of the date of this Agreement, and (except as otherwise provided in Section 4.01.(a)(xv)) any real property acquired or leased (other than in connection with the operation of ATMs located on leased real estate) by CUB, the Subsidiaries or the Trusts after the date of this Agreement (collectively, the “CUB Property”). German American shall be responsible for the costs of the Phase I’s and German American and Citizens Union shall each be responsible for fifty percent (50%) of the costs of any Phase II’s.
The Designated Environmental Consultant shall prepare a DRAFT Phase I ESA report(s) identifying RECs in connection with any CUB Property, in compliance with ASTM Standard E 1527-13 (Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process). GABC shall furnish to CUB the draft Phase I ESA report(s) that it receives with respect to any CUB Property promptly upon GABC’s receipt of such draft report, but in no event later than five (5) business days after its receipt thereof. CUB shall provide to GABC any comments or concerns in connection with the draft Phase I ESA report(s) within five (5) business days following its receipt of the draft report from GABC, and GABC shall provide CUB’s comments to the Designated Environmental Consultant. GABC and the Designated Environmental Consultant shall consult with CUB as reasonably necessary to resolve any questions or disagreements regarding the content of the draft Phase I ESA report(s). GABC shall furnish the Final Phase I ESA report(s), which will reflect CUB’s input to the extent independently determined reasonable to include by the Designated Environmental Consultant, promptly upon GABC’s receipt of such report, but in no event later than five (5) business days after its receipt thereof.
The Designated Environmental Consultant shall provide any proposed recommendations in connection with the Final Phase I ESA in a separate letter. Any conclusions in the Final Phase I ESA shall be consistent with the requirements of ASTM Standard E1527-13 and any recommendations in such letter shall be consistent with the findings, conclusions, opinions, and data gaps described in the Final Phase I ESA report(s). GABC shall furnish a copy of the proposed recommendations promptly upon GABC’s receipt, but in no event later than five (5) business days after its receipt thereof. CUB shall provide any comments or concerns in connection with the proposed recommendations within five (5) business days after its receipt of such recommendations from GABC, and GABC shall provide CUB’s comments to the Designated Environmental Consultant. If GABC reasonably determines after collaborating with and considering any comments from CUB that a Phase II environmental investigation is required as to any CUB Property based on the Final Phase I ESA report(s) and recommendation letter(s) prepared by the Designated Environmental Consultant, and should GABC order the Designated Environmental Consultant to perform such further investigatory procedures, CUB, the Subsidiaries and the Trusts shall cooperate with such further investigatory procedures.
Should GABC, on the basis of the results of any Phase II Report(s) prepared by the Designated Environmental Consultant, reasonably determine that (A) the aggregate costs of taking all remedial and corrective actions and measures recommended by the Designated Environmental Consultant based upon the findings of the Phase II Report(s), in the aggregate (including the aggregate costs of the taking of the further investigative procedures and the obtaining of the Phase II Report(s) of the results thereof), would exceed the sum of One Million Five Hundred Thousand Dollars ($1,500,000), or (B) that the sum of such costs identified in clause (A) cannot be reasonably estimated with any degree of certainty but could reasonably exceed the sum of One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate, then GABC shall have the right pursuant to Section 7.04 hereof to terminate this Agreement immediately by giving CUB notice of termination, specifying the basis under this Section 4.05 for doing so, without further obligation. The Effective Time Book Value (as calculated in accordance with Section 1.03(c)) shall be reduced by the costs of taking reasonable remedial and corrective actions and measures identified through the assessments and reports discussed above in this Section 4.05 in excess of One Hundred Thousand Dollars ($100,000). If such costs exceed the sum of One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate, then CUB shall have the right pursuant to Section 7.04 hereof to terminate this Agreement by giving GABC notice of termination, specifying the basis under this Section 4.05 for doing so; provided, however, CUB’s termination right under this Section 4.05 shall cease to exist if GABC agrees, within three (3) days of receiving CUB’s notice of termination pursuant to this Section 4.05, that such costs will not reduce the Effective Time Book Value by greater than One Million Four Hundred Thousand Dollars ($1,400,000).
Section 4.06.   Access to Information.
(a)   CUB, the Subsidiaries and the Trusts shall permit GABC and its consultants reasonable access to their properties to perform any investigations, tests, and surveys reasonably required by GABC and shall disclose and make available to GABC all books, documents, papers and records relating to their assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors’, managers’ and shareholders’ meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any regulatory authority, accountants’ workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which GABC may have a direct or an indirect interest in light of the transactions contemplated by this Agreement; provided that such access or investigation shall not interfere unnecessarily with the operations of CUB, the Subsidiaries and the Trusts. GABC may cause to be hired, at its expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and reasonable monitoring (based on a mutually-agreeable project scope) on Citizens Union’s information technology systems in order to confirm that such systems are free of security breaches as defined in the project scope and, if necessary, provide remediation and notices related thereto. CUB and GABC will each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices.
(b)   During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to Article VII, CUB will cause one or more of its or Citizens Union’s designated representatives to confer on a regular basis with the Chief Executive Officer of GABC, or any other person designated in a written notice given to CUB by GABC pursuant to this Agreement, to report the general status of the ongoing operations of CUB, the Subsidiaries and the Trusts. CUB will promptly notify GABC of any material change in the normal course of the operation of its business or properties, of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), of any data or security breach, or the institution or the threat of litigation involving CUB, the Subsidiaries or the Trusts and will keep GABC fully informed of such events. Notwithstanding the foregoing, CUB and Citizens Union shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of Citizens Union’s customers, jeopardize the attorney-client privilege of the entity in possession or control of the information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
Section 4.07.   Title to Real Estate.   CUB shall provide copies of all existing title policies with respect to any parcel of Fee Real Estate to GABC and any other title information reasonably requested by GABC. GABC shall have the right (at GABC’s expense) to obtain updated title insurance commitments with respect to any parcel of Fee Real Estate from a national title company selected by GABC (the “Title Company”), showing the condition of title to any parcel of the Fee Real Estate. GABC may also (at GABC’s expense) obtain surveys of any parcel of the Fee Real Estate prepared in accordance with ALTA Minimum Standard Detail Requirements. If GABC becomes aware of any material defect, whether disclosed by a title commitment, survey or otherwise, that GABC reasonably deems unacceptable other than Standard Permitted

Exceptions, GABC may notify CUB of such defect prior to the Closing Date. The term “Standard Permitted Exceptions” shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions and exceptions existing on the Fee Real Estate as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. CUB shall have ten (10) days after receipt of GABC’s notice to cure or remove any such unacceptable defects. If CUB does not cure or remove such defects within said period, and the defects would require more than One Million Dollars ($1,000,000) to cure or remove, GABC may either (i) terminate this Agreement pursuant to Section 7.04 hereof immediately by giving CUB notice of termination, specifying the basis under this Section 4.07 for doing so, without further obligation, or (ii) waive such defects and continue the transactions contemplated by this Agreement. The Effective Time Book Value (as calculated in accordance with Section 1.03(c)) shall be reduced by the costs to cure or remove any material defects, whether disclosed by a title commitment, survey or otherwise, that GABC reasonably deems unacceptable other than Standard Permitted Exceptions. If such costs exceed the sum of One Million Dollars ($1,000,000) in the aggregate, then CUB shall have the right pursuant to Section 7.04 hereof to terminate this Agreement by giving GABC notice of termination, specifying the basis under this Section 4.07 for doing so; provided, however, CUB’s termination right under this Section 4.07 shall cease to exist if GABC agrees, within three (3) days of receiving CUB’s notice of termination pursuant to this Section 4.07, that such costs will not reduce the Effective Time Book Value by greater than One Million Dollars ($1,000,000). At the Closing and as a condition thereto, GABC shall receive the following evidence of title with respect to any parcels of the Fee Real Estate reasonably deemed necessary by GABC (collectively, the “Title Policies”): (i) owner’s policies of title insurance (or signed marked-up proforma policies or commitments binding coverage) issued by the Title Company, in amounts reasonably designated by GABC, showing a good and marketable title in the Fee Real Estate, subject only to Standard Permitted Exceptions and other exceptions reasonably acceptable to GABC, including any endorsements reasonably required by GABC and dated no earlier than the Closing Date, or (ii) such endorsements to existing title policies held by CUB, the Subsidiaries or the Trusts reasonably required by GABC, including, without limitation, date-down endorsements and non-imputation endorsements.
Section 4.08.   Confidentiality.   CUB and Citizens Union shall continue to be bound by the NDA (as defined in Section 8.07) pursuant to the terms of the NDA. CUB, the Subsidiaries and the Trusts shall ensure that their respective officers, employees, and authorized representatives are subject to confidentiality duties and obligations to GABC and German American with respect to Confidential Information (as defined in the NDA) that are no less restrictive than the terms and conditions applicable to CUB and Citizens Union under the NDA.
Section 4.09.   Fairness Opinion.   Subject to the prior review and consent of ProBank Austin, the CUB Fairness Opinion shall be included in the Proxy Statement/Prospectus included as part of the Registration Statement described by Section 5.01.
Section 4.10.   Additional Financial Information.   CUB shall furnish to GABC prior to the Closing the consolidated balance sheets of CUB as of the end of the month immediately preceding the month which immediately precedes the month in which the Effective Time occurs (e.g., if the Effective Time occurs on January 1, 2022, the consolidated balance sheets of CUB shall be as of November 30, 2021) and related consolidated statements of income and cash flows and changes of shareholders’ equity for the same period (without footnotes), prepared in accordance with GAAP, that fairly present the consolidated financial position and the consolidated results of operations of CUB in all material respects as of the dates and for the periods indicated. CUB shall provide GABC with an opportunity to discuss such financial statements with CUB and Crowe Horwath LLP prior to the Closing.
Section 4.11.   Termination of 401(k) and ESOP.   If directed by GABC no later than sixty (60) days before the Closing Date, CUB shall (a) cause the Board of Directors of CUB to adopt resolutions and an amendment to the 401(k) and ESOP providing (i) that the term “Company Stock” as used therein shall include shares of GABC Common received by the 401(k) and ESOP as part of the Merger Consideration, (ii) that distributions of any shares of GABC Common held in a participant’s account under the 401(k) and ESOP may only be in the form of an “in kind” distribution, and (iii) for the termination of the 401(k) and ESOP on a date that is no later than the Closing Date, and (b) file an application with the Internal Revenue Service on a date that is no later than the Closing Date that requests a favorable determination letter on the 401(k) and ESOP relating to its termination.

ARTICLE V
COVENANTS OF GABC AND GERMAN AMERICAN
Section 5.01.   Regulatory Approvals and Registration Statement.
(a)   GABC shall as promptly as practicable (but in no event later than forty-five (45) days after the date of this Agreement) file or cooperate with CUB and Citizens Union in filing all regulatory applications required in order to consummate the Mergers, including all necessary applications or notices for the prior approvals of the FRB, the KDFI, the IDFI and the FDIC. GABC shall keep CUB reasonably informed as to the status of such applications or notices and promptly send or deliver complete copies of such applications or notices, and of any supplementally filed materials, to counsel for CUB.
(b)   GABC shall prepare, in consultation with CUB, mutually acceptable proxy material that shall constitute the Proxy Statement/Prospectus relating to the matters to be submitted to the CUB shareholders at the CUB Shareholder Meeting and GABC shall file as promptly as practicable (but in no event later than forty-five (45) days after the date of this Agreement) with the SEC the registration statement relating to the shares of GABC Common to be issued to the shareholders of CUB pursuant to this Agreement (the “Registration Statement”), and shall use its best efforts to cause it to become effective as soon as practicable and thereafter, until the date of the CUB Shareholder Meeting, or termination of this Agreement, to keep the same effective. At the time the Registration Statement becomes effective, the form of the Registration Statement shall comply in all material respects with the provisions of the 1933 Act and the published rules and regulations thereunder, and shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. GABC shall use commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. GABC shall promptly notify CUB upon the receipt of any comments from the SEC or its staff or any requirements from the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus and shall promptly provide CUB with copies of all correspondence between GABC and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, GABC (i) shall provide CUB with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by CUB, and (iii) shall not file or mail such document or respond to the SEC prior to receiving CUB’s approval, which approval shall not be withheld, conditioned or delayed unreasonably. GABC shall advise CUB, promptly after GABC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of GABC Common for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. At the time of the mailing thereof to the shareholders and at the time of any shareholders meeting, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state any material fact regarding GABC, German American or the Holding Company Merger necessary to make the statements therein not false or misleading. GABC shall promptly and properly prepare and file any other filings required under the 1934 Act relating to the Mergers, or otherwise required of it under the 1934 Act prior to the Effective Time.
Section 5.02.   Subsequent Discovery of Events or Conditions.   GABC shall, in the event it or German American obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to CUB under Article III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to GABC or German American) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article V of this Agreement, give prompt notice thereof to CUB.

Section 5.03.   Consummation of Agreement.   GABC shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement. GABC and any of its subsidiaries shall not (a) knowingly take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.
Section 5.04.   Preservation of Business.   GABC shall: (a) conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of GABC under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a Material Adverse Effect on the financial condition, results of operation, business, assets or capitalization of GABC on a consolidated basis; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a Material Adverse Effect on the financial condition, results of operations, business, assets or capitalization of GABC on a consolidated basis. GABC shall promptly notify CUB in writing of the occurrence of any matter or event known to GABC that is, or is likely to have a Material Adverse Effect on the businesses, operations, properties, assets or condition (financial or otherwise) of GABC and its subsidiaries on a consolidated basis.
Section 5.05.   Employee Benefit Plans and Employee Payments.
(a)   GABC and GABC’s subsidiaries, as applicable, shall provide compensation and benefits to the officers and employees of CUB, the Subsidiaries and the Trusts who continue as employees of GABC or any of GABC’s subsidiaries after the Effective Time (“Continuing Employees”) that are generally comparable to those provided to similarly situated employees of GABC and GABC’s subsidiaries.
(b)   GABC and GABC’s subsidiaries, as applicable, shall cause Continuing Employees to receive credit for prior service with CUB, the Subsidiaries or the Trusts for purposes of eligibility and vesting under those GABC and German American employee benefit plans (in effect as of the Effective Time) that are made available to such Continuing Employees; provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service. Except as otherwise provided herein and subject to the consent of applicable insurance carriers and service providers, GABC may determine to keep one or more of CUB’s or Citizens Union’s separate benefit plans in effect for the Continuing Employees through the last day of 2022, or thereafter, even if the Effective Time occurs prior to the last day of 2022, if permitted by applicable law and the provisions of such plans; provided, however, that, to the extent that GABC determines, in its sole discretion, that one or more of CUB or Citizens Union’s employee benefit plans should be terminated, either as of the Effective Time or such later time as GABC may determine is appropriate, Continuing Employees shall become eligible to participate in one or more similar type(s) of employee benefit plan(s) of GABC or German American, if any, (for example, 401(k) to 401(k) or life insurance to life insurance) immediately upon such termination, subject to the terms and conditions of such plan(s), with no gap in coverage except as may be required by the timing of pay dates with respect to 401(k) deferrals. To the extent that the initial period of coverage for Continuing Employees under any GABC or German American health and dental plan is not a full twelve (12) month period of coverage, such benefit plans shall provide credit for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding and comparable CUB or Citizens Union plan during the balance of such twelve (12) month period of coverage provided that GABC can obtain, in a manner reasonably satisfactory to GABC, the necessary data.
(c)   After the Effective Time, CUB’s and Citizens Union’s paid time-off policies shall terminate and all Continuing Employees shall be subject to GABC’s paid-time-off policy. Notwithstanding the foregoing, all accrued and unpaid paid time-off of Continuing Employees at the Effective Time, up to but not beyond two hundred (200) hours per Continuing Employee, shall be carried over to GABC’s paid-time-off policy.
(d)   Until the Effective Time, CUB, the Subsidiaries and the Trusts, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. GABC or a GABC subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of CUB, the Subsidiaries or the Trusts who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of CUB, the Subsidiaries or the Trusts who incurs a qualifying event before the Effective Time.
(e)   GABC or German American intends to retain substantially all of the employees of CUB, the Subsidiaries or the Trusts after the Effective Time. Except for those employees entitled to the benefits set forth in Section 5.05(e) of the CUB Disclosure Schedule, those employees of CUB, the Subsidiaries or the Trusts, as of the Effective Time (i) who GABC or its subsidiaries elect not to employ after the Effective Time or who become Continuing Employees but are terminated by German American (or a subsidiary of German American) other than for cause within twelve (12) months after the Closing Date, and (ii) who sign and deliver a Termination and Release Agreement in the form attached hereto as Exhibit 5.05(e), shall be entitled to a severance payment (payable, net of deductions, in a lump-sum payment promptly upon termination of employment and provided that they have satisfied the applicable conditions for such payment) equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with CUB, the Subsidiaries or the Trusts and their successors, with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks. In addition, any such terminated employees shall be entitled to their accrued paid-time-off and to continuation coverage under German American’s group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees.
(f)   Nothing in this Section shall be deemed to apply to employees other than those described in this Section, or to limit or modify GABC’s or German American’s at-will employment policy or any employee’s at-will employment status. It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employment, employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other Person, including, but not limited to, any Continuing Employee, any participant in any benefit or compensation plan or any beneficiary thereof. Nothing in this Agreement shall be deemed to constitute an amendment of any employee benefit plan of GABC or German American, nor shall it limit the right of CUB, Citizens Union, GABC or German American from amending or terminating their respective employee benefit plans from time to time.
(g)   As to CUB’s and/or Citizens Union’s welfare benefit plans:
(i)   To the extent allowable under the plans and subject to the consent of applicable insurance carriers and service providers, all fully insured welfare benefit plans (including, but not limited to, health, dental/vision, life/AD&D, LTD) currently sponsored by CUB and/or Citizens Union, shall continue as separate plans after the Effective Time, until such time as GABC determines, in its sole discretion, that it will terminate any or all of such plans.
(ii)   As of the Effective Time, CUB and/or Citizens Union shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to GABC and to provide GABC all necessary financial, enrollment, eligibility, contractual and other information related to these welfare benefit plans to assist GABC in the administration of such plans.
(iii)   From the date of this Agreement through the Effective Time, CUB and/or Citizens Union shall continue to pay the applicable insurance premiums necessary to continue the benefits under CUB’s and/or Citizens Union’s fully insured welfare benefit plans.
(h)   From and after the date of this Agreement, CUB shall not award any additional equity grants or awards of any kind under the CUB Stock Option Plan. Prior to the Effective Time, CUB shall use its best efforts, including using its best efforts to obtain any necessary consents from optionees, with respect to the

CUB Stock Option Plan, to permit the conversion of each outstanding stock option into cash as provided in Section 1.03(d). CUB shall take action prior to the Effective Time to cause the termination of the CUB Stock Option Plan as of the Effective Time.
Section 5.06.   Indemnification and Insurance.
(a)   GABC shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director, manager and officer of CUB, the Subsidiaries and the Trusts (each, an “Indemnified Party”) following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director, manager or officer of CUB, the Subsidiaries or the Trusts (including without limitation service as a trustee or in any similar capacity with respect to any CUB Plan), under applicable Kentucky or Indiana law or any organizational documents of CUB, the Subsidiaries or the Trusts, as in effect as of the date of this Agreement.
(b)   GABC shall cause the persons serving as officers, managers and directors of CUB, the Subsidiaries and the Trusts immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by CUB and Citizens Union (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by GABC, Citizens Union shall cause the applicable broker of record for its Existing Policy to be assigned to GABC’s designee. Such assignment in favor of GABC’s designee shall be executed by Citizens Union with sufficient time to allow GABC and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that GABC shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of one hundred fifty percent (150%) of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, GABC is unable to maintain or obtain the insurance called for by this Section 5.06(b), GABC shall obtain as much comparable insurance as is available for the Maximum Amount. GABC’s obligations within this Section 5.06(b) apply solely and exclusively to the Existing Policy at current limits of insurance, as well as its other terms, conditions, exclusions and annual premium as of the date of this Agreement, and which must be continuously maintained in force by Citizens Union without interruption, cancellation or amendment until the Effective Time or GABC’s obligations within this Section shall cease.
(c)   The provisions of this Section 5.06 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
(d)   In the event that either GABC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of GABC shall assume the obligations set forth in this Section 5.06.
Section 5.07.   Confidentiality.   GABC and German American shall continue to be bound by the NDA (as defined in Section 8.07) pursuant to the terms of the NDA. GABC and German American shall ensure that each of their subsidiaries and their respective officers, employees, and authorized representatives are subject to confidentiality duties and obligations to CUB and Citizens Union with respect to Confidential Information (as defined in the NDA) that are no less restrictive than the terms and conditions applicable to GABC and German American under the NDA.
Section 5.08.   Updated GABC Disclosure Schedules.   GABC shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the GABC Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the GABC Disclosure Schedules or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of GABC contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the GABC Disclosure Schedules unless CUB shall have first consented in writing with respect thereto.
Section 5.09.   Trust Preferred Securities.   Upon the Effective Time, GABC shall assume the due and punctual performance and observance of the covenants and conditions to be performed by CUB under each of (i) the Indenture dated as of October 1, 2004 (the “Capital I Indenture”) between CUB and Wilmington Trust Company, as trustee, relating to the capital securities issued thereunder (the “Capital I Securities”) and the due and punctual payments of the principal of and premium, if any, and interest on the Capital I Securities, as required by Article III of the Indenture, and (ii) the Indenture dated as of August 19, 2005 (the “Capital II Indenture”) between CUB and Wells Fargo Bank, National Association, as trustee, relating to the capital securities issued thereunder (the “Capital II Securities”) and the due and punctual payments of the principal of and premium, if any, and interest on the Capital II Securities, as required by Article III of the Capital II Indenture. In connection therewith, GABC shall execute and deliver any supplemental indentures, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumptions effective.
ARTICLE VI
CONDITIONS PRECEDENT TO THE MERGER
Section 6.01.   Conditions of GABC’s and German American’s Obligations.   The obligations of GABC and German American to effect the Mergers shall be subject to the satisfaction (or waiver by GABC and German American) prior to or on the Closing Date of the following conditions:
(a)   The representations and warranties made by CUB and Citizens Union in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of CUB, except for those included in Sections 2.01, 2.02 and 2.06, inclusive, hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of CUB or Citizens Union, has had or would result in a Material Adverse Effect on CUB, the Subsidiaries or the Trusts.
(b)   CUB, the Subsidiaries and the Trusts shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.
(c)   The shareholders of CUB shall have approved and adopted this Agreement and the Holding Company Plan of Merger as required by applicable law and its Articles of Incorporation.
(d)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.
(e)   All necessary regulatory approvals, consents, authorizations and other approvals required by law or stock market requirements for consummation of the Mergers shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any burdensome conditions, stipulations, restrictions or requirements which GABC reasonably determines in good faith would materially adversely affect the consolidated financial condition, earnings, business, properties or operations of CUB, the Subsidiaries or the Trusts.
(f)   GABC shall have received the environmental reports required by Section 4.05 and 4.01(a)(xv) hereof and this Agreement shall not have been terminated and canceled pursuant to Section 4.05 hereof.
(g)   GABC shall have received from CUB on or prior to the Closing the items and documents, in form and content reasonably satisfactory to GABC, set forth in Section 1.09(a) hereof.
(h)   The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.
(i)   GABC shall have obtained an opinion of Dentons Bingham Greenebaum LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Proxy Statement/Prospectus is delivered to the CUB shareholders to the effect that the Mergers effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from CUB and GABC, which representations may take the form of written certifications.
(j)   The Title Company shall have agreed to issue the Title Policies at the Closing.
(k)   Less than ten percent (10%) of the outstanding shares of CUB Common have become and remain Dissenting Shares as described in Section 1.03 of this Agreement.
(l)   CUB’s Board of Directors shall have adopted any resolutions or have amended the CUB Stock Option Plan as necessary to effect the process described under Section 1.03(d) and Section 1.04 of this Agreement.
Section 6.02.   Conditions of CUB’s and Citizens Union’s Obligations.   CUB’s and Citizens Union’s obligations to effect the Mergers shall be subject to the satisfaction (or waiver by CUB and Citizens Union) prior to or on the Closing Date of the following conditions:
(a)   The representations and warranties made by GABC and German American in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of GABC shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of GABC, has had or would result in a Material Adverse Effect on GABC.
(b)   GABC and German American shall each have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.
(c)   The shareholders of CUB shall have approved and adopted this Agreement and the Holding Company Plan of Merger as required by applicable law and its Articles of Incorporation.
(d)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.
(e)   All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired.

(f)   CUB shall have received from GABC at the Closing the items and documents, in form and content reasonably satisfactory to CUB, listed in Section 1.09(b) hereof.
(g)   The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.
(h)   CUB shall have obtained an opinion of Dentons Bingham Greenebaum LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Proxy Statement/Prospectus is delivered to the CUB shareholders to the effect that the Mergers effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of CUB to the extent they receive shares of GABC Common in the Holding Company Merger in exchange for their shares of CUB Common, except that gain or loss will be recognized with respect to any cash received. Such opinion shall be based upon factual representations received by counsel from CUB and GABC, which representations may take the form of written certifications.
(i)   The shares of GABC Common issued in the Holding Company Merger shall be eligible for trading on the NASDAQ Global Market.
ARTICLE VII
TERMINATION OR ABANDONMENT
Section 7.01.   Mutual Agreement.   This Agreement may be terminated by the mutual written agreement of CUB and GABC, approved by their respective Boards of Directors, at any time prior to the Effective Time, regardless of whether shareholder approval of this Agreement and the Mergers by the shareholders of CUB shall have been previously obtained.
Section 7.02.   By Unilateral Action.   Either party may, in addition to any other remedies to which such party may be entitled, terminate this Agreement at any time prior to the Effective Time and abandon the Mergers, if such party’s Board of Directors determines that:
(a)   either
(i)   the other party has breached any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the other party), which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to such party of such breach; or
(ii)   the other party has breached in any material respect any of the covenants or agreements contained herein, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to the other party of such breach; or
(b)   any of the conditions to the obligations of such party are not satisfied or waived on or prior to the Closing Date and are not capable of being satisfied by April 1, 2022, immediately upon delivery of written notice thereof to the other party on the Closing Date.
Section 7.03.   Shareholder Approval Denial; Dissenting Shareholders.
(a)   If this Agreement and consummation of the Mergers are not approved by the required vote of the CUB Common shares outstanding on the record date for the meeting (including any adjournments) of CUB Common shareholders at which the proposal for the approval of this Agreement and consummation of the Mergers is submitted to them for a vote, then either party (subject to Section 7.09(b)) may terminate this Agreement by giving written notice thereof to the other party.
(b)   GABC may terminate this Agreement by giving written notice to CUB if greater than twenty percent (20%) of the outstanding shares of CUB Common have become and remain Dissenting Shares as described in Section 1.03 of this Agreement.

Section 7.04.   Adverse Environmental Reports; Title Defects.   GABC and CUB each may terminate this Agreement under the circumstances, and by providing to the other the written notices, specified in Section 4.05 or Section 4.07, subject to the limitations set forth in Section 4.05 and Section 4.07, respectively.
Section 7.05.   Termination Upon Adverse Regulatory Determination.   In connection with the filings that GABC, German American, CUB and/or Citizens Union may be required to make in connection with the Mergers with banking and antitrust regulatory agencies (“Agencies”), each party shall use its best efforts to obtain all necessary approvals of, or clearances from, the Agencies, and shall cause its respective agents and advisors to cooperate and use their best efforts in connection therewith. GABC (or its subsidiaries) shall be responsible for making the required filings for the Mergers (except to the limited extent that the applicable law, regulations, or forms specify that CUB or Citizens Union is the appropriate filing party) with the Agencies, and for discussing such filings with the Agencies and responding to comments thereon. If any required filing is disapproved by any of the Agencies, or any determination is made by any of the Agencies that either of the Mergers cannot be consummated except on terms and conditions that are materially adverse to GABC (an “Adverse Determination”), then GABC shall promptly advise CUB of such Adverse Determination and GABC’s intended course of action with respect thereto. In the event that GABC in its sole reasonable discretion determines to seek a judicial or regulatory appeal or review (formal or informal) of the Adverse Determination, CUB and Citizens Union (and their agents and advisors) shall continue to cooperate with such appeal and review procedure and use its best efforts to assist in connection with obtaining reversal or modification of such Adverse Determination. In the event that (i) GABC in its sole reasonable discretion elects not to seek an appeal or review of the Adverse Determination or elects in its sole reasonable discretion at any time after seeking such an appeal or review to discontinue that effort, or (ii) GABC seeks such an appeal or review but all avenues for such appeal or review are exhausted without the Adverse Determination having been vacated or overruled or modified in such a manner that the Adverse Determination is no longer materially adverse, then either GABC or CUB may terminate this Agreement without obligation to the other on account of the Adverse Determination.
Section 7.06.   Regulatory Enforcement Matters.   In the event that CUB or Citizens Union, on the one hand, or GABC or German American, on the other hand, should become a party or subject to any cease and desist order imposed by any federal or state agency charged with the supervision or regulation of banks or their holding companies after the date of this Agreement, then the party that is not (and whose affiliate is not) subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.
Section 7.07.   Lapse of Time.   If the Closing Date does not occur on or prior to April 1, 2022, then this Agreement may be terminated by the Board of Directors of either CUB or GABC by giving written notice thereof to the other party.
Section 7.08.   Lack of Exclusivity.   In the event (a) CUB breaches its notice obligations under Section 4.01(e) related to an Acquisition Transaction, or (b) CUB does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an Acquisition Transaction within forty-five (45) days after the first communication between CUB or Citizens Union and the third party and provide GABC with written notice of such termination, or (c) the CUB Board fails to include its recommendation in favor of the Holding Company Merger in the proxy statement delivered to shareholders of CUB with regard to the CUB Shareholder Meeting, or the withdrawal by the CUB Board of such recommendation following the submission by any other person or entity not a party to this Agreement of an indication of interest to CUB or Citizens Union contemplating a merger, consolidation, plan of stock exchange, sale of all or substantially all assets, or other business combination with CUB or Citizens Union, GABC may terminate this Agreement by written notice to CUB.
Section 7.09.   Effect of Termination.
(a)   Upon termination, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of either party or their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the obligations of the parties to pay their expenses pursuant to Section 8.02, and (ii) the obligation of CUB to pay certain termination fees under the circumstances described by subsection (b) of this Section 7.09; provided, however, that termination shall not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination.
(b)   Notwithstanding the foregoing, in the event that this Agreement is terminated by GABC pursuant to Section 7.08, then in addition to whatever legal rights or remedies GABC may be entitled to assert against any third party, CUB shall, upon GABC’s demand and not later than the second business day after the making of such demand, pay to GABC a termination fee of Six Million Five Hundred Thousand Dollars ($6,500,000). If CUB should fail or refuse to pay any amount demanded by GABC pursuant to the preceding sentence and GABC recovers such disputed amount pursuant to a legal proceeding, CUB shall, in addition thereto, pay to GABC all costs, charges, expenses (including, without limitation the fees and expenses of counsel) and other amounts expended by GABC in connection with or arising out of such legal proceeding. The termination fee payable by CUB constitutes liquidated damages and not a penalty for termination under Section 7.08 of this Agreement.
ARTICLE VIII
MISCELLANEOUS
Section 8.01.   Liabilities.   In the event that this Agreement is terminated or the Mergers abandoned pursuant to the provisions of Article VII hereof, no party and no officer, director, manager, or employee of any party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise except to the extent specifically set forth in Section 7.09.
Section 8.02.   Expenses.   Except as otherwise provided in Section 4.05 hereof, CUB shall pay all expenses of CUB, the Subsidiaries and the Trusts, and their respective shareholders, officers, managers and directors incidental to the Mergers contemplated hereby, and GABC shall pay all expenses of GABC and its subsidiaries and their respective shareholders, officers and directors incidental to the Mergers contemplated hereby.
Section 8.03.   Notices.   Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, (b) the next business day if timely deposited the prior business day for shipping with a recognized overnight courier delivery service, with all shipping fees for next business day delivery prepaid or billed to shipper, and (c) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid; addressed (in any case) as follows:
(a)
If to GABC:
German American Bancorp, Inc.
711 Main Street
Box 810
Jasper, Indiana 47546
Attn: Mark A. Schroeder, Chairman and Chief Executive Officer

with a copy to:
Dentons Bingham Greenebaum LLP
2700 Market Tower
10 W. Market Street
Indianapolis, Indiana 46204
Attn: Jeremy E. Hill, Esq.
(b)
If to CUB:
Citizens Union Bancorp of Shelbyville, Inc.
1854 Midland Trail
Shelbyville, Kentucky 40065
Attn: David M. Bowling, Chief Executive Officer

with a copy to:
Frost Brown Todd LLC
400 West Market Street
Suite 3200
Louisville, Kentucky 40202
Attn: Nathan L. Berger, Esq.

or to such other address as any party may from time to time designate by notice to the others.
Section 8.04.   Non-survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including, without limitation those included in Section 5.06) that by their terms apply or are to be performed in whole or in part after the Effective Time.
Section 8.05.   Representations Not Affected by Review.   The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.
Section 8.06.   Press Releases.   GABC and CUB shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.
Section 8.07.   Entire Agreement.   Except for that certain Mutual Confidentiality and Non-Disclosure Agreement dated as of June 25, 2021 (the “NDA”), this Agreement and the exhibits, schedules, appendices, and agreements contemplated hereunder constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.
Section 8.08.   Headings and Captions.   The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.
Section 8.09.   Waiver, Amendment or Modification.   The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.
Section 8.10.   Rules of Construction.   Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
Section 8.11.   Counterparts/Facsimiles.   This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. A telecopy, facsimile, or email transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 8.12.   Successors.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, personal representatives, and executors. Except for the persons intended to be benefited by (and to the extent provided by) Section 5.07, there shall be no third party beneficiaries hereof.
Section 8.13.   Governing Law; Assignment; Specific Performance.   This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court with jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 8.14.   Securityholder Litigation.   Each party shall notify the other parties hereto in writing of any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of such party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a “Transaction Litigation”)), and shall keep the other parties reasonably informed with respect to the status thereof. Each party shall give the other parties the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, no party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other parties (which shall not be unreasonably withheld, conditioned or delayed).
[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
GERMAN AMERICAN BANCORP, INC.
By:
/s/ Mark A. Schroeder

Mark A. Schroeder
Chairman and Chief Executive Officer
GERMAN AMERICAN BANK
By:
/s/ Mark A. Schroeder

Mark A. Schroeder
Chairman and Chief Executive Officer
CITIZENS UNION BANCORP OF SHELBYVILLE, INC.
By:
/s/ David M. Bowling

David M. Bowling
Chief Executive Officer
CITIZENS UNION BANK OF SHELBYVILLE, INC.
By:
/s/ David M. Bowling

David M. Bowling
Chief Executive Officer

EXHIBIT 1.01
PLAN OF MERGER
The following constitutes a Plan of Merger within the meaning of the Indiana Business Corporation Law (Indiana Code 23-1-40-1) (“IBCL”) and the Kentucky Business Corporation Act (Kentucky Revised Statutes 271B.11-010) (“KBCA”):
1.   The names of each corporation planning to merge (the “Merger”) are:
German American Bancorp, Inc., an Indiana corporation (the “Surviving Corporation”)
Citizens Union Bancorp of Shelbyville, Inc., a Kentucky corporation (the “Merging Corporation”)
2.   The corporation surviving the Merger is German American Bancorp, Inc., the name of which is not changed pursuant to this Plan of Merger.
3.   At the time of filing with the Indiana Secretary of State and the Kentucky Secretary of State of appropriate Articles of Merger with respect to the Merger or at such later time as shall be specified by such Articles of Merger (the “Effective Time”), each of the shares of common stock, without par value, of the Merging Corporation (“Merging Corporation Stock”) that shall then be issued and outstanding (other than shares with respect to which holders have properly exercised, and not withdrawn or waived, appraisal rights in accordance with the KBCA) shall be converted into the right to receive, without interest, a cash payment of Thirteen and 44/100 Dollars ($13.44) per share and 0.7739 (the “Exchange Ratio”) of a newly-issued share of common stock of the Surviving Corporation, all subject to and in accordance with the terms and provisions of Article I of the Agreement and Plan of Reorganization among the Surviving Corporation, the Merging Corporation and certain of their subsidiaries dated September 20, 2021 (the “Agreement”).
4.   The shares of Surviving Corporation stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Surviving Corporation stock.
5.   The Articles of Incorporation and the Bylaws of the Surviving Corporation (each as amended immediately prior to the effective time of the merger) shall not change as a result of the Merger.
6.   No fractional shares of the Surviving Corporation Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Merging Corporation Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Merging Corporation Stock held by such holder) in stock of the Surviving Corporation shall be paid an amount in cash equal to the product of multiplying such fractional share by $      .
7.   From time to time on and after the Effective Time, the last acting officers of the Merging Corporation or the corresponding officers of the Surviving Corporation may, in the name of the Surviving Corporation, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the Surviving Corporation and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of the Merger Corporation and otherwise to carry out the intent and purposes of this Plan of Merger.

EXHIBIT 1.05
AGREEMENT AND PLAN OF BANK MERGER
Between
GERMAN AMERICAN BANK
And
CITIZENS UNION BANK OF SHELBYVILLE, INC.
THIS AGREEMENT AND PLAN OF BANK MERGER (this “Agreement”), made between GERMAN AMERICAN BANK (hereinafter referred to as “German American”), a bank organized under the laws of the State of Indiana, being located at 711 Main Street, Jasper, County of Dubois, in the State of Indiana, and CITIZENS UNION BANK OF SHELBYVILLE, INC. (hereinafter referred to as “Citizens Union”), a bank organized under the laws of the Commonwealth of Kentucky, being located at 1854 Midland Trail, Shelbyville, County of Shelby, in the Commonwealth of Kentucky, each acting pursuant to a resolution of its board of directors adopted by the vote of at least a majority of its directors, witnesses as follows:
SECTION 1.
Citizens Union shall be merged with and into German American under the charter of the latter (the “Merger”), subject to and effective in accordance with the terms and conditions of this Agreement. The Articles of Incorporation and Bylaws of German American, as in effect immediately prior to the effective time of the Merger, shall continue, unchanged, as the Articles of Incorporation and Bylaws of the surviving bank from and after the effective time of the Merger.
SECTION 2.
The name of the surviving bank shall be “German American Bank.”
SECTION 3.
The business of the surviving bank shall be that business that is authorized to be conducted by a bank organized under the laws of the State of Indiana. The business of banking of the surviving bank shall be conducted by the surviving bank at its main office, which shall be located at 711 Main Street, Jasper, Indiana, and at its legally established branches.
SECTION 4.
The Merger shall have all of the effects provided by the Indiana Financial Institutions Act, as amended, and the Kentucky Financial Services Code, as amended. All assets of Citizens Union as they exist at the effective time of the Merger shall pass to and vest in the surviving bank without any conveyance or other transfer. The surviving bank shall be responsible for all of the liabilities of every kind and description of Citizens Union existing as of the effective time of the Merger.
SECTION 5.
At the effective time of the Merger, the shares of capital stock of German American that were issued and outstanding immediately prior to the Merger shall continue to be issued and outstanding, and the shares of capital stock of Citizens Union that were issued and outstanding immediately prior to the Merger shall be canceled.
SECTION 6.
The members of the board of directors of German American immediately prior to the effective time of the Merger shall continue to serve as members of the Board of Directors of the surviving bank at and after the effective time of the Merger until the next annual meeting or until such time as their successors have been elected and have qualified. The officers of German American immediately prior to the effective time of the Merger shall continue to serve as officers of the surviving bank at and after the effective time of the Merger until they are removed or resign their offices.
SECTION 7.
This Agreement may be terminated by the mutual consent of the boards of directors of German American and Citizens Union at any time prior to the effective time of the Merger. Notwithstanding the foregoing, in the event that that certain Agreement and Plan of Reorganization dated September 20, 2021, by and among German American Bancorp, Inc., Citizens Union Bancorp of Shelbyville, Inc., German American Bank and Citizens Union Bank of Shelbyville, Inc. (“Master Agreement”) is terminated without the transactions contemplated thereby being consummated as provided therein, then this Agreement shall also be terminated and shall be of no further force and effect.
SECTION 8.
This Agreement shall be approved by the sole shareholder of each of the merging banks as required by law. Subject to Section 9 of this Agreement, the Merger shall become effective at the time specified in the Articles of Merger filed with the Department of Financial Institutions of the State of Indiana, the Department of Financial Institutions of the Commonwealth of Kentucky, the Secretary of State of the State of Indiana and the Secretary of State of the Commonwealth of Kentucky (the “Effective Time”).
SECTION 9.
Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Agreement are subject to and expressly conditioned upon the consummation of the merger of German American Bancorp, Inc., and Citizens Union Bancorp of Shelbyville, Inc. as described in the Master Agreement.
SECTION 10.
From time to time on and after the Effective Time, the last acting officers of Citizens Union or the corresponding officers, shareholder, or agents of German American may, in the name of the surviving bank, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the surviving bank, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the surviving bank and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of Citizens Union and otherwise to carry out the intent and purposes of this Agreement.
WITNESS, the signatures of said merging banks this             day of                  , 2021, each set by its Chairman, Chief Executive Officer or President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority of its members.
GERMAN AMERICAN BANK
Attest:
Secretary	By: Mark A. Schroeder Chairman and Chief Executive Officer
CITIZENS UNION BANK OF SHELBYVILLE, INC.
Attest:
Secretary	By: David M. Bowling Chief Executive Officer

EXHIBIT 5.05(e)
TERMINATION AND RELEASE AGREEMENT
Attached hereto.

TERMINATION AND RELEASE AGREEMENT
THIS TERMINATION AND RELEASE AGREEMENT (“Agreement”) is voluntarily entered into as of the date(s) set forth below by and between                   (“Employee”) and German American Bank (“German American”).
WHEREAS, German American has either elected not to employ Employee or has terminated Employee’s employment within twelve (12) months of the effective date of the merger of Citizens Union Bank of Shelbyville, Inc. (“CUB”) into German American Bank; with such election or termination being effective as of                  , 201   (the “Separation Date”);
NOW THEREFORE, German American and Employee desire to fully and completely settle and dispose of any and all claims of any kind or nature which Employee may now or hereafter have against German American. German American and Employee also desire that Employee keeps this Agreement confidential. In consideration of the foregoing, and the mutual promises and covenants to be performed as herein set forth, the parties hereto agree as follows:
1.   Definition.   The term “German American,” as used in this Agreement, shall be deemed to include, in addition to German American Bank, its affiliates and German American Bancorp, Inc. German American and any such affiliate(s) shall be entitled to enforce this Agreement as if a party to this Agreement. The term “CUB,” as used in this Agreement, shall be deemed to include, in addition to Citizens Union Bank of Shelbyville, Inc., Citizens Union Bancorp of Shelbyville, Inc. immediately prior to the effective time of the merger of Citizens Union Bancorp of Shelbyville, Inc. with and into German American Bancorp, Inc.
2.   Separation of Employment.   Effective as of the Separation Date, Employee’s employment with German American shall be terminated. Employee acknowledges that German American does not have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire Employee in the future.
3.   Severance Payment.   In exchange for the promises and covenants contained herein, German American shall pay Employee a “Severance Payment” equal to $      , consisting of two (2) weeks of pay, at Employee’s base rate of pay in effect as of the Separation Date, for each full year of Employee’s continuous service with CUB, or any of its subsidiaries or affiliates, and/or German American (as applicable), with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks. The Severance Payment shall be paid in lump sum (less all applicable taxes, including Federal, State and local taxes, and FICA) within ten (10) days following Employee’s execution of this Agreement, and reported on a form W-2; provided, however, that if the Review Period and Revocation Period described in Section 6, along with the ten (10) day period within which payment is to be made span two calendar years, the Severance Payment will be made in the second calendar year. In addition, Employee shall be entitled to his or her accrued paid-time-off and to continuation coverage under any applicable CUB or German American group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by Employee. Apart from the Severance Payment, German American has paid Employee any and all other compensation owed to Employee by German American.
4.   Employee’s Release.   In exchange for the promises and covenants herein, including the payment of the Severance Payment, Employee, Employee’s heirs, next of kin, personal representatives, assigns and successors in interest, hereby irrevocably, unconditionally and generally releases, acquits and forever discharges to the fullest extent permitted by law German American, its owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, insurance carriers, benefit plans and all other persons acting by, through, under or in concert with any of them (“Released Parties”), from any and all grievances, charges, complaints, liabilities, damages, lawsuits, actions, causes of action, rights, demands, costs, losses, debts, reinstatement, instatement, engagement, employment, bonuses, commissions, fees, back pay, front pay, lost wages, liquidated, compensatory and/or punitive damages, benefits, obligations, promises, agreements, controversies, attorney’s fees, costs, and rights of any kind or nature whatsoever, in law or in equity, whether known or unknown, which arise out of Employee’s employment and/or the separation of Employee’s employment.
By way of specification and not by way of limitation, Employee specifically waives, releases, and agrees to forego any rights or claims that Employee may now have, may have heretofore had, or may at any time hereafter have against the Released Parties on matters arising prior to and up to the date of this Agreement under tort, contract, statute, or other law of the United States or any of its individual states, including, but not limited to, claims arising out of allegations of wrongful, retaliatory or constructive discharge, breach of contract, breach of implied covenant of good faith and fair dealing, tortious interference with contract, misrepresentation, fraud, promissory estoppel, slander, libel, defamation, emotional pain and suffering and intentional infliction of emotional distress or any claim under Title VII, the Civil Rights Act of 1991, the ADA, the ADEA, the FMLA, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States or any of its individual states, or any political subdivision thereof.
5.   Exclusions from Release.   Employee understands that he does not waive future claims. Also, Employee further understands that nothing in this Agreement shall in any way adversely affect whatever vested rights Employee may have to benefits under any retirement or other employee benefit plan. In addition, Employee acknowledges that this Agreement is not intended to (a) prevent Employee from filing a charge or complaint including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”); (b) prevent Employee from participating in any investigation or proceeding conducted by the EEOC; or (c) establish a condition precedent or other barrier to exercising these rights. While Employee has the right to participate in an investigation, Employee understands that he is waiving his right to any monetary recovery arising from any investigation or pursuit of claim. Employee acknowledges that he has the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim Employee might have under the ADEA without either: (a) repaying to German American the amounts paid by it to him or on my behalf under this Agreement; or (b) paying to German American any other monetary amounts (such as attorney’s fees and/or damages).
6.   Waiver of Rights and Claims under the Age Discrimination in Employment Act.   In the event Employee is at least forty (40) years of age, Employee is covered by the provisions of the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. In conformance with these acts, Employee acknowledges that on                  , 201  , German American delivered this Agreement to Employee and advised Employee of Employee’s right to consult with an attorney prior to executing this Agreement. Employee is also advised that as of the date this Agreement was delivered to Employee, Employee has a period of forty-five (45) days in which to review and execute this Agreement (“Review Period”). Employee is also advised that, after executing this Agreement, Employee has an additional seven (7) days in which to revoke this Agreement (“Revocation Period”). Employee’s signature shall constitute and be considered a waiver of any prospective days remaining in the Review Period. The terms of this Agreement will become effective upon the expiration of the Revocation Period. Employee understands that if Employee revokes this Agreement, all consideration agreed to by German American, including but not limited to the Severance Payment, will be forfeited and this Agreement will become null and void and unenforceable by any party.
7.   Confidentiality.   Employee acknowledges and agrees that he will keep the terms and amounts paid pursuant to this Agreement completely confidential, except as to his attorney, tax advisor, and/or spouse and as required by law or in order to effectuate the terms of this Agreement.
8.   Miscellaneous Representations and Warranties.   In consideration of German American’s willingness to enter into this Agreement, Employee hereby makes the following representations and warranties to German American: Employee is aware, by signing this Agreement, that Employee is giving up the right to initiate a lawsuit or pursue other legal proceedings; Employee agrees to abide by the agreements and covenants contained herein; there are no other promises or representations which have been made to Employee related to the matters covered herein, except those contained in this Agreement; and this Agreement should be construed in accordance with and governed by the laws of the State of Indiana, regardless of the place of execution or performance.
9.   Section 409A.   This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Code Section 409A.
Employee acknowledges that Employee has carefully read and reviewed the foregoing Agreement, acknowledges its contents, and agrees to be bound by its terms. Employee further acknowledges that Employee has had the opportunity to consult with an attorney and has been provided reasonable time to consider this Agreement.
SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, by their duly authorized representatives.
EMPLOYEE
Date:

Printed Name:

Signature:

GERMAN AMERICAN BANK
By:

Mark A. Schroeder, Chairman and CEO
Date:

Annex B
950 Breckenridge Lane Suite 280 Louisville, KY 40207 (800) 523-4778 (502) 451-6633 www.probank.com
September 20, 2021
Board of Directors
Citizens Union Bancorp of Shelbyville, Inc.
1854 Midland Trail
Shelbyville, Kentucky 40065
Members of the Board:
Each of Citizens Union Bancorp of Shelbyville, Inc. (“CUB”) and German American Bancorp, Inc. (“GABC”) are proposing to enter into an Agreement and Plan of Reorganization by and among CUB, Citizens Union Bank of Shelbyville, Inc., GABC and German American Bank (the “Agreement”) pursuant to which CUB will merge with and into GABC, with GABC surviving the merger (the “Merger”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.
The financial terms of the Agreement provide for 100% of the issued and outstanding common stock of CUB to be converted into and exchanged for the right to receive per share consideration of (i) a cash payment in the amount of $13.44 per CUB common share (the “Cash Payment”) and (ii) 0.7739 GABC common shares per CUB common share (the “Exchange Ratio”) (together, such cash and GABC common shares is collectively the “Merger Consideration”). The Merger Consideration is subject to adjustment as further defined in the Agreement. The terms and conditions of the Merger are fully described in more detail in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by CUB’s shareholders.
ProBank Austin as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with rendering our opinion set forth herein, we have reviewed and considered among other things:
(i)
the Agreement dated September 20, 2021;

(ii)
certain publicly available financial statements and other historical financial information of GABC and CUB that we deemed relevant as filed by GABC and CUB with the SEC (in the case of GABC), FDIC and Federal Reserve;

(iii)
information communicated to us by senior management of CUB regarding the estimated and projected financial performance and earnings potential of CUB for the year ending December 31, 2021 together with estimated long-term annual earnings growth rates and dividends per share for CUB;

(iv)
information communicated to us by representatives of GABC regarding the estimated and projected financial performance and earnings potential of GABC for the year ending December 31, 2021 together with estimated long-term annual earnings growth rates and dividends per share for GABC;

(v)
the estimated pro forma financial impact of the Merger on GABC, based on assumptions relating to transaction expenses and acquisition accounting adjustments;

(vi)
publicly reported historical stock price and trading activity for GABC common stock, including an analysis of certain stock trading information of certain other publicly traded companies deemed comparable to GABC;

(vii)
a comparison of certain financial information for CUB and GABC with similar institutions for which comparable information is publicly available;

(viii)
the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;

(ix)
the current market environment generally and the banking environment in particular; and

(x)
such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of CUB the business, financial condition, results of operations and prospects of CUB, including certain operating, regulatory and other financial matters. We held similar discussions with representatives and senior management of GABC regarding the business, financial condition, results of operations and prospects of GABC, including certain operating, regulatory and other financial matters.
Management of CUB and GABC, respectively, have represented that there has been no material adverse change in their respective company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that (i) CUB and GABC will remain as going concerns for all periods relevant to our analyses, (ii) all of the representations and warranties contained in the Agreement are true and correct, (iii) each party to the Agreement will perform in all material respects all of the covenants required to be performed by such party under the Agreement, and (iv) the conditions precedent in the Agreement are not waived. Finally, we have relied upon the advice CUB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger.
In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available and have not attempted to verify the same. As part of the due diligence process we made no independent verification as to the status and value of CUB’s or GABC’s assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to CUB and its shareholders, or following consummation of the Merger, GABC and its shareholders.
This opinion is directed to the Board of Directors of CUB in connection with its consideration of the Agreement and does not constitute a recommendation to any shareholder of CUB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of Agreement and the Merger. This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the shareholders of CUB, and does not address the underlying business decision by the Board of Directors to pursue the Merger.
We have acted as CUB’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the CUB Merger. We will also receive a fee for rendering this opinion, which opinion fee will be payable whether or not the Merger is consummated. CUB has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date of this opinion, ProBank Austin or certain of its affiliates or predecessors provided certain services to CUB or its subsidiaries for which it or its predecessors or affiliates received customary fees and expense reimbursement. These services included providing loan review and other consulting services to CUB or its subsidiaries.
ProBank Austin expresses no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any class of securities other than common stock. ProBank Austin did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by CUB officers, directors or employees, or class of such persons, relative to the compensation to be received in the Merger by the holders of CUB common stock. This opinion has been approved by the fairness opinion committee of ProBank Austin. This opinion shall not be reproduced without ProBank Austin’s prior written consent; provided, however,
ProBank Austin will provide its consent for the opinion to be included in regulatory filings to be completed and proxy statements to be distributed in connection with the Merger.
Based upon our analysis and subject to the qualifications described herein, we are of the opinion that as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the common shareholders of CUB.
Respectfully,
ProBank Austin

ANNEX C
Subtitle 13 of the Kentucky Business Corporation Act, Dissenters’ Rights
Right to Dissent and Obtain Payment for Shares
271B.13-010.    Definitions for subtitle.
As used in this subtitle:
(1)   “Corporation” means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, “corporation” shall mean the surviving corporation.
(2)   “Dissenter” means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.
(3)   “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), “fair value” shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.
(4)   “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
(5)   “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(6)   “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(7)   “Shareholder” means the record shareholder or the beneficial shareholder.
271B.13-020.   Right to dissent.
(1)   A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
(a)   Consummation of a plan of merger to which the corporation is a party:
1.   If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or
2.   If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;
(b)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
(c)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(d)   Consummation of a plan of conversion of the corporation into a limited liability company or statutory trust;
(e)   An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
1.   Alters or abolishes a preferential right of the shares to a distribution or in dissolution;
2.   Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
3.   Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights;
4.   Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share so created is to be acquired for cash under KRS 271B.6-040; or
5.   In a public benefit corporation, changes the public benefit provisions;
(f)   Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2);
(g)   Any election by a corporation to become a public benefit corporation or pursuant to the merger of a corporation with and into a public benefit corporation; or
(h)   Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
(2)   A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement except by an application for injunctive relief prior to the consummation of the corporate action.
271B.13-030.   Dissent by nominees and beneficial owners.
(1)   A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
(2)   A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:
(a)   He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
(b)   He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.
Procedure for Exercise of Dissenters’ Rights
271B.13-200.   Notice of dissenters’ rights.
(1)   If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders’ meeting upon request of that shareholder.
(2)   If corporate action creating dissenters’ rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in KRS 271B.13-220.

271B.13-210.   Notice of intent to demand payment.
(1)   If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:
(a)   Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
(b)   Shall not vote his shares in favor of the proposed action.
(2)   A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.
271B.13-220.   Dissenters’ notice.
(1)   If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of KRS 271B.13-210.
(2)   The dissenters’ notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:
(a)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(b)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(c)   Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;
(d)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and
(e)   Be accompanied by a copy of this subtitle.
271B.13-230.   Duty to demand payment.
(1)   A shareholder who is sent a dissenters’ notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.
(2)   The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(3)   A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, shall not be entitled to payment for his shares under this subtitle.
271B.13-240.   Share restrictions.
(1)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

(2)   The person for whom dissenters’ rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
271B.13-250.   Payment.
(1)   Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
(2)   The payment shall be accompanied by:
(a)   The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(b)   A statement of the corporation’s estimate of the fair value of the shares;
(c)   An explanation of how the interest was calculated; and
(d)   A statement of the dissenter’s right to demand payment under KRS 271B.13-280.
271B.13-260.   Failure to take action.
(1)   If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(2)   If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under KRS 271B.13-220 and repeat the payment demand procedure.
271B.13-270.   After-acquired shares.
(1)   A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
(2)   To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under KRS 271B.13-280.
271B.13-280.   Procedure if shareholder dissatisfied with payment or offer.
(1)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation’s offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:
(a)   The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;
(b)   The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

(c)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.
(2)
A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

Judicial Appraisal of Shares
271B.13-300.   Court action.
(1)   If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(2)   The corporation shall commence the proceeding in the Circuit Court of the county where a corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(3)   The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.
(5)   Each dissenter made a party to the proceeding shall be entitled to judgment:
(a)   For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or
(b)   For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.
271B.13-310.   Court costs and counsel fees.
(1)   The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.
(2)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)   Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

(b)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.
(3)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Officers and Directors.
The Indiana Business Corporation Law (“IBCL”), the provisions of which govern German American, empowers an Indiana corporation to indemnify present and former directors, officers, employees or agents or any person who may have served at the request of the corporation as a director, officer, employee or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if a criminal proceeding, either the individual had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.
The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim including counsel fees, and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he or she is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation’s Articles of Incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to indemnification in view of all the relevant circumstances without regard to whether his or her actions satisfied the appropriate standard of conduct.
Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because an Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the board of directors or such a committee, or by the shareholders of the corporation.
In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the Articles of Incorporation, bylaws, resolution or other authorization adopted, after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him or her in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify him or her against such liability.
The Restated Bylaws of German American contain provisions pursuant to which the officers and directors of German American are entitled to indemnification as a matter of right against expenses and liabilities incurred by them by reason of their having acted in such capacities if such person has been wholly successful in the defense of such claims or acted in good faith in what he or she reasonably believed to be in or not opposed to the best interests of German American. Such rights are not exclusive of any other rights of indemnification to which such persons may be entitled by contract or a matter of law.
German American maintains directors’ and officers’ liability insurance, the effect of which is to indemnify the directors and officers of German American and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them of any matter claimed against them in their capacities as directors or officers.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling German American pursuant to the foregoing provisions, German

American has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.
The merger agreement filed as Exhibit 2.1 to this Registration Statement provides for indemnification of the past and present officers and directors of CUB and its subsidiaries, for acts or omissions occurring at or prior to the completion of the merger, to the same extent as these individuals had rights of indemnification prior to the completion of the merger.
Item 21.   Exhibits and Financial Statement Schedules.
(a)   Exhibits:
Number	Description
2.1	Agreement and Plan of Reorganization by and among the Registrant, Citizens Union Bancorp of Shelbyville, Inc., Citizens Union Bank of Shelbyville, Inc., and German American Bank, dated September 20, 2021, is included as Annex A to the proxy statement/prospectus included in this registration statement.
3.1	Amended and Restated Articles of Incorporation of German American Bancorp, Inc. are incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed May 26, 2020.
3.2	Amended and Restated Bylaws of German American Bancorp, Inc. are incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed July 1, 2020.
4.1	Specimen Certificate of the Registrant’s Common Shares is incorporated by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed October 21, 2010.
4.2	Terms of Common Shares and Preferred Shares of the Registrant (included in Amended and Restated Articles of Incorporation) are incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed May 26, 2020.
4.3	No long-term debt instrument issued by the Registrant exceeds 10% of consolidated total assets or is registered. In accordance with paragraph 4 (iii) of Item 601(b) of Regulation S-K, the Registrant will furnish the Securities and Exchange Commission copies of long-term debt instruments and related agreements upon request.
4.4	Description of the securities of German American Bancorp, Inc. registered pursuant to Section 12 of the Exchange Act is incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed March 2, 2020.
5.1	Opinion of Dentons Bingham Greenebaum LLP regarding the validity of the securities registered hereunder.†
8.1	Opinion of Dentons Bingham Greenebaum LLP regarding certain tax matters.†
10.1	Voting Agreement, dated as of September 20, 2021, among the Registrant and each member of the Board of Directors of Citizens Union Bancorp of Shelbyville, Inc. and certain other shareholders is incorporated by reference from Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed September 21, 2021.
21.1	Subsidiaries of the Registrant is incorporated by reference from Exhibit 21 to the Registrant’s Annual Report on Form 10-K for its year ended December 31, 2020.
23.1	Consent of Crowe LLP (with respect to German American).
23.2	Consent of MCM CPAs and Advisors LLP (with respect to CUB).†
23.3	Consent of Dentons Bingham Greenebaum LLP (validity) (included in Exhibit 5.1).
23.4	Consent of Dentons Bingham Greenebaum LLP (tax matters) (included in Exhibit 8.1).
24.1	Power of Attorney.†
99.1	Form of Citizens Union Bancorp of Shelbyville, Inc. proxy card.
99.2	Consent of ProBank Austin.†

†
Previously filed.

(b)
Financial Statement Schedules:

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere or incorporated by reference in the registration statement.
Item 22.   Undertakings.
The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6)   That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.
(9)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jasper, State of Indiana, on October 28, 2021.
GERMAN AMERICAN BANCORP, INC.
By:
/s/ Mark A. Schroeder

Mark A. Schroeder
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below in the City of Jasper, State of Indiana, on October 28, 2021.
Name	Capacity	Signature
Mark A. Schroeder	Principal Executive Officer; Director	/s/ Mark A. Schroeder
Bradley M. Rust	Principal Financial and Accounting Officer	/s/ Bradley M. Rust
Zachary W. Bawel	Director	*
D. Neil Dauby	Director	*
Susan J. Ellspermann	Director	*
Marc D. Fine	Director	*
Jason M. Kelly	Director	*
J. David Lett	Director	*
Chris A. Ramsey	Director	*
M. Darren Root	Director	*
Christina M. Ryan	Director	*
Thomas W. Seger	Director	*
Jack W. Sheidler	Director	*
Tyson J. Wagler	Director	*

* By:
/s/ Mark A. Schroeder

Mark A. Schroeder
Attorney-in-fact
October 28, 2021